    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1997

                                                      REGISTRATION NO. 333 -
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                         SOUTHERN NATIONAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     NORTH CAROLINA                  6060                    56-0939887
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   OF INCORPORATION OR
      ORGANIZATION)

                            200 WEST SECOND STREET
                      WINSTON-SALEM, NORTH CAROLINA 27101
                                (910) 733-2000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            JERONE C. HERRING, ESQ.
                       200 WEST SECOND STREET, 3RD FLOOR
                      WINSTON-SALEM, NORTH CAROLINA 27101
                                (910) 733-2180
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                 THE COMMISSION IS REQUESTED TO SEND COPIES OF
                            ALL COMMUNICATIONS TO:

          GARZA BALDWIN, III                    FRANK M. CONNER, III
 WOMBLE CARLYLE SANDRIDGE & RICE, PLLC            ALSTON & BIRD LLP
      3300 ONE FIRST UNION CENTER           601 PENNSYLVANIA AVENUE, N.W.
       301 SOUTH COLLEGE STREET               NORTH BUILDING, SUITE 250
    CHARLOTTE, NORTH CAROLINA 28202            WASHINGTON, D.C. 20004
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:

     As soon as practicable after the effective date of this Registration
                                  Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
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
                                       PROPOSED          PROPOSED
 TITLE OF EACH CLASS OF    AMOUNT      MAXIMUM           MAXIMUM         AMOUNT OF
    SECURITIES TO BE       TO BE    OFFERING PRICE      AGGREGATE       REGISTRATION
       REGISTERED        REGISTERED    PER UNIT       OFFERING PRICE        FEE
--------------------------------------------------------------------------------------
Common Stock, par value
 $5.00 per share (1)...  27,947,958      (2)       $1,101,912,902.00(3) $133,537.22(4)
--------------------------------------------------------------------------------------

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(1) Each share of the registrant's common stock includes one preferred share purchase right.
(2) Not applicable.
(3) Computed in accordance with Rule 457(f) based on the average of the high ($45.00) and low ($44.50) sales price of the common stock of United Carolina Bancshares Corporation on March 14, 1997 as reported on the Nasdaq National Market.
(4) Pursuant to Rule 457(b), the registration fee has been reduced by an amount equal to the fee of $200,375.78 paid upon the filing with the Commission of the preliminary proxy materials of Southern National Corporation and United Carolina Bancshares Corporation on January 30, 1997.

-------------------------------------------------------------------------------
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

                         SOUTHERN NATIONAL CORPORATION
                            200 WEST SECOND STREET
                      WINSTON-SALEM, NORTH CAROLINA 27101

                                March 19, 1997

Dear Shareholders:

  You are cordially invited to attend the annual meeting of shareholders (the "SNC Meeting") of Southern National Corporation ("SNC"), to be held at the Charlotte Convention Center, 501 South College Street, Charlotte, North Carolina on April 22, 1997, at 11:00 a.m., local time. At the SNC Meeting, you will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve (a) an Agreement and Plan of Reorganization, dated as of November 1, 1996, by and between SNC and United Carolina Bancshares Corporation, a North Carolina corporation ("UCB"), as amended and restated (the "Reorganization Agreement"), and a related Plan of Merger (the "Plan of Merger"), and (b) the related issuance of up to approximately 27.9 million shares of common stock of SNC ("SNC Common Stock"). Pursuant to the Merger Proposal, UCB will merge with and into SNC (the "Merger"), and each share of common stock of UCB (other than shares held by dissenting shareholders) will be converted into the right to receive 1.135 shares of SNC Common Stock (subject to possible upward adjustment as described in the accompanying Joint Proxy Statement/Prospectus) and cash in lieu of any fractional share. SNC will be the surviving corporation in the Merger, and shareholders of UCB (other than dissenting shareholders) will become shareholders of SNC.

  In addition to considering the Merger Proposal at the SNC Meeting, you will be asked to consider and vote upon proposals (a) to elect eight directors of SNC for three-year terms expiring in 2000, (b) to amend Article I of SNC's Articles of Incorporation to change SNC's name to "BB&T Corporation," (c) to amend Article III, Section 2 of SNC's Bylaws to increase the maximum number of directors of SNC from 25 to 30, (d) to amend the Southern National Corporation Non-Employee Directors' Deferred Compensation and Stock Option Plan (the "Directors' Plan") to increase the number of shares of SNC Common Stock issuable under such plan from 400,000 shares to 900,000 shares and (e) to ratify the reappointment of Arthur Andersen LLP as SNC's auditors for 1997.

  Your Board of Directors believes that the Merger will significantly strengthen SNC's market share in North Carolina and South Carolina and is consistent with SNC's strategy to acquire high quality institutions in its current market in order to enhance financial performance and franchise value. Accordingly, the Board recommends that you approve the Merger Proposal. Consummation of the Merger is subject to certain conditions in addition to approval of the Merger Proposal by SNC's shareholders, including approval of the Reorganization Agreement and the Plan of Merger by UCB's shareholders, approval of the Merger by various regulatory agencies, and satisfaction or waiver of other conditions set forth in the Reorganization Agreement.

  The shareholders of UCB will consider and vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger at the annual meeting of shareholders of UCB to be held in Whiteville, North Carolina at 10:00 a.m. on the same day as the SNC Meeting.

  THE ENCLOSED NOTICE OF ANNUAL MEETING AND JOINT PROXY STATEMENT/PROSPECTUS CONTAIN IMPORTANT INFORMATION CONCERNING THE SNC MEETING AND THE PROPOSED MERGER. PLEASE CAREFULLY READ THESE MATERIALS AND THOUGHTFULLY CONSIDER THE INFORMATION CONTAINED IN THEM.

  Whether or not you plan to attend the SNC Meeting, you are urged to complete, sign, date and promptly return the enclosed proxy card to assure that your shares will be voted at the SNC Meeting. If you attend the SNC Meeting, you may vote in person, whether or not you have previously submitted a proxy.

  THE BOARD OF DIRECTORS OF SNC UNANIMOUSLY APPROVED THE MERGER PROPOSAL AND BELIEVES THAT THE MERGER PROPOSAL IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF SNC. ACCORDINGLY, THE BOARD OF DIRECTORS OF SNC RECOMMENDS THAT SHAREHOLDERS OF SNC VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL. THE BOARD OF DIRECTORS OF SNC ALSO RECOMMENDS THAT SHAREHOLDERS OF SNC VOTE "FOR" THE PROPOSED SLATE OF DIRECTORS, THE PROPOSED AMENDMENTS TO SNC'S ARTICLES OF INCORPORATION AND BYLAWS, THE PROPOSED AMENDMENT TO THE DIRECTORS' PLAN AND THE RATIFICATION OF THE REAPPOINTMENT OF ARTHUR ANDERSEN LLP AS SNC'S AUDITORS FOR 1997.

                                          Sincerely,

                                      /s/ John A. Allison

                                          John A. Allison IV
                                          Chairman and Chief Executive Officer

                         SOUTHERN NATIONAL CORPORATION
                            200 WEST SECOND STREET
                      WINSTON-SALEM, NORTH CAROLINA 27101

              --------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 22, 1997

              --------------------------------------------------

TO THE SHAREHOLDERS OF SOUTHERN NATIONAL CORPORATION:

  NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "SNC Meeting") of Southern National Corporation, a North Carolina corporation ("SNC"), will be held at the Charlotte Convention Center, 501 South College Street, Charlotte, North Carolina on April 22, 1997, at 11:00 a.m., local time, for the following purposes:

    1. Merger Proposal. To consider and vote upon a proposal (the "Merger Proposal") to approve (a) an Agreement and Plan of Reorganization, dated as of November 1, 1996, by and between SNC and United Carolina Bancshares Corporation, a North Carolina corporation ("UCB"), as amended and restated (the "Reorganization Agreement"), and a related Plan of Merger (the "Plan of Merger"), and (b) the related issuance of up to approximately 27.9 million shares of common stock of SNC ("SNC Common Stock"), pursuant to which UCB will merge with and into SNC, and each share of common stock of UCB (other than shares held by dissenting shareholders) will be converted into the right to receive 1.135 shares of SNC Common Stock (subject to possible upward adjustment) and cash in lieu of any fractional share, as described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Reorganization Agreement and the Plan of Merger set forth therein is attached to the accompanying Joint Proxy Statement/Prospectus as Appendix I.

    2. Election of Directors. To consider and vote upon a proposal to elect eight directors of SNC for three-year terms expiring in 2000.

    3. Amendment to Articles of Incorporation. To consider and vote upon a proposal to approve an amendment to Article I of SNC's Articles of Incorporation to change SNC's name to "BB&T Corporation."

    4. Amendment to Bylaws. To consider and vote upon a proposal to approve an amendment to Article III, Section 2 of SNC's Bylaws to increase the maximum number of directors of SNC from 25 to 30.

    5. Amendment to Directors' Plan. To consider and vote upon a proposal to approve an amendment to the Southern National Corporation Non-Employee Directors' Deferred Compensation and Stock Option Plan to increase the number of shares of SNC Common Stock issuable under such plan from 400,000 shares to 900,000 shares.

    6. Appointment of Auditors. To consider and vote upon a proposal to ratify the reappointment of Arthur Andersen LLP as SNC's auditors for 1997.

    7. Other Business. To transact such other business as may be properly brought before the SNC Meeting or at any and all adjournments or postponements thereof.

  Shareholders of SNC of record at the close of business on March 3, 1997 are entitled to notice of and to vote at the SNC Meeting. You are cordially invited to attend the SNC Meeting in person; however, whether or not you plan to attend, we urge you to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage prepaid envelope.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ Jerone C. Herring

                                          Jerone C. Herring
                                          Secretary

Winston-Salem, North Carolina
March 19, 1997

  ANY SNC SHAREHOLDER SHALL HAVE THE RIGHT TO DISSENT FROM THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER AND TO RECEIVE PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES UPON COMPLIANCE WITH THE PROCEDURES PRESCRIBED BY CHAPTER 55, ARTICLE 13 OF THE GENERAL STATUTES OF NORTH CAROLINA. SEE "THE MERGER--DISSENTERS' RIGHTS" IN THE JOINT PROXY STATEMENT/PROSPECTUS THAT ACCOMPANIES THIS NOTICE AND THE FULL TEXT OF CHAPTER 55, ARTICLE 13 ATTACHED THERETO AS APPENDIX IV FOR A DESCRIPTION OF THESE PROCEDURES.

  PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SNC MEETING.

                    UNITED CAROLINA BANCSHARES CORPORATION
                            127 WEST WEBSTER STREET
                       WHITEVILLE, NORTH CAROLINA 28472

                                March 19, 1997

Dear Shareholders:

  You are cordially invited to attend the annual meeting of shareholders (the "UCB Meeting") of United Carolina Bancshares Corporation ("UCB"), to be held at the UCB Support Services Building, Highway 701 North, Whiteville, North Carolina on April 22, 1997, at 10:00 a.m., local time. At the UCB Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated as of November 1, 1996, by and between UCB and Southern National Corporation ("SNC"), as amended and restated (the "Reorganization Agreement"), and a related Plan of Merger (the "Plan of Merger"). Pursuant to the Reorganization Agreement and the Plan of Merger, UCB will merge with and into SNC (the "Merger"), and each share of common stock of UCB ("UCB Common Stock") (other than shares held by dissenting shareholders) will be converted into the right to receive 1.135 shares of common stock of SNC ("SNC Common Stock") (subject to possible upward adjustment as described in the accompanying Joint Proxy Statement/Prospectus) and cash in lieu of any fractional share. SNC will be the surviving corporation in the Merger, and shareholders of UCB (other than dissenting shareholders) will become shareholders of SNC.

  In addition to considering the Reorganization Agreement and the Plan of Merger at the UCB Meeting, you will be asked to consider and vote upon a proposal to elect 12 directors of UCB for terms expiring at the earlier of the effective time of the Merger or the date of the 1998 annual meeting of UCB shareholders.

  The Merger has been approved by your Board of Directors and is recommended by the Board to you for approval. The Board believes that, among other benefits, the Merger will result in a company with significantly greater financial strength and increased opportunity and flexibility for profitable expansion and diversification. Consummation of the Merger is subject to certain conditions, including approval of the Reorganization Agreement and the Plan of Merger by the UCB and SNC shareholders, approval of the Merger by various regulatory agencies, and satisfaction or waiver of certain other contractual conditions.

  The shareholders of SNC will consider and vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger and the related issuance of up to approximately 27.9 million shares of SNC Common Stock at the annual meeting of shareholders of SNC to be held in Charlotte, North Carolina at 11:00 a.m. on the same day as the UCB Meeting.

  THE ENCLOSED NOTICE OF ANNUAL MEETING AND JOINT PROXY STATEMENT/PROSPECTUS CONTAIN IMPORTANT INFORMATION CONCERNING THE UCB MEETING AND THE PROPOSED MERGER. PLEASE READ THESE MATERIALS AND THOUGHTFULLY CONSIDER THE INFORMATION CONTAINED IN THEM.

  Whether or not you plan to attend the UCB Meeting, you are urged to complete, sign, date and promptly return the enclosed proxy card to assure that your shares will be voted at the UCB Meeting. If you attend the UCB Meeting, you may vote in person whether or not you have previously submitted a proxy.

  THE BOARD OF DIRECTORS OF UCB UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER AND BELIEVES THAT THE REORGANIZATION AGREEMENT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF UCB. ACCORDINGLY, THE BOARD OF DIRECTORS OF UCB RECOMMENDS THAT SHAREHOLDERS OF UCB VOTE "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER. THE BOARD OF DIRECTORS OF UCB ALSO RECOMMENDS THAT SHAREHOLDERS OF UCB VOTE "FOR" THE PROPOSED SLATE OF DIRECTORS.

                                            Sincerely,

                                            /s/ E. Rhone Sasser

                                            E. Rhone Sasser
                                            Chairman and Chief Executive Officer

                    UNITED CAROLINA BANCSHARES CORPORATION
                            127 WEST WEBSTER STREET
                       WHITEVILLE, NORTH CAROLINA 28472

               -----------------------------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 22, 1997

               -----------------------------------------------

TO THE SHAREHOLDERS OF UNITED CAROLINA BANCSHARES CORPORATION:

  NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "UCB Meeting") of United Carolina Bancshares Corporation, a North Carolina corporation ("UCB"), will be held at the UCB Support Services Building, Highway 701 North, Whiteville, North Carolina on April 22, 1997, at 10:00 a.m., local time, for the following purposes:

    1. Merger. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated as of November 1, 1996, by and between UCB and Southern National Corporation, a North Carolina corporation ("SNC"), as amended and restated (the "Reorganization Agreement"), and a related Plan of Merger (the "Plan of Merger"), pursuant to which UCB will merge with and into SNC, and each share of common stock of UCB (other than shares held by dissenting shareholders) will be converted into the right to receive 1.135 shares of common stock of SNC (subject to possible upward adjustment) and cash in lieu of any fractional share, as described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Reorganization Agreement and the Plan of Merger set forth therein is attached to the accompanying Joint Proxy Statement/Prospectus as Appendix I.

    2. Election of Directors. To consider and vote upon a proposal to elect 12 directors of UCB for terms expiring at the earlier of the effective time of the Merger or the date of the 1998 annual meeting of the UCB shareholders.

    3. Other Business. To transact such other business as may be properly brought before the UCB Meeting or at any and all adjournments or postponements thereof.

  Shareholders of UCB of record at the close of business on March 3, 1997 are entitled to notice of and to vote at the UCB Meeting. You are cordially invited to attend the UCB Meeting in person; however, whether or not you plan to attend, we urge you to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage prepaid envelope.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                            /s/ Howard V. Hudson Jr.

                                                Howard V. Hudson, Jr.
                                                      Secretary
Whiteville, North Carolina
March 19, 1997

  ANY UCB SHAREHOLDER SHALL HAVE THE RIGHT TO DISSENT FROM THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER AND TO RECEIVE PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES UPON COMPLIANCE WITH THE PROCEDURES PRESCRIBED BY CHAPTER 55, ARTICLE 13 OF THE GENERAL STATUTES OF NORTH CAROLINA. SEE "THE MERGER--DISSENTERS' RIGHTS" IN THE JOINT PROXY STATEMENT/PROSPECTUS THAT ACCOMPANIES THIS NOTICE AND THE FULL TEXT OF CHAPTER 55, ARTICLE 13 ATTACHED THERETO AS APPENDIX IV FOR A DESCRIPTION OF THESE PROCEDURES.

  PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE UCB MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                             JOINT PROXY STATEMENT
                         SOUTHERN NATIONAL CORPORATION
                    UNITED CAROLINA BANCSHARES CORPORATION
                                ---------------
                                  PROSPECTUS
                         SOUTHERN NATIONAL CORPORATION
                                 COMMON STOCK

  This Joint Proxy Statement/Prospectus is being furnished to the holders of the common stock, par value $5.00 per share ("SNC Common Stock"), of Southern National Corporation, a North Carolina corporation ("SNC"), in connection with the solicitation of proxies by the Board of Directors of SNC (the "SNC Board") for use at the annual meeting of shareholders of SNC, or any adjournment or postponement thereof (the "SNC Meeting"), to be held on April 22, 1997, at 11:00 a.m., local time, at the Charlotte Convention Center, 501 South College Street, Charlotte, North Carolina. At the SNC Meeting, the shareholders of SNC will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve an Agreement and Plan of Reorganization, dated as of November 1, 1996, by and between SNC and United Carolina Bancshares Corporation, a North Carolina corporation ("UCB"), as amended and restated (the "Reorganization Agreement"), a copy of which is attached hereto as Appendix I, and the related Plan of Merger (the "Plan of Merger"), which is set forth in the form of Articles of Merger attached as Annex A to the Reorganization Agreement, and the related issuance of up to approximately 27.9 million shares of SNC Common Stock. Shareholders of SNC will also be asked to consider and vote upon proposals (a) to elect eight directors of SNC for three-year terms expiring in 2000, (b) to amend Article I of SNC's Articles of Incorporation (the "SNC Articles") to change SNC's name to "BB&T Corporation," (c) to amend Article III, Section 2 of the Bylaws of SNC (the "SNC Bylaws") to increase the maximum number of directors of SNC from 25 to 30, (d) to amend the Southern National Corporation Non-Employee Directors' Deferred Compensation and Stock Option Plan (the "Directors' Plan") to increase the number of shares of SNC Common Stock issuable under such plan from 400,000 shares to 900,000 shares and (e) to ratify the reappointment of Arthur Andersen LLP as SNC's auditors for 1997. See "THE SNC MEETING" and "ADDITIONAL MATTERS RELATING TO THE SNC MEETING-- Election of Directors," "--Approval of Amendment to SNC Articles," "--Approval of Amendment to SNC Bylaws," "--Approval of Amendment to Directors' Plan" and "--Appointment of Auditors."

  This Joint Proxy Statement/Prospectus is also being furnished to the holders of the common stock, par value $4.00 per share (the "UCB Common Stock"), of UCB in connection with the solicitation of proxies by the Board of Directors of UCB (the "UCB Board") for use at the annual meeting of shareholders of UCB, or any adjournment or postponement thereof (the "UCB Meeting"), to be held on April 22, 1997, at 10:00 a.m., local time, at the UCB Support Services Building, Highway 701 North, Whiteville, North Carolina. At the UCB Meeting, the shareholders of UCB will be asked to consider and vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger. Shareholders of UCB will also be asked to consider and vote upon a proposal to elect 12 directors of UCB for terms expiring at the earlier of the Effective Time (as defined herein) or the date of the 1998 annual meeting of UCB shareholders. See "THE UCB MEETING" and "ADDITIONAL MATTERS RELATING TO THE UCB MEETING-- Election of Directors."

  The Reorganization Agreement and the Plan of Merger provide for the merger of UCB with and into SNC (the "Merger"). As a result of the Merger, each issued and outstanding share of UCB Common Stock (other than shares held by dissenting shareholders) will be converted into and exchanged for 1.135 shares of SNC Common Stock, subject to certain possible upward adjustment as described herein (the "Exchange Ratio"). The Exchange Ratio is adjustable upward only if certain conditions are met concerning the reported price of SNC Common Stock, and then only with the concurrence of SNC. The UCB Board has the right to elect to terminate the Reorganization Agreement if such conditions should occur, in which case the SNC Board would be required to determine whether to proceed with the Merger at a higher Exchange Ratio. In making this determination, the principal factors the SNC Board would consider include, without limitation, the projected effect of the Merger on SNC's pro forma earnings and book value per share and whether SNC's assessment of UCB's earning potential as part of SNC justifies the issuance of a greater number of SNC's shares. If the SNC Board should decline to adjust the Exchange Ratio, UCB may elect to proceed without adjustment. In making such determination, the principal factors the UCB Board would consider include, without limitation, whether the Merger remains in the best interest of UCB and its shareholders, despite a decline in the SNC Common Stock price, and whether the consideration to be received by the holders of UCB Common Stock remains fair from a financial point of view. See "THE MERGER--Exchange Ratio."

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of SNC with respect to up to approximately 27.9 million shares of SNC Common Stock to be issued to holders of the outstanding shares of UCB Common Stock in accordance with the Reorganization Agreement and the Plan of Merger. The SNC Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the trading symbol "SNB." On March 13, 1997, the last sale price of SNC Common Stock as reported on the NYSE Composite Transactions List was $40.125. The UCB Common Stock is listed for trading on the Nasdaq National Market under the trading symbol "UCAR." On March 13, 1997, the last sale price of UCB Common Stock as reported on the Nasdaq National Market was $45.00. On November 1, 1996, the last trading day before the public announcement of the proposed Merger, the last reported sale price of UCB Common Stock on the Nasdaq National Market was $27.50.

  This Joint Proxy Statement/Prospectus, the Notices of Meeting and the accompanying proxy cards are first being mailed to the shareholders of SNC and UCB on or about March 19, 1997.

NEITHER  THE MERGER NOR  THE SECURITIES TO  BE ISSUED  PURSUANT TO THIS  JOINT
 PROXY  STATEMENT/PROSPECTUS  HAVE  BEEN   APPROVED  OR  DISAPPROVED  BY  THE
  SECURITIES AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION NOR
   HAS THE  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES
    COMMISSION PASSED UPON  THE ACCURACY  OR ADEQUACY OF  THIS JOINT  PROXY
    STATEMENT/PROSPECTUS.   ANY  REPRESENTATION  TO  THE  CONTRARY   IS  A
     CRIMINAL OFFENSE.

   THE SHARES OF SNC COMMON STOCK  OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
       DEPOSITS  OR   OTHER  OBLIGATIONS   OF  ANY  BANK   OR  NON-BANK
           SUBSIDIARY OF  SNC AND  ARE NOT  INSURED BY  THE FEDERAL
               DEPOSIT  INSURANCE  CORPORATION   OR  ANY  OTHER
                  GOVERNMENT AGENCY.

     The date of this Joint Proxy Statement/Prospectus is March 19, 1997.

                             AVAILABLE INFORMATION

  SNC and UCB are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including SNC and UCB.

  Shares of SNC Common Stock and UCB Common Stock are, respectively, listed on the NYSE and traded on the Nasdaq National Market, and proxy statements, reports and other information concerning SNC and UCB can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, respectively.

  This Joint Proxy Statement/Prospectus constitutes part of a Registration Statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") filed by SNC with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of SNC Common Stock to be issued in the Merger. This Joint Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules and exhibits filed or incorporated by reference as a part thereof, is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

  The information contained herein with respect to SNC has been provided by SNC, and the information contained herein with respect to UCB prior to the Merger has been provided by UCB.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SNC OR UCB. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SNC OR UCB SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by SNC with the Commission under the Exchange Act are incorporated herein by reference:

    (a) SNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b) SNC's Current Report on Form 8-K dated January 14, 1997;

    (c) The description of SNC Common Stock in SNC's registration statement filed under the Exchange Act with respect to SNC Common Stock, including all amendments and reports filed for the purpose of updating such description; and

    (d) SNC's Registration Statement on Form 8-A, dated January 10, 1997, with respect to the adoption of its shareholder rights plan.

  UCB's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 previously filed by UCB with the Commission under the Exchange Act is incorporated herein by reference.

  All documents filed by SNC or UCB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy
Statement/Prospectus and prior to the SNC Meeting and the UCB Meeting shall be deemed to be incorporated by reference into this Joint Proxy
Statement/Prospectus and to be a part hereof from the date of the filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF UCB COMMON STOCK, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED. REQUESTS FOR DOCUMENTS RELATING TO SNC SHOULD BE DIRECTED TO INVESTOR RELATIONS, SOUTHERN NATIONAL CORPORATION, 223 WEST NASH STREET, WILSON, NORTH CAROLINA 27893 OR TELEPHONE: (919) 246-4219. REQUESTS FOR DOCUMENTS RELATING TO UCB SHOULD BE DIRECTED TO HOWARD V. HUDSON, JR., SECRETARY, UNITED CAROLINA BANCSHARES CORPORATION, 127 WEST WEBSTER STREET, WHITEVILLE, NORTH CAROLINA 28472 OR TELEPHONE: (910) 642-1496. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE RECEIVED BY APRIL 15, 1997.

  THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF SNC FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE EXPECTED IMPACT OF THE MERGER ON SNC'S FINANCIAL PERFORMANCE (SEE "THE MERGER--REASONS FOR THE MERGER"). THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING
POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF SNC AND UCB ARE GREATER THAN EXPECTED; (5) REQUIRED OPERATIONAL DIVESTITURES ARE GREATER THAN EXPECTED; (6) CHANGES IN THE

INTEREST RATE ENVIRONMENT REDUCE MARGINS; (7) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (8) CHANGES OCCUR IN THE REGULATORY ENVIRONMENT; (9) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION; AND (10) CHANGES OCCUR IN THE SECURITIES MARKETS. THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF SNC OR UCB, NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF SNC AFTER THE MERGER IS INCLUDED IN THE COMMISSION FILINGS INCORPORATED BY REFERENCE HEREIN.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   i
SUMMARY....................................................................   1
  The SNC Meeting..........................................................   1
  The UCB Meeting..........................................................   2
  Parties to the Merger....................................................   2
  The Merger...............................................................   3
  Comparative Market Prices and Dividends..................................   8
  Selected Historical Financial Data.......................................   9
  Comparative Per Share Data...............................................  11
THE SNC MEETING............................................................  13
  General..................................................................  13
  Record Date, Voting Rights and Vote Required.............................  13
  Voting and Revocation of Proxies.........................................  14
  Solicitation of Proxies..................................................  15
  Recommendation of SNC Board..............................................  15
THE UCB MEETING............................................................  16
  General..................................................................  16
  Record Dates, Voting Rights and Vote Requirements........................  16
  Voting and Revocation of Proxies.........................................  17
  Solicitation of Proxies..................................................  17
  Recommendation of UCB Board..............................................  18
THE MERGER.................................................................  19
  General..................................................................  19
  Background of the Merger.................................................  19
  Reasons for the Merger...................................................  21
  Opinions of Financial Advisors...........................................  24
  Exchange Ratio...........................................................  32
  Exchange of UCB Common Stock Certificates................................  35
  The Reorganization Agreement.............................................  35
  Interests of Certain Persons in the Merger...............................  40
  Regulatory Considerations................................................  47
  Comparison of Shareholders' Rights.......................................  49
  Dissenters' Rights.......................................................  53
  Certain Federal Income Tax Consequences of the Merger....................  55
  Accounting Treatment.....................................................  56
  Option Agreements........................................................  56
  Effect on Employees, Employee Benefit Plans and Stock Options............  60
  Restrictions on Resales by Affiliates....................................  61
INFORMATION ABOUT SNC......................................................  62
  General..................................................................  62
  Subsidiaries.............................................................  62
  Acquisitions.............................................................  62
  Capital..................................................................  63
  Deposit Insurance Assessments............................................  64

                                                                            PAGE
                                                                            ----
INFORMATION ABOUT UCB......................................................  64
PRO FORMA CONDENSED FINANCIAL INFORMATION..................................  65
DESCRIPTION OF SNC CAPITAL STOCK...........................................  72
  General..................................................................  72
  Common Stock.............................................................  72
  Preferred Stock..........................................................  72
  Shareholder Rights Plan..................................................  72
  Certain Provisions of the NCBCA, SNC Articles and SNC Bylaws.............  75
ADDITIONAL MATTERS RELATING TO THE SNC MEETING.............................  77
  Security Ownership.......................................................  77
  Election of Directors....................................................  78
  Section 16(a) Beneficial Ownership Reporting Compliance..................  81
  Compensation of Executive Officers.......................................  82
  Retirement Plans.........................................................  83
  Employment Contracts and Change in Control Agreements....................  85
  SNC Compensation Committee Report on Executive Compensation..............  86
  Compensation Committee Interlocks and Insider Participation..............  89
  Compensation of Directors................................................  90
  Transactions with Officers and Directors.................................  90
  Performance Graph........................................................  92
  Approval of Amendment to SNC Articles....................................  92
  Approval of Amendment to SNC Bylaws......................................  93
  Approval of Amendment to Directors' Plan.................................  93
  Appointment of Auditors..................................................  95
  Proposals for 1998 Annual Meeting........................................  95
  Other Business...........................................................  95
ADDITIONAL MATTERS RELATING TO THE UCB MEETING.............................  96
  Security Ownership.......................................................  96
  Election of Directors....................................................  97
  Compensation of Executive Officers....................................... 100
  Long Term Incentive Plan................................................. 101
  Retirement Plans......................................................... 103
  Employment Contracts and Change in Control Agreements.................... 104
  UCB Personnel Committee Report on Executive Compensation................. 105
  Compensation Committee Interlocks and Insider Participation.............. 108
  Transactions with Officers and Directors................................. 108
  Performance Graph........................................................ 109
  Appointment of Auditors.................................................. 109
  Section 16(a) Beneficial Ownership Reporting Compliance.................. 110
  Proposals for 1998 Annual Meeting........................................ 110
  Other Business........................................................... 110
LEGAL MATTERS.............................................................. 110
EXPERTS.................................................................... 110
  Appendix I--Agreement and Plan of Reorganization and Plan of Merger
  Appendix II--Opinion of Wheat First Butcher Singer
  Appendix III--Opinion of Alex. Brown & Sons Incorporated
  Appendix IV--Article 13 of the North Carolina Business Corporation Act

                                    SUMMARY

  The following summary is intended only to highlight certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated by reference or otherwise referred to herein. Shareholders are urged to review carefully this entire Joint Proxy Statement/Prospectus, including the Appendices hereto. Information herein relating to UCB Common Stock has been adjusted to give effect to a three-for-two stock split effected in the form of a 50% stock dividend declared January 17, 1996. As used in this Joint Proxy Statement/Prospectus, the terms "SNC" and "UCB" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE SNC MEETING

  The SNC Meeting will be held on April 22, 1997, at 11:00 a.m., local time, at the Charlotte Convention Center, 501 South College Street, Charlotte, North Carolina. At the SNC Meeting, the shareholders of SNC will consider and vote upon proposals (a) to approve the Merger Proposal, which includes the Reorganization Agreement and the Plan of Merger attached hereto as Appendix I and the related issuance of up to approximately 27.9 million shares of SNC Common Stock, (b) to elect eight directors of SNC for three-year terms expiring in 2000, (c) to approve an amendment to Article I of the SNC Articles to change SNC's name to "BB&T Corporation," (d) to approve an amendment to Article III,
Section 2 of the SNC Bylaws to increase the maximum number of directors from 25 to 30, (e) to approve an amendment to the Directors' Plan to increase the number of shares of SNC Common Stock issuable under such plan from 400,000 shares to 900,000 shares and (f) to ratify the reappointment of Arthur Andersen LLP as SNC's auditors for 1997. On March 3, 1997, the record date for the SNC Meeting (the "SNC Record Date"), there were approximately 44,297 holders of record of the 109,541,859 shares of SNC Common Stock then outstanding and entitled to vote at the SNC Meeting.

  The affirmative vote of the holders of a majority of the outstanding shares of SNC Common Stock is required to approve the Merger Proposal. As of the SNC Record Date, directors and executive officers of SNC and their affiliates beneficially owned 2,779,017 shares or 2.54% of the SNC Common Stock entitled to vote at the SNC Meeting, all of which are expected to be voted in favor of the Merger Proposal. In addition, as of the SNC Record Date, SNC's banking subsidiaries held of record or in the name of nominees 15,938,239 shares (or approximately 14.55% of the outstanding shares) of SNC Common Stock as fiduciary for the beneficiaries of certain trusts and estates and as agent, and had voting power over 1,887,269 of such shares (representing 1.72% of the outstanding shares). The directors and executive officers of UCB and their affiliates beneficially owned, as of the SNC Record Date, a total of less than 1% of the outstanding shares of SNC Common Stock. On the SNC Record Date, UCB and its subsidiaries owned and intended to vote on their own account or in fiduciary capacities a total of less than 1% of the outstanding shares of SNC Common Stock.

  The election of each director nominee requires the affirmative vote of a plurality of the shares of SNC Common Stock voted in the election of directors; holders of SNC Common Stock do not have cumulative voting rights in the election of directors. The proposed amendment to the SNC Articles will be approved if the votes cast in favor of the proposal exceed the votes cast opposing it. Approval of the proposed amendment to the SNC Bylaws requires the affirmative vote of two-thirds of the total number of shares of SNC Common Stock outstanding. In accordance with the requirements of the NYSE, approval of the proposed amendment to the Directors' Plan requires the affirmative vote of a majority of the votes cast on the proposal. Under such requirement, the number of votes cast must represent over 50% of the shares entitled to vote on the proposal. Ratification of the reappointment of Arthur Andersen LLP as SNC's auditors for 1997 requires the affirmative vote of a majority of the shares of SNC Common Stock voted on the matter. See "THE SNC MEETING" and "ADDITIONAL MATTERS RELATING TO THE SNC MEETING."

THE UCB MEETING

  The UCB Meeting will be held on April 22, 1997, at 10:00 a.m., local time, at the UCB Support Services Building, Highway 701 North, Whiteville, North Carolina. At the UCB Meeting, the shareholders of UCB will consider and vote upon proposals (a) to approve the Reorganization Agreement and the Plan of Merger attached hereto as Appendix I and (b) to elect 12 directors of UCB for terms expiring at the earlier of the Effective Time or the date of the 1998 annual meeting of UCB shareholders. On March 3, 1997, the record date for the UCB Meeting (the "UCB Record Date"), there were approximately 10,200 holders of record of the 24,383,978 shares of UCB Common Stock then outstanding and entitled to vote at the UCB Meeting.

  The affirmative vote of a majority of all shares of UCB Common Stock entitled to be cast on the proposal is required to approve the Reorganization Agreement and the Plan of Merger. As of the UCB Record Date, the directors and executive officers of UCB and their affiliates beneficially owned 1,110,709 shares, or 4.56%, of the UCB Common Stock entitled to vote at the UCB Meeting, all of which are expected to be voted in favor of the Reorganization Agreement and the Plan of Merger. The directors and executive officers of SNC and their affiliates beneficially owned, as of the UCB Record Date, a total of less than 1% of the outstanding shares of UCB Common Stock. On the UCB Record Date, SNC and its subsidiaries owned and intended to vote on their own account or in fiduciary capacities a total of less than 1% of the outstanding shares of UCB Common Stock.

  As of the UCB Record Date various subsidiaries of UCB as fiduciary, custodians and agents, had sole or shared voting power over 288,556 shares, or 1.18% of the issued and outstanding shares, of UCB Common Stock under trust agreements and other instruments and agreements. It is the policy of these subsidiaries not to vote such shares in the absence of instructions from other appropriate parties having an interest in such stock, such as co-fiduciaries and participants in such plans, unless the subsidiary has sole authority with respect to shares thereto. In addition, a subsidiary of UCB is the trustee of UCB's Dollar Plus Savings Plan and Trust (the "UCB Savings Plan") and may, under applicable authority, have certain residual fiduciary responsibilities with respect to the voting of any unvoted, allocated shares of UCB Common Stock held in the UCB Savings Plan. As of the UCB Record Date, there were 2,577,917 allocated shares, or 10.57% of the issued and outstanding shares of UCB Common Stock, held by the UCB Savings Plan. See "ADDITIONAL MATTERS RELATING TO THE UCB MEETING--Security Ownership."

  The election of each director nominee requires the affirmative vote of a plurality of the shares of UCB Common Stock voted in the election of directors; holders of UCB Common Stock do not have cumulative voting rights in the election of directors. See "THE UCB MEETING" and "ADDITIONAL MATTERS RELATING TO THE UCB MEETING."

PARTIES TO THE MERGER

 SNC

  SNC is a multi-bank holding company headquartered in Winston-Salem, North Carolina. SNC conducts its operations in North Carolina, South Carolina and Virginia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. SNC's bank subsidiaries are Branch Banking and Trust Company ("BB&T-NC"), a North Carolina chartered bank which currently operates 299 banking offices throughout North Carolina; Branch Banking and Trust Company of South Carolina ("BB&T-SC"), a South Carolina chartered bank which currently operates 95 banking offices throughout South Carolina; Branch Banking and Trust Company of Virginia ("BB&T-VA"), a Virginia chartered bank which currently operates 21 banking offices in the Hampton Roads region of Virginia; and Fidelity Federal Savings Bank ("FFSB"), a federally chartered savings bank that operates seven banking offices in the Richmond, Virginia area.

  The mailing address and telephone number of SNC's principal executive offices are 200 West Second Street, Winston-Salem, North Carolina 27101, (910) 733-2000. Additional information with respect to SNC and its subsidiaries is included elsewhere in this Joint Proxy Statement/Prospectus and in documents incorporated by reference in this Joint Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INFORMATION ABOUT SNC."

 UCB

  UCB is a North Carolina bank holding company headquartered in Whiteville, North Carolina which was incorporated in 1969. At December 31, 1996, UCB had total consolidated assets of approximately $4.49 billion, total consolidated deposits of approximately $4.05 billion, and total consolidated shareholders' equity of $350.5 million. UCB provides a broad range of financial services through its two wholly owned bank subsidiaries, United Carolina Bank ("UCB-NC") and United Carolina Bank of South Carolina ("UCB-SC"), which operate 155 branch offices in 89 communities in the two states.

  The mailing address and telephone number of UCB's principal executive offices are 127 West Webster Street, Whiteville, North Carolina 28472, (910) 642-1496. Additional information with respect to UCB and its subsidiaries is included in documents incorporated by reference in this Joint Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INFORMATION ABOUT UCB."

THE MERGER

 General

  At the Effective Time, UCB will be merged with and into SNC, and SNC will be the surviving corporation in the Merger. As soon as practicable after the Effective Time, UCB-NC and UCB-SC will be merged into BB&T-NC and BB&T-SC, respectively, with BB&T-NC and BB&T-SC as the surviving entity in each case (the "Bank Mergers").

 Exchange Ratio

  Upon consummation of the Merger, each share of UCB Common Stock outstanding at the Effective Time (other than shares held by dissenting shareholders) will be converted into the right to receive 1.135 shares of SNC Common Stock, subject to possible upward adjustment as described in the following paragraph.

  In the event that either:

    (a) both (i) the average closing price of SNC Common Stock for the ten full trading days ending on the date the Board of Governors of the Federal Reserve System (the "Federal Reserve") approves the Merger (the "Average Closing Price") is less than $28.50 and (ii) the number obtained by dividing the Average Closing Price by $33.50 is less than the number obtained by (A) dividing the weighted average, as set forth in the Reorganization Agreement, of the closing prices of a specified index of 19 bank stocks on the date the Federal Reserve approves the Merger by the weighted average of the closing prices of such stocks on November 1, 1996 and (B) subtracting 0.15, or

    (b) the Average Closing Price is less than $27.00,

then UCB would have the right to terminate the Reorganization Agreement unless SNC elects to increase the Exchange Ratio to a number, calculated pursuant to the Reorganization Agreement, such that holders of UCB Common Stock would receive consideration having an implied market value (based on the Average Closing Price) of $32.35 per share of UCB Common Stock (in the case of termination pursuant to (a) above) or $30.65 per share of UCB Common Stock (in the case of termination pursuant to (b) above). Under no circumstances would the Exchange Ratio be less than 1.135 shares of SNC Common Stock for each share of UCB Common Stock.

  No fractional shares of SNC Common Stock will be issued in the Merger. Holders of UCB Common Stock otherwise entitled to a fractional share will be paid an amount in cash determined by multiplying the fractional part of such share of SNC Common Stock by the closing price of such common stock on the NYSE Composite Transactions List on the last trading day preceding the consummation of the Merger. See "THE MERGER--Exchange Ratio."

 Effective Date and Time of the Merger

  The closing of the transactions contemplated by the Reorganization Agreement will take place on the business day designated by SNC that is within 30 days following the satisfaction of the conditions to the consummation of the Merger, or such later date as the parties may otherwise agree. The Merger will be effective on the date and at the time (the "Effective Time") specified in the Articles of Merger to be filed with the Secretary of State of North Carolina. The filing of the Articles of Merger is anticipated to take place within 45 days following the date on which the Reorganization Agreement and the Plan of Merger are approved by the SNC shareholders and UCB shareholders. See "THE MERGER--The Reorganization Agreement--Effective Date and Time of the Merger."

 Recommendations of the Boards of Directors; Reasons for the Merger

  The SNC Board and the UCB Board have each unanimously approved the Reorganization Agreement and the Plan of Merger and the transactions contemplated thereby. The SNC Board and the UCB Board believe that the Merger is in the best interests of SNC and UCB, respectively, and their respective shareholders and recommend that such shareholders vote "FOR" the matters to be voted upon by such shareholders in connection with the Merger. For further discussion of the factors considered by the SNC Board and the UCB Board in reaching their respective conclusions, see "THE MERGER--Background of the Merger" and "--Reasons for the Merger."

 Opinions of Financial Advisors

  Wheat First Butcher Singer ("Wheat First"), the financial advisor to UCB in connection with the Merger, has delivered its written opinion (the "Wheat First Opinion") to the UCB Board that, based upon and subject to various considerations set forth in such opinion and as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of UCB Common Stock. Alex. Brown & Sons Incorporated ("Alex. Brown"), the financial advisor to SNC in connection with the Merger, has delivered its written opinion (the "Alex. Brown Opinion") to the SNC Board that, based upon and subject to various considerations set forth in such opinion and as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to SNC. The full texts of the Wheat First Opinion and the Alex. Brown Opinion, each updated to the date of this Joint Proxy Statement/Prospectus, are set forth in Appendices II and III, respectively, to this Joint Proxy Statement/Prospectus and each should be read in its entirety with respect to the procedures followed, assumptions made, limitations on the reviews undertaken, and other matters considered in connection with rendering such opinion. See "THE MERGER--Opinions of Financial Advisors."

 Conditions to the Merger

  The consummation of the Merger is subject to various conditions, including the approval of the Reorganization Agreement and the Plan of Merger by the shareholders of SNC and the shareholders of UCB, receipt of necessary regulatory approvals, receipt of a legal opinion regarding the federal income tax consequences of the Merger and other customary conditions to closing. See "THE MERGER--The Reorganization Agreement--Conditions to the Merger."

 Waiver; Amendment; Termination; Expenses

  Prior to the Effective Time, any provision of the Reorganization Agreement (except with respect to any required regulatory approval) may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by mutual agreement of the parties, except that, after the UCB Meeting the consideration to be received by the UCB shareholders for each share of UCB Common Stock may not thereby be decreased.

  The Reorganization Agreement may be terminated and the Merger abandoned (a) by the mutual consent of the parties, (b) by either party if the other party materially breaches any of its covenants or agreements contained in the Reorganization Agreement and fails to cure by the earlier of 30 days after notice of such breach and the Effective Time, (c) by either party in the event of an inaccuracy of any representation or warranty of the other party contained in the Reorganization Agreement that would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in the Reorganization Agreement (generally, inaccuracies that in the aggregate have or are reasonably likely to have a material adverse effect on the breaching party, or inaccuracies in the representations and warranties concerning capitalization other than those that are de minimus in amount) and such inaccuracy has not been cured by the earlier of 30 days after notice of such inaccuracy and the Effective Time, (d) by either party in the event that the Merger is not consummated by September 30, 1997 and the party seeking to terminate has not breached its representations, warranties, covenants or undertakings in the Reorganization Agreement, or (e) by either party, in the event (i) any of the regulatory approvals required for consummation of the Merger and the other transactions contemplated by the Reorganization Agreement have been denied and the time period for appeals and requests for reconsideration have run, (ii) any required shareholder approval is not obtained at the UCB Meeting or the SNC Meeting or (iii) any of the other conditions precedent to the obligations of the other party cannot be satisfied or fulfilled before the scheduled date of the closing of the transactions contemplated by the Reorganization Agreement (the "Closing Date") and the party seeking to terminate has not breached its representations, warranties, covenants or undertakings in the Reorganization Agreement. In addition, the Reorganization Agreement may be terminated by the UCB Board if certain conditions concerning the trading price of SNC Common Stock are met, unless SNC in turn determines to increase the Exchange Ratio. See "THE MERGER--Exchange Ratio."

  Each party to the Reorganization Agreement will bear all expenses incurred by it in connection with the Reorganization Agreement and the transactions contemplated thereby, except that printing expenses and Commission registration fees will be borne 70% by SNC and 30% by UCB. See "THE MERGER--The Reorganization Agreement--Waiver; Amendment; Termination; Expenses."

 Interests of Certain Persons in the Merger

  Certain members of UCB's management and the UCB Board have interests in the Merger in addition to their interests as shareholders of UCB generally. These interests relate to: (a) the election of four members of the UCB Board, including E. Rhone Sasser, Chairman and Chief Executive Officer of UCB and UCB-NC, to the SNC Board, the election of the eight remaining members of the UCB Board to the Board of Directors of BB&T-NC, and the election of three individuals serving on the UCB-SC Board to the Board of Directors of BB&T-SC;
(b) the appointment of one executive of UCB as a Regional President of UCB-NC, three executives of UCB as Executive Vice Presidents of UCB-NC, and three executives of UCB as Senior Vice Presidents of UCB-NC; (c) the entering into a Settlement and Non-Competition Agreement with Mr. Sasser in exchange for termination of his existing employment agreement with UCB and his agreement not to compete with SNC (pursuant to which agreement Mr. Sasser will receive payments the net present value of which is estimated to be $6.4 million, which payments do not include various additional benefits Mr. Sasser has accrued and will receive in the form of payments under UCB's defined benefit, non-contributory retirement plan (the "UCB Pension Plan") and UCB's Benefit Equivalency Plan (the "BEP") in an aggregate annual amount of $184,350 and a payment, at the Effective Time, under UCB's 1994 Long-Term Incentive Plan (the "LTIP") in the amount of approximately $1.1 million); (d) the entering into employment agreements with seven other executive officers of UCB (who, together with Mr. Sasser, are referred to below as the Executive Officer Group) in exchange for termination of their existing employment agreements with UCB (which agreements provide for such executive officers to receive (i) base salaries equal to the base salaries currently paid to them by UCB, subject to adjustment, (ii) annual bonuses under an existing incentive plan of SNC, (iii) the grant of options to purchase SNC Common Stock under an existing stock option plan of SNC and (iv) certain other benefits); (e) the assumption by SNC of outstanding stock options granted by UCB on a basis that reflects the Exchange Ratio, which options entitle the Executive Officer Group to purchase in the aggregate 101,171 shares of SNC Common Stock and have an aggregate value of approximately $4.4 million; (f) the vesting of various LTIP awards granted to members of the Executive Officer Group having an aggregate value of approximately $3.6 million (including the $1.1 million LTIP payment to Mr. Sasser described above) and which become payable as to any such person upon consummation of the Merger if such person does not become an employee of SNC or UCB-NC after the Effective Time; (g) the eligibility of the former employees of UCB who become employees of SNC for certain employee benefits; (h) the continued indemnification by SNC of the former directors, officers, employees and agents of UCB and its subsidiaries following consummation of the Merger; and (i) the commitment by SNC to maintain a certain employment base in the Whiteville, North Carolina community and to make certain charitable contributions totalling $1 million. See "THE MERGER--Interests of Certain Persons in the Merger."

 Regulatory Considerations

  The Merger is subject to the approval of the Federal Reserve and the South Carolina State Board of Financial Institutions (the "SC Board"). Although not a condition to the consummation of the Merger, the Bank Mergers must be approved by the Federal Deposit Insurance Corporation (the "FDIC"), as well as by the North Carolina Commissioner of Banks (the "NC Commissioner") and the SC Board.

  SNC submitted the required applications relating to the Merger to the appropriate regulatory authorities in February 1997, and expects to submit the required applications relating to the Bank Mergers in the second quarter of 1997. There can be no assurance that those applications will be approved or as to the date of any such approvals. See "THE MERGER--Regulatory Considerations."

 Comparison of Shareholders' Rights

  The rights of the shareholders of UCB currently are determined by the North Carolina Business Corporation Act ("NCBCA"), the Restated Charter of UCB (the "UCB Articles") and the Bylaws of UCB (the "UCB Bylaws"). At the Effective Time, the shareholders of UCB (other than dissenting shareholders) will become shareholders of SNC. Their rights as shareholders will then be determined by the NCBCA, the SNC Articles and the SNC Bylaws. See "THE MERGER--Comparison of Shareholders' Rights" and "DESCRIPTION OF SNC CAPITAL STOCK."

 Dissenters' Rights

  Under North Carolina law, holders of SNC Common Stock or UCB Common Stock who do not vote in favor of the Reorganization Agreement and the Plan of Merger and who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares. The "fair value" of SNC Common Stock as finally determined under such procedures may be more or less than the trading price of SNC Common Stock at such time, and such "fair value" of UCB Common Stock may be more or less than the consideration to be received by other shareholders of UCB under the terms of the Reorganization Agreement and the Plan of Merger. The procedures to be followed by dissenting shareholders are described elsewhere in this Joint Proxy Statement/Prospectus, and the text of the applicable statutory provisions is set forth in Appendix IV to this Joint Proxy Statement/Prospecus. Failure to follow these procedures precisely may result in the loss of dissenters' rights. Dissenting shareholders who receive cash for their shares of SNC Common Stock or UCB Common Stock pursuant to their dissenters' rights will recognize gain or loss for federal income tax purposes. See "THE MERGER--Dissenters' Rights" and "--Certain Federal Income Tax Consequences of the Merger."

 Certain Federal Income Tax Consequences

  The Merger has been structured to qualify as a nontaxable transaction under the Internal Revenue Code of 1986, as amended (the "Code"). It is a condition to the Merger that UCB and SNC receive an opinion from

Womble Carlyle Sandridge & Rice, PLLC, counsel to SNC, to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that no gain or loss will be recognized by reason of the Merger by the holders of UCB Common Stock to the extent that such shareholders exchange shares of UCB Common Stock for shares of SNC Common Stock (gain or loss will be recognized with respect to cash received in lieu of a fractional share). See "THE MERGER--Certain Federal Income Tax Consequences of the Merger."

 Accounting Treatment

  The Merger is intended to be accounted for as a pooling of interests under generally accepted accounting principles. It is a condition to the Merger that SNC receive letters from Arthur Andersen LLP to the effect that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER-- Accounting Treatment."

 Option Agreements

  As a condition to SNC entering into the Reorganization Agreement and to increase the probability that the Merger will be consummated, SNC and UCB entered into an option agreement, dated as of November 1, 1996 (the "SNC Option Agreement"), pursuant to which SNC was granted an option to purchase up to 4,828,960 shares of UCB Common Stock (approximately 19.9% of the number of shares of UCB Common Stock then outstanding), subject to adjustment, at an exercise price of $30.50 per share (the "SNC Option"). In addition, SNC and UCB have entered into a second option agreement, also dated as of November 1, 1996 (the "UCB Option Agreement" and together with the SNC Option Agreement, the "Option Agreements"), pursuant to which UCB was granted an option to purchase up to 10,806,121 shares of SNC Common Stock (approximately 9.9% of the number of shares of SNC Common Stock then outstanding), subject to adjustment, at an exercise price of $34.625 per share (the "UCB Option") and subject to a maximum realizable profit of $25 million. Copies of the Option Agreements have been filed as exhibits to the Registration Statement. The exercise of either the SNC Option or the UCB Option is permitted only upon the occurrence of certain events which generally relate to an actual or proposed acquisition of control of UCB or SNC, respectively, by a third party or the acquisition by a third party of a significant interest in the equity of UCB or SNC, respectively. Neither the SNC Option nor the UCB Option is presently exercisable. See "THE MERGER--Option Agreements."

 Effect on Employees, Employee Benefit Plans and Stock Options

  Each employee of UCB or any of its subsidiaries at the time of the Merger will become, immediately following the Merger, an employee of SNC or one of its subsidiaries upon substantially the same terms and conditions as in effect immediately preceding the Effective Time, and will be eligible to receive benefits comparable to those provided to similarly situated employees of SNC or the appropriate SNC subsidiary. SNC will cause the 401(k) plan of UCB to be merged with the 401(k) plan maintained by SNC and its subsidiaries, and the account balances of the employees who are participants in the UCB plan will be transferred to the accounts of such employees under the SNC 401(k) plan. The parties also anticipate that SNC will cause the tax qualified defined benefit pension plan of UCB to be merged with the tax qualified defined benefit plan of SNC. In addition, at the time of the Merger, all rights with respect to UCB Common Stock outstanding at the effective time pursuant to stock options granted by UCB under the existing stock plans of UCB, whether or not exercisable, will be converted into and become rights with respect to SNC Common Stock on a basis that reflects the Exchange Ratio. See "THE MERGER-- Exchange Ratio" and "--Effect on Employees, Employee Benefit Plans and Stock Options."

COMPARATIVE MARKET PRICES AND DIVIDENDS

  SNC Common Stock is listed on the NYSE under the symbol "SNB." UCB Common Stock is included in the Nasdaq National Market under the symbol "UCAR." The following table sets forth, for the periods indicated, the high and low sales price of SNC Common Stock and UCB Common Stock on the NYSE Composite Transactions List and the Nasdaq National Market, respectively, and cash dividends paid per share. The prices do not include retail markups, markdowns or commissions.

                                           SNC                   UCB(1)
                                  ---------------------- ----------------------
                                                  CASH                   CASH
                                   HIGH   LOW   DIVIDEND  HIGH   LOW   DIVIDEND
                                  ------ ------ -------- ------ ------ --------
Quarter Ended
  March 31, 1997 (through
   March 13, 1997)............... $40.88 $35.25  $ .27   $45.50 $38.88  $ .18
Quarter Ended
  March 31, 1996.................  29.75  25.88    .23    26.25  21.67    .18
  June 30, 1996..................  31.75  28.88    .23    24.75  21.75    .18
  September 30, 1996.............  33.88  28.63    .27    24.50  21.25    .18
  December 31, 1996..............  36.75  33.38    .27    40.38  23.25    .18
    For year 1996................  36.75  25.88   1.00    40.38  21.25    .72
Quarter Ended
  March 31, 1995.................  22.38  18.88    .20    19.33  16.17   .146
  June 30, 1995..................  24.13  19.88    .20    20.67  19.33   .167
  September 30, 1995.............  27.13  23.63    .23    24.50  20.17   .167
  December 31, 1995..............  27.00  25.63    .23    26.00  22.50   .167
    For year 1995................  27.13  18.88    .86    26.00  16.17   .647

--------
(1) For information with respect to provisions in the Reorganization Agreement relating to UCB's ability to pay dividends on UCB Common Stock prior to the Effective Time, see "THE MERGER--The Reorganization Agreement--Conduct of UCB's and SNC's Business Prior to the Effective Time."

  The following table sets forth the last reported sales price for shares of SNC Common Stock and UCB Common Stock on November 1, 1996, the last trading day before the public announcement of the proposed Merger, and March 13, 1997, on the NYSE Composite Transactions List and the Nasdaq National Market, respectively. The UCB Equivalent represents the last sales prices of a share of SNC Common Stock on those dates multiplied by the Exchange Ratio of 1.135. The Exchange Ratio may be subject to upward adjustment under certain circumstances. See "THE MERGER--Exchange Ratio."

                                                                         UCB
DATE                                                     SNC    UCB   EQUIVALENT
----                                                   ------- ------ ----------
November 1, 1996...................................... $35.25  $27.50   $40.01
March 13, 1997........................................ $40.125 $45.00   $45.54

SELECTED FINANCIAL DATA

  The following selected historical financial information has been derived from historical consolidated financial statements of SNC and UCB, respectively, and should be read in conjunction with such historical consolidated financial statements, and the notes thereto, which are incorporated herein by reference.

                   SELECTED HISTORICAL FINANCIAL DATA--SNC(1)

                                    AS OF/FOR THE YEARS ENDED DECEMBER 31
                         ---------------------------------------------------------------
                            1996         1995         1994         1993         1992
                         -----------  -----------  -----------  -----------  -----------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
  Interest income....... $ 1,606,613  $ 1,576,612  $ 1,339,542  $ 1,212,986  $ 1,218,407
  Interest expense......     778,120      813,942      586,296      509,110      592,675
                         -----------  -----------  -----------  -----------  -----------
  Net interest income...     828,493      762,670      753,246      703,876      625,732
  Provision for loan and
   lease losses.........      53,661       34,632       20,181       54,558       63,584
                         -----------  -----------  -----------  -----------  -----------
  Net interest income
   after provision for
   loan and lease
   losses...............     774,832      728,038      733,065      649,318      562,148
  Noninterest income....     297,389      230,994      229,861      223,229      187,541
  Noninterest expense...     654,053      681,228      589,795      667,441      513,649
                         -----------  -----------  -----------  -----------  -----------
  Income before income
   taxes................     418,168      277,804      373,131      205,106      236,040
  Provision for income
   taxes................     134,504       91,463      129,289      112,717       84,322
                         -----------  -----------  -----------  -----------  -----------
  Net income............ $   283,664  $   186,341  $   243,842  $    92,389  $   151,718
                         ===========  ===========  ===========  ===========  ===========
PER SHARE DATA
  Primary earnings...... $      2.56  $      1.65  $      2.21  $      0.83  $      1.51
  Fully diluted
   earnings.............        2.54         1.62         2.16         0.83         1.44
  Cash dividends........        1.00         0.86         0.74         0.64         0.50
  Book value............       15.82        15.04        13.44        12.63        12.71
AVERAGE BALANCE SHEET
 DATA
  Securities at carrying
   value................ $ 5,176,841  $ 5,394,372  $ 5,340,070  $ 4,670,213  $ 3,998,587
  Loans and leases(2)...  14,008,824   13,591,113   12,290,880   11,087,053   10,069,318
  Other assets..........   1,388,405    1,418,385    1,441,666    1,369,128    1,339,256
                         -----------  -----------  -----------  -----------  -----------
    Total assets........ $20,574,070  $20,403,870  $19,072,616  $17,126,394  $15,407,161
                         ===========  ===========  ===========  ===========  ===========
  Deposits.............. $14,777,537  $14,251,176  $14,298,728  $13,546,050  $12,601,590
  Other liabilities.....   2,278,429    3,422,090    2,624,611    1,590,357    1,453,887
  Long-term debt........   1,858,569    1,127,575      677,227      597,519      153,064
  Common shareholders'
   equity...............   1,644,376    1,530,684    1,397,907    1,318,325    1,132,815
  Preferred
   shareholders'
   equity...............      15,159       72,345       74,143       74,143       65,805
                         -----------  -----------  -----------  -----------  -----------
    Total liabilities
     and shareholders'
     equity............. $20,574,070  $20,403,870  $19,072,616  $17,126,394  $15,407,161
                         ===========  ===========  ===========  ===========  ===========
PERIOD END BALANCES
  Total assets.......... $21,246,562  $20,636,430  $19,971,602  $18,927,837  $16,016,224
  Deposits..............  14,953,914   14,684,056   14,314,154   14,594,952   13,044,173
  Long-term debt........   2,051,767    1,383,935      910,755      837,241      423,211
  Shareholders' equity..   1,729,169    1,711,342    1,525,548    1,420,790    1,275,877
SELECTED RATIOS
  Rate of return on:
    Average total
     assets.............        1.38%        0.91%        1.28%        0.54%        0.98%
    Average common
     shareholders'
     equity.............       17.21        11.84        17.07         6.61        12.99
  Dividend payout.......       39.06        52.12        33.48        77.11        33.11
  Average equity to
   average assets.......        8.07         7.86         7.72         8.13         7.78

--------
(1) The selected historical financial data of SNC gives effect to the acquisition by SNC of Regional Acceptance Corporation on September 1, 1996, accounted for as a pooling of interests.
(2) Loans and leases are net of unearned income and the allowance for losses. Amounts include loans held for sale.

                   SELECTED HISTORICAL FINANCIAL DATA--UCB(1)

                                 AS OF/FOR THE YEARS ENDED DECEMBER 31
                         ----------------------------------------------------------
                            1996        1995        1994        1993        1992
                         ----------  ----------  ----------  ----------  ----------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
  Interest income....... $  328,939  $  304,091  $  247,240  $  214,748  $  218,485
  Interest expense......    149,732     135,443      92,542      81,649      94,388
                         ----------  ----------  ----------  ----------  ----------
  Net interest income...    179,207     168,648     154,698     133,099     124,097
  Provision for loan
   losses...............      8,850       7,292       3,549       5,271      12,446
                         ----------  ----------  ----------  ----------  ----------
  Net interest income
   after provision for
   loan and lease
   losses...............    170,357     161,356     151,149     127,828     111,651
  Noninterest income....     52,115      47,061      44,878      42,730      39,777
  Noninterest expense...    152,713     137,296     146,705     121,117     109,808
                         ----------  ----------  ----------  ----------  ----------
  Income before income
   taxes................     69,759      71,121      49,322      49,441      41,620
  Provision for income
   taxes................     24,555      25,074      17,769      16,146      12,968
                         ----------  ----------  ----------  ----------  ----------
  Income before
   cumulative effects of
   accounting changes...     45,204      46,047      31,553      33,295      28,652
  Cumulative effects of
   changes in accounting
   methods..............        --          --         (316)      1,030         --
                         ----------  ----------  ----------  ----------  ----------
    Net income.......... $   45,204  $   46,047  $   31,237  $   34,325  $   28,652
                         ==========  ==========  ==========  ==========  ==========
PER SHARE DATA(2):
  Net income............ $     1.87  $     1.91  $     1.30  $     1.49  $     1.27
  Cash dividends
   declared.............       0.72        .647         .56        .507         .44
  Book value............      14.41       13.39       11.77       11.33       10.39
AVERAGE BALANCE SHEET
 DATA
  Securities and short
   term investments..... $  960,907  $  850,137  $  710,542  $  731,549  $  734,816
  Loans(3)..............  2,938,821   2,690,101   2,416,966   2,058,681   1,896,306
  Other assets..........    316,733     293,468     276,221     262,185     245,376
                         ----------  ----------  ----------  ----------  ----------
    Total assets........ $4,216,461  $3,833,698  $3,403,729  $3,052,415  $2,876,498
                         ==========  ==========  ==========  ==========  ==========
  Deposits.............. $3,799,831  $3,441,657  $3,025,209  $2,714,442  $2,565,490
  Other liabilities.....     79,659      88,129      98,107      87,724      85,769
  Long-term debt........      2,811       2,885       2,427       1,234       1,049
  Shareholders' equity..    334,160     301,027     277,986     249,015     224,190
                         ----------  ----------  ----------  ----------  ----------
    Total liabilities
     and shareholders'
     equity............. $4,216,461  $3,833,698  $3,403,729  $3,052,415  $2,876,498
                         ==========  ==========  ==========  ==========  ==========
PERIOD END BALANCES
  Total assets.......... $4,487,843  $4,037,518  $3,553,724  $3,342,388  $2,971,124
  Deposits..............  4,049,426   3,637,652   3,138,586   2,999,456   2,630,694
  Long-term debt........      2,273       2,975       2,305       2,390         891
  Shareholders' equity..    350,469     323,148     282,598     269,839     234,897
SELECTED RATIOS
  Rate of return on:
    Average total
     assets.............       1.07%       1.20%        .92%       1.12%       1.00%
    Average common
     shareholders'
     equity.............      13.53       15.30       11.24       13.78       12.78
  Dividend payout.......      37.93       31.28       38.22       32.11       32.10
  Average equity to
   average assets.......       7.93        7.85        8.17        8.16        7.79

--------
(1) During 1996, UCB consummated mergers with Triad Bank and Seaboard Savings Bank, SSB, Inc., both of which were accounted for as poolings of interests. Accordingly, the consolidated financial statements have been restated to include the accounts of Triad Bank and Seaboard Savings Bank, SSB, Inc. for all periods presented.
(2) Per share amounts, other than cash dividends declared, have been adjusted to reflect retroactively the impact of shares issued in connection with acquisitions accounted for as poolings of interests and the three-for-two stock split effected in the form of a 50% stock dividend declared January 17, 1996. Cash dividends per share have been adjusted to reflect retroactively the stock split.
(3) Loans are net of unearned income and the allowance for losses. Amounts include loans held for sale.

COMPARATIVE PER SHARE DATA

  The following table sets forth: (a) selected comparative per share data for each of SNC and UCB on an historical basis; (b) selected unaudited pro forma comparative per share data assuming that the Merger and SNC's acquisition of Fidelity Financial Bankshares Corporation ("FFBC"), the parent company of FFSB, which was completed on March 1, 1997 (the "FFBC Merger"), had been effective during the periods presented for SNC and UCB combined; and (c) UCB pro forma equivalent amounts, using the Exchange Ratio of 1.135 shares of SNC Common Stock for each share of UCB Common Stock. The Exchange Ratio may be subject to upward adjustment under certain circumstances. See "THE MERGER--Exchange Ratio." The unaudited pro forma data has been prepared giving effect to the Merger as a pooling of interests. For a description of the effect of pooling of interests accounting on the Merger and the historical financial statements of SNC, see "THE MERGER--Accounting Treatment." The comparative per share data presented are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of each of SNC and UCB incorporated by reference herein.

                                         AS OF/FOR THE YEAR ENDED DECEMBER 31
                                        --------------------------------------
                                            1996         1995         1994
                                        ------------ ------------ ------------
Earnings per common share
 (1)(2)(3)(4)(7)
 Primary
  SNC historical....................... $       2.56 $       1.65 $       2.21
  UCB historical.......................         1.87         1.91         1.30
  SNC and UCB pro forma................         2.38         1.66         1.99
  UCB pro forma equivalent(5)..........         2.70         1.88         2.26
  SNC, UCB and FFBC pro forma..........         2.34         1.64         1.97
 Fully diluted
  SNC historical....................... $       2.54 $       1.62 $       2.16
  UCB historical.......................         1.87         1.91         1.30
  SNC and UCB pro forma................         2.36         1.64         1.96
  UCB pro forma equivalent(5)..........         2.68         1.86         2.22
  SNC, UCB and FFBC pro forma..........         2.32         1.62         1.94
Cash dividends declared per common
 share(6)
  SNC historical....................... $       1.00 $       0.86 $       0.74
  UCB historical.......................         0.72         0.65         0.56
  SNC and UCB pro forma................         1.00         0.86         0.74
  UCB pro forma equivalent(5)..........         1.14         0.98         0.84
  SNC, UCB and FFBC pro forma..........         1.00         0.86         0.74
Shareholders' equity per common share
 (end of period)(2)(3)(4)
  SNC historical....................... $      15.82 $      15.04 $      13.44
  UCB historical.......................        14.41        13.39        11.77
  SNC and UCB pro forma................        14.90        14.08        12.55
  UCB pro forma equivalent(5)..........        16.91        15.98        14.24
  SNC, UCB and FFBC pro forma..........        14.91        14.09        12.56

                        NOTES TO COMPARATIVE SHARE DATA
                                  (UNAUDITED)

(1) Goodwill of $38.1 million was recorded resulting from the FFBC Merger to represent the excess of the purchase price of $65.1 million plus estimated capitalized merger costs of $300,000 less the aggregate exercise price of FFBC's options of $782,827 over the fair market value of the net assets acquired of $26.9 million. The SNC, UCB and FFBC pro forma earnings per share amounts reflect the amortization of this goodwill over a 15-year period using the straight-line method.
(2) During May 1995, SNC and UCB entered into a transaction wherein UCB acquired 12 North Carolina branch offices which were required to be divested by SNC in order to comply with limits imposed by the Federal Reserve on deposit market share. In the acquisition, UCB assumed $178.7 million in deposits and purchased $26.8 million in loans from SNC. Two of the branch banking offices acquired by UCB in the transaction with aggregate deposits and loans of $32.7 million and $4.9 million, respectively, were sold to third-party banks during the fourth quarter of 1995. UCB recorded a premium of $10.1 million for the assumed deposit base of the branches retained. SNC recorded a total gain on divestiture of $12.3 million. As a result of SNC's indirect reacquisition of the remaining 10 branches in the Merger, a portion of the amortization recorded by UCB and the gain recorded by SNC will be reclassified as intercompany. The calculation of SNC and UCB pro forma shareholders' equity per common share reflects the elimination of the unamortized deposit intangible and the intercompany portion of the gain recorded in 1995. The earnings per share calculations do not reflect these adjustments, nor do they reflect the impact of UCB's reduced amortization expense, which totaled $1.8 million and $1.4 million for the years ended December 31, 1996 and 1995, respectively. No other periods are affected by this adjustment. SNC anticipates that in connection with the Merger it will be required to divest a portion of the remaining 10 branches in order to comply with the deposit market share limitations of the Federal Reserve; however, SNC is unable at this time to estimate the number of branches that will be required to be divested.
(3) Certain material, nonrecurring adjustments of approximately $50 million will be recorded in conjunction with the Merger. These adjustments include amounts to effect the settlement of obligations under existing employment contracts, severance pay for involuntary terminations, early retirement and related employee benefits and amounts associated with branch closings and divestitures and the consolidation of bank operations and systems. It is estimated that $5 million of the expenses will be directly related to effecting the Merger. The impact of these adjustments has been reflected in the calculation of shareholders' equity per common share. The earnings per share calculations do not reflect the impact of these adjustments.
(4) UCB elected to amortize the accumulated postretirement obligation related to the adoption of SFAS No. 106 over a period of 20 years as a component of the postretirement benefit cost. SNC elected to reflect the adoption of SFAS No. 106 through the recording of a cumulative charge for this change in accounting principle. The calculation of shareholders' equity per common share reflects an adjustment to conform UCB's transition method to the method elected by SNC. The accompanying earnings per share calculations do not reflect adjustments for amounts previously recorded by UCB as amortization of the unrecorded transition obligation, which amounted to $394,000 each year for the years ended December 31, 1996, 1995 and 1994.
(5) UCB pro forma equivalent amounts are calculated by multiplying the SNC and UCB pro forma combined amounts by the Exchange Ratio of 1.135 shares of SNC Common Stock for each share of UCB Common Stock. The Exchange Ratio may be subject to upward adjustment under certain circumstances. See "THE MERGER-- Exchange Ratio."
(6) Pro forma cash dividends declared per common share represent historical dividends per share paid by SNC.
(7) SNC repurchased 1.64 million shares of SNC Common Stock in connection with the FFBC Merger. The impact of this repurchase has not been reflected in the pro forma earnings per common share amounts.

                                THE SNC MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to the shareholders of SNC as of the SNC Record Date and is accompanied by a form of proxy which is solicited by the SNC Board for use at the SNC Meeting to be held on April 22, 1997, at 11:00 a.m., local time at the Charlotte Convention Center, 501 South College Street, Charlotte, North Carolina. At the SNC Meeting, the shareholders of SNC will consider and vote upon proposals (a) to approve the Merger Proposal, which includes the Reorganization Agreement and the Plan of Merger attached as Appendix I to this Joint Proxy Statement/Prospectus and the related issuance of up to approximately 27.9 million shares of SNC Common Stock, (b) to elect eight members to the SNC Board for three-year terms expiring in 2000, (c) to amend Article I of the SNC Articles to change SNC's name to "BB&T Corporation," (d) to amend Article III, Section 2 of the SNC Bylaws to increase the maximum number of directors of SNC from 25 to 30, (e) to amend the Directors' Plan to increase the number of shares of SNC Common Stock issuable under such plan from 400,000 shares to 900,000 shares and (f) to ratify the reappointment of Arthur Andersen LLP as SNC's auditors for 1997 (collectively, the "SNC Matters"). Proxies may be voted on such other matters as may properly come before the SNC Meeting at the discretion of the proxy holders named therein. The SNC Board knows of no such other matters except matters incidental to the conduct of the SNC Meeting.

  Holders of SNC Common Stock are requested to complete, date and sign the accompanying proxy and return it promptly to SNC in the enclosed postage prepaid envelope.

RECORD DATE, VOTING RIGHTS AND VOTE REQUIRED

  Only the holders of SNC Common Stock on the SNC Record Date (March 3, 1997) are entitled to receive notice of and to vote at the SNC Meeting. On the SNC Record Date, there were 109,541,859 shares of SNC Common Stock outstanding which were held by approximately 44,297 holders of record. Each share of SNC Common Stock outstanding on the SNC Record Date is entitled to one vote as to each of the matters submitted at the SNC Meeting.

  Pursuant to the NCBCA and the SNC Articles, approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of SNC Common Stock. FAILURE OF A HOLDER OF SNC COMMON STOCK TO VOTE SUCH SHARES WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER PROPOSAL.

  The SNC Board consists of 24 persons. The SNC Board is divided into three classes, with each class to be as nearly equal in number as possible. There are eight nominees for election as directors who will serve for three-year terms expiring in 2000. It is intended that the persons named in the accompanying form of proxy will vote to elect the eight nominees listed elsewhere in this Joint Proxy Statement/Prospectus as directors, unless authority so to vote is withheld. Although management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by an unexpected occurrence, it is intended that shares of SNC Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the proxyholders named in the accompanying form of proxy. The election of each nominee requires the affirmative vote of a plurality of the shares of SNC Common Stock voted in the election of directors. Holders of SNC Common Stock do not have cumulative voting rights in the election of directors. See "ADDITIONAL MATTERS RELATING TO THE SNC MEETING--Election of Directors."

  The SNC Board has unanimously recommended to SNC's shareholders that Article I of the SNC Articles be amended to change SNC's name to "BB&T Corporation." This amendment would change only the name of SNC and would not affect its continued corporate existence or business. The proposed amendment to the SNC Articles will be approved if the votes cast in favor of the proposal exceed the votes cast opposing it. See "ADDITIONAL MATTERS RELATING TO THE SNC MEETING--Approval of Amendment to SNC Articles."

  Article III, Section 2 of the SNC Bylaws provides that the SNC Board shall consist of not less than three nor more than 25 members. The SNC Board currently consists of 24 members. The Reorganization Agreement provides that SNC shall cause four current directors of UCB to be appointed to the SNC Board following consummation of the Merger. See "THE MERGER--Interests of Certain Persons in the Merger." The SNC Bylaws must be amended to increase the number of directors to assist SNC in complying with its contractual obligation under the Reorganization Agreement. Accordingly, the SNC Board has adopted, subject to shareholder approval, an amendment to Article III, Section 2 of the SNC Bylaws to increase the maximum number of directors from 25 to 30. The SNC Board intends to submit this proposal to SNC shareholders regardless of whether the Merger Proposal is approved. Approval of this proposed amendment requires the affirmative vote of two-thirds of the outstanding shares of SNC Common Stock. See "ADDITIONAL MATTERS RELATING TO THE SNC MEETING--Approval of Amendment to SNC Bylaws."

  The SNC Board has adopted, subject to shareholder approval, an amendment to the Directors' Plan to increase the number of shares of SNC Common Stock issuable under such plan from 400,000 shares to 900,000 shares. In accordance with the requirements of the NYSE, approval of this proposed amendment requires the affirmative vote of a majority of the votes cast on the proposal. Under such requirement, the number of votes cast must represent over 50% of the shares entitled to vote on the proposal. See "ADDITIONAL MATTERS RELATING TO THE SNC MEETING--Approval of Amendment to Directors' Plan."

  The Audit Committee of the SNC Board (the "SNC Audit Committee") has reappointed the firm of Arthur Andersen LLP as independent auditors to examine the books of SNC and subsidiaries for the year 1997, and to report on the consolidated balance sheets, statements of income and other related statements of SNC and its subsidiaries. Ratification of the reappointment of Arthur Andersen LLP as SNC's auditors requires the affirmative vote of a majority of the shares of SNC Common Stock voting on such matter. See "ADDITIONAL MATTERS RELATING TO THE SNC MEETING--Appointment of Auditors."

  As of the SNC Record Date, the directors and executive officers of SNC and their affiliates beneficially owned a total of 2,779,017 shares, or 2.54% of the issued and outstanding shares of SNC Common Stock, exclusive of shares which may be acquired pursuant to the exercise of stock options or rights or awards. Each director and executive officer of SNC has indicated such person's intention to vote those shares of SNC Common Stock over which such person has voting authority (other than in a fiduciary capacity) in favor of the SNC Matters. In addition, as of the SNC Record Date, SNC's banking subsidiaries held of record or in the name of nominees 15,938,239 shares (or approximately 14.55% of the outstanding shares) of SNC Common Stock as fiduciary for the beneficiaries of certain trusts and estates and as agent, and had voting power over 1,887,269 of such shares (representing 1.72% of the outstanding shares). As of the SNC Record Date, the directors and executive officers of UCB and their affiliates beneficially owned less than 1% of the issued and outstanding shares of SNC Common Stock. Each director and executive officer of UCB has indicated such person's intention to vote those SNC shares over which such person has voting authority (other than in a fiduciary capacity) in favor of the SNC Matters. As of the SNC Record Date, UCB and its subsidiaries owned and intended to vote on their own account or in fiduciary capacities a total of less than 1% of the outstanding shares of SNC Common Stock.

VOTING AND REVOCATION OF PROXIES

  The shares of SNC Common Stock represented by properly completed proxies received at or prior to the time for the SNC Meeting will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the SNC Matters. Shares with respect to which proxies have been marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted ("Broker Shares") will not be counted as votes cast. Shares with respect to which proxies have been marked as abstentions and Broker Shares, however, will be treated as shares present for purposes of determining whether a quorum is present. If any other matters are properly presented at the SNC Meeting and may be properly voted on, the proxies solicited hereby will be voted on such matters at the discretion of the proxy holders named therein. If necessary, the proxy holder may vote in favor of a proposal to adjourn the SNC Meeting in order to permit further solicitation of proxies in the event that there should not be sufficient votes to approve the SNC Matters at the time of the SNC Meeting. However, in such event, voting authority will be exercised only to the extent permissible under the applicable federal securities laws and no proxy holder will vote any proxies voted "against" approval of a particular SNC Matter "for" a proposal to adjourn the SNC Meeting to solicit additional proxies for that particular SNC Matter. The SNC Board is not aware of any other business to be presented at the SNC Meeting, other than matters incidental to the conduct of the SNC Meeting. The accompanying proxy is being solicited for the SNC Meeting called to consider the SNC Matters and will not be used for any other meeting of the shareholders of SNC.

  The presence of a shareholder at the SNC Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of SNC at SNC's principal executive offices prior to the SNC Meeting, or by attending the SNC Meeting and voting in person. The proxy will not be revoked by the death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of SNC or other person authorized to tabulate the votes.

  BECAUSE APPROVAL OF THE MERGER PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF SNC COMMON STOCK AND APPROVAL OF THE PROPOSAL TO AMEND THE SNC BYLAWS REQUIRES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING SHARES OF SNC COMMON STOCK, ABSTENTIONS AND BROKER SHARES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES AS TO SUCH MATTERS. ACCORDINGLY, THE SNC BOARD URGES ITS SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

SOLICITATION OF PROXIES

  SNC will pay 70%, and UCB will pay 30%, of the cost of printing and registering the shares issuable pursuant to this Joint Proxy Statement/Prospectus, and SNC will bear all other costs relating to the solicitation of proxies in connection with the SNC Meeting. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers and other employees of SNC, who will not be specially compensated for such solicitation activities. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for their reasonable expenses incurred in connection therewith by SNC. SNC presently intends to use the services of a proxy soliciting firm, Morrow & Co., in connection with the solicitation of proxies for the SNC Meeting, at an estimated fee of $7,500.

  No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Joint Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by SNC, UCB or any other person. The delivery of this Joint Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of SNC or UCB since the date of this Joint Proxy Statement/Prospectus.

RECOMMENDATION OF SNC BOARD

  The SNC Board has unanimously adopted the Merger Proposal and believes that the Merger Proposal is fair to and in the best interests of SNC and its shareholders. The SNC Board unanimously recommends that SNC's shareholders vote "FOR" approval of the Merger Proposal and the other SNC Matters. See "THE MERGER--Background of the Merger," "--Reasons for the Merger," "ADDITIONAL MATTERS RELATING TO THE SNC MEETING--Election of Directors," "--Approval of Amendment to SNC Articles," "--Approval of Amendment to SNC Bylaws," "-- Approval of Amendment to Directors' Plan" and "--Appointment of Auditors."

                                THE UCB MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to the shareholders of UCB as of the UCB Record Date and is accompanied by a form of proxy which is solicited by the UCB Board for use at the UCB Meeting to be held on April 22, 1997, at 10:00 a.m., local time, at the UCB Support Services Building, Highway 701 North, Whiteville, North Carolina. At the UCB Meeting, the shareholders will consider and vote upon proposals (a) to approve the Reorganization Agreement and the Plan of Merger attached hereto as Appendix I to this Joint Proxy Statement/Prospectus and (b) to elect 12 members to the UCB Board for terms expiring at the earlier of the Effective Time or the date of the 1998 annual meeting of UCB shareholders (collectively, the "UCB Matters"). Proxies may be voted on such other matters as may properly come before the UCB Meeting at the discretion of the proxy holders named therein. The UCB Board knows of no such other matters except matters incidental to the conduct of the UCB Meeting.

  Holders of UCB Common Stock are requested to complete, date and sign the accompanying proxy and return it promptly to UCB in the enclosed postage prepaid envelope.

RECORD DATES, VOTING RIGHTS AND VOTE REQUIREMENTS

  Only the holders of UCB Common Stock on the UCB Record Date are entitled to receive notice of and to vote at the UCB Meeting. On the UCB Record Date there were 24,383,978 shares of UCB Common Stock issued and outstanding which were held by approximately 10,200 holders of record. Each share of UCB Common Stock outstanding on the UCB Record Date is entitled to one vote as to each of the matters submitted at the UCB Meeting.

  Pursuant to the NCBCA and the UCB Articles, approval of the Reorganization Agreement and the Plan of Merger will require the affirmative vote of a majority of all shares of UCB Common Stock entitled to be cast on the proposal. FAILURE OF A HOLDER OF UCB COMMON STOCK TO VOTE HIS SHARES WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER.

  The UCB Board currently consists of 13 persons who are elected annually for one-year terms. One incumbent director will retire in accordance with UCB's director retirement policy on the date of the UCB Meeting, having reached the mandatory retirement age of 70. It is intended that the persons named in the accompanying form of proxy as proxy holders will vote to elect the 12 nominees listed elsewhere in this Joint Proxy Statement/Prospectus as directors, unless authority so to vote is withheld. Although management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by an unexpected occurrence, it is intended that shares of UCB Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named in the accompanying form of proxy. The election of each nominee requires the affirmative vote of a plurality of the shares of UCB Common Stock cast in the election of directors. Holders of UCB Common Stock do not have cumulative voting rights in the election of directors. See "ADDITIONAL MATTERS RELATING TO THE UCB MEETING--Election of Directors."

  As of the UCB Record Date, the directors and executive officers of UCB and their affiliates beneficially owned a total of 1,110,709 shares, or 4.56%, of the issued and outstanding shares of UCB Common Stock, exclusive of shares which may be acquired pursuant to the exercise of stock options or rights or awards. Each director and executive officer of UCB has indicated such person's intention to vote those shares of UCB Common Stock over which such person has voting authority (other than in a fiduciary capacity) in favor of the UCB Matters. As of the UCB Record Date, the directors and executive officers of SNC and their affiliates beneficially owned a total of less than 1% of the issued and outstanding shares of UCB Common Stock. Each director and executive officer of SNC has indicated such person's intention to vote those UCB shares over which such person has voting authority (other than in a fiduciary capacity) in favor of the UCB Matters. As of the UCB Record Date, SNC and its subsidiaries owned and intended to vote on their own account or in fiduciary capacities a total of less than 1% of the outstanding shares of UCB Common Stock.

  As of the UCB Record Date various subsidiaries of UCB as fiduciary, custodians and agents, had sole or shared voting power over 288,556 shares, or 1.18% of the issued and outstanding shares, of UCB Common Stock under trust agreements and other instruments and agreements. It is the policy of these subsidiaries not to vote such shares in the absence of instructions from other appropriate parties having an interest in such stock, such as co-fiduciaries and participants in such plans, unless the subsidiary has sole authority with respect to shares thereto. In addition, a subsidiary of UCB is the trustee of the UCB Savings Plan and may, under applicable authority, have certain residual fiduciary responsibilities with respect to the voting of any unvoted, allocated shares of UCB Common Stock held in the UCB Savings Plan. As of the UCB Record Date, there were 2,577,917 allocated shares, or 10.57% of the issued and outstanding shares, of UCB Common Stock, held by the UCB Savings Plan. See "ADDITIONAL MATTERS RELATING TO THE UCB MEETING--Security Ownership."

VOTING AND REVOCATION OF PROXIES

  The shares of UCB Common Stock represented by properly executed proxies, received at or prior to the time for the UCB Meeting, will be voted as directed by the shareholders unless revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the UCB Matters. Shares with respect to which proxies have been marked as abstentions will not be counted as votes cast. In addition, Broker Shares will not be counted as votes cast. Shares with respect to which proxies have been marked as abstentions and Broker Shares, however, will be treated as shares present for purposes of determining whether a quorum is present. If any other matters are properly presented at the UCB Meeting and may be properly voted on, the proxies solicited hereby will be voted on such matters at the discretion of the proxy holders named therein. If necessary, the proxy holder may vote in favor of a proposal to adjourn the UCB Meeting in order to permit further solicitation of proxies in the event that there should not be sufficient votes to approve the UCB Matters at the time of the UCB Meeting. However, in such event, voting authority will be exercised only to the extent permissible under the applicable federal securities laws and no proxy holder will vote any proxies voted "against" approval of a particular UCB Matter "for" a proposal to adjourn the UCB Meeting to solicit additional proxies for that particular UCB Matter. The UCB Board is not aware of any other business to be presented at the UCB Meeting, other than matters incidental to the conduct of the UCB Meeting. This proxy is being solicited for the UCB Meeting called to consider the UCB Matters and will not be used for any other meeting of the shareholders of UCB.

  The presence of shareholders at the UCB Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of UCB at UCB's principal executive offices prior to the UCB Meeting, or by attending the UCB Meeting and voting in person. The proxy will not be revoked by the death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or incapacity is filed with the Secretary of UCB or other person authorized to tabulate the votes.

  BECAUSE APPROVAL OF THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF UCB COMMON STOCK, ABSTENTIONS AND BROKER SHARES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE UCB BOARD URGES ITS SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

SOLICITATION OF PROXIES

  SNC will pay 70%, and UCB will pay 30%, of the cost of printing and registering the shares issuable pursuant to this Joint Proxy Statement/Prospectus, and UCB will bear all other costs relating to the solicitation of proxies in connection with the UCB Meeting. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers and other employees of UCB, who will not be specially compensated for such solicitation activities. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for their reasonable expenses incurred in connection therewith by UCB. UCB presently intends to use the services of a proxy soliciting firm, Morrow & Co., in connection with the solicitation of proxies for the UCB Meeting, at an estimated cost of $5,000.

  No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Joint Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by SNC, UCB or any other person. The delivery of this Joint Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of SNC or UCB since the date of this Joint Proxy Statement/Prospectus.

RECOMMENDATION OF UCB BOARD

  The UCB Board has unanimously adopted the Reorganization Agreement and the Plan of Merger and believes that the Reorganization Agreement and the Plan of Merger are fair to, and in the best interests of, UCB and its shareholders. The UCB Board unanimously recommends that UCB's shareholders vote "FOR" approval of the Reorganization Agreement, the Plan of Merger and the other UCB Matters. See "THE MERGER--Background of the Merger" and "--Reasons for the Merger," and "ADDITIONAL MATTERS RELATING TO THE UCB MEETING--Election of Directors."

                                  THE MERGER

  The following information describes the material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Reorganization Agreement and the Plan of Merger, which are attached to this Joint Proxy Statement/Prospectus as Appendix I and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

  The information below contains certain forward-looking statements with respect to the financial condition, results of operations and business of SNC following consummation of the Merger. See the inside cover page of this Joint Proxy Statement/Prospectus for a description of factors that may cause actual results to differ materially from those contemplated by such forward-looking statements.

GENERAL

  At the Effective Time, UCB will be merged with and into SNC, and SNC will be the surviving corporation. Shareholders of UCB (other than dissenting shareholders) will receive 1.135 shares (subject to possible upward adjustment) of SNC Common Stock for each share of UCB Common Stock and cash in lieu of fractional shares as described below. See "--Exchange Ratio." As soon as practicable after the Merger, the Bank Mergers of UCB-NC and UCB-SC into BB&T-NC and BB&T-SC, respectively, will be effected, with BB&T-NC and BB&T-SC as the surviving entity in each case. See "--Background of the Merger" and "-- Reasons for the Merger" for a description of factors that the SNC Board and the UCB Board each considered in approving the Reorganization Agreement and the Plan of Merger and the transactions contemplated thereby.

BACKGROUND OF THE MERGER

  In light of significant consolidation in the financial services industry fueled largely by material technological changes, deregulation and heightened competition, management of UCB, together with the UCB Board, has over the past several years periodically evaluated UCB's overall operating strategy and alternatives that were available to the company as a mid-size financial institution headquartered in North Carolina. In that regard, it was the belief of management and the UCB Board that any of the following corporate strategies could be pursued by UCB: (i) continued growth in earnings on an independent basis, including acquisitions of smaller institutions from time-to-time and various other assumptions; (ii) a merger of equals (in which the transaction is structured to take into account the relative contribution of the respective parties to a variety of measures, but which generally involves no acquisition premium based on the trading prices of the common stock of the respective parties) with another North Carolina mid-size institution; or (iii) a merger with or sale to a larger financial institution (which would involve an acquisition premium based on the trading price of UCB Common Stock). As an integral part of its periodic assessment, UCB consulted with Wheat First, who met at least annually with the UCB Board beginning in 1994 to discuss the consolidation environment in North Carolina, the Southeast and other regions of the United States, and to advise and review with the UCB Board those strategic alternatives which they believed were available to UCB. On the basis of such advice and consultation with Wheat First and continued assessment of UCB's future business prospects, the UCB Board determined that a course of corporate independence should be pursued so long as UCB's shareholders and other constituencies remained well served. The UCB Board, however, recognized that continued independence of mid-size financial institutions like UCB was subject to uncertainty in view of the ongoing industry consolidation, and that at some point, any of several larger institutions could propose on an unsolicited basis a combination that would warrant serious consideration by UCB and potentially result in the acquisition or merger of UCB with and into such an institution. The UCB Board requested executive management of UCB to keep it fully informed of any material changes or strategic shifts in the alliances between financial institutions in North Carolina and the Southeast generally. In that regard, UCB's executive management had informal contacts and discussions from time-to-time with the executive management of other financial institutions, including SNC, to assess such institutions' operating philosophy and strategic goals and objectives with respect to acquisitions and mergers in UCB's market area. The informal contacts and discussions that management held with other financial institutions were designed only to acquaint UCB management with the management philosophy and strategic objectives of the other institutions, and were not designed or intended by UCB to solicit definitive merger proposals or lead to formal merger or acquisition negotiations with any of such institutions. Such contacts and discussions were pursued only for the purpose of furthering UCB's knowledge of other institutions located in the Southeast that could reasonably be expected to be interested in furthering or developing their franchises in UCB's market area. During the referenced period, the UCB Board did not believe that a merger of equals transaction between UCB and another mid-size financial institution was a desirable or viable corporate strategy for UCB and its shareholders, since a merger of equals as described above would result in loss of significant control of UCB without its shareholders realizing an immediate acquisition premium. Consequently, UCB elected to pursue its corporate independence as a financially strong, well operated financial institution until the emergence in 1996 of SNC as a serious merger partner.

  On April 22, 1996, John A. Allison, IV, Chairman and Chief Executive Officer of SNC, telephoned, on an unsolicited basis, E. Rhone Sasser, Chairman and Chief Executive Officer of UCB, to request an opportunity to discuss a possible combination between SNC and UCB. As a result of such conversation, on May 15, 1996, Messrs. Allison and Sasser met to explore a possible combination between the two institutions. While no agreements or understandings were reached with respect to a proposed combination of UCB and SNC, certain nonfinancial issues relating to consolidating the operations of UCB and SNC were discussed generally and the parties agreed to continue their discussions.

  Following further telephone conversations between Messrs. Allison and Sasser, UCB requested Wheat First to prepare an updated analysis of UCB's strategic alternatives, and make a presentation to the UCB Board on June 19, 1996. At this meeting, Mr. Sasser briefed the UCB Board as to the status of discussions with SNC at that point and representatives of Wheat First briefed the UCB Board on the regional and national merger climate for financial institutions generally, reviewed the Wheat First assessment of the strategic alternatives available to UCB, and reviewed UCB's and SNC's financial performance and future prospects. On the basis of such presentations, the UCB Board authorized UCB management and Wheat First to further explore a possible merger with SNC, including receipt of an indication of financial terms.

  On June 20, 1996, representatives of Wheat First, on behalf of UCB, met with Mr. Allison and other representatives of SNC to discuss the financial terms of a proposed merger transaction between UCB and SNC. At this meeting, SNC initially proposed an exchange ratio of 1.04 shares of SNC Common Stock for each outstanding share of UCB Common Stock. During the course of such meeting with Wheat First, SNC increased the proposed exchange ratio to 1.12, which represented a value of approximately $32.90 per share of UCB Common Stock based on the closing price of SNC Common Stock on June 19, 1996. The above referenced meeting was followed by further discussion between Messrs. Allison and Sasser with respect to the proposed financial terms.

  The proposed exchange ratio of 1.12, based on the then trading price of SNC Common Stock, was deemed by the UCB Board, based in part on the analysis prepared by Wheat First, to represent a value per share of UCB Common Stock that was not acceptable to the UCB Board. As a result, discussions were terminated on June 21, 1996.

  In early September 1996, Scott E. Reed, Senior Executive Vice President and Chief Financial Officer of SNC, telephoned a representative of Wheat First to explore the possibility of re-opening discussions between UCB and SNC. That telephone conversation was followed by an unsolicited, written merger proposal from Mr. Allison to Mr. Sasser. On September 23, 1996, representatives of UCB, Wheat First and Alston & Bird LLP, special counsel to UCB, met to discuss generally the process of analyzing and responding to the written merger proposal of SNC.

  On October 16, 1996, Mr. Sasser updated the UCB Board with respect to discussions with SNC and called for a special meeting of the UCB Board to be held on October 23, 1996, to consider the written merger proposal of SNC. At such meeting, Mr. Sasser reviewed the events leading up to the meeting. Alston & Bird LLP reviewed generally the fiduciary obligations of directors in considering strategic alternatives, mergers and sales. Wheat First made a presentation relating to various financial analyses of the transaction on the basis proposed by SNC, a comparison of UCB as an independent institution, and an assessment of SNC Common Stock to be received in the proposed merger. In addition, Wheat First reviewed the capacity of certain other banking institutions to pay acquisition premiums for UCB without any material earnings per share dilution principally because of their perceived ability to achieve various levels of cost savings. The information generally indicated that large-in-market institutions, such as SNC, could likely achieve significant cost savings in a merger with UCB and therefore potentially pay higher prices than out-of-market institutions. After further discussion and consideration of the factors described below, the UCB Board authorized its Executive Committee (the "UCB Executive Committee"), together with management and its advisors, to continue discussions with SNC.

  Following the October 23 UCB Board meeting, Mr. Sasser had further discussions with Mr. Allison aimed at increasing the proposed exchange ratio of SNC Common Stock for UCB Common Stock. As a result of these conversations, Mr. Allison informed Mr. Sasser on October 24, 1996, that SNC would be willing to increase the exchange ratio from 1.12 to 1.135 shares of SNC Common Stock for each share of UCB Common Stock, representing approximately $38.02 per share of UCB Common Stock based on the closing sale price of SNC Common Stock on October 24, 1996.

  Based on the increase in the proposed exchange ratio from 1.12 to 1.135 shares of SNC Common Stock for each share of UCB Common Stock and the increase in the market price of SNC Common Stock since the parties terminated discussions on June 21, 1996, the value to be received for each share of UCB Common Stock increased from $32.90 to $38.02 and was deemed by the UCB Board, based in part on the analysis prepared by Wheat First, to represent a value per share of UCB Common Stock that was reflective of a fair offer for UCB. Accordingly, the UCB Board authorized two members of the UCB Executive Committee, Alfred E. Cleveland and Jack E. Shaw, together with Mr. Sasser and Ronald C. Monger, Chief Financial Officer of UCB, to meet with Messrs. Allison and Reed and Henry G. Williamson, Jr., Chief Operating Officer of SNC, on October 26, 1996, in Richmond, Virginia. The material terms of the proposed merger were discussed, including certain nonfinancial issues relating to SNC's commitments to minimize job losses in the Whiteville, North Carolina community and to offer employment or settlement agreements to certain executive officers of UCB. As a result of such meeting, a tentative schedule for negotiating and approving the definitive merger agreement was discussed. During the following week, discussions continued between representatives of UCB and SNC, including various discussions related to appropriate price protection mechanisms and the Option Agreements. On the basis of these discussions with respect to price and price protection, the UCB Executive Committee authorized on October 28, 1996, UCB and its representatives to proceed with negotiating the definitive merger agreement. Further discussions and negotiations with respect to the definitive agreement occurred throughout the week of October 28, 1996.

  On November 1, 1996, the UCB Board met to review the terms of the Reorganization Agreement and the Option Agreements as summarized by Alston & Bird LLP. Wheat First reported that it had completed its due diligence review and delivered its written opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of UCB.

  On the basis of such presentations and the factors set forth under "-- Reasons for the Merger--UCB," the UCB Executive Committee recommended approval of the Reorganization Agreement and the Option Agreements to the UCB Board, and the UCB Board unanimously approved and authorized execution of the Reorganization Agreement and the Option Agreements.

  In entering into the Reorganization Agreement, the parties deferred their respective due diligence investigations until after execution of the Reorganization Agreement. SNC and UCB did not exchange financial forecasts or other material nonpublic information prior to the execution of the Reorganization Agreement.

REASONS FOR THE MERGER

 SNC

  SNC's announced acquisition strategy is to pursue high-quality banks and thrifts in its current markets with the ultimate goal of improving its financial performance and franchise value. SNC management believes the

Merger meets these criteria and that it will significantly strengthen SNC's market share in North Carolina and South Carolina. SNC management considers UCB to have a solid capital position, excellent credit quality and a strong branch office network, and believes that its corporate culture is highly compatible with SNC's. In light of the benefits and potential cost savings that SNC management perceives to be inherent in in-market acquisitions, such as the Merger, SNC management believes that the Merger will enable SNC to increase its franchise value and improve upon its efficiencies and momentum in selling fee-based and interest-based products and services.

  In approving the Reorganization Agreement and the Merger, the SNC Board considered a number of material factors concerning the benefits of the Merger, including the following:

    (a) Information concerning UCB. Management of SNC presented information to the SNC Board concerning the business, operations, earnings, asset composition and quality, financial condition and market share of UCB. The SNC Board considered the compatibility of SNC's and UCB's operations, noting that the Merger would significantly increase SNC's deposit market share in North Carolina and South Carolina. Based on these factors, the SNC Board concluded that UCB's ability to contribute to the revenues, earnings and franchise value of SNC made UCB an attractive acquisition candidate.

    (b) The financial terms of the Merger. The SNC Board reviewed information showing the relationship of the value of the consideration issuable in the Merger to UCB Common Stock's market value at October 31, 1996 (a 51% premium), tangible book value at September 30, 1996 (2.79x), and earnings per share for the 12 months ended September 30, 1996 (19.4x). The SNC Board considered that these ratios reflected recent upward movement in the market price of SNC Common Stock and concluded that the Merger represented an attractive strategic acquisition.

    (c) The nonfinancial terms of the Merger. The SNC Board considered that the Merger would be treated as a tax-free exchange of UCB Common Stock for SNC Common Stock for federal income tax purposes and would be accounted for as a pooling of interests.

    (d) Regulatory approvals. The SNC Board considered the likelihood that the Merger and the Bank Mergers would be approved by applicable regulatory authorities without undue conditions or delay. See "--Regulatory Considerations."

    (e) Opportunities to enhance efficiency. The SNC Board considered the opportunities for reduction of expenses associated with the operations of UCB through consolidations of branches and support functions, as well as opportunities for enhanced balance sheet management and margins.

    (f) Industry consolidation. The SNC Board considered the prevailing trend toward consolidation in the nation's banking industry, in particular the distribution of market share in the markets served by SNC, and concluded that the Merger would enhance SNC's ability to remain competitive in such markets.

    (h) Fairness opinion of Alex. Brown. The SNC Board received the report of its financial advisor, Alex. Brown, which compared UCB to selected peer banks and the premium to be paid in the Merger to premiums paid in other merger transactions, and the opinion rendered by Alex. Brown that the Exchange Ratio was fair from a financial point of view to SNC.

  The foregoing discussion is not exhaustive, but includes all of the material factors considered by the SNC Board in determining to recommend that shareholders approve the Merger Proposal. The SNC Board did not quantify or otherwise attempt to assign relative or specific weights to the factors considered in reaching its determination that the Merger Proposal is in the best interests of shareholders.

  For the reasons described above, the SNC Board unanimously approved the Reorganization Agreement and the Plan of Merger and believes the Merger Proposal is fair to, and is in the best interests of, its shareholders. The SNC Board recommends that SNC shareholders vote "FOR" approval of the Merger Proposal.

 UCB

  In reaching its conclusion to approve the Merger, the UCB Board consulted with UCB's senior management, as well as with its financial and legal advisors, and considered various factors, including the following:

    (a) The financial terms of the Merger. The presentation by Wheat First indicating that the transaction multiples for UCB, based on the Exchange Ratio in the Merger and the SNC Common Stock price on October 31, 1996, compared favorably with, and were among the highest of, the other transactions reviewed by Wheat First, and represented multiples of 2.79 x UCB's per common share fully diluted book value at September 30, 1996, 19.4 x UCB's last 12 months earnings per share through September 30, 1996; and a 58.8% premium over the closing price of UCB Common Stock on October 31, 1996, and a 67.2% premium over the closing price of UCB Common Stock on October 1, 1996.

    (b) The effect on shareholder value of UCB's remaining independent compared to the effect of its combining with SNC. In this respect, the UCB Board considered whether it was reasonable to anticipate that UCB as an independent enterprise could produce the earnings necessary to result in a value comparable to the value to be received in the Merger. Second, the UCB Board took into account that UCB had special value to SNC in providing SNC with the largest deposit market share position in North Carolina and that SNC had the ability to realize cost savings in the Merger to support the price being paid which out-of-market acquirors could not reasonably be expected to meet. Third, the UCB Board considered that the operating philosophies and corporate cultures of UCB and SNC were similar and complementary in scope. Fourth, the UCB Board considered that, based upon the current dividend payouts by UCB and SNC, there would be a 70.3% increase in dividends for UCB shareholders.

    (c) Certain financial information about UCB and SNC. Such information included, but was not limited to, information with regard to recent and historical stock performance, valuation analyses, pro forma analyses, comparative financial and operating performance data, acquisition capacity analyses, "Wall Street" research ratings comparisons and comparable merger and acquisition transactions as presented by Wheat First.

    (d) Advice of financial advisor and fairness opinion. The opinion of Wheat First (including the assumptions and financial information and projections relied upon by Wheat First in arriving at such opinion) that, as of November 1, 1996, the Exchange Ratio was fair, from a financial point of view, to the shareholders of UCB. See "--Opinions of Financial Advisors."

    (e) Certain nonfinancial information and terms of agreements. The UCB Board considered the terms of the Reorganization Agreement including its right to terminate the Reorganization Agreement in the event of a significant decline in the price of SNC Common Stock prior to consummation of the Merger unless SNC then elected to increase the Exchange Ratio as specified in the Reorganization Agreement. The UCB Board was advised that SNC made the SNC Option Agreement a condition of the transaction, and the UCB Board considered that the existence of the SNC Option Agreement might discourage third parties from seeking to acquire UCB. The UCB Board took into account that it is expected that the Merger will be tax-free, for federal income tax purposes, to UCB's shareholders to the extent they receive shares of SNC Common Stock (other than with respect to cash paid in lieu of fractional shares). The UCB Board was reminded that the Merger would trigger certain change in control provisions of certain preexisting employment and incentive compensation agreements with executive management, and that SNC had offered to enter into new employment or settlement arrangements with eight of such executives in consideration of such individuals terminating their respective, existing employment agreements with UCB or its bank subsidiaries, as appropriate. See "--Exchange Ratio," "--Certain Federal Income Tax Consequences of the Merger," "--Interests of Certain Persons in the Merger," and "--Option Agreements."

    (f) Regulatory approvals. The UCB Board considered the probability of the regulatory approvals that would be required with respect to the Merger being obtained. See "--Regulatory Considerations."

    (g) Impact on UCB constituencies. The general impact of the Merger on the various constituencies served by UCB, including its customers, employees, communities and others. In this regard, the UCB Board took into account SNC's perceived approach to its employees and the communities in which it operates, including the commitments made by SNC with respect to employment opportunities in the Whiteville, North Carolina community, as well as the commitment of SNC to offer employment to seven executives of UCB following the Merger.

  The foregoing discussion of the information and factors considered by the UCB Board is not intended to be exhaustive but is believed to include all material factors considered by the UCB Board. In reaching its determination to approve the Merger, the UCB Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated thereby, and considering, among other things, the matters discussed above and the opinion of Wheat First referred to above, the UCB Board unanimously approved the Reorganization Agreement, as being in the best interests of UCB and its shareholders.

  For the reasons described above, the UCB Board unanimously approved the Reorganization Agreement and believes the Merger is fair to, and is in the best interests of, its shareholders. Accordingly, the UCB Board unanimously recommends that UCB shareholders vote "FOR" approval of the Reorganization Agreement and the Plan of Merger.

OPINIONS OF FINANCIAL ADVISORS

 Wheat First

  UCB retained Wheat First to act as its financial advisor in connection with the Merger and to render a written opinion to the UCB Board as to the fairness, from a financial point of view, to the holders of UCB Common Stock (other than SNC and its affiliates) of the Exchange Ratio. Wheat First is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The UCB Board selected Wheat First to serve as its financial advisor in connection with the Merger on the basis of such firm's expertise. Wheat First regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry, including UCB and SNC.

  Representatives of Wheat First attended the meeting of the UCB Board on November 1, 1996, at which the Reorganization Agreement was considered and approved. At the meeting, Wheat First issued its written opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of UCB Common Stock (other than SNC and its affiliates). A written opinion dated as of the date of this Joint Proxy Statement/Prospectus has been delivered to the UCB Board to the effect that, at such date, the Exchange Ratio is fair, from a financial point of view, to the holders of UCB Common Stock.

  The full text of the Wheat First Opinion, dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as Appendix II to this Joint Proxy Statement/Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Joint Proxy Statement/Prospectus. The summary of the Wheat First Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion. The Wheat First Opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of UCB Common Stock (other than SNC and its affiliates) and does not constitute a recommendation to any shareholder of UCB as to how such shareholder should vote on the Merger.

  In arriving at its written opinion dated November 1, 1996, Wheat First reviewed certain publicly available business and financial information relating to UCB and SNC and certain other information provided to it, including, among other things, the following: (a) UCB's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1995; (b) UCB's Quarterly Reports on Form 10-Q and related financial information for the periods ended June 30, 1996 and March 31, 1996 and certain financial data provided by management of UCB for the period ended September 30, 1996; (c) SNC's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1995; (d) SNC's Quarterly Reports on Form 10-Q and related financial information for the periods ended June 30, 1996 and March 31, 1996 and certain financial data provided by management of SNC for the period ended September 30, 1996; (e) certain publicly available information with respect to historical market prices and trading activities for UCB Common Stock and SNC Common Stock and for certain publicly traded financial institutions which Wheat First deemed relevant; (f) certain publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant; (g) the Reorganization Agreement; (h) certain estimates of the cost savings, revenue enhancements and divestitures projected by UCB and SNC for the combined company; (i) other financial information concerning the businesses and operations of UCB and SNC, including certain audited financial information and certain internal financial analyses and forecasts for UCB and SNC prepared by the senior managements of these companies; and (j) such financial studies, analyses, inquiries and other matters as Wheat First deemed necessary. In addition, Wheat First met with members of the senior managements of UCB and SNC to discuss the business and prospects of each company.

  In connection with its review, Wheat First relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including representations and warranties of UCB and SNC included in the Reorganization Agreement, and Wheat First has not assumed any responsibility for independent verification of such information. Wheat First relied upon the managements of UCB and SNC as to the reasonableness and achievability of its financial and operational forecasts and projections, and the assumptions and bases therefor, provided to Wheat First, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Wheat First also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for UCB and SNC are adequate to cover such losses. Wheat First did not review any individual credit files of UCB or SNC, nor did it make an independent evaluation or appraisal of the assets or liabilities of UCB or SNC.

  Additionally, Wheat First considered certain financial and stock market data of UCB and SNC and compared that data with similar data for certain publicly held financial institutions and considered the financial terms of certain other comparable transactions that recently have been announced or effected, as further discussed below. Wheat First also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant.

  In connection with rendering its opinion, dated as of the date of this Joint Proxy Statement/Prospectus, Wheat First performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the Exchange Ratio to holders of UCB Common Stock (other than SNC and its affiliates) was to some extent a subjective one based on the experience and judgment of Wheat First and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat First believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat First's view of the actual value of UCB or SNC.

  In performing its analyses, Wheat First made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of UCB or SNC. The analyses performed by Wheat First are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat First assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to SNC.

  The Wheat First Opinion is just one of the many factors taken into consideration by the UCB Board in determining to approve the Reorganization Agreement. The Wheat First Opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for UCB, nor does it address the effect of any other business combination in which UCB might engage.

  The following is a summary of the analyses performed by Wheat First in connection with its written opinion delivered to the UCB Board on November 1, 1996:

  Comparison of Selected Companies. Wheat First compared the financial performance and market trading information of SNC to that of a group of regional bank holding companies (the "Group"). The Group included: AmSouth Bancorporation, Banc One Corporation, Crestar Financial Corporation, First Union Corporation, Huntington Bancshares Incorporated, KeyCorp, NationsBank Corporation, Norwest Corporation, Regions Financial Corporation, SouthTrust Corporation, SunTrust Banks, Inc., Synovus Financial Corp. and Wachovia Corporation.

  Based on financial data as of and for the three-month period ended June 30, 1996, or September 30, 1996, SNC had: (a) equity to assets of 7.85% compared to an average of 7.80%, a minimum of 6.49% and a maximum of 9.63% for the Group; (b) nonperforming assets to total assets of 0.37% compared to an average of 0.46%, a minimum of 0.16% and a maximum of 0.62% for the Group; (c) reserves for loan losses to nonperforming assets of 233.57% compared to an average of 274.43%, a minimum of 166.91% and a maximum of 561.80% for the Group; (d) returns on average assets before extraordinary and nonrecurring items of 1.48% compared to an average of 1.38%, a minimum of 1.09% and a maximum of 1.83% for the Group; and (e) returns on average equity before extraordinary and nonrecurring items of 18.71% compared to an average of 17.86%, a minimum of 13.02% and a maximum of 22.44% for the Group.

  Based on the market values as of October 31, 1996, and financial data as of September 30, 1996, SNC had: (a) a stock price to book value multiple of 228.10% compared to an average of 216.27%, a minimum of 181.74% and a maximum of 282.52% for the Group; (b) a stock price to "First Call" (as hereinafter defined) 1996 estimated earnings per share before extraordinary items multiple of 12.59x compared to an average of 13.14x, a minimum of 11.57x and a maximum of 16.95x for the Group; (c) a stock price to First Call 1997 estimated earnings per share multiple of 11.35x compared to an average of 11.96x, a minimum of 10.51x and a maximum of 15.44x for the Group; and (d) an indicated dividend yield of 3.12% compared to an average of 2.80%, a minimum of 1.47% and a maximum of 3.45% for the Group. "First Call" is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

  Analysis of Selected Transactions. Wheat First performed an analysis of premiums paid in 11 selected pending or recently completed mid-size bank acquisitions announced between May 1, 1995, and October 30, 1996 (the "Selected Transactions"). Multiples of book value, premium to prior week price, trailing 12 months earnings and estimated current year earnings paid in the Selected Transactions were compared to the multiples and premiums implied by the consideration offered by SNC in the Merger. The Selected Transactions included the following pending transactions: Crestar Financial Corporation/Citizens Bancorp and Mercantile Bancorporation, Inc./Mark Twain Bancshares. The Selected Transactions included the following completed transactions: Bank of Boston Corporation/BayBanks, Inc.; Regions Financial Corporation/First National Bancorp; CoreStates Financial Corp/Meridian Bancorp, Inc.; UJB Financial Corp./Summit Bancorporation; NationsBank Corporation/Bank South Corporation; Boatmen's Bancshares, Inc./Fourth Financial Corporation; First Bank System, Inc./FirsTier Financial, Inc.; PNC Bank Corporation/Midlantic Corporation; and U.S. Bancorp/West One Bancorp.

  Based on the market value of SNC Common Stock on October 31, 1996, and financial data as of September 30, 1996, the analysis yielded the following ratios of the implied consideration to be paid by SNC to UCB: (a) to book value of 279.31% compared to an average of 219.46%, a minimum of 177.97% and a maximum of 280.32% for the Selected Transactions; (b) to premium to prior week price of 58.79% compared to an average of 27.25%, a minimum of 1.24% and a maximum of 68.03% for the Selected Transactions; (c) to trailing 12 months earnings per share multiple of 19.36x compared to an average of 16.21x, a minimum of 10.80x and a maximum of 21.48x for the Selected Transactions; and (d) to First Call current year estimated earnings per share multiple of 18.54x compared to an average of 15.82x, a minimum of 12.33x and a maximum of 19.27x for the Selected Transactions.

  Contribution Analysis. Wheat First analyzed the relative contribution made by each of UCB and SNC to certain balance sheet and income statement items including assets, deposits, shareholders' equity and estimated earnings. Wheat First then compared the relative contribution of such balance sheet and income statement items with the fully diluted ownership percentage of the combined company of approximately 20.09% for UCB shareholders based on an Exchange Ratio of 1.135. The contribution analysis showed that under the SNC proposal, UCB would contribute approximately 16.83% of the combined assets, 17.20% of the combined shareholders' equity (before Merger-related expenses) and 14.50% of the First Call current year estimated earnings of the two companies (before cost savings).

  Discounted Dividends Analysis. Using discounted dividends analysis, Wheat First estimated the present value of the future stream of dividends that UCB could produce over the next five years, under various circumstances, assuming the company performed in accordance with the earnings forecasts of management and an assumed level of expense savings were achieved. Wheat First then estimated the terminal values for UCB Common Stock at the end of the period by applying multiples ranging from 10x to 12x earnings projected in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 13% to 15%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of UCB Common Stock. This discounted dividend analysis indicated reference ranges of between $33.45 and $41.53 per share for UCB Common Stock. These values compare to the implied consideration to be offered by SNC to UCB in the Merger of $39.30 based on the market value of SNC Common Stock on October 31, 1996.

  In connection with its written opinion as of the date hereof, Wheat First confirmed the appropriateness of its reliance on the analyses used to render its November 1, 1996 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

  No company or transaction used as a comparison in the above analysis is identical to UCB, SNC or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

  The Wheat First Opinion is dated as of the date of this Joint Proxy Statement/Prospectus and is based solely upon the information available to Wheat First and the economic, market and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in the Wheat First Opinion. Wheat First has not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof.

  As compensation for Wheat First's services, UCB has agreed to pay Wheat First $350,000 which was payable upon the delivery to the UCB Board of a written opinion. UCB will also pay Wheat First an amount equal to $2.6 million which is payable on the Closing Date. UCB has agreed also to reimburse Wheat First for its out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless of whether the Merger is consummated. UCB has further agreed to indemnify Wheat First against certain liabilities, including certain liabilities under federal securities laws. The payment of the above fees is not contingent upon Wheat First rendering a favorable opinion with respect to the Merger. In addition, UCB has paid Wheat First a financial advisory retainer of $1.25 million, which was payable on December 31, 1996, for financial advisory services.

 Alex. Brown

  SNC retained Alex. Brown to act as its financial advisor in connection with its proposed acquisition of UCB. Alex. Brown was selected to act as SNC's financial advisor based upon it qualifications, expertise and reputation, as well as Alex. Brown's prior investment banking relationship and familiarity with SNC. Alex. Brown has historically provided, and continues to provide, certain other financial advisory and agency services to SNC. Alex. Brown regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry, including SNC.

  On November 1, 1996, at the meeting at which the SNC Board approved and adopted the Reorganization Agreement and the Plan of Merger, Alex. Brown delivered a written opinion to the SNC Board that, as of such date, the Exchange Ratio of 1.135 shares of SNC Common Stock to be paid by SNC for each share of UCB Common Stock was fair from a financial point of view to SNC. No limitations were imposed by the SNC Board upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering the Alex. Brown Opinion. The full text of the Alex. Brown Opinion, updated to the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached as Appendix III to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. SNC shareholders are urged to read the Alex. Brown Opinion in its entirety. The following summary is qualified in its entirety by reference to the full text of the Alex. Brown Opinion.

  In connection with its opinion, Alex. Brown reviewed certain publicly available financial information concerning SNC and UCB and certain internal financial analyses and other information furnished to it by SNC relating to SNC and UCB. Alex. Brown held discussions with members of the senior management of SNC regarding the business and prospects of SNC and UCB, and reviewed certain internal financial analyses and forecasts for SNC and UCB prepared by their respective managements. Alex. Brown also reviewed with members of the senior management of SNC the expected cost savings and revenue enhancements related to the Merger. Alex. Brown also noted that, as part of the Reorganization Agreement, SNC had an expanded due diligence investigation right through January 10, 1997, which investigation could potentially lead to a termination event should SNC not be satisfied with the results. In addition, Alex. Brown (a) reviewed the reported price and trading activity for UCB Common Stock and SNC Common Stock, (b) compared certain financial and stock market information for UCB and SNC, respectively, with similar information for certain commercial banks, the securities of which are publicly traded, (c) reviewed the Reorganization Agreement and compared the financial terms of the Reorganization Agreement with those of certain recent business combinations in the commercial banking industry and (d) performed such other studies and analyses and considered such other factors as it deemed appropriate.

  Alex. Brown relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of the Alex. Brown Opinion. With respect to the financial forecasts reviewed by Alex. Brown in rendering its opinion, Alex. Brown assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of each of SNC and UCB as to the future financial performance of SNC and UCB. Alex. Brown did not make an independent evaluation or appraisal of the assets or liabilities of SNC or UCB nor was it furnished with any such appraisal.

  The summary set forth below does not purport to be a complete description of the analyses performed by Alex. Brown in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. No one of the analyses performed by Alex. Brown was assigned a greater significance than any other. In performing its analyses, Alex. Brown made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond SNC's or UCB's control. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  The following is a summary of the material analyses presented by Alex. Brown to the SNC Board on November 1, 1996 in connection with the Alex. Brown
Opinion:

  Summary of the Proposal. Alex. Brown reviewed the implied value of the Exchange Ratio based upon the closing share price of SNC Common Stock on October 31, 1996. This analysis showed that the implied value of the Exchange Ratio was approximately $39.30 per share of UCB Common Stock, for a total value of approximately $965 million. Based on the aggregate consideration offered using the October 31, 1996 price for SNC Common Stock, Alex. Brown calculated the premium to UCB's market price one month prior, the price as a multiple of book value, the price as a multiple of tangible book, the price as a multiple of latest 12 months ("LTM") earnings, the price as a multiple of one-year forward estimated earnings (based on Institutional Brokerage Estimation Service ("I/B/E/S") estimates) and the implied core deposit premium (defined as the transaction value less the tangible book divided by core deposits). This analysis yielded a premium to UCB's market price one month prior of 69%, a price to book value multiple of 279%, a price to tangible book value multiple of 289%, a price to latest 12 months earnings multiple of 19.4x, a price to one year forward earnings multiple of 16.6x and an implied core deposit premium of 17%. The Exchange Ratio implied that UCB shareholders in aggregate would receive 27.9 million shares, or 20.8% of pro forma total SNC shares.

  Contribution Analysis. Alex. Brown also determined the contribution by UCB of key historical balance sheet items at September 30, 1996 (including assets, loans, deposits, stated equity and tangible equity) and selected historical and estimated income statement items (including LTM net income (through September 30, 1996), 1996 I/B/E/S estimated earnings and 1997 I/B/E/S estimated earnings) to the resulting pro forma entity, as compared to the ownership percentage of the pro forma entity's common stock that was received by current SNC shareholders in aggregate (based on the October 31, 1996 closing price of SNC Common Stock) as a result of the acquisition.

  The relative levels of contribution by UCB in these selected areas and the level of pro forma ownership received by current UCB shareholders, in aggregate are presented in the following table:

                                                                UCB CONTRIBUTION
                                                                ----------------
   BALANCE SHEET ITEMS
     Assets....................................................       16.9%
     Loans.....................................................       17.7%
     Deposit...................................................       20.5%
     Equity....................................................       16.6%
     Tangible Equity...........................................       16.7%
   INCOME STATEMENT ITEMS
     LTM Net Income............................................       14.7%
     I/B/E/S 1997 E Earnings...................................       14.7%
     I/B/E/S 1998 E Earnings...................................       14.3%
   UCB PRO FORMA OWNERSHIP OF SNC..............................       20.8%

  Analysis of Selected Publicly Traded Companies. In preparing the Alex. Brown Opinion, Alex. Brown, using publicly available information, compared key market trading statistics including price as a multiple of book value, tangible book value, assets, LTM earnings, 1996 I/B/E/S estimated earnings, and 1997 I/B/E/S estimated earnings, for both SNC and UCB and a peer group of commercial bank organizations.

  In evaluating SNC's market trading performance, Alex. Brown compared SNC's financial information to the average of a peer group comprised of 18 commercial banks in the United States that possessed asset bases between $20 billion and $50 billion (the "SNC Composite"). As of October 31, 1996, the relative multiples implied by the market price of SNC Common Stock and the mean market price of the common stock of the SNC Composite to such selected financial data was: to LTM earnings 13.2x for SNC and 15.2x for the SNC Composite; to 1996 I/B/E/S estimated earnings per share, 12.6x for SNC and 14.0x for the SNC Composite; to 1997 I/B/E/S estimated earnings per share, 11.4x for SNC and 12.5x for the SNC Composite; to stated book value, 228% for SNC and 237% for the SNC Composite; to tangible book value, 235% for SNC and 275% for the SNC Composite; and to total assets, 17.9% for SNC and 18.8% for the SNC Composite.

  In evaluating UCB's market trading performance, Alex. Brown compared UCB's financial information to the averages of several peer groups. The first peer group was comprised of 48 commercial banks in the United States that possessed asset bases between $3 billion and $10 billion (the "UCB National Composite"); this peer group was then segmented into those commercial banks headquartered in the Southeast Region (North Carolina, South Carolina, Virginia, Tennessee and the District of Columbia) (the "UCB Regional Composite"). The UCB Regional Composite included Centura Banks (NC), CCB Financial Corporation (NC), First Citizens BancShares (NC), First Virginia Banks (VA), National Commerce Bancorp
(TN) and Riggs National Corporation (DC). As of October 31, 1996, the relative multiples implied by the market price of UCB Common Stock and the mean market price of the common stock of the UCB National Composite and UCB Regional Composite, respectively, to such selected financial data was: to LTM earnings 13.0x for UCB and 13.5x and 12.9x for the UCB National Composite and UCB Regional Composite, respectively; to 1996 I/B/E/S estimated earnings per share, 12.1x for UCB and 13.2x and 13.0x for the UCB National Composite and UCB Regional Composite, respectively; to 1997 I/B/E/S estimated earnings per share, 11.0x for UCB and 12.0x and 12.1x for the UCB National Composite and UCB Regional Composite, respectively; to stated book value, 185% for UCB and 192% and 190% for the UCB National Composite and UCB Regional Composite, respectively; to tangible book value, 192% for UCB and 213% and 209% for the UCB National Composite and UCB Regional Composite, respectively; and to total assets, 14.4% for UCB and 16.3% and 15.5% for the UCB National Composite and UCB Regional Composite, respectively.

  Analysis of Selected Acquisition Transactions. In preparing the Alex. Brown Opinion, Alex. Brown analyzed certain selected merger and acquisition transactions for commercial banks based upon the acquisition price relative to stated book value, to tangible book value, to LTM earnings, to forward one year earnings (based on I/B/E/S estimates), and to total assets and the premiums to core deposits and market price one month prior to the acquisition announcement (in this instance, September 30, 1996). The analysis included a review and comparison of the mean multiples represented by a sample of recently effected or pending commercial bank acquisitions nationwide having a transaction value greater than $500 million (excluding mergers of equals) which were announced since January 1, 1994 (a total of 18 transactions) (the "National Transactions"), as segmented into: (a) transactions in which the selling commercial bank achieved a return on average assets ("ROAA") greater than 1.20% in the year of its announced acquisition (a total of eight transactions) (the "Profitability-Segmented Transactions") and (b) transactions announced in 1996 (a total of three transactions).

  The relative multiples implied by the Exchange Ratio ($39.30 implied per share value to UCB shareholders as of October 31, 1996) and each of the selected acquisition transaction segmentations, respectively, are provided in the following table:

                                  PURCHASE PRICE TO:
                         -------------------------------------
                                TANGIBLE
                         BOOK     BOOK           LTM   FORWARD CORE DEPOSITS MARKET
TRANSACTION GROUP        VALUE   VALUE   ASSETS EPS(1) EPS(2)     PREMIUM    PREMIUM
-----------------        -----  -------- ------ ------ ------- ------------- -------
Merger Consideration
 ($39.30 per share)..... 279.3%  289.8%   22.1% 19.4x   16.6x      17.5%      69.0%
Precedent Transactions:
(a) National--Mean...... 210.3%  231.8%   18.9% 15.6x   13.5x      15.5%      29.8%
  High.................. 281.0%  299.1%   27.2% 21.5x   18.0x      25.4%      68.0%
  Low................... 104.9%  155.2%   10.1% 11.3x   10.7x       6.1%      -0.1%
(b) Profitability-
 Segmented--Mean........ 224.6%  245.7%   19.7% 14.7x   13.0x      15.8%      26.6%
  High.................. 281.0%  299.1%   27.2% 18.5x   15.0x      25.9%      49.8%
  Low................... 192.0%  200.8%   15.2% 12.4x   10.8x      11.9%      -0.1%
(c) 1996--Mean.......... 258.6%  270.5%   23.4% 18.2x   15.7x      21.2%      45.0%
  High.................. 281.0%  299.1%   27.2% 20.0x   18.0x      25.9%      68.0%
  Low................... 224.1%  224.7%   19.0% 16.0x   14.1x      15.2%      17.1%

--------
(1) Latest twelve months earning per share
(2) Estimates are from I/B/E/S

  Pro Forma Merger Analysis. Alex. Brown analyzed certain pro forma effects resulting from the Merger. This analysis indicated that, based on the closing price of SNC Common Stock as of October 31, 1996, the Exchange Ratio, the one-time restructuring charge associated with the Merger of $50 million pre-tax and the expected non-interest expense savings of $45.8 million and $72.4 million pre-tax in 1997 and 1998, respectively (30% and 45% of UCB's expected non-interest expenses in 1997 and 1998, respectively), the transactions would result in a slight decrease in 1997 estimated earnings per share, book value per share and tangible book value per share. The transaction would result in a slight increase, however, in 1998 earnings per share, as full cost savings are achieved.

  Dividend Analysis. Using discounted cash flow analysis, Alex. Brown estimated the present value of the future cash flows that UCB could produce on a stand-alone basis from 1997 to 2006 and distribute to SNC ("dividendable net income"). In this analysis, Alex. Brown assumed that UCB performed in accordance with the earnings forecasts, including projected cost savings and after-tax merger and reorganization charges resulting from the Merger, provided to Alex. Brown by SNC's senior management and that UCB's tangible capital to tangible asset ratio would be maintained at a 7.00% minimum level. Alex. Brown estimated the terminal value for UCB Common Stock based on a range of trading multiple from 10.0x to 11.0x UCB's 2006 earnings. This dividendable net income stream and terminal value were then discounted to present values using different discount rates ranging from 12.0% to 14.0% chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of SNC Common Stock. This discounted dividend analysis indicated a reference range of $39.54 to $47.76 per share of UCB.

  The analysis was based upon SNC senior management's projections, which were based upon many factors and assumptions, many of which are beyond the control of SNC and UCB. As indicated above, this analysis is not necessarily indicative of actual values or future results and does not purport to reflect the prices at which any security may trade at the present or at any time in the future.

  In connection with its written opinion as of the date hereof, Alex. Brown performed substantially the same analyses used to render its November 1, 1996 opinion.

  Compensation of Financial Advisor. Alex. Brown will receive a fee for investment banking services related to the Merger and related advisory work of $500,000, $250,000 of which was paid at the time of the engagement, $125,000 of which will be paid on or about the date of this Joint Proxy Statement/Prospectus and the balance of which is payable at the date the Merger is consummated. Alex. Brown will also be reimbursed for its reasonable out-of-pocket expenses incurred in connection with its advisory work, and will be indemnified against certain liabilities related to or arising out of the Merger, including liabilities arising under securities laws. In 1996, Alex. Brown received underwriting discounts of approximately $179,000 as an underwriter for a public offering of $250,000,000 principal amount of 7.05% Subordinated Notes due 2003 of SNC. In addition, in 1995 Alex. Brown received fees of approximately $1.13 million as financial advisor to Commerce Bank in connection with the acquisition of Commerce Bank by BB&T Financial-VA.

EXCHANGE RATIO

  At the Effective Time, UCB will be merged with and into SNC, and SNC will be the surviving corporation in the Merger. Each share of UCB Common Stock (other than shares held by dissenting shareholders) will be converted into the right to receive SNC Common Stock at the Exchange Ratio of 1.135 shares of SNC Common Stock for each share of UCB Common Stock.

  Under certain circumstances, the Exchange Ratio could be adjusted upward pursuant to certain provisions of the Reorganization Agreement; under no circumstances would the Exchange Ratio be less than 1.135 shares of SNC Common Stock for each share of UCB Common Stock. An adjustment to the Exchange Ratio could occur only if the UCB Board should elect by majority vote to terminate the Reorganization Agreement pursuant to the provisions of the Reorganization Agreement described below, and if SNC then elects to avoid termination of the Reorganization Agreement by adjusting the Exchange Ratio.

  UCB, by a vote of the majority of all of the members of the UCB Board, may elect to terminate the Reorganization Agreement and abandon the Merger if the circumstances in either (a) or (b) exist:

    (a) both of the following conditions are satisfied:

      (i) the Average Closing Price (as defined below) is less than $28.50, and

      (ii) (A) the number obtained by dividing the Average Closing Price by $33.50 (the "SNC Ratio") is less than (B) the number obtained by dividing the Index Price (as defined below) on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.15 (the "Index Ratio"); or

    (b) the Average Closing Price is less than $27.00.

UCB may refuse to consummate the Merger pursuant to this provision by giving written notice to SNC during the ten-day period beginning two days after the Determination Date. The notice must specify which of clauses (a) or (b) is applicable (or, if both would be applicable, which clause is being invoked). SNC will thereafter have a five-day period in which it may, in the case of a failure to satisfy the condition in clause (a), elect to increase the Exchange Ratio to equal the quotient obtained by dividing $32.35 by the Average Closing Price, or, in the case of a failure to satisfy the condition in clause (b), elect to increase the Exchange Ratio to equal the quotient obtained by dividing $30.65 by the Average Closing Price. SNC WOULD HAVE NO OBLIGATION TO INCREASE THE EXCHANGE RATIO. Either such election will be made by giving notice to UCB of such election and the revised Exchange Ratio, whereupon UCB would be required to proceed with the Merger with the adjusted Exchange Ratio in accordance with all other terms of the Reorganization Agreement. UCB may withdraw its notice of termination at any time during the ten-day period described above, and could elect to proceed with the Merger at the Exchange Ratio of 1.135 if SNC were to determine not to adjust the Exchange Ratio.

  For purposes of the rights of termination and adjustment described above, the following terms are defined as follows:

    "Determination Date" means the date on which SNC receives consent to the Merger from the Federal Reserve.

    "Average Closing Price" means the average of the daily closing sales prices per share of SNC Common Stock as reported on the NYSE Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by SNC) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

    "Index Group" means 19 bank holding companies designated in the Reorganization Agreement, the common stocks of all of which must be publicly traded and as to which there may not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) will be redistributed proportionately for purposes of determining the Index Price. If any company belonging to the Index Group, or SNC, declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or SNC will be appropriately adjusted for the purposes of applying the provision set forth in clause (a) above.

    "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing sales prices of the companies composing the Index Group.

    "Starting Date" means November 1, 1996.

  These conditions reflect the parties' agreement that UCB's shareholders will assume certain risks of decline in the value of SNC Common Stock. If the value of SNC Common Stock were to decline so that the Average Closing Price were between $27.00 and $28.50, but the Average Closing Price did not reflect a decline in the price of SNC Common Stock from $33.50 (the closing price of SNC Common Stock on October 24, 1996, which was the date the parties agreed upon the Exchange Ratio) (the "Starting Price") of more than 15% in comparison to the stock prices of the group of comparable bank holding company stocks (the Index Group referenced above) as measured from November 1, 1996 to the Determination Date, then UCB's shareholders would continue to assume the risk of decline in the value of SNC Common Stock. UCB has the right to terminate the Reorganization Agreement only when either (a) both the Average Closing Price of SNC Common Stock is less than $28.50 and the decline from the value of the Starting Price to such Average Closing Price exceeds by more than 15% the decline in value for the group of comparable bank holding companies from November 1, 1996 to the Determination Date or (b) the Average Closing Price is less than $27.00.

  If the UCB Board elects to terminate the Reorganization Agreement because of a decline in the price of SNC Common Stock, SNC may avoid termination by increasing the Exchange Ratio. In deciding whether to increase the Exchange Ratio, the principal factors SNC would consider include, without limitation, the projected effect of the Merger on SNC's pro forma earnings and book value per share and whether SNC's assessment of UCB's earning potential as part of SNC justifies the issuance of a greater number of shares of SNC Common Stock. If SNC should decline to adjust the Exchange Ratio, UCB may elect to withdraw its election to terminate and to proceed with the Merger without adjustment, provided it does so within 12 days of the Determination Date. In making such determination, the principal factors the UCB Board would consider include, without limitation, whether the Merger remains in the best interest of UCB and its shareholders, despite a decline in the SNC Common Stock price, and whether the consideration to be received by the holders of UCB Common Stock remains fair from a financial point of view.

  In particular, the UCB Board will review the circumstances surrounding the decline in the price of SNC Common Stock and whether such decline is a result of an issue specific to SNC or whether it is reflective of a general decline in the bank stock market. In the event SNC should decline to adjust the Exchange Ratio and UCB should determine to proceed without adjustment, SNC and UCB intend to review the circumstances prevailing at that time to determine whether to resolicit the SNC and UCB shareholders, although the terms of the Reorganization Agreement do not specifically require the parties to effect a resolicitation of the SNC and UCB shareholders.

  The operation of the adjustment mechanism can be illustrated by five scenarios. (For purposes of the numerical examples, the Exchange Ratio prior to any adjustment is 1.135 and the Index Price, as of November 1, 1996, is $100.)

    (a) The first scenario is that the Average Closing Price of the SNC Common Stock is not less than $28.50. Under this scenario, regardless of any comparison between the SNC Ratio and the Index Ratio, there would be no right on the part of UCB to terminate the Reorganization Agreement due to a decline in value of the SNC Common Stock and therefore no potential adjustment to the Exchange Ratio, even though the value of the consideration to be received by UCB shareholders could have fallen from a pro forma $40.01 per share as of November 1, 1996 to $32.35 per share (if the Average Closing Price were $28.50) as of the Determination Date, assuming that the value at the Determination Date equals the Average Closing Price.

    (b) The second scenario is that the Average Closing Price is between $27.00 and $28.50, but the SNC Ratio is above the Index Ratio. Under this scenario, there again would be no right on the part of UCB to terminate the Reorganization Agreement due to a decline in value of the SNC Common Stock and therefore no potential adjustment to the Exchange Ratio, even though the consideration received by UCB shareholders could have fallen from a pro forma $40.01 per share as of November 1, 1996 to $30.65 per share (if the Average Closing Price were $27.00) as of the Determination Date, assuming that the value at the Determination Date equals the Average Closing Price.

    (c) The third scenario is that the Average Closing Price is between $27.00 and $28.50 and the SNC Ratio is below the Index Ratio (i.e., SNC's stock price has declined by more than 15% relative to the price of shares of the Index Group). Under this scenario, UCB would have the right to terminate the Reorganization Agreement and SNC would have the right, but not the obligation, to reinstate the Reorganization Agreement by adjusting the Exchange Ratio. In this case, the potential adjustment in the Exchange Ratio is designed to ensure that UCB shareholders would receive shares of SNC Common Stock having a value (based upon the Average Closing Price) equal to $32.35 per share.

    For example, if the Average Closing Price were $27.50, and the Index Price on the Determination Date were $105, the SNC Ratio would be 0.82 and would be below the Index Ratio (0.90, or 1.05-0.15). In such a case, UCB could terminate the Reorganization Agreement unless SNC elected within five days to increase the Exchange Ratio to 1.176, which represents $32.35 divided by the Average Closing Price. Based upon the assumed $27.50 Average Closing Price, the new Exchange Ratio would represent a value to UCB shareholders of $32.35 per share.

    (d) The fourth scenario is that the Average Closing Price is below $27.00 but the SNC Ratio is above the Index Ratio. In this case, UCB would have the right to terminate the Reorganization Agreement and SNC would have the right, but not the obligation, to reinstate the Reorganization Agreement by adjusting the Exchange Ratio. In this case, the potential adjustment in the Exchange Ratio is designed to ensure that UCB shareholders would receive shares of SNC Common Stock having a value (based upon the Average Closing Price) equal to $30.65 per share.

    For example, if the Average Closing Price were $26.00, UCB could terminate the Reorganization Agreement unless SNC elected within five days to increase the Exchange Ratio to 1.179, which represents $30.65 divided by the Average Closing Price. Based upon the assumed $26.00 Average Closing Price, the new Exchange Ratio would represent a value to UCB shareholders of $30.65 per share.

    (e) The fifth scenario is that both the Average Closing Price is below $27.00 and the SNC Ratio is below the Index Ratio. In this case, UCB would have the right to terminate the Reorganization Agreement on either of the two grounds for termination that are based on a decline in SNC's stock price. SNC would have the right, but not the obligation, to reinstate the Reorganization Agreement by adjusting the Exchange Ratio in accordance with the provisions of the basis for termination selected by the UCB Board. Depending on which basis for termination UCB selected, UCB shareholders would receive shares of SNC Common Stock having a value (based upon the Average Closing Price) equal to either $30.65 per share or $32.35 per share.

    For example, if the Average Closing Price were $26.00 and the UCB Board elected to terminate the Reorganization Agreement on the basis that such price was below $27.00, SNC would have the right, but not the obligation, to reinstate the Reorganization Agreement by increasing the Exchange Ratio within five days to 1.179, which represents $30.65 divided by the Average Closing Price. Based upon the assumed $26.00 Average Closing Price, the new Exchange Ratio would represent a value to UCB shareholders of $30.65 per share. If the Index Price were $98, the SNC Ratio would be 0.78 (based on the Average Closing Price of $26.00) and would be below the Index Ratio (0.83, or 0.98 minus 0.15). If the UCB Board elected to terminate the Reorganization Agreement on this basis, SNC would have the right, but not the obligation, to reinstate the Reorganization Agreement by increasing the Exchange Ratio within five days to 1.244, which represents $32.35 divided by the Average Closing Price. Based upon the assumed $26.00 Average Closing Price, the new Exchange Ratio would represent a value to UCB shareholders of $32.35 per share.

  UCB shareholders should be aware that the actual market value of a share of SNC Common Stock at the Effective Time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of UCB Common Stock may be more or less than the Average Closing Price. UCB shareholders are urged to obtain information on the trading value of SNC Common Stock that is more recent than that provided in this Joint Proxy Statement/Prospectus. See "SUMMARY--Comparative Market Prices and Dividends."

  No fractional shares of SNC Common Stock will be issued in the Merger. Holders of UCB Common Stock otherwise entitled to a fractional share will be paid an amount in cash determined by multiplying the fractional part of such share of SNC Common Stock by the closing price of such common stock on the NYSE Composite Transactions List on the last trading day preceding the Effective Time.

EXCHANGE OF UCB COMMON STOCK CERTIFICATES

  Promptly after the Effective Time, transmittal forms will be mailed to each record shareholder of UCB Common Stock at the Effective Time. The transmittal form will include instructions to be followed in exchanging the certificates formerly evidencing shares of UCB Common Stock for certificates evidencing shares of SNC Common Stock and, if applicable, cash in lieu of fractional shares. Upon surrender of certificates formerly evidencing shares of UCB Common Stock in accordance with the transmittal forms and instructions, each holder thereof will receive a certificate evidencing the number of whole shares of SNC Common Stock to which that holder is entitled and any cash payable in lieu of a fractional share.

  HOLDERS OF UCB COMMON STOCK SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL FORMS AND INSTRUCTIONS.

  After the Effective Time, until so surrendered and exchanged, each certificate that evidenced shares of UCB Common Stock immediately prior to the Effective Time (other than certificates held by dissenting shareholders) will represent only the right to receive the whole shares of SNC Common Stock and any cash payment in lieu of a fractional share in the Merger. Holders of certificates formerly evidencing UCB Common Stock will not be entitled to receive any dividends or other distributions payable with respect to shares of SNC Common Stock until the unexchanged certificates are surrendered. Any dividends and distributions on SNC Common Stock from the Effective Time until surrender will be accumulated and paid, together with any cash payment in lieu of fractional shares, without interest upon surrender of certificates formerly evidencing UCB Common Stock.

THE REORGANIZATION AGREEMENT

 Effective Date and Time of the Merger

  The Reorganization Agreement provides that the closing of the transactions contemplated therein will take place on the business day designated by SNC that is within 30 days following the satisfaction of the conditions to the consummation of the Merger, or such later date as the parties may otherwise agree. The Effective Time will occur at the time and date specified in the Articles of Merger to be filed with the Secretary of State of North Carolina. It is currently anticipated that the filing of the Articles of Merger will take place within 45 days following the date on which the Plan of Merger is approved by the SNC shareholders and the UCB shareholders at their respective meetings and all other conditions to the respective obligations of SNC and UCB to consummate the Merger have been satisfied. If the Merger is approved at the SNC Meeting and the UCB Meeting on April 22, 1997, it is currently anticipated that the filing of the Articles of Merger and the Effective Time will occur on or about July 1, 1997.

 Conditions to the Merger

  The respective obligations of SNC and UCB to effect the Merger and the other transactions contemplated by the Reorganization Agreement are subject to satisfaction (or, if permissible, waiver) of the following conditions at or prior to the Effective Time: (a) all corporate action necessary to authorize the execution, delivery and performance of the Reorganization Agreement and the Plan of Merger, the UCB Option Agreement and the SNC Option Agreement must have been duly and validly taken, including without limitation the required approvals of the shareholders of SNC and the shareholders of UCB; (b) the Registration Statement must be effective under the Securities Act, SNC must have satisfied all state securities or "Blue Sky" requirements and no proceedings may be pending or, to the knowledge of SNC, threatened by the Commission or any state "Blue Sky" securities administration to suspend the effectiveness of the Registration Statement; (c) all regulatory approvals required in connection with the transactions contemplated by the Reorganization Agreement must have been received and be in effect, and all notice periods and waiting periods required after the granting of any such approvals must have passed; (d) neither SNC or UCB nor any of their respective subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated by the Reorganization Agreement; (e) SNC and UCB must have received an opinion of SNC's legal counsel, Womble Carlyle Sandridge & Rice, PLLC, in form and substance satisfactory to SNC and UCB, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of UCB will not recognize any gain or loss to the extent that such shareholders exchange shares of UCB Common Stock for shares of SNC Common Stock (other than with respect to cash received in lieu of a fractional share); (f) SNC must have received letters, dated as of the date of filing of the Registration Statement with the Commission and as of the Effective Time, in form and substance reasonably satisfactory to SNC, from Arthur Andersen LLP to the effect that the transactions contemplated by the Reorganization Agreement will qualify for pooling of interest accounting treatment; and (g) the shares of SNC Common Stock issuable pursuant to the Merger must have been approved for listing on the NYSE, subject to official notice of issuance.

  In addition, each party's obligation to effect the transactions contemplated by the Reorganization Agreement is subject to the satisfaction of the following conditions at or prior to the Effective Time, unless waived by such party: (a) all representations and warranties of the other party must be true and correct at the Effective Time (other than inaccuracies that in the aggregate do not have, or are not reasonably likely to have, a material adverse effect on the other party); (b) the other party must have performed in all material respects all obligations and complied in all material respects with all covenants in the Reorganization Agreement; and (c) each party must have received customary closing certificates from the other party and legal opinions from the other party's counsel.

  The obligations of SNC to effect the transactions contemplated by the Reorganization Agreement are subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by SNC:
(a) no regulatory approval may have imposed any condition or requirement which, in the reasonable opinion of the SNC Board, would so materially adversely affect the business or economic benefits to SNC of the transactions contemplated by the Reorganization Agreement as to render consummation of such transactions inadvisable or unduly burdensome; provided, that (i) SNC must have used reasonable efforts to cause such conditions or restrictions to be removed or modified as appropriate; (ii) notwithstanding the foregoing, in the event that such consent is conditioned or restricted as a result of a regulatory or legal issue resulting from other acquisitions by SNC, whether announced before or after the date of the Reorganization Agreement, or otherwise unrelated to UCB, SNC may not refuse to consummate the Merger on this basis; and (iii) any required disposition of deposits will be deemed acceptable if the dollar amount of deposits required to be divested does not exceed $500 million; (b) SNC must have received written agreements from affiliates of UCB concerning sales of SNC Common Stock to be received by such affiliates; and (c) the holders of no more than 9.0% of the UCB Common Stock may have given written notice of their intent to demand payment for their shares and not voted for the Merger, pursuant to Article 13 of the NCBCA.

 Conduct of UCB's and SNC's Business Prior to the Effective Time

  Except with the prior written consent of SNC, prior to the Effective Time UCB may not, and must cause each of its subsidiaries not to:

    (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Reorganization Agreement, or establish or acquire any new subsidiary or engage in any new activity;

    (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $.18 per share of UCB Common Stock payable on record dates and in amounts consistent with past practices (provided, that any dividend declared or payable on the shares of UCB Common Stock for the quarterly period during which the Effective Time occurs will, unless otherwise agreed upon in writing by SNC and UCB, be declared with a record date prior to the date of the Merger only if the normal record date for payment of the corresponding quarterly dividend to holders of SNC Common Stock is prior to the Effective Time);

    (c) issue any shares of its capital stock, except pursuant to existing stock plans of UCB and the SNC Option Agreement, or issue, grant or authorize any rights to purchase any shares of its capital stock or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

    (d) amend the UCB Articles or the UCB Bylaws; impose or permit imposition of any lien, charge or encumbrance on any share of stock held by it in any subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim other than in the ordinary course of business;

    (e) merge with any other entity or permit any other entity to merge into it, consolidate with any other entity, acquire control over any other entity or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

    (f) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

    (g) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in the ordinary course of business consistent with past practices, or enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees (except that this clause does not prevent renewals of any of the foregoing consistent with past practice, except for contemplated changes in UCB's Flexible Benefit Plan);

    (h) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, UCB or any subsidiary or any business combination with UCB or any subsidiary other than as contemplated by the Reorganization Agreement; or authorize any officer, director, agent or affiliate of UCB or any subsidiary to do any of the above; or fail to notify SNC immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated (except that this commitment will not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such offer, UCB is advised in writing by legal counsel that the failure so to furnish information or negotiate would constitute a breach of the fiduciary duties of the UCB Board to its shareholders);

    (i) enter into any (i) material agreement, arrangement or commitment not made in the ordinary course of business, (ii) agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by UCB or any subsidiary or guarantee by UCB or any subsidiary of any obligation, (iii) agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (except that this commitment will not apply to the election of directors by shareholders in the normal course, and the election of officers by directors in the normal course terminable at will except to the extent otherwise provided in a disclosed agreement, arrangement or commitment); or (iv) contract, agreement or understanding with a labor union;

    (j) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation or directives, and except that after approval of the Reorganization Agreement and the Plan of Merger by its shareholders UCB will cooperate in good faith with SNC to adopt policies, practices and procedures consistent with those utilized by SNC, effective on or before the Closing Date;

    (k) change its methods of accounting in effect at December 31, 1995, except as required by changes in generally accepted accounting principles concurred with by SNC's independent certified public accountants, which concurrence may not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by changes in law or regulation;

    (l) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $250,000 for any one expenditure or $2,000,000 in the aggregate, or incur any indebtedness other than deposits from customers or otherwise in the ordinary course of business;

    (m) take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling of interests or not to constitute a reorganization under Section 368 of the Code, in either case as determined by SNC, (ii) result in any inaccuracy of a representation or warranty that would allow for a termination of the Reorganization Agreement or (iii) cause any of the conditions precedent to the transactions contemplated by the Reorganization Agreement to fail to be satisfied; or

    (n) agree to do any of the foregoing.

  Except with the prior written consent of UCB, which consent may not be arbitrarily or unreasonably withheld, prior to the Effective Time neither SNC nor any subsidiary of SNC may: (a) exercise the SNC Option other than in accordance with the terms of the SNC Option Agreement, or dispose of the shares of UCB Common Stock issuable upon its exercise other than as permitted or contemplated by such terms; (b) enter into a merger or other business combination transaction with any other corporation or person in which SNC would not be the surviving or continuing entity after the consummation thereof, or sell or lease all or substantially all of the assets and business of any subsidiary; (c) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Reorganization Agreement; (d) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business; or (e) take any action that would or might be expected to (i) cause the Merger not to be accounted for as a pooling of interests or not to constitute a reorganization under
Section 368 of the Code, (ii) result in any inaccuracy of a representation or warranty that would allow for termination of the Reorganization Agreement or
(iii) cause any of the conditions precedent to the transactions contemplated by the Reorganization Agreement to fail to be satisfied.

  The Reorganization Agreement further provides that in connection with either a consolidation or merger with any party in which SNC is not the surviving entity or a transfer of all or substantially all of SNC's assets to another entity, SNC shall cause any successors and assigns of SNC to specifically agree to assume SNC's obligations under the Reorganization Agreement.

 Waiver; Amendment; Termination; Expenses

  Except with respect to any required regulatory approval, SNC or UCB may at any time (whether before or after approval of the Reorganization Agreement and the Plan of Merger by the UCB shareholders) extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies of the other party in the representations or warranties contained in the Reorganization Agreement, the Plan of Merger or any document delivered pursuant thereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained in the Reorganization Agreement or in the Plan of Merger or (c) the performance by the other party of any of its obligations set out therein. No such extension or waiver, or amendment or supplement executed after approval by the UCB shareholders of the Reorganization Agreement and the Plan of Merger, however, may reduce either the number of shares of SNC Common Stock into which each share of UCB Common Stock will be converted in the Merger or the payment terms for fractional interests. Subject to the foregoing proviso, the Reorganization Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of SNC and UCB.

  In the event of nonfulfillment of any of the conditions to the obligation of either party to consummate the Merger, such party will consider the materiality to its shareholders of such nonfulfillment and, if appropriate under the circumstances, will resolicit shareholder approval of the Reorganization Agreement and the Plan of Merger and in connection therewith provide appropriate information concerning the nonfulfillment of such condition. With respect to the condition of the Reorganization Agreement requiring delivery to SNC and UCB of a tax opinion of SNC's counsel as described above (see clause (e) under "--The Reorganization Agreement-- Conditions to the Merger"), such counsel has previously delivered to SNC an opinion to such effect in connection with the filing of the Registration Statement. However, if for any reason such counsel is unable to deliver such opinion at the Effective Time, SNC and UCB will either decline to waive such condition or resolicit the proxies of their shareholders and provide appropriate information as to the federal income tax consequences of the Merger in connection with such resolicitation.

  The Reorganization Agreement may be terminated, and the Merger may be abandoned:

    (a) at any time prior to the Effective Time, by the mutual consent in writing of SNC and UCB;

    (b) at any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in the Reorganization Agreement or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in the Reorganization Agreement that would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in the Reorganization Agreement (generally, inaccuracies that in the aggregate have or are reasonably likely to have a material adverse effect on the breaching party, or inaccuracies in the representations and warranties concerning capitalization other than those that are de minimus in amount); and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of 30 days following written notice of such breach to the party committing such breach or inaccuracy or the Effective Time;

    (c) at any time prior to the Effective Time, by either party in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated in the Reorganization Agreement cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings;

    (d) at any time, by either party in writing, if any of the applications for prior regulatory approval are denied, and the time period for appeals and requests for reconsideration has run;

    (e) at any time, by either party in writing, if the shareholders of UCB do not approve the Reorganization Agreement and the Plan of Merger or if the shareholders of SNC do not approve the Merger Proposal;

    (f) at any time following September 30, 1997, by either party in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings; or

    (g) by a majority of all of the members of the UCB Board, pursuant to the provisions of the Reorganization Agreement described above under "-- Exchange Ratio."

  If the Reorganization Agreement and the Plan of Merger are terminated pursuant to any of the provisions described above, both the Reorganization Agreement and the Plan of Merger will become void and have no effect, except that (a) provisions in the Reorganization Agreement relating to confidentiality and expenses will survive any such termination and (b) a termination for an uncured breach of a covenant or agreement or inaccuracy in a representation or warranty will not relieve the breaching party from liability for that breach or inaccuracy. The Option Agreements are governed by their own terms. See "--Option Agreements."

  Each party to the Reorganization Agreement will bear all expenses incurred by it in connection with the Reorganization Agreement and the transactions contemplated thereby, except that printing expenses and Commission registration fees will be borne 70% by SNC and 30% by UCB.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

 General

  Certain members of UCB's management and the UCB Board have interests in the Merger in addition to their interests as shareholders of UCB generally. As more fully described below, those interests relate to, among other things, provisions in the Reorganization Agreement regarding indemnification, eligibility for certain employee benefits, election of certain individuals to the Boards of SNC, BB&T-NC and BB&T-SC and agreements by SNC and UCB-NC to enter into employment or settlement agreements with certain executive officers of UCB at the Effective Time in exchange for such executive officers terminating their existing employment agreements with UCB and to maintain a certain employment base in the Whiteville, North Carolina community.

 Post-Merger Management Matters

  SNC has agreed to cause E. Rhone Sasser and three other current members of the UCB Board to be appointed to the SNC Board following consummation of the Merger. UCB has recommended to SNC that Alfred E. Cleveland, Jack E. Shaw and Harold B. Wells be appointed to serve on the SNC Board in addition to Mr. Sasser. Mr. Sasser will also serve on the SNC Board's Executive Committee (the "SNC Executive Committee"). SNC has also agreed to cause the remaining eight members of the UCB Board to be elected to the board of directors of BB&T-NC following consummation of the Merger for an annual retainer of $5,000 and an attendance fee of $1,000 per meeting. These individuals are J. W. Adams, John V. Andrews, Russell M. Carter, W. E. Carter, James L. Cresimore, Thomas P. Dillon, James C. High and Charles M. Winston. SNC has further agreed to elect three individuals serving on the UCB-SC Board to the board of directors of BB&T-SC for an annual retainer and attendance fees as established for BB&T-SC. These individuals are James H. Benson, Jr., Merl F. Code and Howard W. Covington, Jr.

  In addition, SNC has offered employment opportunities to certain executive officers of UCB after the Effective Time. Specifically, SNC will cause one executive of UCB to be appointed to the position of a Regional President of UCB-NC, three executives of UCB will be appointed Executive Vice Presidents of UCB-NC and three executives of UCB will be appointed Senior Vice Presidents of UCB-NC.

  UCB and UCB-NC have previously entered into identical employment agreements with UCB executive officers, including E. Rhone Sasser, Chairman and Chief Executive Officer of UCB and UCB-NC; Kenneth L. Miller, Jr., President of UCB and UCB-NC; Ronald C. Monger, Executive Vice President and Chief Financial Officer of UCB and UCB-NC; Jeff D. Etheridge, Jr., Executive Vice President of UCB and UCB-NC (Credit Administration); David L. Thomas, Executive Vice President of UCB and UCB-NC (Trust and Related Financial Services); Preston E. Davenport, Jr., Executive Vice President of UCB-NC (Branch Administration); Thomas A.

Nicholson, Jr., Senior Vice President of UCB and UCB-NC (Human Resources); and Howard V. Hudson, Jr., General Counsel of UCB and UCB-NC (collectively, the "Named Officers"). The terms of such agreements are described in detail under "ADDITIONAL MATTERS RELATED TO THE UCB MEETING--Employment Contracts and Change in Control Agreements." Each employment agreement generally provides for a rolling three-year term which is automatically extended each day after the date of the employment agreement and provides the executive the right to terminate the agreement for good reason (as defined) within three years following the date of a change of control of UCB and receive a payment as calculated under such agreement. In consideration of such executives terminating such agreements at the Effective Time, SNC has agreed to enter into a settlement agreement with Mr. Sasser and an employment agreement with each of the other Named Officers (the "Other Named Officers"). The terms of the agreements proposed to be entered into by SNC and such executive officers of UCB are set forth below.

 Settlement and Employment Agreements

  E. Rhone Sasser. In connection with the Merger, SNC and Mr. Sasser agreed that, upon consummation of the Merger, it would be in the best interest of SNC that Mr. Sasser not remain an employee of SNC but continue to serve on the SNC Board and the SNC Executive Committee. Mr. Sasser is a shareholder of UCB, and has served as Chairman and Chief Executive Officer of UCB since 1986 and 1983, respectively. Although he was prepared to continue to serve in such capacities until attaining the age of 65, Mr. Sasser agreed to resign his employment by UCB at the Effective Time. In addition, because of Mr. Sasser's long tenure with UCB and standing in UCB's market area and the absence of a covenant not to compete in Mr. Sasser's current employment agreement with UCB, SNC also requested that Mr. Sasser enter into a covenant not to compete with SNC on the basis described below. Accordingly, the parties have agreed that at the Effective Time, SNC and Mr. Sasser will enter into a Settlement and Noncompetition Agreement (the "Settlement Agreement") that will terminate
Mr. Sasser's current agreement with UCB, provide for a covenant not to compete and provide for various payments to Mr. Sasser on the terms described below.

  Under the Settlement Agreement, Mr. Sasser will be prohibited from engaging, directly or indirectly, in the banking and financial services businesses anywhere in the states of North Carolina, South Carolina or Virginia, or in any county contiguous to these states for a period of ten years (the "Noncompetition Covenant"). In consideration for terminating Mr. Sasser's existing employment agreement with UCB and for the Noncompetition Covenant, SNC will pay annually to Mr. Sasser the sum of $769,392 (to be adjusted annually in accordance with the Consumer Price Index) until Mr. Sasser attains the age of 65, at which time Mr. Sasser will receive annually an amount equal to 70% of the amount paid Mr. Sasser during the final year under the Settlement Agreement, estimated to be approximately $623,000, reduced by amounts payable to Mr. Sasser under the UCB Pension Plan and the BEP as described below and under "Additional Matters Relating to the UCB Meeting-- Retirement Plans." The payments provided for under the Settlement Agreement will be made to Mr. Sasser for his life and, after his death, to his current wife for her life if she survives him in the annual amount equal to 35% of the amount paid Mr. Sasser during the final year under the Settlement Agreement, estimated to be approximately $312,000, reduced by amounts payable to Mr. Sasser's wife under the UCB Pension Plan and the BEP. If Mr. Sasser dies prior to age 65, the payments that would otherwise have been made to him will continue until the date he would have reached age 65, at which time the payments to his current wife would begin (if she survives to that date). In addition, Mr. Sasser will be entitled to certain miscellaneous benefits, including the continuation of certain life, health and welfare benefits. The net present value of the payments to be made to Mr. Sasser under the Settlement Agreement is estimated to be approximately $6.4 million (not including amounts payable to Mr. Sasser under the UCB Pension Plan and the BEP as described below and under "ADDITIONAL MATTERS RELATING TO THE UCB MEETING-- Retirement Plans").

  If any of the amounts payable under the Settlement Agreement are subject to, or cause any other payments to be subject to, excess tax under Section 4999 of the Code as excess parachute payments under Section 280G of the Code, SNC will indemnify Mr. Sasser on an after-tax basis for any excess tax, plus any penalties or interests, plus any excess taxes and income taxes on the indemnity amounts.

  The net present value of the payments that would be made to Mr. Sasser under his existing employment agreement with UCB, if Mr. Sasser's employment were terminated at the Effective Time other than for cause, is estimated, based on various assumptions, to be approximately $1.7 million. The difference between the net present value of the payments to Mr. Sasser under the Settlement Agreement and the estimated amount payable to him as described in the preceding sentence is primarily attributable to the value allocated by SNC to the Noncompetition Covenant.

  In addition to the payments under the Settlement Agreement (including those payable to Mr. Sasser under the UCB Pension Plan and the BEP), Mr. Sasser has accrued various additional benefits under the UCB benefit plans and will be entitled to receive such benefits after the Effective Time, as described in the sections set forth below, including the payment, at the Effective Time, of the awards granted to Mr. Sasser under the LTIP. For information with respect to beneficial stock ownership of, stock options held by, compensation paid to, and awards under the LTIP to, Mr. Sasser, see the other sections set forth below and "ADDITIONAL MATTERS RELATING TO THE UCB MEETING--Security Ownership," "--Compensation of Executive Officers" and "--Long Term Incentive Plan."

  Other Named Officers. SNC has agreed for UCB-NC to offer employment to the Other Named Officers pursuant to terms of individual employment agreements to be dated as of the Effective Time (each an "Employment Agreement"). UCB-NC will enter into each Employment Agreement in consideration of the Other Named Officer terminating such officer's existing employment agreement with UCB and agreeing to continued employment under the Employment Agreement. Each Employment Agreement will stipulate that such Employment Agreement's term will terminate on the later of the day after the fifth anniversary of the Effective Time or the 55th birthday of the contracting Other Named Officer (the "Employment Term"). The Other Named Officers have been offered the following positions with UCB-NC pursuant to the proposed Employment Agreements: Messrs. Miller, Monger and Davenport, Executive Vice President; Messrs. Thomas, Nicholson and Hudson, Senior Vice President; and Mr. Etheridge, Regional President.

  During the Employment Term, each Other Named Officer will receive cash compensation consisting of a base salary (each a "Base Salary") plus the opportunity to earn an annual bonus. The Base Salary to be paid by UCB-NC to each of the Other Named Officers is as follows: Mr. Miller, $275,004; Mr. Monger, $218,500; Mr. Etheridge, $210,600; Mr. Thomas, $188,504; Mr.
Davenport, $185,996; Mr. Nicholson, $146,004; and Mr. Hudson, $137,300. The Base Salaries are equal to the base salaries currently paid to the Other Named Officers by UCB. Each Other Named Officer's Base Salary will be reviewed on an annual basis in accordance with UCB-NC's established performance review procedures during the Employment Term. However, pursuant to the terms of each Employment Agreement, no Other Named Officer's base salary may be decreased below the original Base Salary during the term of the Employment Agreement.

  Each Other Named Officer's annual bonus will be calculated under the standards set forth in SNC's Amended and Restated Short-Term Incentive Plan (the "SNC Incentive Plan"), or any replacement plan therefor. Each Other Named Officer will participate in the SNC Incentive Plan so as to be eligible to receive a bonus payment each year calculated at a target level of 30% of Base Salary (except in the case of Messrs. Miller, Nicholson and Hudson, whose target bonus payments will be calculated at 35%, 25% and 25%, respectively, of Base Salary) with a maximum bonus payment not to exceed 150% of the targeted bonus. Each Other Named Officer's participation in the SNC Incentive Plan will be based upon the same performance measurements used under the SNC Incentive Plan for similarly situated participants and SNC's actual operating performance for the year in question, except that for the year 1997 participation will be based on corporate performance goals and determined as though such Other Named Officer had been an employee of SNC for the entire year. During the year in which the Effective Time occurs, each Other Named Officer's participation level in the SNC Incentive Plan will be determined as if such Other Named Officer had been in the employ of SNC or an affiliate of SNC for the entirety of such year, and base salary received by the Other Named Officer from UCB during such year will be deemed to be Base Salary for the purpose of determining the Other Named Officer's target level as described above. If an Other Named Officer's employment under his Employment Agreement ends during the

Employment Term on a date other than the close of a plan year, his bonus, if any, for the year of termination will be prorated for the portion of such year during which he was employed.

  Each Employment Agreement provides for the annual grant of options to purchase shares of SNC Common Stock under the SNC Amended and Restated Stock Incentive Plan (the "SNC Stock Plan"). Such options will constitute incentive stock options within the meaning of Section 422 of the Code to the maximum extent permitted under the Code. Options will be granted each year in an amount having a value of 44.2% of the Base Salary then in effect for the Named Executive Officer in question, except with respect to Mr. Miller, in whose case the value will be 49.2% of Base Salary, and Mr. Hudson, in whose case the value will be 39.2% of Base Salary. In addition, pursuant to the Reorganization Agreement, SNC will assume the obligations of UCB with respect to all outstanding stock options (as adjusted for the Merger) that were granted prior to Effective Time to the Other Named Officer under UCB's Key Employee Stock Option Plan or 1995 Stock Option and Incentive Award Plan. Also, SNC will assume the outstanding obligations as they have accrued at the Effective Time to each Other Named Officer under the terms of the LTIP. For additional information, see "ADDITIONAL MATTERS RELATING TO THE UCB MEETING-- Long Term Incentive Plan."

  If SNC terminates or amends the SNC Incentive Plan or the SNC Stock Plan in a manner that would adversely affect an Other Named Officer, such officer will be entitled to participate in any replacement plan or program to the same extent as similarly situated management employees. If either plan is replaced by a comparable plan, each Other Named Officer will participate in such replacement plan at the same percentage level as provided above.

  Pursuant to each Employment Agreement, during the Employment Term, each Other Named Officer will continue to participate in and accrue retirement benefits under the BEP. Any benefits to which an Other Named Officer is entitled will be fully vested and will be determined and paid in accordance with the terms of the BEP. Upon termination of an Other Named Officer's employment pursuant to his Employment Agreement, all rights of such Other Named Officer under the BEP will be paid under the terms of the BEP.

  If an Other Named Officer incurs a disability during his Employment Term within the meaning of UCB-NC's group disability plan as in effect at such time, and such disability continues for 12 consecutive months, the Other Named Officer's services under his Employment Agreement will terminate and the Employment Term will end. If, prior to the expiration of such 12-month period, the Other Named Officer recovers from such disability and returns to the full-time active discharge of his duties, his employment will continue as if it had been uninterrupted. During the first 12 months of the period of an Other Named Officer's disability, the Other Named Officer will continue to earn all compensation (including bonus compensation) to which he would have been entitled as if he had not been disabled, such compensation to be paid at the time, in the amounts, and in the manner described above, inclusive of any compensation received pursuant to any applicable group disability insurance plan of UCB-NC. Thereafter, the Other Named Officer will receive compensation to which he is entitled under any applicable group disability insurance plan.

  As soon as practicable following the date of such Employment Agreement, UCB-NC will transfer to each of five of the Other Named Officers title to the automobile which was formerly titled to UCB and assigned to such Other Named Officer for use in the conduct of UCB's business. UCB-NC also will pay to each of such Other Named Officers the amount of the difference, if any, between the fair market value of the automobile transferred to the Other Named Officer in question and the fair market value of the automobile with the highest fair market value transferred to any of the Other Named Officers. In addition, UCB-NC will pay each Other Named Officer a cash amount to cover the income tax incurred as a result of such transfer and any such payment. If any Other Named Officer is required to relocate his residence as a result of his employment with UCB-NC, he will also receive relocation benefits under UCB-NC's relocation policy.

  Under the terms of each Employment Agreement, if UCB-NC terminates the employment of the Other Named Officer in question other than for just cause (as defined in each Employment Agreement), or if the Other Named Officer terminates his employment at any time for good reason (as defined in each Employment

Agreement), the Other Named Officer will be entitled to continue to receive, during the remainder of what would otherwise have been the Employment Term and subject to compliance with the non-competition provisions described below, his annual Base Salary (at the highest rate in effect for the 12 months immediately preceding his termination), plus monthly payments equal to one-twelfth of the highest annual cash bonus earned for any of the three years immediately preceding termination. In addition, during this period such Other Named Officer will (a) continue to receive health benefits, life insurance, disability benefits and other group coverages and (b) continue to participate in and accrue benefits under the BEP. SNC will also use its best efforts to vest in the Other Named Officers any stock options granted to them and then issued and outstanding.

  Each Employment Agreement also provides that if an Other Named Officer voluntarily terminates his employment with UCB-NC during the Employment Term, or if an Other Named Officer's employment is terminated by UCB-NC for just cause during the Employment Term, such Other Named Officer will be subject to a covenant not to compete until the first anniversary of such Other Named Officer's termination. Alternatively, if an Other Named Officer's employment during the Employment Term is terminated by UCB-NC for any reason other than Just Cause, or if the Other Named Officer terminates employment during the Employment Term for good reason, the Other Named Officer will be subject to a covenant not to compete for the period with respect to which he continues to receive compensation under the Employment Agreement.

  Each Employment Agreement provides that if, following a change in control (as defined in each Employment Agreement) of SNC, the employment of the Other Named Officer in question is terminated by UCB-NC other than for just cause or by the Other Named Officer for good reason, and if a portion of the payments and benefits received following termination is determined to be an excess parachute payment under Section 280G of the Code, the payments and benefits to be provided will be reduced so that no such excess parachute payments are made. The Other Named Officer will have the sole right to select which payments or benefits will be reduced in order that the limits are not exceeded. For the purposes of making the aforementioned Section 280G determination, SNC's independent auditor will provide a written opinion, after consultation with the Other Named Officer and his advisors, of the portion, if any, of such payments that are excess parachute payments and of the values of payments and benefits to which he is entitled, which report will be conclusive. The parties agree that the payments and benefits provided as a result of such termination will be treated as damages in the nature of reasonable compensation for all services of the Other Named Officer under the Employment Agreement. To the extent required by the applicable rules and regulations of the Internal Revenue Service (the "IRS") promulgated under
Section 280G, the Other Named Officer will be required to mitigate such damages in the event of termination following a change in control.

  In the event that any of the Other Named Officers were to elect not to enter into an employment agreement with UCB-NC at the Effective Time and payments were required to be made to such officer under his existing employment agreement with UCB, the estimated amount of such payments due the Other Named Officers under the terms of the UCB employment agreement would be $1,158,612, $888,525, $856,530, $767,037, $756,888, $573,012 and $539,070 for Messrs.
Miller, Monger, Etheridge, Thomas, Davenport, Nicholson and Hudson, respectively. In addition to the foregoing payments, each Other Named Officer would be entitled to receive an increased supplemental pension payment under the terms of the BEP based on three years of additional credited service for benefit accrual purposes, as provided in each Other Named Officer's existing employment agreement with UCB.

  Executive Officer Stock Options. UCB has granted stock options to its executive officers under the 1986 Key Employee Stock Option Plan and the 1995 Stock Option and Incentive Award Plan (the "1995 Option and Incentive Plan"). The Reorganization Agreement provides that SNC will assume any outstanding option grants, whether vested or unvested, which have been granted under the UCB stock option plans on a basis adjusted to reflect the Exchange Ratio. See "THE MERGER--Effect on Employees, Employee Benefit Plans and Stock Options."

  The following table sets forth, with respect to the Named Officers and all executive officers as a group (including the Named Officers, the "Executive Officer Group"), the number of shares of UCB Common Stock covered by outstanding options held by such persons.

                                            OPTIONS       WEIGHTED      AGGREGATE
                                           CURRENTLY  AVERAGE EXERCISE   VALUE OF
                          OPTIONS HELD(1) EXERCISABLE PRICE PER OPTION  OPTIONS(2)
                          --------------- ----------- ----------------- ----------
E. Rhone Sasser.........        8,449          -0-         $19.44       $ 369,644
Kenneth L. Miller.......       24,388       13,883          17.10       1,066,975
Ronald C. Monger........       18,890       10,399          17.31         826,438
Jeff D. Etheridge, Jr...        8,412          -0-          25.85         368,025
David L. Thomas.........        7,525          -0-          25.86         329,219
Preston E. Davenport,
 Jr. ...................       12,831          -0-          20.99         561,356
Thomas A. Nicholson,
 Jr.....................        8,718        2,821          20.70         381,413
Howard V. Hudson, Jr....       11,958        6,434          17.39         523,163
Executive Officer Group
 (8 persons in all).....      101,171       33,537          20.58       4,426,233

--------
(1) The exercisability of any options held will not accelerate as a result of the consummation of the Merger.
(2) Based on closing sale price of UCB Common Stock of $43.75 quoted on the Nasdaq National Market on March 3, 1997.

  Long Term Incentive Plan. UCB maintains the LTIP for purpose of encouraging eligible executive management employees to make long term investment decisions that increase UCB's shareholder value and enhance UCB's ability to retain such key employees. Pursuant to the LTIP, awards have been granted to various executive officers of UCB. Each LTIP award consists of a number of performance units, expressed in dollars, but payable in shares of UCB Common Stock at the end of each measurement period if certain performance objectives of UCB are achieved. The terms of the LTIP are described in detail under "ADDITIONAL MATTERS RELATING TO THE UCB MEETING--Long Term Incentive Plan."

  A participant will be entitled to receive payout of an LTIP award in the event a change in control of UCB or UCB-NC occurs during a measurement period (or a threatened change in control occurs followed by the participant's termination by UCB or UCB-NC without cause (as defined in the LTIP) or the participant's resignation with good reason). The payout of an LTIP award in such event is based upon the target award level of performance or the actual performance of UCB to the date of the change or threatened change in control, whichever provides greater payment, and, in the discretion of the Personnel Committee of the UCB Board (the "UCB Personnel Committee"), is payable in shares of UCB Common Stock and/or cash. Except for awards that are payable immediately upon a participant's termination of employment or resignation in connection with a threatened change in control, a participant is entitled to payment of an LTIP award for any given measurement period during which a change in control occurs only if (a) he remains employed by UCB (or its successor) until the end of the measurement period, or (b) prior to the end of the measurement period, his employment is terminated by UCB (or its successor) without cause, or the participant retires (whether early, normal or late) under UCB's (or its successor's) retirement plan, dies or becomes disabled, or
(c) he resigns from employment with UCB (or its successor) with good reason prior to the end of the measurement period.

  The following table sets forth amounts with respect to outstanding LTIP awards granted to each Named Officer and the Executive Officer Group that would vest and become payable upon consummation of the Merger if the Named Officer does not become an employee of SNC or UCB-NC after the Effective Time.

                                                                  LONG-TERM
                                                             INCENTIVE AWARDS(1)
                                                             -------------------
   E. Rhone Sasser..........................................     $1,078,800
   Kenneth L. Miller........................................        530,000
   Ronald C. Monger.........................................        416,100
   Jeff D. Etheridge, Jr. ..................................        411,000
   David L. Thomas..........................................        371,850
   Preston E. Davenport, Jr.................................        314,100
   Thomas A. Nicholson, Jr..................................        282,600
   Howard V. Hudson, Jr. ...................................        224,900
   Executive Officer Group (8 persons in all)...............      3,628,550

--------
(1) Under the terms of the LTIP, the dollar amounts of the awards set forth above have been calculated as if all performance objectives have been met and the awards are payable in shares of SNC Common Stock as successor to UCB, valued on the basis set forth in the LTIP at the Effective Time.

 Benefit Equivalency Plan

  UCB maintains the BEP for the benefit of certain senior management employees of UCB and its affiliated subsidiaries, including certain of the Named Officers. Upon a change in control of UCB, as defined in the BEP, participants in the BEP receive a non-forfeitable vested benefit, which cannot be reduced. The Merger constitutes a change in control under the BEP. For additional information regarding the BEP, see "ADDITIONAL MATTERS RELATING TO THE UCB MEETING--Retirement Plans."

 Other Matters Relating to UCB Employee Benefit Plans

  For information relating to employee benefits which will be provided to former employees of UCB and its subsidiaries who become employees of SNC and its subsidiaries pursuant to the Merger, see "THE MERGER--Effect on Employees, Employee Benefit Plans and Stock Options."

 Indemnification; Directors' and Officers' Insurance

  SNC has agreed that after the Effective Time it will indemnify, defend and hold harmless the present and former directors, officers, employees and agents of UCB and its subsidiaries against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the full extent then permitted under North Carolina law and by the UCB Articles and the UCB Bylaws as in effect on November 1, 1996, including provisions relating to advances of expenses, whether or not SNC is insured against any such matter. SNC has also agreed to either cause the directors and officers of UCB immediately prior to the Effective Time to be covered under SNC's then existing directors' and officers' insurance policy or to use its reasonable efforts to maintain in effect for three years after the Effective Time UCB's existing directors' and officers' insurance policy, subject to certain limitations, including the right to replace policies and to limit the premium costs of such coverage.

 Commitments to Whiteville, North Carolina Community

  Pursuant to the Merger, SNC has agreed to provide no less than 500 jobs in Columbus County, North Carolina. In determining compliance with this goal, employees working in the office of the Regional President located in Whiteville shall be included and jobs at branch offices of BB&T-NC (as successor to UCB-NC) in such County shall be excluded. SNC has also agreed to contribute $1,000,000 in the aggregate to one or more charitable organizations (within the meaning of (S)501(c)(3) of the Code) located in Columbus County, North Carolina, as designated by the UCB Board prior to the Effective Time.

REGULATORY CONSIDERATIONS

  Bank holding companies (such as SNC and UCB) and their respective depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. Among these laws and regulations are requirements of prior approval by applicable government regulatory authorities in connection with acquisition and merger transactions such as the Merger, as summarized below. In addition, these institutions are subject to ongoing supervision, regulation, and periodic examination by various federal and state financial institution regulatory agencies. Discussions of such ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Forms 10-K of each of SNC and UCB incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Those summaries are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on recently enacted and future legislation and action by regulatory agencies.

  The Merger and the Bank Mergers are subject to certain regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations. For additional information on potential regulatory conditions or restrictions, see "THE MERGER--The Reorganization Agreement--Conditions to the Merger."

 The Merger

  The Merger is subject to approval by the Federal Reserve under the Bank Holding Company Act. In considering an application for approval of a transaction such as the Merger, the Bank Holding Company Act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve also is required to evaluate whether the Merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade, unless it finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the Federal Reserve must take into account the records of SNC and UCB in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

  Applicable federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve, and permits the Federal Reserve to allow interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required to consummate the Merger.

  The Bank Holding Company Act requires that any bank acquisition or merger may not be consummated until the thirtieth day after approval, during which time the United States Department of Justice (the "DOJ") may challenge the transaction on antitrust grounds. The Federal Reserve may shorten the 30 day waiting period to 15 days in the event it has not received any adverse comments from the DOJ concerning the competitive effects of the proposed transaction. A commencement of an antitrust action by the DOJ would stay the effectiveness of the Federal Reserve's approval unless a court specifically ordered otherwise.

  The Merger also is subject to approval by the SC Board under the South Carolina Bank Holding Company Act, which allows the SC Board to approve the Merger only after determining that the Merger would not create anticompetitive or monopolistic effects on the South Carolina banking business. The SC Board also must take into consideration the financial and managerial resources and future prospects of the companies and banks involved, as well as of the communities to be served. In making this determination, the SC Board will wait until after the Federal Reserve makes its determination and will deny the application only if the SC Board finds that the Federal Reserve's determination is not supported by evidence that is substantial when viewed in light of the whole record considered by the Federal Reserve.

 The Bank Mergers

  Although not required by the terms of the Reorganization Agreement or the Plan of Merger, SNC will effect the Bank Mergers after consummation of the Merger. The Bank Mergers are subject to approval of the FDIC under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve the Bank Mergers if they would result in a monopoly, if they would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the affect of the Bank Mergers in any section of the country may be substantially to lessen competition or to tend to create a monopoly or if they would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the Bank Mergers are clearly outweighed in the public interest by the probable effect of such Mergers in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the Bank Mergers and an opportunity for the public to comment on the application in writing and to request a hearing.

  The Bank Merger Act requires that any bank merger, including the Bank Mergers, may not be consummated until the thirtieth day after approval by the FDIC, during which time the DOJ may challenge the Bank Mergers on antitrust grounds. The FDIC may shorten the 30 day waiting period to 15 days in the event the FDIC has not received any adverse comments from the DOJ concerning the competitive effects of the proposed transaction.

  The Bank Mergers also require the approvals of the NC Commissioner and the SC Board, and will proceed when all applicable laws governing the Bank Mergers are complied with.

 Status of Regulatory Approvals

  All of the required applications and notices for the Merger have been submitted to the appropriate regulatory agencies, and SNC anticipates that the regulatory approvals described herein will be received. However, there can be no assurance that such regulatory approvals will be obtained so as to permit consummation of the Merger, the dates of such approvals, or that such approvals will not be conditioned upon matters that would cause such approvals to fail to satisfy the conditions set forth in the Reorganization Agreement. There likewise is no assurance that the DOJ or a state Attorney General will not challenge the Merger or the Bank Mergers, or, if such a challenge is made, as to the results thereof. It is a condition to consummation of the Merger under the Reorganization Agreement that, unless waived by SNC, no regulatory approval may have imposed any condition or requirement, which in the reasonable opinion of the SNC Board, would so materially adversely affect the business or economic benefits of the transaction to SNC as to render consummation of the Merger inadvisable or unduly burdensome, provided certain conditions are met. In addition, for information with respect to provisions in the Reorganization Agreement relating to the ability of SNC to terminate the Reorganization Agreement and refuse to consummate the Merger in the event that required divestitures by the Federal Reserve or the DOJ are in excess of a certain amount, see "--The Reorganization Agreement--Conditions to the Merger."

  SNC and UCB are not aware of any other governmental approvals or actions that are required for consummation of the Merger or the Bank Mergers, except as described above. Should any other approval or action be required, it is contemplated presently that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger or would not be conditioned in a manner that would cause SNC to abandon the Merger.

COMPARISON OF SHAREHOLDERS' RIGHTS

  At the Effective Time, holders of UCB Common Stock (other than dissenting shareholders) will become shareholders of SNC. The following is a summary of material differences between the rights of holders of SNC Common Stock and holders of UCB Common Stock. Since SNC and UCB are both organized under the laws of North Carolina, any such differences arise from differing provisions of the corporations' respective articles of incorporation and bylaws.

  The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of SNC Common Stock and those of holders of UCB Common Stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the governing corporate instruments of SNC and UCB, to which the shareholders of UCB are referred.

 Authorized Capital Stock

  SNC. SNC's authorized capital stock consists of 300,000,000 shares of SNC Common Stock and 5,000,000 shares of preferred stock, par value $5.00 per share (the "SNC Preferred Stock"). The SNC Articles authorize the SNC Board to issue shares of SNC Preferred Stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of SNC Preferred Stock in each such series. As of the SNC Record Date, 109,541,215 shares of SNC Common Stock were outstanding. No shares of SNC Preferred Stock were issued and outstanding as of such date, although 2,000,000 shares of SNC Preferred Stock have been designated as Junior Participating Preferred Stock (the "SNC Junior Preferred Stock") and are reserved for issuance in connection with SNC's shareholder rights plan. See "DESCRIPTION OF SNC CAPITAL STOCK-- Shareholder Rights Plan."

  UCB. UCB's authorized capital stock consists of 40,000,000 shares of UCB Common Stock and 2,000,000 shares of preferred stock, par value $10.00 per share ("UCB Preferred Stock"). The UCB Articles authorize the UCB Board to determine the preferences, limitations, designations, relative rights and conversion, voting, redemption and other rights, terms and conditions of the UCB Preferred Stock and to establish series within this class and determine all variations between such series. As of the UCB Record Date, 24,383,978 shares of UCB Common Stock and no shares of UCB Preferred Stock were outstanding.

 Directors

  SNC. The SNC Bylaws provide for a board of directors having not less than three nor more than 25 members as determined from time to time by vote of a majority of the members of the SNC Board or by resolution of the shareholders of SNC. Currently, the SNC Board consists of 24 directors. At the SNC Meeting, holders of SNC Common Stock will vote upon a proposal to increase the maximum number of members of the SNC Board to 30. See "ADDITIONAL MATTERS RELATING TO THE SNC MEETING--Approval of Amendment to SNC Bylaws."

  The SNC Board is divided into three approximately equal classes, with the members of each class serving a staggered three-year term. Under the SNC Articles and the SNC Bylaws, SNC directors may be removed only for cause and only by the vote of a majority of the outstanding shares of SNC Common Stock entitled to vote in the election of directors. Holders of SNC Common Stock do not have cumulative voting rights in the election of directors.

  UCB. The UCB Articles provide that the number of directors may be fixed in the UCB Bylaws, but must be at least three. Pursuant to the UCB Bylaws the number of directors may be fixed by resolution of the UCB

Board, but must be at least six and no more than 25. The UCB Board currently consists of 13 directors, and will be fixed at 12 members following the UCB Meeting.

  All of UCB's directors are elected each year. A member of the UCB Board may be removed, with or without cause, by shareholder vote if the number of votes cast to remove him or her exceeds the number of votes cast not to remove him or her. The entire UCB Board may be removed, with or without cause, by vote of shareholders holding a majority of the votes entitled to be cast at any election of directors. Holders of UCB Common Stock do not have cumulative voting rights in the election of directors.

 Dividends and Other Distributions

  SNC. The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. SNC is not subject to other express regulatory restrictions on payments of dividends and other distributions. The ability of SNC to pay distributions to the holders of SNC Common Stock will depend, however, to a large extent upon the amount of dividends its bank subsidiaries, which are subject to restrictions imposed by regulatory authorities, pay to SNC. In addition, the Federal Reserve could oppose a distribution by SNC if it determined that such a distribution would harm SNC's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the SNC Board.

  UCB. The authority of UCB to pay distributions is identical to that of SNC.

 Notice of Shareholder Nominations and Shareholder Proposals

  SNC. The SNC Bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the SNC Board or a committee thereof, of candidates for election as directors. The SNC Bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the SNC Board must submit such nomination in writing to the Secretary of SNC not later than 60 days before one year after the date of the immediately preceding annual meeting of shareholders, together with biographical information about the candidate, the shareholder's name and shareholdings. Nominations not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

  Similarly, a shareholder must notify the Secretary of SNC in writing not later than 60 days before one year after the date of the immediately preceding annual meeting of shareholders of the shareholder's intention to make a proposal for consideration at the next annual meeting. The notice must contain
(a) a brief description of the proposal, (b) the name and shareholdings of the shareholder submitting the proposal and (c) any material interest of the shareholder in such proposal.

  UCB. The UCB Articles and the UCB Bylaws provide no limitations or procedures relating to shareholder nominations for directors or shareholder proposals.

 Exculpation and Indemnification

  SNC. The SNC Articles provide that, to the fullest extent permitted by applicable law, no director of SNC will have any personal liability for monetary damage for breach of a duty as a director. The SNC Bylaws require SNC to indemnify its directors and officers against liabilities arising out of such person's status as such, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of SNC.

  UCB. The UCB Articles provide that, except to the extent that the North Carolina General Statutes prohibit such limitation or elimination of liability for directors for breaches of duty, no director of UCB shall be

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

personally liable to UCB shareholders, UCB or others for monetary damages for breach of duty as a director. The UCB Bylaws require UCB to indemnify its directors, but not its officers who are not directors, to the fullest extent permitted by law against expenses and liabilities resulting from proceedings arising out of such person's status as a director, officer, employee or agent of UCB. Under the NCBCA, UCB may by action of the UCB Board indemnify its non-director officers, employees and agents to the same extent applicable.

 Mergers, Share Exchanges and Sales of Assets

  SNC. In general, the NCBCA requires that any merger, share exchange or transfer of substantially all the assets other than in the ordinary course of business of a North Carolina corporation be approved by a majority of the votes cast within each voting group entitled to vote on the proposed transaction. For a description of additional provisions of the NCBCA that could apply in the case of a transaction of this kind involving SNC, see "-- Anti-takeover Statutes--SNC."

  UCB. The UCB Articles provide that, except as described below, the affirmative vote of the holders of not less than 75% of the outstanding shares of UCB Common Stock will be required to authorize (a) any merger or consolidation of UCB into or with any other corporation, (b) any sale, lease, exchange, mortgage, transfer or other disposition of all or any substantial part (more than 10%) of UCB's assets, (c) the issuance or transfer of any securities of UCB or any subsidiary to an "Interested Shareholder" (as defined below), (d) any recapitalization or reclassification of securities that would have the effect of increasing the voting power of any Interested Shareholder or (e) the adoption of any plan proposed by an Interested Shareholder for UCB's liquidation or dissolution.

  "Interested Shareholder" means any corporation, person, group or other entity (other than UCB and certain related parties) which, together with its affiliates, directly or indirectly beneficially owns 10% or more of the shares of any class of capital stock of UCB. An Interested Shareholder will be deemed to "beneficially own" shares of capital stock of UCB if it has the right to acquire such stock at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

  The above-described supermajority approval requirement will not apply if the transaction in question (a) has been approved by at least two-thirds of the entire UCB Board and (b) if it involves an Interested Shareholder, satisfies certain "fair price" requirements, described in the following paragraph.

  For a transaction involving an Interested Shareholder to avoid the supermajority approval requirement, the aggregate amount of the cash and the "Fair Market Value" (as defined below), as of the date of the consummation of the transaction, of stock and other property to be received per share of UCB Common Stock by the holders thereof must be at least equal to the highest of
(a) the highest per share price (including any brokerage commissions, transfer taxes, soliciting dealer fees and other related expenses) paid by the Interested Shareholder in acquiring any share of UCB Common Stock, whether acquired before or after becoming an Interested Shareholder; (b) the Fair Market Value per share of UCB Common Stock on the date of the first public announcement of the proposed transaction (the "Announcement Date"); (c) the product of (i) UCB's net income per share of UCB Common Stock for the four fiscal quarters immediately preceding the Announcement Date multiplied by (ii) the highest price/earnings multiple of UCB within the two years immediately preceding the Announcement Date; (d) the product of (i) UCB's book value per share of UCB Common Stock at the end of the fiscal quarter immediately preceding the Announcement Date multiplied by (ii) the highest price/book multiple of UCB during the two years immediately preceding the Announcement Date; (e) the product of (i) UCB's net income per share of UCB Common Stock for the four fiscal quarters immediately preceding the Announcement Date multiplied by (ii) the highest price/earnings multiple of UCB paid by an Interested Shareholder (or calculable for any such purchase) for any share of UCB Common Stock; or (f) the product of (i) UCB's book value per share at the end of the fiscal quarter immediately preceding the Announcement Date multiplied by (ii) the highest price/earnings multiple of UCB paid by an Interested Shareholder (or calculable for any such purchase) for any share of UCB Common Stock.

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

  "Fair Market Value" means (a) in the case of stock for which quoted prices are available, the highest closing sale price of a share of such stock during the 30-day period immediately preceding the date in question and (b) in other instances, the fair market value on the date in question of the property in question as determined by a majority of the UCB Board in good faith. The UCB Board is also given the power and the duty to determine, on the basis of information known to them after reasonable inquiry, (a) the existence of an Interested Shareholder, (b) the number of shares of UCB Common Stock beneficially owned by a potential Interested Shareholder and the per share price paid for any such share of UCB Common Stock and (c) whether a person is an affiliate of another person.

  Although the Merger is a type of business combination that comes within the scope of the provisions of the UCB Articles requiring, for the Merger to be approved, the affirmative vote of the holders of not less than 75% of the outstanding shares of UCB Common Stock, the supermajority vote requirements of the UCB Articles do not apply to the Merger as SNC is not an "Interested Shareholder" within the meaning of the UCB Articles as determined by the UCB Board and the Merger was approved by the unanimous vote of the UCB Board. Accordingly, the required vote for the UCB shareholders to approve the Merger is a majority of the outstanding shares of UCB Common Stock. Even if SNC were deemed to be an "Interested Shareholder," the "Fair Market Value" of SNC Common Stock to be received for each share of UCB Common Stock satisfies, based on the closing sale price of SNC Common Stock on March 3, 1997, the various pricing requirements for a merger with an Interested Shareholder as set forth in the UCB Articles and described above.

 Anti-takeover Statutes

  SNC. The North Carolina Control Share Acquisition Act (the "Control Share Act") applies to SNC. The Control Share Act is designed to protect shareholders against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain shareholders.

  The Control Share Act is triggered upon the acquisition by a person of shares of voting stock of a North Carolina corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third, or a majority of the voting power in the election of directors. Under the Control Share Act, the shares acquired that result in the crossing of any of these thresholds ("Control Shares") have no voting rights until such rights are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of Control Shares, any officer of the corporation and any employee of such corporation who is also a director of such corporation. If voting rights are conferred on Control Shares, all shareholders of such corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any Control Shares.

  North Carolina has also enacted the North Carolina Shareholder Protection Act (the "Shareholder Protection Act"). In accordance with the provisions of such statute, SNC has elected not to be governed by the Shareholder Protection Act.

  UCB. In accordance with the provisions of such statutes, UCB has elected to be governed by neither the Control Share Act nor the Shareholder Protection Act.

 Amendments to Articles of Incorporation and Bylaws

  SNC. The NCBCA provides generally that a North Carolina corporation's articles of incorporation may be amended if the amendment is affirmatively approved by a majority of the votes cast within each voting group entitled to vote. The SNC Articles and SNC Bylaws also require the affirmative vote of two-thirds of the outstanding shares entitled to vote to approve an amendment to the SNC Articles or SNC Bylaws amending, altering or repealing the portions of such articles or bylaws relating to classification and staggered terms of the board, removal of directors or any requirement for a supermajority vote on such an amendment.

  The SNC Bylaws also prohibit the SNC Board from amending or repealing the corporation's bylaws to: (a) require more than a majority of the voting shares for a quorum at a regular meeting of the shareholders or more than a majority of the votes cast to constitute action by the shareholders, unless higher percentages are required by law; (b) increase or decrease the number of directors; or (c) alter or repeal any bylaws adopted or amended by the shareholders.

  UCB. The UCB Articles provide that the supermajority shareholder approval requirement for certain transactions (see "--Mergers, Share Exchanges and Sales of Assets--UCB") may be amended or repealed only upon the vote of the holders of 75% of the outstanding voting shares of all classes of stock of UCB. The UCB Board may, in accordance with the NCBCA, amend or repeal the UCB Bylaws, except that a bylaw adopted, amended or repealed by the shareholders of UCB may generally be readopted, amended or repealed only by the shareholders.

 Liquidation Rights

  SNC. In the event of the liquidation, dissolution, or winding-up of the affairs of SNC, holders of outstanding shares of SNC Common Stock are entitled to share, in proportion to their respective interests, in SNC's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of SNC.

  Because SNC is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any SNC Preferred Stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors except to the extent that SNC may itself be a creditor with recognized claims against the subsidiary and any interests in the liquidation accounts established by savings associations or savings banks acquired by SNC for the benefit of eligible account holders in connection with conversion of such savings associations to stock form.

  UCB. The rights of holders of UCB Common Stock upon liquidation are identical to those of SNC.

DISSENTERS' RIGHTS

  Under North Carolina law, holders of SNC Common Stock or UCB Common Stock who do not vote in favor of the Reorganization Agreement and the Plan of Merger and who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares. The "fair value" of SNC Common Stock as finally determined under such procedures may be more or less than the trading price of SNC Common Stock at such time, and such "fair value" of UCB Common Stock may be more or less than the consideration to be received by other shareholders of UCB under the terms of the Reorganization Agreement and the Plan of Merger. Failure to follow such procedures precisely may result in loss of dissenters' rights. It is a condition to SNC's obligation to effect the Merger that the holders of no more than 9.0% of the UCB Common Stock dissent from the Merger. See "--The Reorganization Agreement--Conditions to the Merger."

  The following discussion is not a complete statement of the law pertaining to dissenters' rights under the NCBCA and is qualified in its entirety by the full text of Chapter 55, Article 13 of the NCBCA ("Article 13"), which is reprinted in its entirety as Appendix IV to this Joint Proxy
Statement/Prospectus.

  A record shareholder may assert dissenters' rights as to fewer than all the shares of SNC Common Stock or UCB Common Stock registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies SNC or UCB, as the case may be, in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter will be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. A beneficial owner may assert dissenters' rights as to shares of SNC Common Stock or UCB Common Stock held on his behalf only if he: (a) submits to SNC or UCB, as the case may be, the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and (b) asserts dissenters' rights with respect to all shares of which he is the beneficial owner.

  A holder of shares of SNC Common Stock or UCB Common Stock wishing to exercise dissenters' rights must: (a) give to SNC or UCB, as the case may be, and such corporation must actually receive before the vote on the Reorganization Agreement is taken, written notice of the holder's intent to demand payment for his shares if the Merger is consummated and (b) must not vote his shares in favor of the Merger. If the Reorganization Agreement is approved by holders of the requisite number of outstanding shares of SNC Common Stock and UCB Common Stock, SNC and UCB will each, no later than ten days following the consummation of the Merger, mail a written dissenters' notice to all of their respective shareholders who gave the aforementioned notice of intent to demand payment. Such dissenters' notice will in each case:
(a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment;
(d) set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date on which the dissenters' notice is sent; and (e) be accompanied by a copy of Article
13. To exercise his dissenters' rights, a shareholder sent a dissenters' notice must demand payment and deposit his share certificates in accordance with the terms of the notice. A shareholder failing to do so will not be entitled to payment for his shares under Article 13. A shareholder who demands payment and deposits his share certificates in accordance with the terms of the notice will retain all other rights of a shareholder until consummation of the Merger. All notices, demands and other communications directed to SNC or UCB in connection with the appraisal process should be sent to SNC at 200 West Second Street, Winston-Salem, North Carolina 27101, Attention: Secretary or to UCB at 127 West Webster Street, Whiteville, North Carolina 28472, Attention:
Secretary.

  Upon receipt of a payment demand by a shareholder made in compliance with the above-described procedures, SNC or UCB, as the case may be, will offer to pay such shareholder the amount such corporation estimates to be the value of his shares, plus interest accrued to the date of payment. Such corporation will pay this amount to each dissenter who agrees in writing to accept such payment in full satisfaction of his demand. Such offer of payment will be accompanied by: (a) the corporation's balance sheet as of the fiscal year ended December 31, 1996, an income statement and a statement of cash flows for that year and the latest available interim financial statements; (b) a statement of the corporation's estimate of the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the dissenter's right to demand payment if he is dissatisfied with the corporation's offer, if the corporation fails to make payment within 30 days of a dissenter's acceptance or if the corporation, having failed to consummate the Merger, fails to return deposited share certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment; and (e) a copy of Article 13.

  If: (a) a dissenter believes that the amount offered by SNC or UCB, as the case may be, is less than the fair value of his shares, or that the interest due is incorrectly calculated; (b) such corporation fails to make payment to a dissenter who accepts the corporation's offer within 30 days after the acceptance; or (c) the corporation having failed to consummate the Merger, fails to return deposited stock certificates to a dissenter or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, the dissenter may notify such corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate or reject the corporation's offer and demand payment of the fair value of his shares and interest due. A dissenter will waive his right to demand payment as described in this paragraph, and will be deemed to have withdrawn his dissent and demand for payment, unless he notifies the corporation of his demand in writing within 30 days after the corporation (x) offers payment for his shares or (y) fails to take the actions described in clauses (b) and (c) of this paragraph, as the case may be.

  If a demand for payment as described above remains unsettled, a shareholder may commence a proceeding within 60 days after the date of his payment demand and petition the court to determine the fair value of the shares and accrued interest. If the dissenter does not commence a proceeding within the 60 day period, the dissenter will have an additional 30 days in which he may either accept in writing the amount offered by SNC or

UCB, as the case may be, as described above or withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action during this 30 day period will be deemed to have withdrawn his demand for payment.

  Upon service on it of the petition filed with the court, SNC or UCB, as the case may be, will pay to the dissenter the amount offered by it as described above. The court may, in its discretion, make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter made a party to the proceeding by the court will be entitled to judgment for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by such corporation upon service of the petition filed with the court. The court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value. Parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings. Since SNC and UCB are both "public corporations," no party to any proceeding described herein will have the right to trial by jury.

  The court may assess the costs of a proceeding described above, including the compensation and expenses of appointed appraisers, as it finds equitable. With respect to the fees and expenses of counsel and experts for the parties to the proceeding, the court may assess such costs against (a) SNC or UCB, as the case may be, and in favor of any or all dissenters if it finds that such corporation did not substantially comply with the above-described procedures or (b) either the corporation or a dissenter or in favor of either or any other party, if it finds that the party against whom such costs are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the dissenters' rights provided under Article 13. In addition, if the court finds that the services of counsel to any dissenter were of substantial benefit to other dissenters and that the costs of such services should not be assessed against the corporation in question, the court may award to such counsel reasonable fees to be paid out of the amounts to the dissenters who were benefitted.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following is a summary description of certain anticipated federal income tax consequences of the Merger to the shareholders of UCB and to SNC and UCB. This summary is not intended to be a complete description of all of the federal income tax consequences of the Merger. No information is provided with respect to the tax consequences of the Merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies, or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the Merger) or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences of the Merger); persons who acquired UCB Common Stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction." The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. Consequently, each UCB shareholder is urged to consult his or her own tax advisor regarding the tax consequences of the Merger. No ruling has been or will be requested from the IRS with respect to the tax effects of the Merger.

  In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to SNC: (a) the Merger will constitute a reorganization under Section 368 of the Code; (b) no gain or loss will be recognized by SNC or UCB by reason of the Merger; (c) the shareholders of UCB will recognize no gain or loss for federal income tax purposes to the extent SNC Common Stock is received in the Merger in exchange for UCB Common Stock; (d) a shareholder of UCB who receives cash in lieu of a fractional share of SNC Common Stock will recognize gain or loss as if the shareholder received the fractional share and it was then redeemed for cash in an amount equal to the amount paid by SNC in respect of such fractional share;
(e) the tax basis in the SNC Common Stock received by a shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the UCB Common Stock surrendered in exchange therefor; and (f) the holding period for SNC Common Stock received (including any fractional share interest deemed received) in exchange for shares of UCB Common Stock will include the period during which the shareholder held the shares of UCB Common Stock surrendered in the exchange, provided that the UCB Common Stock was held as a capital asset at the Effective Time.

  The receipt of cash for shares of UCB Common Stock or SNC Common Stock by a shareholder pursuant to exercise of dissenters' rights under the NCBCA will be a taxable transaction. Any holder of UCB Common Stock or SNC Common Stock considering the exercise of such rights should consult a tax advisor about the tax consequences of doing so.

  The consummation of the Merger is conditioned upon the receipt by SNC and UCB of the legal opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to SNC, dated as of the Closing Date to the effect of items (a) and (c) as described above. Such counsel has previously delivered to SNC an opinion to such effect in connection with the filing of the Registration Statement. However, if for any reason such counsel is unable to provide such opinion at the Effective Time, SNC and UCB will either decline to waive such condition or resolicit the proxies of their shareholders and provide appropriate information as to the federal income tax consequences of the Merger in connection with such resolicitation.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a pooling of interests transaction under generally accepted accounting principles. Under such accounting method, holders of UCB Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of SNC Common Stock by exchanging their shares for shares of SNC Common Stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of UCB, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of SNC and no goodwill will be created. SNC will be able to include in its consolidated income the consolidated income of UCB for the entire fiscal year in which the Merger occurs; however, certain expenses incurred to effect the Merger must be treated by SNC as current charges against income rather than adjustments to its balance sheet. In order for the Merger to qualify for pooling of interests accounting treatment, among other criteria, substantially all (90% or more) of the outstanding UCB Common Stock must be exchanged for SNC Common Stock.

  SNC's and UCB's respective obligations to consummate the Merger are conditioned upon the receipt by SNC of letters from Arthur Andersen LLP, SNC's independent certified public accountants, dated as of the date of filing of the Registration Statement with the Commission and as of the Effective Time, to the effect that the Merger qualifies for pooling of interests accounting treatment.

  The unaudited pro forma combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "PRO FORMA CONDENSED FINANCIAL INFORMATION."

OPTION AGREEMENTS

 The SNC Option Agreement

  As a condition to SNC entering into the Reorganization Agreement, UCB (as issuer) entered into the SNC Option Agreement with SNC (as grantee), pursuant to which UCB granted the SNC Option to SNC to purchase from UCB up to 4,828,960 shares of UCB Common Stock (subject to adjustment in certain circumstances, but in no event to exceed 19.9% of the shares of UCB Common Stock outstanding upon any exercise of such option) at a price of $30.50 per share (subject to adjustment under certain circumstances, as described below) (the "Purchase Price"). The purchase of any shares of UCB Common Stock pursuant to the SNC Option is subject to compliance with applicable law, including the receipt of necessary approvals under the Bank Holding Company Act. See "--Regulatory Considerations."

  Exercisability. If SNC is not in material breach of the SNC Option Agreement or its covenants and agreements contained in the Reorganization Agreement and if no injunction or other court order against delivery of the shares covered by the SNC Option is in effect, SNC may generally exercise the SNC Option, in whole or in part, at any time and from time to time, following the happening of either of the following events (each a "Purchase Event"):

    (a) without SNC's prior written consent, UCB taking certain actions (each an "Acquisition Transaction"), including authorizing, recommending, publicly proposing (or publicly announcing an intention to authorize, recommend or propose) or entering into an agreement with any third party to effect (i) a merger, consolidation or similar transaction involving UCB or any of its significant subsidiaries, (ii) the sale, lease, exchange or other disposition of 15% or more of the consolidated assets or deposits of UCB and its subsidiaries or (iii) the issuance, sale or other disposition of securities representing 15% or more of the voting power of UCB or any of its significant subsidiaries; or

    (b) any third party or group of third parties acquiring or having the right to acquire beneficial ownership of securities representing 15% or more of the voting power of UCB or any of its significant subsidiaries.

  Termination. The SNC Option will terminate upon the earliest to occur of the following events: (a) the Effective Time; (b) the termination of the Reorganization Agreement prior to the occurrence of a Purchase Event or Preliminary Purchase Event (as defined below) (other than a termination by SNC based on either a willful material breach by UCB of a covenant or agreement in the Reorganization Agreement or a willful inaccuracy in UCB's representations or warranties in the Reorganization Agreement of a nature entitling SNC to terminate (a "Default Termination"); (c) 12 months after a Default Termination; (d) 12 months after termination of the Reorganization Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; or (e) six months after a termination of the Reorganization Agreement based on the failure of the shareholders of UCB to approve the Reorganization Agreement and the Plan of Merger.

  A "Preliminary Purchase Event" is defined as either of the following:

    (a) the commencement by any third party of a tender or exchange offer such that it would thereafter own 15% or more of the outstanding shares of UCB Common Stock or the filing of a registration statement with respect to such an offer, or

    (b) the failure of the shareholders of UCB to approve the Reorganization Agreement, the failure of the UCB Meeting to have been held, the cancellation of such meeting prior to the termination of the Reorganization Agreement or the UCB Board having withdrawn or modified in any manner adverse to SNC its recommendations with respect to the Reorganization Agreement, in any case after a third party: (i) proposes to engage in an Acquisition Transaction, (ii) commences a tender offer or files a registration statement under the Securities Act with respect to an exchange offer such that it would thereafter own 15% or more of the outstanding shares of UCB Common Stock or (iii) files an application or notice under federal or state statutes relating to the regulation of financial institutions or their holding companies to engage in an Acquisition Transaction.

  To the knowledge of SNC and UCB, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this Joint Proxy Statement/Prospectus.

  Adjustments. The SNC Option Agreement provides for certain adjustments in the SNC Option in the event of any change in UCB Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or in the event of the issuance of any additional shares of UCB Common Stock before termination of the SNC Option.

  Repurchase Rights. At the request of the holder of the SNC Option any time during the 12 months after the first occurrence of a Repurchase Event (as defined below), UCB must, if the SNC Option has not terminated, repurchase from such holder (a) the SNC Option and (b) all shares of UCB Common Stock purchased by the holder pursuant to the SNC Option with respect to which the holder then has beneficial ownership. The repurchase will be at an aggregate price equal to the sum of:

    (a) the aggregate Purchase Price paid by the holder for any shares of UCB Common Stock acquired pursuant to the SNC Option with respect to which the holder then has beneficial ownership, plus

    (b) the excess, if any, of (i) the Applicable Price (as defined in the SNC Option Agreement) for each share of UCB Common Stock over the Purchase Price, multiplied by (ii) the number of shares of UCB Common Stock with respect to which the SNC Option has not been exercised, plus


    (c) the excess, if any, of (i) the Applicable Price over the Purchase Price paid (or, in the case of shares of UCB Common Stock covered by the SNC Option with respect to which the SNC Option has been exercised but the closing date for such purchase has not occurred, payable) by the holder for each share of UCB Common Stock with respect to which the SNC Option has been exercised and with respect to which the holder then has beneficial ownership, multiplied by (ii) the number of such shares.

  A "Repurchase Event" occurs if: (a) any third party acquires actual ownership or control of, or any "group" (as such term is defined under the Exchange Act) is formed that has acquired actual ownership or control of, 50% or more of the then outstanding shares of UCB Common Stock, or (b) any of the merger or other business combination transactions described in subsections (a) through (d) in the paragraph below describing substitute options is consummated.

  Substitute Options. If, prior to the termination of the SNC Option Agreement, UCB enters into an agreement:

    (a) to consolidate with or merge into any third party and will not be the continuing or surviving corporation of such consolidation or merger;

    (b) to permit any third party to merge into UCB with UCB as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of UCB Common Stock are changed into or exchanged for stock or other securities of UCB or any other person or cash or any other property, or the outstanding shares of UCB Common Stock after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company;

    (c) to permit any third party to acquire all of the outstanding shares of UCB Common Stock pursuant to a statutory share exchange; or

    (d) to sell or otherwise transfer all or substantially all of its assets or deposits to any third party,

then such agreement must provide that the SNC Option will be converted or exchanged for an option (a "Substitute Option") to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of UCB assets or (y) any person controlling such continuing or surviving corporation or transferee. The number of shares subject to the Substitute Option and the exercise price per share will be determined in accordance with a formula in the SNC Option Agreement. To the extent possible, the Substitute Option will contain terms and conditions that are the same as those in the SNC Option Agreement.

  Registration Rights. The SNC Option Agreement grants to SNC and any permitted transferee of the SNC Option certain rights to require UCB to prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of UCB Common Stock or other securities that have been acquired by or are issuable upon exercise of the SNC Option.

  The SNC Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Reorganization Agreement. Consequently, certain aspects of the SNC Option Agreement may have the effect of discouraging persons who might now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in UCB from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to shareholders of UCB with a higher current market price than the shares of SNC Common Stock to be received for each share of UCB Common Stock pursuant to the Reorganization Agreement.


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

  The SNC Option Agreement is filed as an exhibit to the Registration Statement, and reference is made thereto for the complete terms of the SNC Option Agreement and the SNC Option. The foregoing discussion is qualified in its entirety by reference to the SNC Option Agreement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

 The UCB Option Agreement

  As a condition to UCB entering into the Reorganization Agreement, SNC (as issuer) entered into the UCB Option Agreement with UCB (as grantee), pursuant to which SNC granted the UCB Option to UCB to purchase from SNC up to 10,806,121 shares of SNC Common Stock (subject to adjustment in certain circumstances, but in no event to exceed 9.9% of the shares of SNC Common Stock outstanding upon any exercise of such option) at a price of $34.625 per share.

  Except as otherwise described in this discussion, the terms of the UCB Option Agreement and the UCB Option materially mirror those of the SNC Option Agreement and the SNC Option. See "--The SNC Option Agreement."

  Notwithstanding anything to the contrary contained in the UCB Option Agreement, in no event may the Total Profit (as defined below) of UCB and any other holder(s) of the UCB Option exceed $25 million and, if it otherwise would exceed such amount, the current holder, at its sole election, must either (a) reduce the number of shares of SNC Common Stock subject to the UCB Option, (b) deliver to SNC for cancellation the shares of SNC Common Stock purchased pursuant to the UCB Option, (c) pay cash to SNC or (d) any combination thereof, so that the holder(s) will not actually realize Total Profit in excess of $25 million after taking into account the foregoing actions. In addition, the UCB Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $25 million; provided, however, that this limitation will not restrict any exercise of the UCB Option permitted by the UCB Option Agreement on any subsequent date.

  "Total Profit" means the aggregate amount (before taxes) of the following:
(a) the amount received by the holder(s) pursuant to SNC's repurchase of the UCB Option (or any portion thereof), (b) (i) the amount received by the holder(s) pursuant to SNC repurchase of shares of SNC Common Stock purchased pursuant to the UCB Option, less (ii) the purchase price for such shares, (c)
(i) the net cash amounts received by the holder(s) pursuant to the sale of SNC Common Stock purchased pursuant to the UCB Option (or any other securities into which such shares may be converted or exchanged) to any unaffiliated party, less (ii) the purchase price of such shares, (d) any amounts received by the holder(s) on the transfer of the UCB Option (or any portion thereof) to any unaffiliated party and (e) any equivalent amount with respect to the Substitute Option.

  "Notional Total Profit" with respect to any number of shares of SNC Common Stock as to which the holder of the UCB Option may propose to exercise the UCB Option means the Total Profit determined as of the date of such proposed exercise assuming that the UCB Option were exercised on such date for such number of shares and assuming that such shares, together with all other SNC Common Stock purchased pursuant to the UCB Option held by the holder and its affiliates as of such date, were sold for cash at the last sale price for the SNC Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

  The UCB Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Reorganization Agreement. Consequently, certain aspects of the UCB Option Agreement may have the effect of discouraging persons who might now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in SNC from considering or proposing such an acquisition.

  The UCB Option Agreement is filed as an exhibit to the Registration Statement, and reference is made thereto for the complete terms of the UCB Option Agreement and the UCB Option. The foregoing discussion is qualified in its entirety by reference to the UCB Option Agreement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

EFFECT ON EMPLOYEES, EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS

  Each employee of UCB or any of its subsidiaries at the Effective Time will become, immediately following the Merger, an employee of SNC or one of its subsidiaries upon substantially the same terms and conditions as in effect immediately preceding the Merger. Each such employee, as an employee of SNC or one its subsidiaries, will be eligible to receive bonus or incentive, retirement, severance, group hospitalization, medical, life, disability and other benefits comparable to those provided to similarly situated employees of SNC or the SNC subsidiary in question. For purposes of participating in all plans and benefits of SNC or the SNC subsidiary, service to UCB and its subsidiaries by each such employee will be deemed to be service with SNC or one of its subsidiaries for participation and vesting purposes only (subject to the matters described in the following paragraph). SNC will cause the 401(k) plan of UCB to be merged with the 401(k) plan maintained by SNC and its subsidiaries, and the account balances of the employees who are participants in the UCB plan will be transferred to the accounts of such employees under the SNC 401(k) plan. Following such merger and transfer, such accounts will be governed and controlled by the terms of the SNC 401(k) plan as in effect from time to time.

  The parties anticipate that SNC will cause the tax qualified defined benefit pension plan of UCB to be merged with the tax qualified defined benefit pension plan of SNC. If such merger occurs, the SNC pension plan will provide future benefit accruals under the SNC pension plan for former employees of UCB or its subsidiaries that will not be less than the sum of the benefit accrued to the Effective Time under the UCB pension plan plus the future benefit accrued under the SNC pension plan. For purposes of applying the SNC pension plan following such merger, service with UCB or its subsidiaries of such an employee will be deemed to be service with SNC for the purposes of determining eligibility and vesting, but not for the purpose of determining benefit accruals following the Effective Time.

  UCB has instituted or previously assumed the following stock option plans:
UCB 1986 Key Employee Stock Option Plan; Option and Incentive Plan; Stock Option Policy for Non-employee Directors of Triad Bank; Triad Bank Employees' Stock Option Plan (Non-qualified); Seaboard Savings Bank, Inc., SSB 1993 Nonstatutory Stock Option Plan for Directors; Seaboard Savings Bank, Inc., SSB 1993 Incentive Stock Option Plan; and Bank of Iredell 1987 Employee Nonqualified Stock Option Program (collectively, the "Plans"). Pursuant to the Reorganization Agreement and the terms of the Plans, each outstanding option (other than the SNC Option issued to SNC pursuant to the SNC Option Agreement) to purchase shares of UCB Common Stock (whether or not then exercisable) that is unexercised immediately prior to the Effective Time (the "Stock Options") will be converted automatically into rights with respect to SNC Common Stock in an amount equal to the product (omitting any resulting fractional shares) of (a) the number of shares of UCB Common Stock subject to the original option and (b) the Exchange Ratio, and at an exercise price per share of SNC Common Stock equal to the quotient (rounded up to the nearest cent) of (x) the exercise price per share of UCB Common Stock under the original option divided by (y) the Exchange Ratio. Any Stock Option that is an "incentive stock option" will be adjusted as required by Section 424 of the Code and the Regulations thereunder so that the Stock Option will continue as an incentive stock option under Section 424(a) of the Code without a modification, extension or renewal thereof within the meaning of Section 424(h) of the Code.

  SNC has agreed that it will assume the Stock Options and/or substitute options under the Southern National Corporation 1995 Omnibus Stock Incentive Plan for all or part of the Stock Options on the terms and conditions described above.

  Options to purchase an aggregate of 278,483 shares of UCB Common Stock were outstanding as of the UCB Record Date. Any shares of UCB Common Stock issued pursuant to the exercise of Stock Options prior to the Effective Time (other than shares held by dissenting shareholders) will be converted into shares of SNC Common Stock in accordance with the Exchange Ratio in the same manner as other shares of UCB Common Stock (other than shares held by dissenting shareholders). See "THE MERGER--Exchange Ratio" and "--Interests of Certain Persons in the Merger."


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

RESTRICTIONS ON RESALES BY AFFILIATES

  All shares of SNC Common Stock issuable in the Merger will be registered under the Securities Act and will be freely transferable, except that any such shares received by "Persons" who are deemed to be "Affiliates" (as such terms are defined under the Securities Act) of UCB at the Effective Time may be resold by them only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act. Those who may be deemed Affiliates of UCB generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with UCB and may include certain executive officers and directors of UCB. The restrictions on resales by an Affiliate extend also to certain related parties of the Affiliate, including spouse, relatives and spouse's relatives who in each case have the same home as the Affiliate.

  The Reorganization Agreement requires UCB to cause each of its Affiliates to deliver to SNC a written agreement to the effect that such person will not offer or otherwise dispose of any shares of SNC Common Stock issued to that person in the Merger except (a) in compliance with the Securities Act and the rules and regulations promulgated thereunder and (b) after such time as SNC publishes financial statements reflecting at least one month of combined operations with UCB, which restriction is necessary to obtain "pooling of interests" accounting treatment.

                             INFORMATION ABOUT SNC

GENERAL

  SNC is a multi-bank holding company headquartered in Winston-Salem, North Carolina. SNC conducts operations in North Carolina, South Carolina and Virginia primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of SNC's loans are to businesses and individuals in the Carolinas and Virginia. SNC has no material amount of foreign loans and no loans that can be defined as highly leveraged transactions. The principal assets of SNC are all of the issued and outstanding shares of common stock of BB&T-NC, Winston-Salem, North Carolina, BB&T Financial Corporation of South Carolina, Greenville, South Carolina, which in turn owns all of the issued and outstanding shares of BB&T-SC, and BB&T Financial Corporation of Virginia ("BB&T Financial-VA"), Virginia Beach, Virginia, which in turn owns all of the issued and outstanding shares of BB&T-VA and FFSB.

SUBSIDIARIES

  BB&T-NC, SNC's largest subsidiary, is the oldest bank in North Carolina and currently operates through 299 banking offices throughout North Carolina. BB&T-NC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments, trust customers and individuals. BB&T Leasing Corporation, a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers lease financing to commercial businesses and municipal governments. BB&T Investment Services, Inc., also a wholly owned subsidiary of BB&T-NC, located in Charlotte, North Carolina, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds. BB&T Insurance Services, Inc., located in Raleigh, North Carolina, is also a subsidiary of BB&T-NC and offers life and property and casualty insurance on an agency basis. Additional subsidiaries of BB&T-NC include Goddard Technology Corporation, which engages in the design and production of imaging and security devices and programs, and Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas.

  BB&T-SC serves South Carolina through 95 banking offices. BB&T-SC provides a wide range of banking services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments, trust customers and individuals. BB&T-SC's subsidiaries include BB&T Investment Services of South Carolina, Inc., which is licensed as a general broker/dealer of securities and is currently engaged in retailing of mutual funds, U.S. Government securities, municipal securities, fixed and variable insurance annuity products and unit investment trusts.

  BB&T-VA, formerly Commerce Bank, was acquired on January 10, 1995 by BB&T Financial Corporation ("BB&T Financial") prior to the merger of BB&T Financial with and into SNC. BB&T-VA offers a full range of commercial and retail banking services through 21 banking offices in the Hampton Roads region of Virginia.

ACQUISITIONS

  SNC's profitability and market share have been enhanced through both internal growth and acquisitions during recent years. Specifically, SNC has expanded by both the acquisition of financial institutions (including thrift institutions) and the purchase of deposits and assets from the Resolution Trust Corporation in federally assisted transactions.

  During the five years ended December 31, 1995, SNC and BB&T Financial completed numerous mergers and acquisitions of thrift institutions and commercial banking companies. On February 28, 1995, SNC merged with BB&T Financial, a multi-bank holding company with approximately $11 billion in total assets. Each BB&T Financial shareholder received 1.45 shares of SNC Common Stock for each share of BB&T Financial common stock held. A total of
57.9 million shares of SNC Common Stock were issued in conjunction with the merger.

  On September 1, 1996, SNC completed the acquisition of Regional Acceptance Corporation ("RAC") of Greenville, North Carolina in a transaction accounted for as a pooling of interests. RAC, which has 28 branch offices in North Carolina, South Carolina, Tennessee and Virginia, specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles. Approximately 5.85 million shares of SNC Common Stock were issued in exchange for all the outstanding shares of RAC.

  On March 1, 1997, SNC completed the acquisition of FFBC, which was a Virginia corporation that served as the holding company for FFSB, in a transaction accounted for as a purchase. FFSB operates seven banking offices in the Richmond, Virginia area offering a full range of commercial and retail banking services. SNC intends to effect the merger of FFSB, which is currently a wholly owned subsidiary of BB&T Financial-VA, with and into BB&T-VA not later than the first quarter of 1998.

  SNC acquired three insurance agencies in the fourth quarter of 1996 which were accounted for under the purchase method of accounting. SNC issued 610,390 shares of SNC Common Stock to effect the acquisitions and recorded intangible assets of $16.9 million.

  SNC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Such acquisitions may entail the payment by SNC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of SNC capital stock or the incurring of an additional indebtedness by SNC, and could have a dilutive effect on the earnings or book value, per share, of SNC Common Stock. Moreover, such acquisitions sometimes result in significant charges against earnings, although cost savings, especially incident to in-market acquisitions, also are frequently anticipated.

CAPITAL

  The Federal Reserve has established a minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) of 8%. At least half of the total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less certain intangibles ("Tier 1 capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance ("Tier 2 capital" and, together with Tier 1 capital, "total capital"). At December 31, 1996, SNC's Tier 1 and total capital ratios were 11.7% and 14.7%, respectively. Effective January 1, 1997, with mandatory compliance as of January 1, 1998, the Federal Reserve also is requiring certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 capital" consisting of certain short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required, among other things, to hold additional capital.

  The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least 100 to 200 basis points above the stated minimum. SNC's leverage ratio at December 31, 1996 was 8.0%. Bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the requirements indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

  The FDIC has adopted minimum risk-based and leverage ratio regulations to which SNC's bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve described above. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of SNC's bank subsidiaries exceeded all minimum regulatory capital requirements as of December 31, 1996.

DEPOSIT INSURANCE ASSESSMENTS

  The deposits of each of SNC's bank subsidiaries are insured by the FDIC up to the limits set forth under applicable law. A majority of the deposits of the banks are subject to the deposit insurance assessments of the Bank Insurance Fund ("BIF") of the FDIC. However, approximately 40% of the deposits of BB&T-NC and BB&T-SC (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund ("SAIF") of the FDIC.

  Pursuant to recently enacted budget reconciliation legislation, the FDIC imposed a special assessment on SAIF-assessable deposits of 65.7 basis points per $100 of SAIF-assessable deposits in order to increase the SAIF's net worth to 1.25 percent of SAIF-insured deposits as of October 1, 1996. This special assessment was applied by the FDIC to the amount of SAIF-assessable deposits held by institutions as of March 31, 1995. Certain institutions that engaged in thrift acquisitions, including BB&T-NC, received a 20 percent discount on the assessment. As a result, the pre-tax impact of the special assessment on SNC was approximately $33 million, and was recorded as an expense as of September 30, 1996.

  The FDIC also lowered the assessment rates for SAIF-insured deposits, effective January 1, 1997, to the same levels as the assessment rates currently applicable to BIF-insured deposits. Thus, for the semi-annual period beginning January 1, 1997, the assessments imposed on all FDIC deposits for deposit insurance range from 4 to 31 basis points, with an effective rate of 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because the recently enacted legislation requires that both SAIF-insured and BIF-insured deposits must pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is assessing BIF-insured deposits an additional 1.30 basis points per $100 of deposits, and SAIF-insured deposits an additional 6.48 basis points per $100 of deposits, to cover those obligations.

                             INFORMATION ABOUT UCB

  UCB is a bank holding company headquartered in Whiteville, North Carolina. UCB conducts operations in North Carolina and South Carolina primarily through its commercial banking subsidiaries. UCB provides a broad range of commercial and consumer banking services, including deposits, lending, trust, investment and related services, to the general public. As of December 31, 1996, UCB had total consolidated assets of approximately $4.49 billion, total consolidated deposits of approximately $4.05 billion, and total consolidated shareholders' equity of approximately $350.5 million.

  In North Carolina, UCB operates through UCB-NC, which at December 31, 1996, had total assets of approximately $4.08 billion and total deposits of approximately $3.71 billion. UCB-NC operates 139 banking offices in 81 communities in North Carolina.

  In South Carolina, UCB operates through UCB-SC, which at December 31, 1996, had total assets of approximately $386.8 million and total deposits of approximately $349.7 million. UCB-SC operates 16 banking offices in eight communities located in Greenville, Spartanburg and Horry counties, South Carolina. Additional information with respect to UCB and its subsidiaries is included in the documents incorporated by reference in this Joint Proxy Statement/Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

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

                   PRO FORMA CONDENSED FINANCIAL INFORMATION

  The following Pro Forma Condensed Financial Information and explanatory notes are presented to show the impact of the Merger and the FFBC Merger on SNC's historical financial position and results of operations. The Merger is reflected in the Pro Forma Condensed Financial Information under the pooling of interests method of accounting and the FFBC Merger is reflected under the purchase method of accounting.

  The Pro Forma Condensed Balance Sheet presented assumes that the Merger and the FFBC Merger were consummated on December 31, 1996, and the Pro Forma Condensed Income Statements assume that the Merger and the FFBC Merger were consummated at the beginning of each period presented.

  SNC acquired three insurance agencies in the fourth quarter of 1996 which were accounted for under the purchase method of accounting. SNC issued 610,390 shares of SNC Common Stock to effect the acquisitions and recorded intangible assets of $16.9 million. Substantially all of these shares were repurchased prior to the consummation of these transactions. These amounts are not reflected in the Pro Forma Condensed Balance Sheet contained herein. The intangible assets recorded would result in amortization expense of $1.1 million each year for the years ended December 31, 1996 and 1995. These amounts are not reflected in the Pro Forma Condensed Income Statements contained herein.

  During 1996, SNC consummated a merger with RAC, which was accounted for as a pooling of interests and UCB consummated mergers with Triad Bank and Seaboard Savings Bank, SSB, Inc., which were each accounted for as a pooling of interests. Accordingly, the consolidated financial statements of SNC and UCB reflected in the following pro forma condensed financial information have each been restated to give effect to the respective transactions.

  The pro forma earnings are not necessarily indicative of the results of operations had the Merger and FFBC Merger occurred at the beginning of the periods presented, nor are they necessarily indicative of the results of future operations.

                       PRO FORMA CONDENSED BALANCE SHEET
                               DECEMBER 31, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                     SNC                     PRO FORMA
                                          PRO FORMA               AND FFBC                  ADJUSTMENTS
                                           ADJUST-                PRO FORMA               -------------------------
                       SNC        FFBC      MENTS                 COMBINED       UCB       DEBIT            CREDIT
                   -----------  --------  ---------              -----------  ----------  -------           -------
ASSETS
 Cash and due
  from banks.....  $   638,748  $  4,773                         $   643,521  $  199,487  $                 $
 Interest-bearing
  deposits with
  banks..........        1,046       --                                1,046         361
 Federal funds
  sold and
  securities
  purchased under
  resale
  agreements or
  similar
  arrangements...       19,940       --                               19,940      90,603
 Securities
  available for
  sale...........    5,136,789    38,262                           5,175,051     877,432
 Securities held
  to maturity....      124,718     1,498                             126,216      46,090
 Loans held for
  sale...........      219,469     3,769                             223,238         --
 Loans and
  leases, net of
  unearned
  income.........   14,364,595   270,824                          14,635,419   3,149,697
  Allowances for
  loan and lease
   losses........     (183,932)   (3,980)                           (187,912)    (46,138)
                   -----------  --------  --------               -----------  ----------  -------           -------
 Loans and
  leases, net....   14,180,663   266,844                          14,447,507   3,103,559
                   -----------  --------  --------               -----------  ----------  -------           -------
 Premises and
  equipment,
  net............      319,082     4,471                             323,553      55,872
 Other assets....      606,107     7,222    38,146 (1)               651,475     114,439                      4,282 (2)
                   -----------  --------  --------               -----------  ----------  -------           -------
 Total assets....  $21,246,562  $326,839  $ 38,146               $21,611,547  $4,487,843  $   --            $ 4,282
                   ===========  ========  ========               ===========  ==========  =======           =======
LIABILITIES AND SHAREHOLDERS' EQUITY
 Noninterest-
  bearing demand
  deposits.......  $ 1,990,415  $ 13,596  $                      $ 2,004,011  $  633,014  $                 $
 Savings and
  interest
  checking.......    1,376,260    21,232                           1,397,492     650,202
 Money rate
  savings........    3,372,018    52,325                           3,424,343     798,931
 Other time
  deposits.......    8,215,221   164,065                           8,379,286   1,967,279
                   -----------  --------  --------               -----------  ----------  -------           -------
 Total deposits..   14,953,914   251,218                          15,205,132   4,049,426
 Short-term
  borrowed
  funds..........    2,263,303     2,969   (63,216)(3)             2,329,488      42,521
 Long-term debt..    2,051,767    41,532                           2,093,299       2,273
 Accounts payable
  and other
  liabilities....      248,409     4,177      (500)(4)               253,086      43,154                     35,788 (5)(6)
                   -----------  --------  --------               -----------  ----------  -------           -------
 Total
  liabilities....   19,517,393   299,896   (63,716)               19,881,005   4,137,374                     35,788
                   -----------  --------  --------               -----------  ----------  -------           -------
SHAREHOLDERS' EQUITY
 Preferred stock,
  $5 par value,
  5,000,000
  shares
  authorized,
  none issued and
  outstanding at
  December 31,
  1996...........          --        --                                  --          --
 Common stock, $5
  par value,
  300,000,000
  shares
  authorized,
  109,297,489
  issued and
  outstanding at
  December 31,
  1996;
  109,297,489
  shares and
  136,896,865
  shares pro
  forma issued
  and
  outstanding,
  respectively...      546,487     2,298     2,298 (1)(3)(7)         546,487      97,267                     40,730 (8)
 Additional paid-
  in capital.....      134,758     9,697     8,324 (1)(3)(4)(7)      136,131      51,676   40,730 (8)
 Retained
  earnings.......    1,038,067    14,967    14,967 (7)             1,038,067     201,596   40,070 (2)(5)(6)
 Loan to employee
  stock ownership
  plan and
  unvested
  restricted
  stock..........       (1,952)      --                               (1,952)        --
 Net unrealized
  (depreciation)
  appreciation on
  securities
  available for
  sale...........       11,809       (19)      (19)(7)                11,809         (70)
                   -----------  --------  --------               -----------  ----------  -------           -------
 Total
  shareholders'
  equity.........    1,729,169    26,943    25,570                 1,730,542     350,469   80,800            40,730
                   -----------  --------  --------               -----------  ----------  -------           -------
 Total
  liabilities and
  shareholders'
  equity.........  $21,246,562  $326,839  $(38,146)              $21,611,547  $4,487,843  $80,800           $76,518
                   ===========  ========  ========               ===========  ==========  =======           =======
                    SNC, UCB
                    AND FFBC
                    PRO FORMA
                    COMBINED
                   ------------
ASSETS
 Cash and due
  from banks.....  $   843,008
 Interest-bearing
  deposits with
  banks..........        1,407
 Federal funds
  sold and
  securities
  purchased under
  resale
  agreements or
  similar
  arrangements...      110,543
 Securities
  available for
  sale...........    6,052,483
 Securities held
  to maturity....      172,306
 Loans held for
  sale...........      223,238
 Loans and
  leases, net of
  unearned
  income.........   17,785,116
  Allowances for
  loan and lease
   losses........     (234,050)
                   ------------
 Loans and
  leases, net....   17,551,066
                   ------------
 Premises and
  equipment,
  net............      379,425
 Other assets....      761,632
                   ------------
 Total assets....  $26,095,108
                   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
 Noninterest-
  bearing demand
  deposits.......  $ 2,637,025
 Savings and
  interest
  checking.......    2,047,694
 Money rate
  savings........    4,223,274
 Other time
  deposits.......   10,346,565
                   ------------
 Total deposits..   19,254,558
 Short-term
  borrowed
  funds..........    2,372,009
 Long-term debt..    2,095,572
 Accounts payable
  and other
  liabilities....      332,028
                   ------------
 Total
  liabilities....   24,054,167
                   ------------
SHAREHOLDERS' EQUITY
 Preferred stock,
  $5 par value,
  5,000,000
  shares
  authorized,
  none issued and
  outstanding at
  December 31,
  1996...........          --
 Common stock, $5
  par value,
  300,000,000
  shares
  authorized,
  109,297,489
  issued and
  outstanding at
  December 31,
  1996;
  109,297,489
  shares and
  136,896,865
  shares pro
  forma issued
  and
  outstanding,
  respectively...      684,484
 Additional paid-
  in capital.....      147,077
 Retained
  earnings.......    1,199,593
 Loan to employee
  stock ownership
  plan and
  unvested
  restricted
  stock..........       (1,952)
 Net unrealized
  (depreciation)
  appreciation on
  securities
  available for
  sale...........       11,739
                   ------------
 Total
  shareholders'
  equity.........    2,040,941
                   ------------
 Total
  liabilities and
  shareholders'
  equity.........  $26,095,108
                   ============

            See Notes to Pro Forma Condensed Financial Information.

                      PRO FORMA CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    SNC AND                  SNC, FFBC
                                                                    FFBC PRO                AND UCB PRO
                                                    PRO FORMA        FORMA                     FORMA
                              SNC         FFBC     ADJUSTMENTS      COMBINED     UCB(9)     COMBINED(9)
                          ------------ ----------  -----------    ------------ -----------  ------------
INTEREST INCOME
 Interest and fees on
  loans and leases......  $  1,282,521 $   23,659                 $  1,306,180 $   272,301  $  1,578,481
 Interest and dividends
  on securities.........       323,360      1,582                      324,942      51,897       376,839
 Interest on short-term
  investments...........           732      1,322                        2,054       4,741         6,795
                          ------------ ----------                 ------------ -----------  ------------
 Total interest income..     1,606,613     26,563                    1,633,176     328,939     1,962,115
                          ------------ ----------                 ------------ -----------  ------------
INTEREST EXPENSE
 Interest on deposits...       564,747     11,746                      576,493     147,744       724,237
 Interest on short-term
  borrowed funds........       105,936        964                      106,900       1,823       108,723
 Interest on long-term
  debt..................       107,437      1,671                      109,108         165       109,273
                          ------------ ----------                 ------------ -----------  ------------
 Total interest
  expense...............       778,120     14,381                      792,501     149,732       942,233
                          ------------ ----------                 ------------ -----------  ------------
NET INTEREST INCOME.....       828,493     12,182                      840,675     179,207     1,019,882
 Provision for loan and
  lease losses..........        53,661      3,050                       56,711       8,850        65,561
                          ------------ ----------                 ------------ -----------  ------------
NET INTEREST INCOME
 AFTER PROVISIONS FOR
 LOAN AND LEASE LOSSES..       774,832      9,132                      783,964     170,357       954,321
                          ------------ ----------                 ------------ -----------  ------------
NONINTEREST INCOME
 Service charges on
  deposit accounts......       107,581        --                       107,581      24,599       132,180
 Mortgage banking
  activities............        34,352        --                        34,352       5,493        39,845
 Trust income...........        22,811        --                        22,811       5,983        28,794
 Agency and other
  insurance
  commissions...........        33,542        --                        33,542       6,139        39,681
 Other nondeposit fees
  and commissions.......        68,835        --                        68,835       9,456        78,291
 Securities gains
  (losses), net.........         3,206       (211)                       2,995        (116)        2,879
 Other noninterest
  income................        27,062        834                       27,896         561        28,457
                          ------------ ----------                 ------------ -----------  ------------
 Total noninterest
  income................       297,389        623                      298,012      52,115       350,127
                          ------------ ----------                 ------------ -----------  ------------
NONINTEREST EXPENSE
 Personnel expense......       302,383      4,121                      306,504      85,061       391,565
 Occupancy and equipment
  expense...............       103,594      1,347                      104,941      17,525       122,466
 Federal deposit
  insurance expense.....        42,820      2,004                       44,824       1,227        46,051
 Other noninterest
  expense...............       205,256      1,486      2,543 (10)      209,285      48,900       258,185
                          ------------ ----------    -------      ------------ -----------  ------------
 Total noninterest
  expense...............       654,053      8,958      2,543           665,554     152,713       818,267
                          ------------ ----------    -------      ------------ -----------  ------------
EARNINGS
 Income before income
  taxes.................       418,168        797     (2,543)          416,422      69,759       486,181
 Income tax expense.....       134,504        307                      134,811      24,555       159,366
                          ------------ ----------    -------      ------------ -----------  ------------
 Net Income.............       283,664        490     (2,543)          281,611      45,204       326,815
 Preferred dividend
  requirements..........           610        --                           610         --            610
                          ------------ ----------    -------      ------------ -----------  ------------
 Income applicable to
  common shares.........  $    283,054 $      490    $(2,543)     $    281,001 $    45,204  $    326,205
                          ============ ==========    =======      ============ ===========  ============
PER COMMON SHARE
 Net income
 Primary................  $       2.56 $      .21                 $       2.51 $      1.87  $       2.34
                          ============ ==========                 ============ ===========  ============
 Fully diluted..........  $       2.54 $      .21                 $       2.48 $      1.87  $       2.32
                          ============ ==========                 ============ ===========  ============
AVERAGE SHARES
 OUTSTANDING
 Primary................   110,486,127  2,286,773                  112,118,197  24,210,796   139,597,450
                          ============ ==========                 ============ ===========  ============
 Fully diluted..........   111,836,200  2,286,773                  113,468,270  24,210,796   140,947,523
                          ============ ==========                 ============ ===========  ============

            See Notes to Pro Forma Condensed Financial Information.

                      PRO FORMA CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    SNC AND                  SNC, FFBC
                                                                    FFBC PRO                AND UCB PRO
                                                     PRO FORMA       FORMA                     FORMA
                              SNC          FFBC     ADJUSTMENTS     COMBINED      UCB(9)    COMBINED(9)
                          ------------  ----------  -----------   ------------  ----------- ------------
INTEREST INCOME
 Interest and fees on
  loans and leases......  $  1,261,658  $   22,731                $  1,284,389  $   255,251 $  1,539,640
 Interest and dividends
  on securities.........       312,423       1,493                     313,916       42,086      356,002
 Interest on short-term
  investments...........         2,531       1,203                       3,734        6,754       10,488
                          ------------  ----------                ------------  ----------- ------------
  Total interest
   income...............     1,576,612      25,427                   1,602,039      304,091    1,906,130
                          ------------  ----------                ------------  ----------- ------------
INTEREST EXPENSE
 Interest on deposits...       557,149      11,185                     568,334      132,620      700,954
 Interest on short-term
  borrowed funds........       186,194       1,251                     187,445        2,653      190,098
 Interest on long-term
  debt..................        70,599       1,537                      72,136          170       72,306
                          ------------  ----------                ------------  ----------- ------------
  Total interest
   expense..............       813,942      13,973                     827,915      135,443      963,358
                          ------------  ----------                ------------  ----------- ------------
NET INTEREST INCOME.....       762,670      11,454                     774,124      168,648      942,772
 Provision for loan and
  lease losses..........        34,632         431                      35,063        7,292       42,355
                          ------------  ----------                ------------  ----------- ------------
NET INTEREST INCOME
 AFTER PROVISIONS FOR
 LOAN AND LEASE LOSSES..       728,038      11,023                     739,061      161,356      900,417
                          ------------  ----------                ------------  ----------- ------------
NONINTEREST INCOME
 Service charge on
  deposit accounts......        89,621         201                      89,822       24,043      113,865
 Mortgage banking
  activities............        26,408         --                       26,408        4,810       31,218
 Trust income...........        18,629         --                       18,629        5,243       23,872
 Agency and other
  insurance
  commissions...........        26,438         --                       26,438        5,252       31,690
 Other nondeposit fees
  and commissions.......        54,634         --                       54,634        7,225       61,859
 Securities (losses)
  gains, net............       (18,600)        (42)                    (18,642)          11      (18,631)
 Other noninterest
  income................        33,864         582                      34,446          477       34,923
                          ------------  ----------                ------------  ----------- ------------
  Total noninterest
   income...............       230,994         741                     231,735       47,061      278,796
                          ------------  ----------                ------------  ----------- ------------
NONINTEREST EXPENSES
 Personnel expense......       346,308       4,016                     350,324       78,390      428,714
 Occupancy and equipment
  expense...............       107,877       1,314                     109,191       17,410      126,601
 Federal deposit
  insurance expense.....        22,995         501                      23,496        3,864       27,360
 Other noninterest
  expense...............       204,048       1,189    $ 2,543(10)      207,780       37,632      245,412
                          ------------  ----------    -------     ------------  ----------- ------------
  Total noninterest
   expense..............       681,228       7,020      2,543          690,791      137,296      828,087
                          ------------  ----------    -------     ------------  ----------- ------------
EARNINGS
 Income before income
  taxes.................       277,804       4,744     (2,543)         280,005       71,121      351,126
 Income tax expense.....        91,463       1,713        --            93,176       25,074      118,250
                          ------------  ----------    -------     ------------  ----------- ------------
 Net Income.............       186,341       3,031     (2,543)         186,829       46,047      232,876
 Preferred dividend
  requirements..........         5,079         --         --             5,079          --         5,079
                          ------------  ----------    -------     ------------  ----------- ------------
 Income applicable to
  common shares.........  $    181,262  $    3,031    $(2,543)    $    181,750  $    46,047 $    227,797
                          ============  ==========    =======     ============  =========== ============
PER COMMON SHARE
 Net income
 Primary................  $       1.65  $     1.34                $       1.63  $      1.91 $       1.64
                          ============  ==========                ============  =========== ============
 Fully diluted..........  $       1.62  $     1.34                $       1.61  $      1.91 $       1.62
                          ============  ==========                ============  =========== ============
AVERAGE SHARES
 OUTSTANDING
 Primary................   109,776,710   2,261,310                 111,390,607   24,099,190  138,743,188
                          ============  ==========                ============  =========== ============
 Fully diluted..........   114,801,843   2,261,310                 116,415,740   24,099,190  143,768,321
                          ============  ==========                ============  =========== ============

            See Notes to Pro Forma Condensed Financial Information.

                      PRO FORMA CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 SNC AND                SNC, FFBC
                                                                FFBC PRO                 AND UCB
                                                  PRO FORMA       FORMA                PRO  FORMA
                              SNC       FFBC     ADJUSTMENTS    COMBINED     UCB(9)    COMBINED(9)
                          ----------- ---------  -----------   ----------- ----------  -----------
INTEREST INCOME
 Interest and fees on
  loans and leases......  $ 1,042,553 $  18,928                $ 1,061,481 $  212,511  $ 1,273,992
 Interest and dividends
  on securities.........      291,805     1,048                    292,853     32,298      325,151
 Interest on short-term
  investments...........        5,184       904                      6,088      2,431        8,519
                          ----------- ---------                ----------- ----------  -----------
 Total interest income..    1,339,542    20,880                  1,360,422    247,240    1,607,662
                          ----------- ---------                ----------- ----------  -----------
INTEREST EXPENSE
 Interest on deposits...      441,876     7,814                    449,690     89,430      539,120
 Interest on short-term
  borrowed funds........      103,493       966                    104,459      2,948      107,407
 Interest on long-term
  debt..................       40,927     1,448                     42,375        164       42,539
                          ----------- ---------                ----------- ----------  -----------
 Total interest
  expense...............      586,296    10,228                    596,524     92,542      689,066
                          ----------- ---------                ----------- ----------  -----------
NET INTEREST INCOME.....      753,246    10,652                    763,898    154,698      918,596
 Provision for loan and
  lease losses..........       20,181       525                     20,706      3,549       24,255
                          ----------- ---------                ----------- ----------  -----------
NET INTEREST INCOME
 AFTER PROVISIONS FOR
 LOAN AND LEASE LOSSES..      733,065    10,127                    743,192    151,149      894,341
                          ----------- ---------                ----------- ----------  -----------
NONINTEREST INCOME
 Service charge on
  deposit accounts......       85,106       --                      85,106     23,874      108,980
 Mortgage banking
  activities............       24,920       --                      24,920      3,893       28,813
 Trust income...........       17,180       --                      17,180      5,163       22,343
 Agency and other
  insurance
  commissions...........       24,243       --                      24,243      3,773       28,016
 Other nondeposit fees
  and commissions.......       48,265       --                      48,265      7,269       55,534
 Securities (losses)
  gains, net............        3,074        (3)                     3,071        (46)       3,025
 Other noninterest
  income................       27,073       585                     27,658        952       28,610
                          ----------- ---------                ----------- ----------  -----------
 Total noninterest
  income................      229,861       582                    230,443     44,878      275,321
                          ----------- ---------                ----------- ----------  -----------
NONINTEREST EXPENSES
 Personnel expense......      296,545     3,533                    300,078     78,586      378,664
 Occupancy and equipment
  expense...............       88,580     1,187                     89,767     17,181      106,948
 Federal deposit
  insurance expense.....       32,697       432                     33,129      6,556       39,685
 Other noninterest
  expense...............      171,973     1,250    $ 2,543(10)     175,766     44,382      220,148
                          ----------- ---------    -------     ----------- ----------  -----------
 Total noninterest
  expense...............      589,795     6,402      2,543         598,740    146,705      745,445
                          ----------- ---------    -------     ----------- ----------  -----------
EARNINGS
 Income before income
  taxes.................      373,131     4,307     (2,543)        374,895     49,322      424,217
 Income tax expense.....      129,289     1,568                    130,857     17,769      148,626
                          ----------- ---------    -------     ----------- ----------  -----------
 Income before
  cumulative effects of
  changes in accounting
  methods...............      243,842     2,739     (2,543)        244,038     31,553      275,591
 Cumulative effects of
  changes in accounting
  methods...............          --        --         --              --        (316)        (316)
                          ----------- ---------    -------     ----------- ----------  -----------
 Net Income.............      243,842     2,739     (2,543)        244,038     31,237      275,275
 Preferred dividend
  requirements..........        5,198       --                       5,198        --         5,198
                          ----------- ---------    -------     ----------- ----------  -----------
 Income applicable to
  common shares.........  $   238,644 $   2,739    $(2,543)    $   238,840 $   31,237  $   270,077
                          =========== =========    =======     =========== ==========  ===========
PER COMMON SHARE
 Net income
 Primary................  $      2.21 $    1.22                $      2.18 $     1.30  $      1.97
                          =========== =========                =========== ==========  ===========
 Fully diluted..........  $      2.16 $    1.22                $      2.13 $     1.30  $      1.94
                          =========== =========                =========== ==========  ===========
AVERAGE SHARES
 OUTSTANDING
 Primary................  108,142,988 2,236,736                109,739,346 23,954,818  136,928,065
                          =========== =========                =========== ==========  ===========
 Fully diluted..........  113,193,681 2,236,736                114,790,039 23,954,818  141,978,758
                          =========== =========                =========== ==========  ===========

            See Notes to Pro Forma Condensed Financial Information.

              NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION

(1) Goodwill of $38.1 million was recorded herein to represent the excess of the purchase price of $65.1 million plus estimated capitalized costs of the FFBC Merger of $300,000 less the aggregate exercise price of FFBC's options of $782,827 over the fair market value of the net assets acquired of $26.9 million. There are no material fair market value adjustments to FFBC's assets or liabilities. The table below reflects the calculation of the purchase price, goodwill and pro forma equity resulting from the FFBC Merger.

(2) During May 1995, SNC and UCB entered into a transaction wherein UCB acquired 12 North Carolina branch offices which were required to be divested by SNC. In the acquisition, UCB assumed $178.7 million in deposits and purchased $26.8 million in loans from SNC. Two of the branch banking offices acquired by UCB in the transaction with aggregate deposits and loans of $32.7 million and $4.9 million, respectively, were sold to third party banks during the fourth quarter of 1995. UCB recorded a premium of $10.1 million for the assumed deposit base of the branches retained. SNC recorded a total gain on divestiture of $12.3 million. This adjustment eliminates the unamortized deposit intangible and the intercompany portion of the gain in the Pro Forma Condensed Balance Sheet. The Pro Forma Condensed Income Statements do not reflect these adjustments, nor do they reflect the impact of UCB's reduced amortization expense, which totaled $1.8 million and $1.4 million for the years ended December 31, 1996 and 1995, respectively.

(3) To reflect SNC's repurchase of 1.64 million shares of SNC Common Stock in connection with and prior to the FFBC Merger at a fair value of $38.52 per share. The cost of funding the repurchase and the related per share and weighted average share impact are not reflected in the Pro Forma Condensed Income Statements.

(4) To record the payable of $300,000 for estimated direct merger costs of FFBC and $200,000 for estimated stock issuance costs.

(5) Certain material, nonrecurring adjustments of approximately $50 million will be recorded in conjunction with the Merger. These adjustments include amounts to effect the settlement of obligations under existing employment contracts, severance pay for involuntary terminations, early retirement and related employee benefits; amounts associated with branch closings and divestitures and the consolidation of bank operations and systems. It is estimated that $5 million of the expenses will be directly related to effecting the Merger and therefore will not be deductible for income tax purposes. The impact of these adjustments, net of the related tax benefit, has been reflected in the Pro Forma Condensed Balance Sheet as of December 31, 1996.

(6) UCB elected to amortize the accumulated postretirement obligation related to the adoption of SFAS No. 106 over a period of 20 years as a component of the postretirement benefit cost. SNC elected to reflect the adoption of SFAS No. 106 through the recording of a cumulative charge for this change in accounting principle. The Pro Forma Condensed Balance Sheet reflects an adjustment to conform UCB's transition method to the method elected by SNC. The accompanying Pro Forma Condensed Income Statement does not reflect adjustments for amounts previously recorded by UCB as amortization of the unrecorded transition obligation, which amounted to $394,000 each year for the years ended December 31, 1996, 1995 and 1994.

(7) To eliminate shareholders' equity of FFBC of $26.9 million and to record the issuance of 1.64 million shares of SNC Common Stock at $38.52 per share and the issuance of options to purchase 85,750 shares of SNC Common Stock, which options have a weighted average value of $9.13 per option.

(8) Based on an exchange ratio of 1.135 shares for the conversion of UCB Common Stock into SNC Common Stock. At December 31, 1996, there were 24,316,631 shares of UCB Common Stock outstanding.

(9) No pro forma adjustments relating to the Merger are reflected in the Pro Forma Condensed Income Statements.

(10) To record amortization of the excess of the purchase price over the estimated fair market value of the net assets acquired from FFBC over a 15-year period using the straight-line method.

                     CALCULATION OF PURCHASE PRICE OF FFBC

                               DECEMBER 31, 1996

CALCULATION OF PURCHASE PRICE AND GOODWILL
FFBC shares of common stock outstanding.............................  2,299,467
FFBC options outstanding............................................     85,750
                                                                     ----------
Total FFBC shares and options outstanding...........................  2,385,217
Exchange ratio......................................................      .7137
                                                                     ----------
Shares and options of SNC Common Stock issued.......................  1,702,329
Fair market value per share.........................................      38.52
                                                                     ----------
                                                                     65,572,025
Plus: Estimated capitalized FFBC Merger costs.......................    300,000
Less: Aggregate exercise price of FFBC's options....................   (782,827)
                                                                     ----------
Purchase price...................................................... 65,089,198
                                                                     ----------
Net fair market value of assets acquired............................ 26,943,000
                                                                     ----------
Goodwill............................................................ 38,146,198
                                                                     ==========
CALCULATION OF PRO FORMA CAPITAL
Purchase price...................................................... 65,089,198
Less: Estimated capitalized FFBC Merger costs.......................    300,000
Less: Estimated stock issuance costs................................    200,000
                                                                     ----------
Pro forma equity.................................................... 64,589,198
                                                                     ==========

                       DESCRIPTION OF SNC CAPITAL STOCK

GENERAL

  The authorized capital stock of SNC consists of 300,000,000 shares of SNC Common Stock and 5,000,000 shares of SNC Preferred Stock. As of the SNC Record Date, there were 109,541,859 shares of SNC Common Stock issued and outstanding. There were no shares of SNC Preferred Stock issued and outstanding as of such date, although 2,000,000 shares of SNC Preferred Stock have been designated as SNC Junior Preferred Stock and are reserved for issuance in connection with SNC's shareholder rights plan. See "--Shareholder Rights Plan." Based on the number of shares of UCB Common Stock outstanding at the SNC Record Date, approximately 27.9 million shares of SNC Common Stock would be issued in the Merger.

COMMON STOCK

  Each share of SNC Common Stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of SNC Common Stock are entitled to receive dividends when, as, and if declared by the SNC Board of Directors out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of SNC available for distribution after the payment of necessary expenses and all prior claims. Holders of SNC Common Stock have no preemptive rights to subscribe for any additional securities of any class that SNC may issue, nor any conversion, redemption or sinking fund rights. Holders of SNC Common Stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of SNC Common Stock are subject to any preferences provided for by resolution of the SNC Board for any series of SNC Preferred Stock that SNC may issue in the future. The terms of the SNC Junior Preferred Stock reserved for issuance in connection with SNC's shareholder rights plan provide that holders of such shares shall have rights and privileges that are substantially identical to those of holders of SNC Common Stock.

  The transfer agent and registrar for SNC Common Stock is BB&T-NC. Application will be made for the shares of SNC Common Stock to be issued in the Merger to be listed on the NYSE.

PREFERRED STOCK

  Under the SNC Articles, SNC may issue shares of SNC Preferred Stock in one or more series as may be determined by the SNC Board or a duly authorized committee. The SNC Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any SNC Preferred Stock issued may rank senior to the SNC Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of SNC, or both. In addition, any shares of SNC Preferred Stock may have class or series voting rights. Under certain circumstances, the issuance of SNC Preferred Stock or the existence of the unissued SNC Preferred Stock may tend to discourage or render more difficult a merger or other change in control of SNC. See "--Shareholder Rights Plan."

SHAREHOLDER RIGHTS PLAN

  SNC has adopted a shareholder rights plan pursuant to which holders of shares of SNC Common Stock also hold rights to purchase securities or other property that may be exercised upon the occurrence of certain "triggering events." Shareholder rights plans such as the SNC plan are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the board of directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of SNC, could have the effect of discouraging a business combination which shareholders believe to be in their best interests. The provisions of SNC's shareholder rights plan are discussed below.

  On December 17, 1996, the SNC Board declared a dividend distribution of one right (a "Right," and collectively the "Rights") for each outstanding share of SNC Common Stock to shareholders of record at the close of business on January 17, 1997. One Right will also be distributed for each share of SNC Common Stock issued between January 17, 1997 and the occurrence of a "Distribution Date" (described in the next paragraph). Accordingly, assuming no Distribution Date occurs prior to the Effective Time, each share of SNC Common Stock issued in the Merger will have a Right attached to it. (For purposes of this Joint Proxy Statement/Prospectus, the term "SNC Common Stock" includes the associated Rights.) Each Right entitles the registered holder to purchase from SNC a unit consisting of one one-hundredth of a share (a "Unit") of SNC Junior Preferred Stock at a Purchase Price of $145.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement, dated as of December 17, 1996, between SNC and BB&T-NC in the capacity of Rights Agent (the "Rights Agreement").

  Initially, the Rights will remain attached to all SNC Common Stock certificates representing shares outstanding, and no separate Rights Certificates will be distributed. A "Distribution Date" will occur, and the Rights will separate from shares of SNC Common Stock, upon the earliest of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of SNC Common Stock (the "Stock Acquisition Date"), (b) 10 business days following the commencement of a tender offer or exchange offer that would if consummated result in a person or group beneficially owning 20% or more of such outstanding shares of SNC Common Stock or (c) 10 business days after the SNC Board declares any Person to be an "Adverse Person," as described in the following paragraph.

  The SNC Board will declare a person to be an Adverse Person upon its determinations (a) that such person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of SNC Common Stock (provided that any such determination shall not be effective until such person has in fact become the beneficial owner of 10% or more of the outstanding shares of SNC Common Stock) and (b) following consultation with such persons as the SNC Board deems appropriate, that (i) such beneficial ownership by such person is intended to cause, is reasonably likely to cause or will cause SNC to repurchase the SNC Common Stock beneficially owned by such person or to cause pressure on SNC to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the SNC Board determines that the best long-term interests of SNC and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (ii) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of SNC's ability to maintain its competitive position) on the business or prospects of SNC or (iii) such beneficial ownership otherwise is determined to be not in the best interests of SNC and its shareholders, employees, customers and communities in which SNC and its subsidiaries do business.

  However, the SNC Board may not declare a person to be an Adverse Person if, prior to the time that the person acquired 10% or more of the shares of SNC Common Stock then outstanding, such person provided to the SNC Board in writing a statement of the person's purpose and intentions in connection with the proposed acquisition of SNC Common Stock, together with any other information reasonably requested of the person by the SNC Board, and the SNC Board, based on such statement and reasonable inquiry and investigation as it deems appropriate, determines to notify and notifies such person in writing that it will not declare the person to be an Adverse Person. The SNC Board may, however, expressly condition in any manner a determination not to declare a person an Adverse Person on such conditions as the SNC Board may select, including, without limitation, such person's not acquiring more than a specified amount of stock and/or such person's not taking actions inconsistent with the purposes and intentions disclosed by such person in the statement provided to the SNC Board. In the event that the SNC Board should at any time determine, upon reasonable inquiry and investigation, that such person has not met or complied with any conditions specified by the SNC Board, the SNC Board may at any time thereafter declare the person to be an Adverse Person.

  Until the Distribution Date (a) the Rights will be evidenced by the SNC Common Stock certificates and will be transferred with and only with such SNC Common Stock certificates, (b) new SNC Common Stock certificates issued after January 17, 1997 will contain a notation incorporating the Rights Agreement by reference and (c) the surrender for transfer of any certificates for SNC Common Stock outstanding will also constitute the transfer of the Rights associated with the SNC Common Stock represented by such certificates.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 31, 2006, subject to extension by the SNC Board, or unless earlier redeemed by SNC as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of SNC Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the SNC Board, only shares of SNC Common Stock issued prior to the Distribution Date will be issued with Rights.

  In the event that the SNC Board determines that a person is an Adverse Person or, at any time following the Distribution Date, a person becomes the beneficial owner of 25% or more of the then-outstanding shares of SNC Common Stock, each holder of a Right will thereafter have the right to receive at the time specified in the Rights Agreement, (a) upon exercise and payment of the exercise price, SNC Common Stock (or, in certain circumstances, cash, property or other securities of SNC) having a value equal to two times the exercise price of the Right or (b) at the discretion of the SNC Board, upon exercise and without payment of the exercise price, SNC Common Stock (or, in certain circumstances, cash, property or other securities of SNC) having a value equal to the difference between the exercise price of the Right and the value of the consideration which would be payable under clause (a). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. Rights will not become exercisable following the occurrence of either of the events set forth above, however, until such time as the Rights are no longer redeemable by SNC as set forth below.

  For example, at an exercise price of $145.00 per Right, each Right not owned by an Acquiring Person or an Adverse Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $290.00 worth of SNC Common Stock (or other consideration, as noted above) for $145.00. Assuming that the SNC Common Stock had a per share value of $72.50 at such time, the holder of each valid Right would be entitled to purchase four shares of SNC Common Stock for $145.00. Alternatively, at the discretion of the SNC Board, each Right following an event set forth in the preceding paragraph, without payment of the exercise price, would entitle its holder to SNC Common Stock (or other consideration, as noted above) worth $145.00.

  In the event that, at any time following the Stock Acquisition Date, (a) SNC is acquired in a merger, statutory share exchange or other business combination transaction in which SNC is not the surviving corporation or (b) 50% or more of SNC's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  The Purchase Price payable, and the number of Units of SNC Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the SNC Junior Preferred Stock, (b) if holders of the SNC Junior Preferred Stock are granted certain rights or warrants to subscribe for SNC Junior Preferred Stock or convertible securities at less than the current market price of the SNC Junior Preferred Stock, or (c) upon the distribution to holders of the SNC Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the SNC Junior Preferred Stock on the last trading date prior to the date of exercise.

  In general, SNC may redeem the Rights in whole, but not in part, at a price of $0.01 per Right at any time until 10 business days following the earlier of the Stock Acquisition Date or the effective date of any declaration by the SNC Board that any person is an Adverse Person. After the redemption period has expired, SNC's right of redemption may be reinstated if an Acquiring Person or Adverse Person reduces his beneficial ownership to less than 10% of the outstanding shares of SNC Common Stock in a transaction or series of transactions not involving SNC and if there are no other Acquiring Persons or Adverse Persons. Immediately upon the action of the SNC Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of SNC, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to SNC, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for stock (or other consideration) of SNC or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the SNC Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the SNC Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the Rights are not redeemable.

  The Rights Agreement is filed as an exhibit to a Registration Statement on Form 8-A dated January 10, 1997 that has been filed by SNC with the Commission. Such registration statement and the Rights Agreement are incorporated by reference in this Joint Proxy Statement/Prospectus, and reference is made thereto for the complete terms of the Rights Agreement and the Rights. The foregoing discussion is qualified in its entirety by reference to the Rights Agreement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

CERTAIN PROVISIONS OF THE NCBCA, SNC ARTICLES AND SNC BYLAWS

  Certain provisions of the NCBCA, the SNC Articles and the SNC Bylaws deal with matters of corporate governance and the rights of shareholders. Certain of these provisions, as well as the ability of the SNC Board to issue shares of SNC Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may delay or prevent takeover attempts not first approved by the SNC Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. SNC believes that these provisions are appropriate to protect the interests of SNC and all of its shareholders. The following describes the principal provisions of the NCBCA applicable to SNC, the SNC Articles and SNC Bylaws that may be deemed to have anti-takeover effects.

 Control Share Act

  The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of SNC more difficult by restricting the right of certain shareholders to vote newly acquired large blocks of stock. For a description of this statute, see "THE MERGER--Comparison of Shareholders' Rights--Anti-takeover Statutes."

 Provisions Regarding SNC Board

  The provisions of the SNC Articles and the SNC Bylaws with respect to the classification of the SNC Board and the removal of directors only for cause could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of SNC. For a description of such provisions, see "THE MERGER--Comparison of Shareholders' Rights--Directors."


 Meeting of Shareholders; Shareholders' Nominations and Proposals

  Under the SNC Bylaws, meetings of the shareholders may be called by the Chief Executive Officer or the SNC Board. Shareholders of SNC may not request that a special meeting of shareholders be called. This provision could have the effect of delaying until the next annual shareholders' meeting shareholder actions which are favored by the holders of a majority of the outstanding voting securities of SNC.

  Certain procedures governing the submission of nominations for directors and other proposals by shareholders may have some deterrent on shareholder actions designed to result in change of control in SNC. See "THE MERGER--Comparison of Shareholders' Rights--Notice of Shareholder Nominations and Shareholder Proposals."

                ADDITIONAL MATTERS RELATING TO THE SNC MEETING

SECURITY OWNERSHIP

  The table below sets forth the beneficial ownership of SNC Common Stock by all directors and nominees, the Chief Executive Officer and the four next most highly compensated executive officers of SNC, all current Executive Officers of SNC and all directors and Executive Officers of SNC as a group as of March 3, 1997. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned. No shareholder is known to SNC to be the beneficial owner of more than 5% of the outstanding SNC Common Stock as of March 3, 1997.

                                                       SHARES OF
                                                         COMMON
                                                         STOCK
              NAME OF BENEFICIAL OWNER/               BENEFICIALLY  PERCENT OF
             NUMBER OF PERSONS IN GROUP               OWNED(1)(2)  COMMON STOCK
             --------------------------               ------------ ------------
John A. Allison IV...................................    236,422          *
Paul B. Barringer....................................     52,977          *
W.R. Cuthbertson, Jr.................................    100,837          *
Ronald E. Deal.......................................     39,662          *
A.J. Dooley, Sr......................................     54,457          *
Joe L. Dudley, Sr....................................      9,520          *
Tom D. Efird.........................................     43,537          *
O. William Fenn, Jr..................................     31,922          *
Paul S. Goldsmith....................................    119,593          *
L. Vincent Hackley...................................     13,873          *
Ernest F. Hardee.....................................    126,956          *
Richard Janeway, M.D. ...............................     37,817          *
J. Ernest Lathem, M.D................................    210,333          *
James H. Maynard.....................................    190,070          *
Joseph A. McAleer, Jr................................     13,019          *
Albert O. McCauley...................................     12,185          *
Dickson McLean, Jr...................................     27,273          *
Charles E. Nichols...................................     77,808          *
L. Glenn Orr, Jr.....................................    196,795          *
A. Winniett Peters...................................     30,022          *
Richard L. Player, Jr................................     27,775          *
C. Edward Pleasants, Jr..............................     61,822          *
Nido R. Qubein.......................................     92,578          *
A. Tab Williams, Jr..................................    367,158          *
W. Kendall Chalk.....................................     98,578          *
Robert E. Greene.....................................     42,677          *
Kelly S. King........................................    110,865          *
Morris D. Marley.....................................     29,817          *
Scott E. Reed........................................    103,110          *
Michael W. Sperry....................................     46,672          *
Henry G. Williamson, Jr..............................    172,887          *
Directors and executive officers as a group (31 per-
 sons)...............................................  2,779,017       2.54%

--------
* Less than 1%.

(1) As reported to SNC by the directors and nominees and executive officers (including shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership). The table includes options which become exercisable within 60 days after March 3, 1997 and shares allocated to individual accounts by the Southern National Employee Stock Ownership Plan (the

   "ESOP") and by the Southern National ESOP Excess Plan (the "ESOP Excess Plan"), voting of which is directed by those named persons and group members who participate in the ESOP and the ESOP Excess Plan.
(2) Unless otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

ELECTION OF DIRECTORS

  The SNC Board consists of 24 persons. The SNC Board is divided into three classes, each class to be as nearly equal in number as possible. There are eight nominees for election as directors who will serve for three-year terms expiring in 2000. It is intended that the persons named in the accompanying form of proxy will vote to elect the eight nominees listed below as directors, unless authority so to vote is withheld. Although management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by unexpected occurrence, it is intended that shares of SNC Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named in the accompanying form of proxy. The election of each nominee requires the affirmative vote of a plurality of the shares of SNC Common Stock cast in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast.

  The names of the nominees for election and the other continuing members of the SNC Board, their principal occupations and certain other information with respect to such persons are as follows.

                       NOMINEES FOR ELECTION AS DIRECTORS
                     FOR THREE YEAR TERMS EXPIRING IN 2000

                                                                                           DIRECTOR OF
                                                                                              SNC OR
                                                                                          BB&T FINANCIAL
NAME                      AGE PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS; RESIDENCES    SINCE(1)
----                      --- ----------------------------------------------------------- --------------
Paul B. Barringer(3)....   66        Chairman and Chief Executive Officer,                     1975
                                     Coastal Lumber Company (dealer in lumber
                                     products); Weldon, N.C.
A. J. Dooley, Sr.(4)....   66        Partner of Dooley, Dooley, Spence, Parker                 1994
                                     and Hipp, P.A. (attorneys); Lexington, S.C.
O. William Fenn,           70        Personal Investments; prior to June 1995,                 1991
 Jr.(4).................             Director of Furniture Export Office,
                                     International Trade Division, North
                                     Carolina Department of Commerce; prior to
                                     April 1992, Vice Chairman of LADD Furniture
                                     Company (furniture manufacturer); High
                                     Point, N.C.
Paul S. Goldsmith(3)....   63        Chairman and President, William Goldsmith                 1970
                                     Company, Inc. (real estate); Greenville,
                                     S.C.
L. Vincent Hackley(2)...   56        President, North Carolina System of                       1992
                                     Community Colleges; prior to January 1,
                                     1995, Chancellor and Professor of Political
                                     Science, Fayetteville State University;
                                     Vice President for Student and Special
                                     Programs, University of North Carolina;
                                     Raleigh, N.C.
Joseph A. McAleer,         47        Chairman and Chief Executive Officer,                     1993
 Jr.(3).................             Krispy Kreme Doughnut Corporation since
                                     1992; prior thereto President and Chief
                                     Operating Officer and Director, Krispy
                                     Kreme Doughnut Corporation (manufacturer of
                                     doughnuts and doughnut making equipment);
                                     Winston-Salem, N.C.
Charles E. Nichols(3)...   69        Retired; prior to August 1996, Attorney At                1984
                                     Law; Greensboro, N.C.
A. Winniett Peters(4)...   70        Consultant of Government Affairs for                      1977
                                     Standard Commercial Tobacco Company
                                     (tobacco processors and exporters);
                                     Chairman of the Board of Standard
                                     Commercial Tobacco Company until January
                                     1993; Wilson, N.C.
TERMS EXPIRING IN 1998
Joe L. Dudley, Sr.(4)...   59        President and Chief Executive Officer of                  1992
                                     Dudley Products, Inc. (manufacturer of hair
                                     care products); Greensboro, N.C.
Ernest F. Hardee(4).....   56        President of Hardee Realty Corp. (real                    1995
                                     estate management); Portsmouth, Va.
J. Ernest Lathem,          63        Personal Investments; Medical Director of                 1987
 M.D.(3)................             Prostate Diagnostic Center until April
                                     1994; Greenville, S.C.
Dickson McLean, Jr.(4)..   69        President of McLean, Stacy, Henry, McLean,                1956
                                     McIntyre & Ramsaur, P.A., (attorneys);
                                     Lumberton, N.C.

                                                                                          DIRECTOR OF
                                                                                             SNC OR
                                                                                         BB&T FINANCIAL
NAME                     AGE PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS; RESIDENCES    SINCE(1)
----                     --- ----------------------------------------------------------- --------------
Richard L. Player,        62        President of Player, Inc. (commercial and                 1990
 Jr.(3).................            industrial general contractor);
                                    Fayetteville, N.C.
C. Edward Pleasants,      56        President and Chief Executive Officer,                    1993
 Jr.(2).................            Pleasants Hardware Company (architectural
                                    door and hardware distributor); Winston-
                                    Salem, N.C.
Nido R. Qubein(4).......  48        Chief Executive Officer of Creative                       1990
                                    Services, Inc. (international management
                                    consulting); High Point, N.C.
A. Tab Williams,          69        Chairman and Chief Executive Officer of A.                1982
 Jr.(3).................            T. Williams Oil Company (oil retailer and
                                    convenience stores); Winston-Salem, N.C.
TERMS EXPIRING IN 1999
John A. Allison IV(2)...  48        Chairman and Chief Executive Officer of                   1986
                                    SNC; Chairman and Chief Executive Officer
                                    of BB&T Financial until February 1995;
                                    Winston-Salem, N.C.
W. R. Cuthbertson,        66        Retired; prior to June 1995, Senior Vice                  1983
 Jr.(2).................            President of Branch Banking and Trust
                                    Company; Charlotte, N.C.
Ronald E. Deal(3).......  53        Chairman of Wesley Hall (furniture                        1986
                                    manufacturer); Investor; Hickory, N.C.
Tom D. Efird(2).........  57        President of Standard Distributors, Inc.                  1982
                                    (beverage wholesaler); Gastonia, N.C.
Richard Janeway,          64        Executive Vice President for Health                       1989
 M.D.(4)................            Affairs; Professor of Neurology and
                                    Research Associate in Radiology, Bowman
                                    Gray School of Medicine, Wake Forest
                                    University; Winston-Salem, N.C.
James H. Maynard(2).....  57        Chairman and Chief Executive Officer of                   1985
                                    Investors Management Corporation
                                    (restaurants); Raleigh, N.C.
Albert O. McCauley(2)...  56        Secretary and Treasurer, Quick Stop Food                  1993
                                    Marts, Inc. (convenience stores); President
                                    and Chief Executive Officer, McCauley
                                    Moving and Storage of Fayetteville, Inc.;
                                    Fayetteville, N.C.
L. Glenn Orr, Jr.(2)....  56        Chairman and Chief Executive Officer of Orr               1982
                                    Management Co. (management consulting);
                                    Chairman Emeritus of SNC; prior to March,
                                    1995 Chairman, Chief Executive Officer, and
                                    President of SNC; Winston-Salem, N.C.

--------
(1) On February 28, 1995, the merger of BB&T Financial into SNC (the "BB&T Merger") was consummated and certain directors of BB&T Financial became directors of SNC.
(2) Member of the SNC Executive Committee.
(3) Member of the SNC Audit Committee.
(4) Member of the SNC Compensation Committee.

  Certain of the above directors and nominees are also directors of other publicly held companies. O. William Fenn, Jr. has been a director of Ladd Furniture Company since 1982. L. Vincent Hackley has been a director of Tyson's Foods, Inc. since 1994. J. Ernest Lathem, M.D., has been a director of Span-America Medical Systems, Inc. since 1996. James H. Maynard has been a director of Investors Management Corporation since 1972 and a director of Golden Corral Realty Corporation since 1984. L. Glenn Orr, Jr. has been a director of Highwoods Properties, Inc. and Ladd Furniture Company since 1995.
A. Winniett Peters was a director of Standard Commercial Corporation from 1978 until August 1994 when he retired. Each of these companies has securities registered under the Exchange Act.

  The SNC Board has established the SNC Executive Committee, the SNC Audit Committee and a Compensation Committee (the "SNC Compensation Committee") and has assigned certain responsibilities to each of these committees.

  The SNC Executive Committee consists of eight directors. This Committee is generally authorized to have and to exercise all of the powers of the SNC Board between board meetings. The SNC Executive Committee also serves as the Nominating Committee for the SNC Board (the "SNC Nominating Committee) and recommends to the SNC Board nominees for election as directors and considers the performance of incumbent directors in determining whether or not to nominate them for re-election. The SNC Nominating Committee considers written nominations of candidates for election to the SNC Board submitted by shareholders to the Secretary of SNC that are accompanied by biographical material, qualifications and consent of nominees. Nominations of such candidates must have been received not later than 60 days prior to one year after the date of the immediately preceding annual meeting of shareholders, along with such information as was disclosed in the proxy materials concerning all nominees for director and the shareholder's name, address and number of shares owned, in order to be considered for the slate of nominees for election as directors at the next annual meeting.

  The SNC Audit Committee recommends engaging and discharging the independent auditors; directs and supervises special investigations; reviews with the independent auditors the plan for and result of the auditing engagement; reviews the scope and result of SNC's procedures for internal auditing and loan review; approves each professional service above certain limits provided by the independent auditors; considers the range of audit and non-audit fees; and reviews the adequacy of SNC's system of internal accounting controls. The SNC Audit Committee reappointed Arthur Andersen LLP as SNC's auditors for 1997.

  The SNC Compensation Committee recommends to the SNC Board remuneration arrangements for senior management and directors and adoption and administration of compensation plans in which officers and directors are eligible to participate.

  All members attended at least 75% of the SNC Board meetings and assigned committee meetings during 1996 except for Mr. Maynard. The SNC Board held 10 meetings during the year; the SNC Executive Committee held five meetings; the SNC Audit Committee held two meetings; and the SNC Compensation Committee held two meetings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the securities laws of the United States, SNC's directors and executive officers are required to report their ownership of SNC Common Stock and any changes in that ownership to the Commission. Specific dates for such reporting have been established and SNC is required to report in this Joint Proxy Statement/Prospectus any failure to file by the established dates during 1996. In 1996, all of these filing requirements were satisfied by SNC's directors and executive officers, except Messrs. Deal, Fenn, Hardee, McAleer, Qubein and Williams, who each failed to file on a timely basis one report relating to one transaction by each in SNC Common Stock beneficially owned by such person. In making this statement, SNC has relied on the written representations of its incumbent directors and executive officers and copies of the reports that have been filed with the Commission.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table presents information relating to total compensation during the fiscal year ended December 31, 1996 of the Chief Executive Officer and the seven next most highly compensated executive officers of SNC (the "SNC Named Executives"):

                        SNC SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION              LONG TERM COMPENSATION
                         -------------------------------------- -----------------------------
                                                                       AWARDS         PAYOUTS
                                                                --------------------- -------
                                                                SECURITIES UNDERLYING
NAME AND PRINCIPAL                               OTHER ANNUAL        OPTIONS/SARS      LTIP      ALL OTHER
  POSITION               YEAR  SALARY   BONUS   COMPENSATION(1)    (NO. OF SHARES)    PAYOUTS COMPENSATION(2)
------------------       ---- -------- -------- --------------- --------------------- ------- ---------------
John A. Allison IV...... 1996 $486,674 $584,009         --                --             --       $40,716
 Chairman & Chief        1995  406,200  191,930     122,842            42,877            --        16,248
 Executive Officer       1994  386,212  189,244         --             40,272            --        15,449
W. Kendall Chalk........ 1996 $208,000 $208,000         --                --             --       $18,107
 Senior Executive        1995  198,492   93,788      62,224            18,401            --         7,940
 Vice President          1994  178,623   87,525         --             18,785            --         6,160
Robert E. Greene........ 1996 $210,000 $210,000         --                --             --       $17,379
 Senior Executive        1995  163,105   55,000      14,162            14,867         56,400       21,270
 Vice President          1994  156,832   57,200         --              6,828         53,400       15,290
Kelly S. King........... 1996 $255,000 $255,000         --                --             --       $22,125
 President               1995  240,731  113,746      78,282            22,289            --         9,629
                         1994  272,137  111,297         --             23,686            --         9,086
Morris D. Marley........ 1996 $195,000 $195,000     $   160               --             --       $17,219
 Senior Executive        1995  185,370   62,600      14,305            16,897         63,000       12,839
 Vice President          1994  178,240   59,200         --              7,760         56,700       12,117
Scott E. Reed........... 1996 $205,000 $205,000     $24,337               --             --       $17,430
 Senior Executive        1995  195,050   92,161      73,974            18,084            --         7,802
 Vice President and      1994  173,750   85,138         --             18,306            --         6,160
 Chief Financial Officer
Michael W. Sperry....... 1996 $202,000 $202,000     $ 1,120               --             --       $18,870
 Senior Executive        1995  195,878   66,100      17,610            17,854            --        14,548
 Vice President          1994  188,344   68,700         --              8,200         67,900       14,406
Henry G. Williamson,
 Jr. ................... 1996 $370,000 $370,000         --                --             --       $31,467
 Chief Operating         1995  326,890  154,456     119,145            30,218            --        13,076
 Officer                 1994  310,000  151,900         --             32,329            --        12,400

--------
(1) The compensation shown as "Other Annual Compensation" for 1996 for Mr. Reed consisted of payments pursuant to SNC's Relocation Policy. For Messrs. Marley and Sperry, it consisted of amounts accrued under and interest earned on deferred compensation in excess of 120% of the long-term applicable federal rate.
(2) The compensation shown as "All Other Compensation" for 1996 consisted of the following: (a) SNC's matching contribution under the SNC Savings and Thrift Plan in the amount of $9,000 for each of the named officers; (b) SNC's contribution to the SNC Supplemental Executive Retirement Plan in the amount of $31,716 for Mr. Allison, $9,107 for Mr. Chalk, $6,900 for Mr. Greene, $13,125 for Mr. King, $6,456 for Mr. Marley, $8,830 for Mr. Reed, $7,086 for Mr. Sperry, and $22,467 for Mr. Williamson; (c) the actuarial equivalent of benefits to employees from payment of annual premiums by SNC under the split-dollar life insurance program in the amount of $1,479 for Mr. Greene, $1,763 for Mr. Marley, and $2,784 for Mr. Sperry.

  No options to purchase SNC Common Stock were granted to any of the SNC Named Executives in 1996. The following table provides information concerning options for SNC Common Stock exercised by each of the SNC Named Executives in 1996, and the value of options held by each at December 31, 1996.

   SNC AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION
                                    VALUES

                                                NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                   OPTIONS AT FY-       THE-MONEY OPTIONS AT FY-
                           SHARES                   END (SHARES)                   END
                         ACQUIRED ON  VALUE   ------------------------- -------------------------
NAME                      EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
John A. Allison IV......      --         --     168,957      35,711     $3,327,518    $406,668
W. Kendall Chalk........      500     13,008     75,276      15,709      1,499,432     181,216
Robert E. Greene........    9,937    215,727     28,173      12,188        490,780     138,564
Kelly S. King...........      --         --      85,419      19,050      1,661,282     219,887
Morris D. Marley........      --         --      31,646      13,852        550,780     157,485
Scott E. Reed...........      700     18,562     72,805      15,436      1,447,094     178,058
Michael W. Sperry.......    9,501    194,438     38,046      14,637        620,300     166,412
Henry G. Williamson,
 Jr.....................      600     16,060    130,180      25,865      2,581,346     298,778

RETIREMENT PLANS

  SNC Retirement Plan. SNC has a defined benefit retirement plan, the Southern National Corporation Pension Plan (the "Retirement Plan"), for eligible employees. All employees of SNC and certain subsidiaries are eligible to participate under the Retirement Plan after completing one year of service. Contributions to the Retirement Plan are computed on an actuarial basis. A participant's normal annual retirement benefit under the Retirement Plan at age 65 is an amount equal to 1.0% of the participant's average compensation, plus .5% of the participant's average compensation in excess of social security covered compensation times the number of years of service completed with SNC and certain subsidiaries up to a maximum of 35 years. A participant's average compensation is his average annual compensation including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years that produce the highest average. Such annual compensation generally approximates amounts set forth under the "Salary," "Bonus" and "LTIP Payouts" columns of the Summary Compensation Table above.

  The following table shows the estimated annual benefits payable under the Retirement Plan upon retirement at age 65 to persons in specified average compensation and years of service classifications. The amounts shown are based on a life annuity and are not subject to offsets based upon social security amounts or other amounts. As of December 31, 1996, for purposes of computing benefits under the Retirement Plan, age and years of service of the SNC Named Executives are as follows: age 48 and 26 years for Mr. Allison; age 51 and 22 years for Mr. Chalk; age 47 and 24 years for Mr. Greene; age 48 and 25 years for Mr. King; age 46 and 12 years for Mr. Marley; age 48 and 25 years for Mr. Reed; age 52 and 7 years for Mr. Sperry; and age 49 and 25 years for Mr. Williamson.

                     ESTIMATED ANNUAL RETIREMENT BENEFITS
                   BASED ON YEARS OF CREDITED SERVICE(1)(2)

AVERAGE COMPENSATION FOR
  5 CONSECUTIVE YEARS
OF HIGHEST COMPENSATION   10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
------------------------  -------- -------- -------- -------- -------- --------
       $  300,000         $43,535  $65,302  $87,070  $108,837 $130,604 $152,372
          350,000          51,035   76,552  102,070   127,587  153,104  178,622
          400,000          58,535   87,802  117,070   146,337  175,604  204,872
          450,000          66,035   99,052  132,070   165,087  198,104  231,122
          500,000          73,535  110,302  147,070   183,837  220,604  257,372
          550,000          81,035  121,552  162,070   202,587  243,104  283,622
          600,000          88,535  132,802  177,070   221,337  265,604  309,872
          650,000          96,035  144,052  192,070   240,087  288,104  336,122
          700,000         103,535  155,302  207,070   258,837  310,604  362,372
          750,000         111,035  166,552  222,070   277,587  333,104  388,622
          800,000         118,535  177,802  237,070   296,337  355,604  414,872
          900,000         133,535  200,302  267,070   333,837  400,604  467,372
        1,000,000         148,535  222,802  297,070   371,337  445,604  519,872
        1,100,000         163,535  245,302  327,070   408,837  490,604  572,372
        1,200,000         178,535  257,802  357,070   446,337  535,604  624,872
        1,300,000         193,535  290,302  387,070   483,837  580,604  677,372

--------
(1) The amounts shown exceed statutory benefit limits and compensation caps under the Retirement Plan in some instances. To the extent an amount cannot be earned under the Retirement Plan, it will be earned under SNC's Supplemental Executive Retirement Plan.
(2) If employment date is on or after January 1, 1979, basic benefit is lifetime annuity. If employment date is prior to January 1, 1979, basic benefit is 120 months certain and thereafter for participant's lifetime.

  Supplemental Executive Retirement Plan. SNC maintains a Supplemental Executive Retirement Plan (the "SERP"), effective January 1, 1989. The SERP covers certain management employees of SNC and participating subsidiaries as designated by its administrative committee. Under the SERP, participants who retire either at or after age 55 with 15 years of service under the Retirement Plan, or at or after age 65, receive monthly retirement benefits equal to the greater of: (a) the difference between 55% of "final average monthly earnings," less the participant's projected monthly benefits under the Retirement Plan and 50% of the participant's projected monthly "Social Security benefit," as defined in the SERP; or (b) the difference between the monthly benefit the participant would have received under the Retirement Plan, but for certain limitations imposed by the Code and the participant's actual monthly benefit under the Retirement Plan. Benefits are payable in the form of a joint and 75% survivor annuity for married participants, and a 10 year certain and life annuity for unmarried participants and are reduced in the event payment commences prior to age 65. If the participant dies either while employed by SNC or a participating subsidiary, or under a "disability," as defined in the SERP, and before attaining age 65, his surviving spouse, or if there is none, his designated beneficiary, receives a monthly benefit for 180 months equal to 20% of the participant's "final average earnings." If the participant dies while employed by SNC or a participating subsidiary and after attaining age 65, his surviving spouse, if any, receives the SERP retirement benefits which would have been paid had the participant retired the day before he died. "Final average earnings" are the participant's average monthly earnings, including amounts deferred under the ESOP, the ESOP Plan or the Deferred Plan, for the 60 highest months out of his or her last 120 months of employment by SNC or a participating subsidiary, as the case may be.

  Upon a "change in control" of SNC as defined in the SERP, participants' SERP benefits become fully accrued and cannot be reduced by amendment or termination. Such a change of control occurred in February 1995 upon the consummation of the BB&T Merger. Under the SERP, participants have no interest in any particular assets of SNC or its subsidiaries and their right to benefits is no greater than that of a general unsecured creditor.

  Estimated annual benefits generally payable under the SERP upon retirement at age 65 (without taking into account offsets based upon Social Security benefits and Retirement Plan benefits) range from $55,000 (based on final average annual earnings of $100,000) to $151,250 (based on final average annual earnings of $275,000). Messrs. Greene, Marley and Sperry are the only SNC Named Executives who participate in the SERP.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

 Executive Officer Employment Agreements

  In 1994, BB&T Financial and SNC entered into Employment Agreements with 27 of their executive and other senior officers (15 BB&T Financial officers and 12 officers of SNC (prior to the BB&T Merger) (collectively, the "Officers")), including Messrs. Allison, Chalk, Greene, King, Marley, Reed, Sperry and Williamson (collectively, "Executive Management"), who are currently serving as Executive Officers of SNC.

  The Employment Agreements provide for five-year terms that are extended automatically each month (absent contrary notice by either party to the Employment Agreement). As a result, five years remain on the term of each Employment Agreement at any time unless either party elects not to extend the term. The term of any Employment Agreement may not be extended beyond the month in which the officer reaches age 65, however. The Employment Agreements provide that the Officers are guaranteed minimum annual salaries equal to their current annualized base salaries, and continued participation in specified incentive compensation plans. During the term of the Employment Agreements, each Officer will be entitled to receive, on the same basis as other officers, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar indirect compensation that SNC may from time to time extend to its officers.

  The Employment Agreements also provide that under various circumstances an Officer may continue to receive compensation and health insurance from SNC after the Officer's voluntary termination of employment or after being terminated by SNC other than for cause. At any time after the first anniversary, and until the sixth anniversary of the BB&T Merger, the Officer voluntarily may terminate his or her employment with SNC and continue to receive 60% of the Officer's highest annual cash compensation during any one of the five years preceding termination (such highest annual cash compensation being referred to herein as the "Termination Compensation") and health insurance provided by SNC until the sixth anniversary of the BB&T Merger, subject to compliance with non-competition provisions of the Employment Agreements, described below. In the event the Officer's employment is terminated by SNC other than for "just cause" (as defined in the Employment Agreements), the Officer will be entitled to receive the Termination Compensation and health insurance for the remainder of the term of the Employment Agreement, subject to compliance with the non-competition provisions of the Employment Agreement. In addition, if an Officer is terminated by SNC other than for just cause, SNC will use its best efforts to accelerate vesting of any unvested benefits to which the Officer may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s).

  The Employment Agreements also provide that if there is a "Change of Control" (as hereinafter defined) of SNC or certain of its affiliates, the Officer will be entitled to: (a) terminate his Employment Agreement voluntarily for "good reason" (generally defined in the Employment Agreements to include a reduction in the Officer's status, responsibilities and duties or salary following the Change of Control); and (b) receive, in a lump sum, an amount equal to 2.99 times the Termination Compensation. In the event the Officer is terminated by SNC for other than just cause or the Officer terminates his employment for good reason after a Change of Control, the Officer would also be entitled to accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans. A "Change of Control" is deemed to have occurred under the Employment Agreements if: (a) any person or group acquires 20% or more of the voting securities of SNC or specified affiliates; (b) during any two-year period persons who were directors of SNC at the beginning of the two-year period cease to constitute at least two-thirds of the SNC Board; (c) the shareholders of SNC approve any merger or consolidation of SNC with another company that would result in less than 80% of the voting securities outstanding after the merger or consolidation being held by persons who were shareholders of SNC immediately prior to the merger or consolidation; (d) the shareholders of SNC approve a plan of complete liquidation or an agreement for the sale of substantially all of SNC's assets; or (e) any other event occurs that the SNC Board determines should constitute a Change of Control.

  SNC also has the right under the Employment Agreements to terminate the Officer's employment at any time for just cause. If SNC terminates an Officer's employment for just cause, such Officer will have no right to receive compensation or other benefits under the Employment Agreement for any period after such termination.

  The Employment Agreements also provide that under certain circumstances upon leaving the employment of SNC, the Officer may not engage directly or indirectly in the banking, financial services or any other business in which SNC is engaged in the states of North Carolina and South Carolina and in any counties contiguous to any counties located in such states, nor may the Officer solicit or assist in the solicitation of any depositors or customers of SNC or any of SNC's affiliates or induce any employees to terminate their employment with SNC or its affiliates. This non-competition provision will be effective: (a) if the Officer voluntarily terminates his employment prior to the first anniversary of the BB&T Merger, until the later of the first anniversary of the BB&T Merger or the first anniversary of the Officer's termination; (b) if after the first anniversary of the BB&T Merger the Officer voluntarily terminates his employment, for such period of time during which the Officer elects to receive 60% of the Termination Compensation; or (c) if the Officer is terminated other than for just cause, until the earlier of the first anniversary of the Officer's termination or the date as of which the Officer elects to forego receiving the Termination Compensation.

  The Employment Agreement of Mr. Allison provides that he will be Chairman of the SNC Board and Chief Executive Officer of SNC for the term of such Employment Agreement.

 Employment Contract Amendments

  During 1995, the SNC Compensation Committee employed KPMG Peat Marwick LLP to make recommendations concerning SNC's overall compensation plans, including a review of the foregoing employment contracts (see "--SNC Compensation Committee Report on Executive Compensation"). The review of the employment contracts by KPMG Peat Marwick LLP was undertaken primarily in recognition of the contracts having been negotiated in connection with the negotiations surrounding the BB&T Merger, and without the advice of compensation consultants. KPMG Peat Marwick LLP recommended and the SNC Compensation Committee approved amendments to the employee contracts which (a) fix the minimum salary for the contracts as the annualized August 1994 salary; (b) increase from 20% to 40% as the threshold for acquisition of voting securities of SNC after a merger or consolidation as a triggering event for change-of-control provisions; (c) provide up to $20,000 for outplacement services in the event of termination of employment for certain specified reasons; (d) specify which employee benefits will be received upon certain conditions of termination; and (e) specify that in the event payments under the contract exceed limits established by Section 280(g) of the Code, relating to parachute payments, contract holders would be entitled to select the benefits to be received in order to reduce total benefits to the prescribed statutory limit.

  The SNC Compensation Committee and KPMG Peat Marwick LLP believe that the foregoing amendments more clearly reflect the intent of the parties at the time the contracts were negotiated and provide benefits more comparable to industry standards.

SNC COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  During 1996, the SNC Compensation Committee administered the various incentive plans of SNC and reviewed the salary for the Chief Executive Officer. SNC's incentive plans were established in 1995 based upon a study conducted by KPMG Peat Marwick LLP ("Peat Marwick"). The Peat Marwick study followed the February 1995 BB&T Merger and was conducted in order to establish a compensation philosophy and practices for SNC following the BB&T Merger. At the conclusion of the study, Peat Marwick made recommendations to the SNC Compensation Committee relating to overall compensation philosophy, appropriate base salaries, short-term and long-term compensation plans, appropriate goals and targets for such plans and employment contracts of senior officers of SNC. The recommendations of Peat Marwick were implemented in 1995 through appropriate SNC Compensation Committee, SNC Board or shareholder action.

 Compensation Philosophy

  As a result of the Peat Marwick study, the SNC Compensation Committee has adopted a compensation philosophy and guiding principles for SNC which consist of the following:

    1. A compensation and reward system should be a management tool to achieve business results;

    2. Competitive total compensation opportunities should be provided based on external competitive performance;

    3. Total compensation should be aligned with relative internal performance; and

    4. A commitment should be made to an annual review of a set of guiding principles for SNC's total compensation program.

  The SNC Compensation Committee approved Peat Marwick's recommendation that compensation for executive management should be positioned to emphasize variable pay based on performance with base salary at 90% of median and cash incentives above median to result in a total cash compensation at market median. To achieve this goal, compensation opportunities are compared to a peer group of publicly-traded bank holding companies with assets between approximately $15 billion and $40 billion, which is the peer group in the Performance Graph set forth below in this Joint Proxy Statement/Prospectus. In addition, Peat Marwick recommended that stock options be used as a core for long-term incentives and that a large portion of total compensation should be "at risk."

  SNC has established incentive compensation programs for executive management, which consist of an annual cash incentive, stock options, three-year performance-based incentives, and normal employee benefits. These plans emphasize variable compensation for executive management which is tied to the financial results of SNC. The SNC Compensation Committee approves, on an annual basis, target award opportunities for executive management and performance criteria to be utilized in the annual incentive plan and the three-year performance incentive plan.

  SNC's compensation philosophy and policies are intended to comply with
Section 162(m) of the Code and related regulations, which establish certain requirements in order for performance-based compensation in excess of $1 million that is paid to certain executive officers to be deductible by SNC for federal income tax purposes. In establishing and administering SNC's compensation programs, the SNC Compensation Committee has intended to comply with the requirements of Section 162(m), although it intends to retain the flexibility to pay compensation that is not eligible for favorable treatment under such section if it determines that it is in the best interest of SNC to do so.

 Compensation Plans

  Annual Executive Incentive Plan. In 1995, based on the Peat Marwick study, the SNC Compensation Committee established the SNC Short-Term Incentive Plan ("Bonus Plan"), which covers executive management and other senior officers selected by the SNC Compensation Committee. The SNC Compensation Committee determined that it was appropriate to establish a plan for the year 1996, which would be a continuation of the 1995 Bonus Plan. Because of the impact of
Section 162(m) of the Code, the Bonus Plan was submitted to shareholders for approval at the 1996 annual meeting of SNC shareholders and was approved.

  The Bonus Plan provides cash awards to participants based on the achievement of performance goals established by the SNC Compensation Committee. Awards are based on corporate performance, business unit/function performance, individual performance or any combination of such types of performance. Corporate performance is determined primarily on the attainment of earnings per share goals and return on asset goals. Business unit/function performance is determined primarily on the attainment of financial or non-financial goals, growth and market share. Individual performance is determined primarily on the attainment of such business criteria as: process improvement, sales, loan growth, deposit growth and expense management. The SNC Compensation Committee may, from time to time, select other performance measures. The size of the cash awards will be determined by establishing target incentive awards expressed as a percentage of base salary, up to a maximum amount established by the SNC Compensation Committee. For 1996, the SNC Compensation Committee provided that the target incentive award would be established for the Chief Executive Officer at 60% of base salary and for other members of executive management at 50% of base salary. Actual awards are subject to increase or decrease on the basis of the participant's achievement of the performance goals and can range from 25% to 200% of the participant's targeted incentive awards. For the Chief Executive Officer and executive management, the SNC Compensation Committee established corporate performance goals based on earnings per share and return on assets, with specific goals established by budgeted earnings, industry standards and other similar factors. In 1996, SNC achieved the specified performance levels, such as would permit the Chief Executive Officer and executive management to receive an award of 200% of their target incentive awards. Such amount is shown in the "Bonus" column of the Summary Compensation Table for the SNC Named Executives.

  Stock Incentive Plan. SNC's shareholders have previously approved the 1995 Omnibus Stock Incentive Plan, as amended and restated (the "Stock Plan"). Peat Marwick recommended that this plan be maintained and, at the 1996 annual meeting of shareholders, additional shares were reserved for use under this plan. The Stock Plan is administered by the SNC Compensation Committee in order to benefit SNC by assisting in recruiting and retaining employees with ability and initiative, providing greater incentive for employees of SNC and associating the interest of employees with those of SNC. The SNC Compensation Committee annually selects individuals who will participate in the Stock Plan and, from time to time, may grant stock options, stock appreciation rights, restricted stock awards, performance units and performance shares to selected participants. Stock options granted under the Stock Plan may be incentive stock options or non-qualified stock options. A stock option entitles a participant to purchase shares of SNC Common Stock at the option price, which is fixed by the SNC Compensation Committee at the time the option is granted, but cannot be less that 100% of the shares' fair market value on the date of grant in the case of incentive stock options and not less than 85% of the shares' fair market value on the date of grant in the case of non-qualified stock options.

  Peat Marwick recommended that option grants be based on competitive market factors and that the Black-Scholes methodology for computing the value of options be utilized. The SNC Compensation Committee has followed this recommendation. In 1996, no stock options were granted. Prior to the BB&T Merger in February of 1995 and during 1995, stock options were granted at various times by the two corporations. In order to standardize the practice of granting stock options, the SNC Compensation Committee deemed it advisable to consider the grant of stock options in February of each year and, accordingly, anticipates considering stock option grants in February 1997. Because of this standardization, no awards for the SNC Named Executives are shown for 1996 in the Summary Compensation Table above.

  Three-Year Long-Term Incentive Plan. Based on Peat Marwick's recommendation, the SNC Compensation Committee has determined that executive management should be included in a Long-Term Incentive Plan (as used in this section of this Joint Proxy Statement/Prospectus, the "LTIP"), and further recommended that a performance unit plan be utilized for this purpose. In order to permit awards under the LTIP to be made in either cash or stock, at the option of the SNC Compensation Committee, certain amendments to the Stock Plan were proposed to and approved by SNC's shareholders. Performance units are performance-based awards payable, in the SNC Compensation Committee's discretion, in shares of SNC Common Stock, cash or a combination of SNC Common Stock and cash. At the date of grant, the SNC Compensation Committee will establish for each performance unit (i) a performance target and (ii) an applicable percentage (which cannot be less than zero, but which can exceed 100% of the value of the performance unit to be paid to the participant based upon the degree to which the performance target is met). A performance target is a profitability target which serves as the basis for valuing a performance unit. A performance target will be based on certain performance criteria determined by the SNC Compensation Committee and is earned based on the performance unit value during each of the valuation periods (generally, a calendar year, following the date of the award). The SNC Compensation Committee will establish the number of valuation periods applicable to a performance unit, which number may not be less than three. The value of a performance unit equals the applicable percentage, as set by the SNC Compensation Committee, times the fair market value of SNC Common Stock on the date of grant, plus such other nominal value as may be set by the SNC Compensation Committee. In 1996, the SNC Compensation Committee established the 1996--1998 performance unit LTIP and provided that the performance criterion be return on equity. The SNC Compensation Committee approved a potential payout for the Chief Executive Officer of 40% of average base salary, and for the remainder of executive management 30% of average base salary. The Compensation Committee established a return on equity goal of 15% for the three-year period of the LTIP with a maximum goal of 18%.

  Annual Base Salary. The SNC Compensation Committee reviewed the salary range system previously recommended by Peat Marwick and previously adopted by the SNC Compensation Committee for all employees' base salaries. It reviewed pay grades and salary ranges previously recommended by Peat Marwick and concluded that the grades and ranges were appropriate, and that its previously adopted policy of having all employees at the appropriate point within their salary range within a two-year period following the BB&T Merger was appropriate. Based on this review, together with a review of SNC's performance as compared to its peer group, the SNC Compensation Committee established the base salary of the CEO for 1996 as shown in the Summary Compensation Table above (see "-- Compensation of Executive Officers").

  Employee Benefit Plans. The SNC Compensation Committee reviewed the various employee benefit plans maintained by SNC which constitute a portion of the total compensation package available to executive management and all employees of SNC. These plans consist of a 401(k) Savings Plan (which permits employees to contribute up to six percent of their compensation with SNC matching their contribution); a retirement plan covering substantially all employees of SNC, including executive management; and a health care plan which provides medical and dental coverage for all employees. The SNC Compensation Committee concluded that these plans, which were established based upon recommendations of Peat Marwick, are consistent with plans provided by peer bank holding companies and industry standards and that no modification of such plans was necessary in 1996.

 Conclusion

  The SNC Compensation Committee believes that all components of its total compensation program, both for executive management and all employees, is consistent with market standards and with comparable programs of peer bank holding companies. The executive compensation programs are based on financial performance of SNC compared to both market medians and peer group averages and appropriately links executive performance to the annual financial and operational results of SNC and the long-term financial interests of the shareholders. The SNC Compensation Committee believes that the foregoing compensation philosophy has served and will continue to serve as a basis for administering the total compensation program of SNC, both for executive management and all employees for the foreseeable future. The directors who constitute the SNC Compensation Committee are:

     Richard Janeway, M.D., Chairman          Ernest F. Hardee
     A. J. Dooley, Sr.                        Dickson McLean, Jr.
     Joe L. Dudley, Sr.                       A. Winniett Peters
     O. William Fenn, Jr.                     Nido R. Qubein

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Nido R. Qubein, a director of SNC and a member of the SNC Compensation Committee in 1996, is owner of Creative Services, Inc., an international management consulting firm. BB&T-NC has entered into a consulting services contract with Creative Services, Inc. under which Creative Services, Inc. is advising management by

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

providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid $386,628 under this contract in 1996, $378,597 in 1995 and $391,896 in 1994. Management believes this contract is on terms as favorable as could have been obtained from others.

  Dickson McLean, Jr., a director of SNC and a member of the SNC Compensation Committee in 1996, is President of McLean, Stacy, Henry, McLean, McIntyre & Ramsaur, P.A., Attorneys-at-Law. The firm is under retainer to provide legal services to SNC and its subsidiaries. The firm was paid the sum of $52,912 in 1996, $62,187 in 1995 and $90,107 in 1994. Management believes these services were provided on terms as favorable as could have been obtained from others.

  A. J. Dooley, Sr., a director of SNC and a member of the SNC Compensation Committee in 1996, is a member of Dooley, Dooley, Spencer & Parker, Attorneys-at-Law. The firm is under retainer to provide legal services to SNC and its subsidiaries. The firm was paid $16,975 in 1996, $7,636 in 1995 and $8,560 in 1994.

  Messrs. Dooley, McLean and Qubein abstain from voting on matters relating to stock options and other stock-based incentive plans.

COMPENSATION OF DIRECTORS

 General

  Non-employee directors of SNC receive an annual retainer of $21,000 for their services as a director. In addition, such directors receive $1,500 for each regular SNC Board meeting and each committee meeting attended, and $1,000 for each meeting held by conference telephone in which the director participates. Directors who are employees of SNC do not receive fees for serving as a director.

 Non-Employee Directors' Deferred Compensation and Stock Option Plan

  Effective January 1, 1997, the SNC Board approved the adoption of the Directors' Plan. The Directors' Plan combines into a single plan two previously established SNC plans, the Stock Option Subplan and the Directors' Deferred Compensation Plan. See "--Approval of Amendment to Directors' Plan" for a description of the Directors' Plan, including information concerning benefits paid or granted under the Directors' Plan in 1996. During 1996, 14 directors participated in the Directors' Deferred Compensation Plan.

 Consulting Agreement

  Messrs. Deal, McLean, Nichols, Qubein and Williams and Dr. Janeway have executed Consulting Agreements with SNC to provide consulting services for a period of 10 years following their retirement. Directors beginning such service as consultants during 1995, 1996, or 1997 shall receive $13,200 per year. Directors beginning such service after 1997 shall receive a sum equal to the annual retainer paid to SNC's directors in effect at the time they begin such service. The consultants have agreed not to serve as directors of, or advisers to, businesses which compete with SNC during the time they serve as consultants to SNC.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

 General

  A number of SNC's directors and officers and their associates are customers of the SNC's bank subsidiaries. Any extensions of credit made to them are in the ordinary course of business, are substantially on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are classified as non-accrual, past due, restructured or potential problem. All outstanding loans to such officers and directors and their associates are current as to principal and interest. As of December 31, 1996, loans in excess of $60,000 to directors, executive officers and their interests totaled approximately $83.2 million,

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

or approximately 4.8% of SNC's consolidated shareholders' equity at such date; as of December 31, 1995, such loans totaled approximately $76.1 million, or approximately 4.5% of SNC's consolidated shareholders' equity at such date; and as of December 31, 1994, such loans totaled approximately $48.9 million, or approximately 7.7% of SNC's consolidated shareholders' equity at such date.

 Transaction with Affiliate of Mr. Goldsmith

  On November 7, 1996, BB&T Insurance Services, Inc., an indirect subsidiary of SNC, completed the acquisition of Wm. Goldsmith Agency, Inc., Greenville, South Carolina ("Goldsmith Agency") for a price of $1,034,500, subject to adjustment for certain transactions to be completed prior to closing. Paul S. Goldsmith, a director of SNC, and his affiliated interest owned approximately 75% of Goldsmith Agency. SNC issued 70,207 shares of SNC Common Stock to consummate this transaction, which the SNC Board (with Mr. Goldsmith voluntarily abstaining) reviewed and approved. The SNC Board and management believe the transaction was on terms as favorable as acquisition terms of other insurance agencies which have been acquired by SNC.

 Agreement with Mr. Orr

  Pursuant to a Settlement and Non-Compete Agreement between L. Glenn Orr, Jr. and SNC, effective following the BB&T Merger (the "Orr Settlement Agreement"), Mr. Orr resigned as an employee and officer of SNC and was retained as a consultant as of May 1, 1995. The Orr Settlement Agreement settled SNC's obligations to Mr. Orr under his then existing employment agreement with SNC and provides for SNC to pay Mr. Orr an annual amount equal to the difference between $1,655,000 and the SNC-provided portion of certain benefits payable to Mr. Orr under the following plans of SNC: the retirement plan, the supplemental executive retirement plan, the employee stock ownership plan, the employee stock ownership plan excess plan, and the non-qualified deferred compensation plan. The Orr Settlement Agreement also provides that Mr. Orr will serve as a consultant to SNC for a period of five years following the BB&T Merger and will not engage directly or indirectly in the banking or financial services business anywhere in North Carolina or South Carolina (or in any other state in a county contiguous to North Carolina or South Carolina) or solicit any depositors or customers of SNC or its subsidiaries or induce any employees of SNC or its subsidiaries to terminate their employment with SNC. SNC also agreed to provide certain miscellaneous benefits to Mr. Orr, including the continuation for life of certain life and medical insurance policies, certain moving expenses and country club membership dues and the purchase of an automobile. The payments provided for under the Orr Settlement Agreement will be paid to Mr. Orr in equal monthly installments and will continue for the life of each of Mr. Orr and his current wife, but in no event for a period of less than fifteen years. To the extent that payments under the Orr Settlement Agreement cause a "parachute payment," as defined in Code section 280G(b)(2), SNC will indemnify Mr. Orr and hold him harmless against all claims, expenses and excise taxes relating thereto. SNC has established a rabbi trust to help assure the payment of SNC's obligations to Mr. Orr under the Orr Settlement Agreement. SNC has placed assets in the rabbi trust representing partial funding of SNC's obligations to Mr. Orr under the Orr Settlement Agreement. In the event of a Change of Control (as defined in the Orr Settlement Agreement) of SNC, SNC may be obligated to contribute additional assets to the rabbi trust to provide full funding, on an actuarial basis, of SNC's obligations to Mr. Orr under the Orr Settlement Agreement. The Orr Settlement Agreement also provides that SNC will use its best efforts, subject to fiduciary duties, to reelect Mr. Orr to the SNC Board until his seventieth birthday.

 Transaction with Affiliates of Mr. Player

  During 1994, BB&T Financial paid Player, Inc., an affiliate of Richard L. Player, Jr., a director of SNC, the sum of $84,645 for construction costs of a new main office in Fayetteville, North Carolina and paid Tri-Player Investments (also an affiliate of Mr. Player) the sum of $46,371 as rent and related occupancy expenses for the Westwood Branch and main office buildings in Fayetteville. Management believes that the terms of the agreements with Mr. Player's affiliates were as favorable to BB&T Financial and SNC as could have been obtained from a non-affiliated party.

  See "--Compensation Committee Interlocks and Insider Participation."

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

PERFORMANCE GRAPH

  Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of SNC Common Stock, the S&P 500 Index and an industry peer group index of 12 bank holding companies. The graph assumes $100 invested on December 30, 1990 in SNC Common Stock and each of the indices. The bank holding companies in the peer group index are AmSouth Bancorporation, Boatmen's Bancshares, Inc., Crestar Financial Corporation, Fifth-Third BanCorp, Firstar Corporation, First Bank Systems, Inc., First of America Bank Corporation, Huntington Bancshares, Inc., National City Corporation, SouthTrust Corporation, Summit Bancorp (formerly UJB Financial Corporation) and U.S. Bancorp. The peer group consists of bank holding companies with assets between approximately $15 billion and $40 billion, which approximates SNC's asset size and is the same peer group utilized by the SNC Compensation Committee.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG SOUTHERN NATIONAL CORPORATION, THE S&P INDEX,
                               AND A PEER GROUP


                                    Legend

Index Description        12/31/91    12/31/92    12/31/93    12/31/94   12/31/95    12/31/96
-----------------        --------    --------    --------    --------   --------    --------
SOUTHERN NATIONAL
CORPORATION                100         146         151         152        217         310
PEER GROUP                 100         134         141         137        209         291
S&P 500                    100         108         118         120        165         203


* $100 INVESTED ON 12/31/91 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.
                        FISCAL YEAR ENDING DECEMBER 31.


APPROVAL OF AMENDMENT TO SNC ARTICLES

  The SNC Board has unanimously recommended to SNC's shareholders that Article I of the SNC Articles be amended to change SNC's name to "BB&T Corporation." This amendment would change only the name of SNC and would not affect its continued corporate existence or business.

  In 1995, BB&T Financial, the former parent of BB&T-NC, BB&T-SC and BB&T-VA, merged with and into SNC, with SNC surviving as the holding company for the combined operations of the two companies. At

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

the time of this merger of equals transaction, SNC's banking subsidiaries were merged with and into BB&T-NC and BB&T-SC, respectively. Since then, the "Southern National" name has been associated only with the holding company, and SNC's banking operations have operated under the "BB&T" name.

  Today, SNC continues to conduct its banking business through its three bank subsidiaries, BB&T-NC (Branch Banking and Trust Company), BB&T-SC (Branch Banking and Trust Company of South Carolina) and BB&T-VA (Branch Banking and Trust Company of Virginia). These subsidiaries operate 415 banking offices in the Carolinas and Virginia under the "BB&T" banner. (In addition, it is anticipated that FFSB's seven banking offices will change their name to "BB&T" in the first quarter of 1998.) As a result, "BB&T" is the name by which SNC's banking operations are known. Changing SNC's name to BB&T Corporation will utilize a single name for the holding company and its banking operations and, in the opinion of the SNC Board, will eliminate confusion among SNC's banking clients, investors and the market generally and enable SNC to enhance the franchise value of the "BB&T" name.

  Upon approval of the proposed amendment by the shareholders, SNC will prepare Articles of Amendment, which will restate Article I of the SNC Articles to read as follows: "The name of the Corporation is BB&T Corporation." The name change will be effective upon the filing of the Articles of Amendment with the Secretary of State of North Carolina, which will occur as soon as practicable after the SNC Meeting.

  THE SNC BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE SNC ARTICLES.

APPROVAL OF AMENDMENT TO SNC BYLAWS

  Article III, Section 2 of the SNC Bylaws provides that the SNC Board shall consist of not less than three nor more than 25 members. The SNC Board currently consists of 24 members. The Reorganization Agreement provides that SNC shall cause four current directors of UCB to be appointed to the SNC Board following consummation of the Merger. See "THE MERGER--Interests of Certain Persons in the Merger." The SNC Bylaws must be amended to increase the number of directors to assist SNC in complying with its contractual obligation under the Reorganization Agreement. Accordingly, the SNC Board has adopted, subject to shareholder approval, an amendment to Article III, Section 2 of the SNC Bylaws to increase the maximum number of directors from 25 to 30. The SNC Board intends to submit this proposal to SNC shareholders regardless of whether the Merger Proposal is approved. In accordance with SNC's normal retirement policy for directors who reach the age of 70, five current directors of SNC will retire from the SNC Board effective December 31, 1997.

  It is proposed that the first sentence of Article III, Section 2 of the SNC Bylaws be amended to read as follows:

  "2. NUMBER, TERM AND QUALIFICATION: The Board shall consist of not less than three nor more than thirty members and the number of members shall be fixed and determined from time to time by a resolution of the majority of the full board or by resolution of the shareholders at any meeting thereof, but the number of Directors shall not be less than three."

  Approval of this proposed amendment requires the affirmative vote of two-thirds of the outstanding shares of SNC Common Stock.

  THE SNC BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE SNC BYLAWS.

APPROVAL OF AMENDMENT TO DIRECTORS' PLAN

  Effective January 1, 1997, the SNC Board approved the adoption of the Directors' Plan. As described above (see "--Compensation of Directors"), the Directors' Plan combines into a single plan two previously established SNC plans, the Stock Option Subplan and the Directors' Deferred Compensation Plan.

  The Stock Option Subplan was approved by the shareholders of SNC at the 1992 Annual Meeting of Shareholders. At the time of the Stock Option Subplan's adoption, the plan authorized the issuance of 400,000 shares of SNC Common Stock. Approximately 98,300 of such shares remain available for the grant of options.

  In order for the Stock Option Subplan to continue to provide incentives to non-employee directors to remain on the SNC Board and to encourage such directors to acquire or increase their proprietary interest in SNC through the acquisition of SNC Common Stock, the Directors' Plan amends the Stock Option Subplan to increase the number of shares of SNC Common Stock authorized for issuance under the Stock Option Subplan by 500,000 shares (for a total of 900,000 shares authorized for issuance under the Stock Option Subplan). Shareholder approval of this amendment is required by the rules of the NYSE. The discussion which follows concerning the Directors' Plan is qualified in its entirety by the terms of the Directors' Plan, a copy of which may be obtained without cost by contacting Investor Relations, Southern National Corporation, 223 West Nash Street, Wilson, North Carolina 27893 ((919) 246-
4219).

  The Directors' Deferred Compensation component of the Directors' Plan permits non-employee directors of SNC, BB&T-NC and BB&T-SC to elect to defer all or a portion of their retainer fees and meeting fees. Under the Directors' Deferred Compensation Plan component of the Directors' Plan, such non-employee directors may elect to defer 0%, 50% or 100% of retainer fees, meeting fees or both into a deferred compensation account. Deferrals are credited with interest based on either a fixed rate or an index fund, as elected by the participant. Deferrals are fully vested at all times and are payable in cash upon the termination of the participant's service (except for hardship withdrawals in limited circumstances). During 1996, 14 non-employee directors participated in the Directors' Deferred Compensation Plan.

  In addition, the Stock Option Subplan permits non-employee directors (who have not elected to defer all or part of their retainer and meeting fees under the Directors' Deferred Compensation Plan) to elect to defer receipt of retainer fees, meeting fees or both and have such amounts applied to the grant of options to purchase shares of SNC Common Stock. A "non-employee director" for purposes of the Stock Option Subplan means (a) any active member of the SNC Board who is not an employee of SNC or any of its affiliates or (b) any active member of the board of directors of an SNC bank subsidiary who was serving as an active member of the Board of Directors of BB&T Financial or SNC on February 28, 1995 and who is not an employee of SNC or any of its affiliates. There are currently 23 non-employee directors of SNC and 16 qualified non-employee directors of BB&T-NC and BB&T-SC. Options granted under the Stock Option Subplan are non-qualified stock options and will not be treated as incentive stock options under Section 422 of the Code.

  Pursuant to the terms of the Stock Option Subplan, each non-employee director may elect to defer, prior to the start of the year in which such fees are earned, 0%, 50% or 100% of the director's annual retainer fees and meeting fees for the calendar year and apply that percentage toward the grant of options to purchase shares of SNC Common Stock. Options are granted on July 1 of each year with respect to options granted based on deferred retainer fees for the year and deferred meeting fees earned in the first six months of the year. Options are granted on December 31 of each year for the deferred portion of meeting fees earned in the second half of the year.

  The option price for options granted under the Stock Option Subplan is equal to 75% of the average market value of SNC Common Stock on the date of grant. "Average market value" is defined as the average of the closing price of SNC Common Stock as reported by the NYSE for the period of 30 consecutive full trading days of SNC Common Stock prior to the date of grant. As of March 13, 1997, the last reported sales price of SNC Common Stock on the NYSE was $40.125. Options granted under the Stock Option Subplan may be exercised during the period beginning on a date six months after the date of grant and ending on the date 10 years from the date of grant. In addition, all outstanding options become fully exercisable in the event of a change in control of SNC.

  The SNC Board may amend or terminate the Directors' Plan at any time. Notwithstanding the foregoing, (i) no such amendment or termination may reduce any participant's accrued benefit as of the date of such amendment or termination; (ii) no such amendment shall affect the terms of the Directors' Plan relating to the payment of accrued benefits without the participant's prior consent; and (iii) no such amendment may adversely affect outstanding options or any unexercised rights related to an option or in any way impair the rights of non-employee directors who have been granted options without the prior consent of the optionee.

  For non-employee directors who elect to participate in the Stock Option Subplan, neither the election to receive options in lieu of cash compensation nor the grant of options under the Stock Option Subplan will result in any immediate tax consequences to SNC or the participating director. Each participating director will realize ordinary income at the time of the exercise of an option in an amount equal to the difference between the market value of the stock on the date of exercise and the option price. SNC will be entitled to a deduction in the same year in an amount equal to the income taxable to the optionee.

  During the last completed fiscal year, the 19 non-employee directors who participated in the Stock Option Subplan were granted options to purchase a total of 67,814 shares of SNC Common Stock at an exercise price of $22.07 per share. The value of such options at December 31, 1996 was $36.25 per share. The number of options to be received by non-employee directors for the current fiscal year is not yet determinable.

  THE SNC BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE DIRECTORS' PLAN.

APPOINTMENT OF AUDITORS

  The SNC Audit Committee has reappointed the firm of Arthur Andersen LLP as independent auditors to examine the books of SNC and subsidiaries for the year 1997, and to report on the consolidated balance sheets, statements of income and other related statements of SNC and subsidiaries. Arthur Andersen LLP has served as independent auditors for SNC continuously since 1966. Representatives of Arthur Andersen LLP are expected to be present at the SNC Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions posed by the shareholders. Ratification of the reappointment of Arthur Andersen LLP as SNC's auditors requires the affirmative vote of a majority of the shares of SNC Common Stock voting on such matter.

  THE SNC BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO RATIFY ARTHUR ANDERSEN LLP AS SNC'S AUDITORS FOR 1997.

PROPOSALS FOR 1998 ANNUAL MEETING

  Under regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 1998 annual meeting of shareholders must present such proposal to SNC at its principal office in Winston-Salem, North Carolina by November 22, 1997 for the proposal to be considered for inclusion in SNC's proxy statement.

  In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder even if the proposal is not to be included in SNC's proxy statement, the SNC Bylaws provide that the shareholder must give timely notice in writing to the Secretary of SNC at least 60 days prior to the date one year from the date of the immediately preceding annual meeting. As to each matter, the notice must contain (a) a brief description of the business desired to be brought before the annual meeting, (b) the name of, record address of, and class and number of shares beneficially owned by, the shareholder proposing such business and
(c) any material interest of the shareholder in such business.

OTHER BUSINESS

  The SNC Board knows of no other matter to come before the SNC Meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                ADDITIONAL MATTERS RELATING TO THE UCB MEETING

SECURITY OWNERSHIP

  UCB-NC is the trustee of the UCB Savings Plan, a tax-qualified employee benefit plan that includes a Code Section 401(k) feature and an employee stock ownership plan. UCB serves as administrator of the UCB Savings Plan. See "-- UCB Personnel Committee Report on Executive Compensation--Other Compensation." As a result of certain fiduciary responsibilities reserved to the trustee under the terms of the UCB Savings Plan, UCB-NC may exercise beneficial ownership over the voting of unallocated shares of UCB Common Stock held by the UCB Savings Plan. In addition, UCB-NC is deemed under U.S. Department of Labor policy to have certain residual fiduciary responsibilities with respect to the voting of any unvoted, allocated shares of UCB Common Stock held in the UCB Savings Plan. As of the UCB Record Date, there were 2,577,917 allocated shares of UCB Common Stock held in the UCB Savings Plan for the individual accounts of the UCB Savings Plan participants. Substantially all of the allocated UCB Savings Plan shares of UCB Common Stock have been voted historically by UCB Savings Plan participants, and UCB-NC, as fiduciary, disclaims any beneficial ownership of such shares. As of the UCB Record Date, UCB-NC, as trustee, held 27,252 unallocated shares of UCB Common Stock in the UCB Savings Plan.

  The table below sets forth the beneficial ownership of UCB Common Stock by all current directors and nominees, the Chief Executive Officer and the four next most highly compensated executive officers of UCB and all current directors and executive officers of UCB as a group as of the UCB Record Date.

                                              SHARES OF UCB
                                              COMMON STOCK       PERCENT OF UCB
        NAME OF BENEFICIAL OWNER          BENEFICIALLY OWNED(1)   COMMON STOCK
        ------------------------          ---------------------  --------------
DIRECTORS AND NOMINEES
J.W. Adams..............................           60,395(2)            *
John V. Andrews.........................           10,811               *
Russell M. Carter.......................            6,000               *
W.E. Carter.............................           82,156               *
Alfred E. Cleveland.....................           23,867               *
James L. Cresimore......................           35,445               *
Thomas P. Dillon........................            9,565               *
C. Frank Griffin (3)....................           32,716               *
James C. High...........................           16,480(4)            *
E. Rhone Sasser (CEO)...................          145,382(5)            *
Jack E. Shaw............................          327,531(6)          1.3%
Harold B. Wells.........................           93,118               *
Charles M. Winston......................           25,315               *
NON-DIRECTOR EXECUTIVE OFFICERS NAMED IN
 SUMMARY COMPENSATION TABLE
Kenneth L. Miller, Jr...................           31,118(5),(7)        *
Ronald C. Monger........................           38,246(5),(7)        *
Jeff D. Etheridge, Jr...................           91,769(5)            *
David L. Thomas.........................           46,262(5)            *
Directors and executive officers as a
 group (20 persons)*....................        1,144,246             4.7%

--------
*Less than 1%
(1) Except as otherwise noted, each individual has sole voting and investment power over all shares beneficially owned except as follows: (a) shared voting and investment power: Mr. W.E. Carter--41,857 shares;
    Mr. Cleveland--744 shares; Mr. Cresimore--69 shares; Mr. High--2,127 shares; Mr. Sasser--102,284 shares; Mr. Shaw--56,189 shares; Mr. Wells-- 4,637 shares; Mr. Monger--750 shares; all UCB directors and executive officers as a group--219,829 shares; (b) shared voting power (Savings Plan shares):

   Mr. Sasser--43,095 shares; Mr. Miller--13,248 shares; Mr. Monger--16,500 shares; Mr. Etheridge--19,824 shares; Mr. Thomas--17,639 shares; all UCB directors and executive officers as a group--149,936 shares.
(2) Includes 14,902 shares held in trust for Mr. Adams and his children as beneficiaries. Mr. Adams has no voting or investment power over such shares.
(3) Mr. Griffin is retiring from the UCB Board after 36 years of service to UCB and its predecessors.
(4) Includes 10,500 shares held in a family trust for which Mr. High serves as trustee.
(5) Includes shares held in trust for the account of the named officer under the terms of the UCB Savings Plan.
(6) Does not include 20,250 shares held of record by Mr. Shaw's spouse. Mr. Shaw disclaims any beneficial ownership of such shares.
(7) Includes shares subject to exercisable stock options outstanding under the terms of the UCB Key Employee Stock Option Plan.

ELECTION OF DIRECTORS

  The UCB Board consists of 13 persons, each of whom is a nominee for reelection as a director, except C. Frank Griffin, who will retire at the UCB Meeting in accordance with UCB's director retirement policy having reached the mandatory retirement age of 70 for a director. It is intended that the persons named in the accompanying form of proxy will vote to elect the 12 nominees listed below as directors, unless authority so to vote is withheld. Although management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by unexpected occurrence, it is intended that shares of UCB Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named in the accompanying form of proxy. The election of each nominee requires the affirmative vote of a plurality of the shares of UCB Common Stock cast in the election of directors. Holders of UCB Common Stock do not have cumulative voting rights in the election of directors.

  The names of the nominees for election to the UCB Board, their principal occupations and certain other information with respect to such persons are as follows. The 12 nominees presently serve on the UCB Board. All of the nominees are recommended by the UCB Personnel Committee and by the UCB Board and have consented to be named and to serve as directors if elected.

                            PRINCIPAL OCCUPATIONS DURING THE PAST FIVE YEARS,    DIRECTOR OF
      NAME           AGE      AFFILIATIONS WITH UCB AND OTHER DIRECTORSHIPS       UCB SINCE
      ----           --- ------------------------------------------------------- -----------
J.W. Adams.........   68 Retired bank executive; Vice Chairman of the Board of      1978
                          Directors and Executive Committee of UCB and member of
                          the Finance Committee; Vice Chairman of the Board of
                          Directors and the Executive Committee of UCB-NC.
John V. Andrews....   63 President of Allvac (metals manufacturer management);      1988
                          Vice Chairman of the Audit Committee and member of the
                          Personnel Committee of UCB; Director and Vice Chairman
                          of the Audit Committee of UCB-NC.
Russell M.            47 President of Atlantic Corporation of Wilmington, Inc.      1992
 Carter(1).........       (paper products manufacturer); Member of the Audit
                          Committee of UCB; Director and member of the Executive
                          and Audit Committees of UCB-NC.
W.E. Carter........   58 Owner of W.E. Carter Realty; Member of the Finance and     1995
                          Personnel Committees of UCB; Director of UCB-NC.
Alfred E.             61 Partner in the law firm of McCoy, Weaver, Wiggins,         1990
 Cleveland.........       Cleveland & Raper; Member of the Executive and Finance
                          Committees of UCB; Director and Member of the
                          Executive Committee of UCB-NC.

                            PRINCIPAL OCCUPATIONS DURING THE PAST FIVE YEARS,    DIRECTOR OF
      NAME           AGE      AFFILIATIONS WITH UCB AND OTHER DIRECTORSHIPS       UCB SINCE
      ----           --- ------------------------------------------------------- -----------
James L.              69 Chairman of the Board of Allegiance Brokerage Co. (food    1985
 Cresimore.........       brokers); Chairman of the Board of Smithfield
                          Companies, Inc. (food processors); Member of the
                          Executive and Personnel Committees and Chairman of the
                          Finance Committee of UCB; Director of UCB-NC.
Thomas P. Dillon...   68 Business consultant; Member of the Audit Committee of      1988
                          UCB; Director and member of the Executive and Audit
                          Committees of UCB-NC.
James C. High......   64 President of The News Reporter Company, Inc. (newspaper    1987
                          publishing); Member of the Executive and Finance
                          Committees of UCB; Director and Member of the
                          Executive Committee of UCB-NC.
E. Rhone Sasser....   60 Chairman of the Board, Chief Executive Officer, and        1981
                          Chairman of the Executive Committee of UCB; Chairman
                          of the Board, Chief Executive Officer, and Chairman of
                          the Executive Committee of UCB-NC; Chairman of the
                          Board and Member of the Executive Committee of UCB-SC;
                          Director of UCB Investor Services, Inc.
Jack E. Shaw.......   62 Chief Executive Officer of Shaw Resources, Inc. (real      1990
                          estate investment and development); Director of
                          Unitronix Corporation; Member of the Executive and
                          Finance Committees and Chairman of the Personnel
                          Committee of UCB; Vice Chairman of the Board and
                          Member of the Executive Committee of UCB-SC.
Harold B. Wells....   65 President of Wells Oldsmobile, Inc. (automobile            1982
                          dealership); Member of the Executive Committee and
                          Vice Chairman of the Finance Committee of UCB;
                          Director and Member of the Executive Committee of UCB-
                          NC.
Charles M.            67 Chairman of the Board of Winston Hotels Inc. (hotel        1988
 Winston...........       development); Chairman of the Audit Committee and
                          Member of the Personnel Committee of UCB; Director and
                          Chairman of the Audit Committee of UCB-NC.

--------
(1) Mr. R.M. Carter has advised that an order for relief under Chapter 11 of the Bankruptcy Code was entered on March 3, 1992, by the United States Bankruptcy Court, Middle District of Florida, against Leisure Living for the Active Retiree Joint Venture, a Florida general partnership ("LLAR"). Within two years immediately preceding entry of the order, Mr. Carter owned approximately a 2.5 percent partnership interest in LLAR. In October 1990, Mr. Carter exchanged his interest in LLAR for a limited partnership interest which became effective in June 1991. In November 1992, LLAR's plan of reorganization was confirmed. Mr. Carter advises that he was a passive investor and was never a managing partner, officer or controlling person in LLAR.

  THE UCB BOARD UNANIMOUSLY RECOMMENDS THAT THE UCB SHAREHOLDERS VOTE FOR THE ELECTION THE ABOVE NOMINEES.

  The UCB Board annually appoints the following committees: Audit (the "UCB Audit Committee"), the UCB Executive Committee, Finance (the "UCB Finance Committee") and the UCB Personnel Committee. Membership on the UCB Audit, Finance and Personnel Committees are comprised entirely of non-management directors.

  The UCB Audit Committee, which held five meetings during 1996, is empowered to review the internal controls of UCB and its subsidiaries and the scope and results of audits conducted by the internal and independent auditors, and to review any aspects of the operations of UCB and its subsidiaries to ensure that the UCB Board's policies are being adhered to and implemented.

  The UCB Finance Committee, which held four meetings during 1996, reviews and approves the financial statements and financial disclosures of UCB and its subsidiaries prior to their submission to the UCB Board and release to the public, and reviews and makes recommendations to the UCB Board concerning proposed dividend payments and the adoption of general lending and investment policies of UCB and its subsidiaries.

  The UCB Personnel Committee, which held five meetings during 1996, reviews and makes recommendations to the UCB Board for final action, as appropriate, on personnel matters related generally to (i) the compensation of directors, officers and employees of UCB and its subsidiaries, and (ii) the administration of certain employee benefit plans adopted by UCB and its subsidiaries. Pursuant to delegated authority granted by the UCB Board, the UCB Personnel Committee is solely responsible for the administration of UCB's LTIP, which is administered by the committee in compliance with the requirements of Section 162(m) of the Code. Although UCB does not have a standing nominating committee, the UCB Personnel Committee is authorized to recommend to the UCB Board for their consideration the number of directors to be elected to the UCB Board, to recommend any changes in UCB Board membership and to nominate director candidates annually and as vacancies occur. In identifying director candidates, the UCB Personnel Committee will consider individuals recommended by shareholders. Shareholders may make written recommendations to the committee by addressing such correspondence to the UCB Personnel Committee, c/o Corporate Secretary, Post Office Box 632, Whiteville, North Carolina 28472.

  During 1996 the UCB Board held five regularly scheduled meetings and four specially called meetings. The UCB Executive Committee held two meetings during 1996. Each of the incumbent directors named above attended at least 75 percent of the aggregate number of meetings of the UCB Board and committees on which such director served. For service as directors of UCB during 1997, each non-employee director will receive a base fee of $7,500, plus a fee of $900 for each UCB Board meeting attended and $900 for each committee meeting or approved training session attended, plus travel allowances. The chairman of the UCB Executive Committee will receive an additional base fee of $2,500 and the chairmen of the UCB Personnel, Audit and Finance Committees will each receive an additional base fee of $1,500. Directors who are full-time employees of UCB or one of its subsidiaries do not receive director or chairman fees. Each director may elect to defer all or a portion of his fees each year. Deferred fees bear interest at a variable rate equal to UCB-NC's prime rate of interest and, at the director's option, become payable in a lump sum or in up to ten annual installments after the director ceases to be a member of the UCB Board.

  The following fees were paid for special participation in local advisory board meetings of UCB-NC held during 1996: Mr. R.M. Carter--$400; Mr. W.E. Carter--$300; and Mr. Cleveland--$500.

  The UCB Board adopted in 1994 an unfunded director retirement plan for non-management directors (the "Director Retirement Plan") who retire after January 1, 1995, with at least one year of UCB Board service. Under the terms of the Plan, an eligible director, who has retired from the UCB Board and attained age 70, will be paid annually his base director's fee in effect on the date of retirement for a period not to exceed the lesser of the number of years the director served on the UCB Board (and, as applicable, its subsidiary bank prior to his election as a director of UCB) or ten years (collectively, the "Retirement Benefits"). Retirement Benefits which remain unpaid at the time of a retired director's death will be paid on an annual basis to the director's surviving spouse until paid or until the spouse's death, whichever event first occurs. If during active Board service or after retirement but before age 70, an eligible UCB director or retired director, respectively, becomes disabled or dies, the director or his or her spouse, in the case of death, will be entitled to begin receiving Retirement Benefits at the end of the then current calendar year. The UCB Personnel Committee is responsible for administering the Director Retirement Plan.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth, for the fiscal years ended December 31, 1994, 1995 and 1996, the cash compensation paid by UCB, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of UCB (the "UCB Named Executives") for services rendered in all capacities to UCB and its subsidiaries:

                        UCB SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION          LONG TERM COMPENSATION
                             ---------------------------- -------------------------------
                                                            AWARDS          PAYOUTS
                                                          ----------- -------------------
                                                          SECURITIES                       ALL OTHER
                                                          UNDERLYING                      COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)(1) OPTIONS ($) LTIP PAYOUTS ($)(2)    ($)(3)
---------------------------  ---- ---------- ------------ ----------- ------------------- ------------
E. Rhone Sasser.........     1996  411,000     164,400         -0-             -0-           16,050
 Chairman of the Board       1995  395,004     158,002       6,636             -0-           15,799
 and Chief Executive         1994  375,000     260,800         -0-          58,841           13,999
 Officer of UCB and UCB-
 NC
Kenneth L. Miller, Jr...     1996  275,004     107,250         -0-             -0-           11,477
 President of UCB and        1995  252,498      75,750       4,452             -0-           10,963
 UCB-NC                      1994  225,000     120,140         -0-          28,513           10,702
Ronald C. Monger........     1996  218,500      74,290         -0-             -0-           12,529
 Executive Vice              1995  210,000      63,000       3,528             -0-           12,181
 President and Chief         1994  190,000     101,296         -0-          24,111           11,833
 Financial Officer of
 UCB and UCB-NC
Jeff D. Etheridge, Jr...     1996  210,600      71,604         -0-             -0-           12,529
 Executive Vice              1995  202,500      60,750       3,402             -0-           11,520
 President of UCB and        1994  190,000     113,096         -0-          31,228           11,920
 UCB-NC (Credit
 Administration)
David L. Thomas.........     1996  188,504      64,090         -0-             -0-           12,200
 Executive Vice              1995  182,004      54,601       3,057             -0-           11,878
 President of UCB and        1994  172,500      96,441         -0-          24,306           11,659
 UCB-NC (Trust and
 Related Financial
 Services)

--------
(1) The "Bonus" paid to each UCB Named Executive consisted of: for 1996 and 1995, the payment of an annual bonus pursuant to UCB's Management Incentive Plan; for 1994, the payment of an annual bonus pursuant to UCB's Management Incentive Plan and the payout of vested Base Units (non-performance in nature) previously awarded under the terms of UCB's 1986 Long Term Incentive Plan, which has been terminated.
(2) "LTIP Payouts" for 1994 consisted of the payout of vested performance units which were previously awarded under the terms of UCB's 1986 Long Term Incentive Plan which was terminated by the UCB Board in 1994.
(3) For 1996, "All Other Compensation" consisted of: (a) employer contributions of $9,000 to UCB's Savings Plan to match the executive's 1996 pre-tax deferred contribution to the Savings Plan, and (b) insurance premiums paid by UCB for group term life insurance with respect to each executive in the following amounts: Mr. Sasser--$7,050; Mr. Miller-- $2,477; Mr. Monger--$3,529; Mr. Etheridge--$3,529; and Mr. Thomas--$3,200.

 Stock Options

  No stock options were granted during 1996 to the UCB Named Executives or other eligible participants under the Option and Incentive Plan.

   UCB AGGREGATED OPTION SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION
                                    VALUES

  The following table provides information concerning the number and value of stock options which were exercisable during 1996 and outstanding options which were held at December 31, 1996, by the UCB Named Executives under the terms of both the 1986 Key Employee Stock Option Plan and the Option and Incentive Plan.

                                                                      NUMBER OF         VALUE OF
                                                                     SECURITIES       UNEXERCISABLE
                                                                      UNDERLYING      IN-THE-MONEY
                                                                     UNEXERCISED    OPTIONS AT FY-END
                                                                  OPTIONS AT FY-END      ($)(1)
                                      SHARES ACQUIRED    VALUE    (#) EXERCISABLE/    EXERCISABLE/
      NAME                            OR EXERCISED(#) REALIZED($)   UNEXERCISABLE     UNEXERCISABLE
      ----                            --------------- ----------- ----------------- -----------------
E. Rhone Sasser......................     33,779        986,683          0/8,449           0/169,267
Kenneth L. Miller, Jr................        -0-            -0-     13,883/7,242     405,198/152,965
Ronald C. Monger.....................      3,097         88,071     10,399/5,899     304,597/125,226
Jeff D. Etheridge, Jr................      5,683        165,011     10,000/5,913     292,910/126,380
David L. Thomas......................        -0-            -0-     12,701/5,289     370,818/112,954

--------
(1) Value is the difference between the fair market value of the option shares on the date of grant (the exercise price) and the fair market value of the underlying shares at fiscal year-end. Under the terms of the 1986 Key Employee Stock Option Plan, "fair market value" is defined as the mean between the closing bid and ask prices for UCB Common Stock as quoted by Nasdaq on the applicable dates. Under the terms of the Option and Incentive Plan, "fair market value" is defined as the closing sale price for UCB Common Stock as quoted by Nasdaq on the applicable dates. At December 31, 1996, the fair market value of the option shares of UCB Common Stock granted under the 1986 Key Employee Stock Option Plan and the Option and Incentive Plan were $39.375 and $39.50 per share, respectively.

  For information concerning the effect of the Merger on the outstanding stock options, see "THE MERGER--Interest of Certain Persons in the Merger" and "-- Effect on Employees, Employee Benefit Plans and Stock Options."

LONG TERM INCENTIVE PLAN

  UCB maintains the LTIP for purpose of encouraging eligible executive management employees to make long term investment decisions that increase UCB's shareholder value and enhance UCB's ability to retain such key employees. Each LTIP award consists of a number of performance units, expressed in dollars, which is stated as a percentage or multiple of the participant's base salary during the first year of the measurement period established by the UCB Personnel Committee. The UCB Personnel Committee also establishes for each award certain performance objectives and the weight to be accorded each such objective, performance targets (i.e., threshold, target and maximum) applicable to each performance objective and the amount of compensation that will be paid based on UCB's corporate achievement of the performance objectives. The UCB Personnel Committee may use one or more of the following Performance Objectives in making LTIP awards: total shareholder return, average return on assets, average return on equity, average growth in assets, increase in operating earnings per share, increase in book value per share, and ratio of operating overhead to operating revenue.

  If the participant remains in the employ of UCB until the end of the measurement period, he will be eligible to receive a payout of his LTIP award based on the level of achievement by UCB of the performance objectives selected for the award. No payout of an LTIP award is made unless "threshold" performance for one or more of the selected performance objections is attained by UCB for the measurement period. If the participant terminates employment before the end of the measurement period for any award, he will forfeit his right to any payment of the award, unless his termination results from death, disability, retirement under the UCB Pension Plan, or involuntary termination by UCB without cause. In these latter events, the participant (or in the event of death, his beneficiary) will be entitled to receive a prorated payment at the end of the measurement period based on the number of months the participant was employed during the measurement period divided by the number of months in the measurement period.

  The payout of an LTIP award is first determined by the UCB Personnel Committee as a dollar figure, but payment of the award is made to the participant in shares of UCB Common Stock based on its then fair market value per share (i.e., the closing price per share as quoted by Nasdaq on the date of payout). Subject to the prior approval of the UCB Personnel Committee, a participant may request to receive a portion of his award in cash for the purpose of satisfying tax obligations related to the award. The UCB Personnel Committee may also discretionarily withhold a portion of an award to pay tax withholding obligations related to payout of the award.

  A participant will also be entitled to receive payout of an LTIP award in the event a change in control of UCB or UCB-NC occurs during a measurement period (or a threatened change in control occurs followed by the participant's termination by UCB or UCB-NC without cause or the participant's resignation with good reason). The payout of an LTIP award in such event is based upon the target award level of performance or the actual performance of UCB to the date of the change or threatened change in control, whichever provides greater payment, and, in the discretion of the UCB Personnel Committee, is payable in shares of UCB Common Stock and/or cash. Except for awards that are payable immediately upon a participant's termination of employment or resignation in connection with a threatened change in control, a participant is entitled to payment of an LTIP award for any given measurement period during which a change in control occurs only if (i) he remains employed by UCB (or its successor) until the end of the measurement period, or (ii) prior to the end of the measurement period, his employment is terminated by UCB (or its successor) without cause, or the participant retires (whether early, normal or late) under UCB's (or its successor's) retirement plan, dies or becomes disabled, or (iii) he resigns from employment with UCB (or its successor) with good reason prior to the end of the measurement period. For information concerning the effect of the Merger upon outstanding LTIP awards, see "THE MERGER--Interests of Certain Persons in the Merger."

  In 1996, LTIP awards were granted to ten UCB executives, including the UCB Named Executives. The table below provides information concerning awards of performance units which were made during 1996 by UCB to each of the UCB Named Executives under the terms of the LTIP.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                           ESTIMATED FUTURE PAYOUT UNDER
                                                             NONSTOCK PRICE BASED PLAN
                                                        ------------------------------------
                                      PERFORMANCE OR
                         NUMBER OF  OTHER PERIOD UNTIL
NAME                     UNITS(#)  MATURATION OR PAYOUT THRESHOLD($)(1) TARGET($) MAXIMUM($)
----                     --------- -------------------- --------------- --------- ----------
E. Rhone Sasser.........  328,000        5 years            65,600       328,000   393,600
Kenneth L. Miller,
 Jr. ...................  192,500        5 years            38,500       192,500   231,000
Ronald C. Monger........  131,100        5 years            26,220       131,100   157,320
Jeff D. Etheridge.......  126,000        5 years            25,200       126,000   151,200
David L. Thomas.........  113,100        5 years            22,620       113,100   135,720

--------
(1) The threshold payout above assumes that threshold performance with respect to each performance objective selected by the UCB Personnel Committee is attained by UCB for the measurement period. If threshold performance is attained with respect to any one of such objectives, the minimum amount payable will be as follows: Mr. Sasser--$13,120; Mr. Miller--$7,700; Mr. Monger--$5,244; Mr. Etheridge--$5,040; and Mr. Thomas--$4,524.

RETIREMENT PLANS

  The following table provides information concerning estimated annual benefits that are payable to covered employees at normal retirement age under the UCB Pension Plan, including benefits attributable to the BEP, based on the compensation and years of service classifications specified below. The combined plan benefits shown in the following table are computed on the basis of a straight life annuity beginning at age 65.

    ESTIMATED ANNUAL RETIREMENT BENEFITS BASED ON YEARS OF CREDITED SERVICE

    REMUNERATION                         YEARS OF SERVICE
   (FINAL AVERAGE)     --------------------------------------------------------------
      EARNINGS)           15           20           25           30           35
   ---------------     --------     --------     --------     --------     --------
      $125,000         $ 57,669     $ 67,044     $ 67,044     $ 67,044     $ 72,083
       150,000           70,794       82,044       82,044       82,044       87,833
       175,000           83,919       97,044       97,044       97,044       97,044
       200,000           97,044      112,044      112,044      112,044      112,044
       225,000          110,169      127,044      127,044      127,044      127,044
       250,000          123,294      142,044      142,044      142,044      142,044
       300,000          149,611      172,044      172,044      172,044      172,044
       350,000          175,794      202,044      202,044      202,044      202,044
       400,000          202,044      232,044      232,044      232,044      232,044
       450,000          228,294      262,044      262,044      262,044      262,044
       500,000          254,544      292,044      292,044      292,044      292,044

  The remuneration covered by the UCB Pension Plan is an employee's "final average earnings" which, under the terms of the Plan, is defined to be the average of the highest five consecutive calendar years of base salary (reported as "Salary" in the Summary Compensation Table above) earned by the employee during the ten calendar years prior to his or her date of retirement, termination, disability or death. For Plan Years 1989 through 1993, an employee's annual base salary used in the determination of accrued Pension Plan benefits could not exceed an amount (beginning 1989 at $200,000 and ending in 1993 at $235,840) which was annually indexed and approved by the Secretary of Treasury. As a result of the enactment of the Revenue Reconciliation Act of 1993, the maximum base salary which may be used in determining an employee's accrued Pension Plan benefits is $150,000 beginning Plan Year 1994. No offset for primary social security benefits received by a pensioner is allowed with respect to the benefits paid under the Pension Plan.

  UCB maintains the BEP for the benefit of certain senior management employees of UCB and its affiliated subsidiaries, including the UCB Named Executives. Eligibility to participate in the BEP is determined annually on the basis of an employee's base salary level, the recommendation of management, and approval by the UCB Board. The primary purpose of the BEP is to eliminate the effect of certain Code limitations applicable to qualified retirement plans generally by providing eligible senior management employees with supplemental benefits in an amount sufficient to create a level of total retirement income that is similar to the levels provided to the average UCB employee under the terms of the Pension Plan. Supplemental benefits payable under the BEP are determined by the following formula: 30% of the eligible employee's final average earnings, plus 1.5% of final average earnings multiplied times the number of years of completed service (up to 20 years), minus benefits paid under the Pension Plan, minus one-half of the employee's primary social security benefit, minus any benefits paid from a pension plan of any previous employer. The BEP was amended by the UCB Board in November 1994 to provide Mr. Sasser an annual guaranteed minimum retirement benefit of $184,350 in consideration of his continued employment with UCB. This minimum retirement benefit is equal to the sum of the normal retirement benefit which is vested and payable to Mr. Sasser under the provisions of the Pension Plan and a supplemental benefit which is payable under the terms of the BEP in an amount equal to Mr. Sasser's guaranteed minimum retirement benefit less his Pension Plan benefit. Upon retirement, Mr. Sasser will receive the greater of (i) the guaranteed minimum retirement benefit, or (ii) the combination of retirement benefits which are otherwise payable under the terms of the Pension Plan and the BEP on the date of his retirement. For information concerning the effect of the Merger on the BEP, see "THE MERGER--Interest of Certain Persons in the Merger."

  The final average earnings and the respective years of service as of January 31, 1997, for each of the UCB Named Executives are as follows: Mr. Sasser-- $376,202 (29 years); Mr. Miller--$221,750 (15 years); Mr. Monger--$188,700 (20 years); Mr. Etheridge--$190,620 (18 years); and Mr. Thomas--$170,401 (15 years).

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

  UCB and UCB-NC have entered into identical employment agreements with each of the Named Officers (which include all of the UCB Named Executives) and two other executive officers. The purpose of the agreement is to recognize the significant contributions and valuable management services rendered by each of the UCB executive officers to the overall financial performance and success of UCB, and to provide for the executive's continued employment with UCB or its subsidiary, UCB-NC, as appropriate.

   Under the provisions of the agreement, each executive is employed with UCB or UCB-NC for a rolling three year term which is automatically extended each day after the date of the agreement (the "Term"); provided, however, the Term may not extend beyond the executive's sixty-fifth (65th) birthday unless the parties otherwise agree in writing. UCB or UCB-NC and the executive may give notice to the other, at any time, that the Term will cease to automatically extend, and, as from the effective date of such notice. The Term is fixed at three years (or, as applicable, for such shorter period). As compensation for employment services to be rendered by the executive during each year or partial year of the Term of the agreement, the executive will receive his annual base salary in effect on the date of the agreement (or, as applicable, a pro rata portion thereof), payable monthly in accordance with regular payroll practices, and the executive is entitled to participate in any employee benefit plan or arrangement generally made available by UCB to its executive officers. The executive's annual base salary may be adjusted by UCB or UCB-NC, as appropriate, after the date of the agreement in accordance with annual salary review practices, and the base salary, as periodically adjusted, becomes the executive's base compensation under the agreement.

  The executive has the right to terminate employment under the agreement (a) if UCB or UCB-NC, as appropriate, materially breaches the agreement and the breach is not cured within 30 days after notice, or (b) for good reason. "Good reason" means the occurrence (without the executives express written consent) within three years following the date of a change in control of UCB or UCB-NC, or during the period commencing on the date a threatened change in control becomes manifest and until it ends, of any one of the following general acts or events which, after notice, is not promptly corrected by UCB or its successor: the assignment of duties inconsistent with the executive's status with UCB or UCB-NC immediately prior to the change or threatened change in control; the reduction or nonpayment of the executive's base salary and/or the reduction or elimination of any other material source of the executive's total compensation, long-term or otherwise; the failure to provide the executive with employee plan benefits (i.e., pension; life insurance; health and accident insurance; and disability insurance) substantially similar to those provided immediately prior to the change or threatened change in control; or, the relocation of the executive or UCB's principal office outside the States of North and South Carolina. If the executive terminates employment for either of the reasons stated above, the executive will be entitled to receive the following damages: (i) his monthly base salary then in effect (less the monthly employee cost of insurance coverages referenced below) for the Term of the agreement; (ii) a monthly amount for the Term of the agreement equal to one-twelfth (1/12) of the highest annual bonus paid to the executive in the three-year period immediately preceding termination of employment; (iii) his life, health, accident and disability insurance coverage benefits then in effect for the Term of the agreement as provided by UCB or its successor, at its expense; (iv) a pro rata annual bonus payment for the year in which the executive's employment is terminated calculated at his target level of participation; and (v) additional credited service in the BEP for benefit accrual purposes equal to the number of months remaining in the Term of the agreement. The executive's right to employment and payment of damages under the provisions of the agreement terminate and cease if during the Term of the agreement the executive resigns without cause, dies, becomes disabled, elects to retire under UCB's pension plan, or is terminated by UCB or its successor for cause.

  For information with respect to the effect of the Merger on the outstanding employment contracts and change in control agreements of UCB and specific agreements by SNC to terminate the existing employment contracts and change in control agreements and enter into new employment or settlement agreements with certain officers of SNC, see "THE MERGER--Interests of Certain Persons in the Merger."

UCB PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  THIS REPORT IS SUBMITTED BY THE UCB PERSONNEL COMMITTEE ADDRESSING UCB'S COMPENSATION POLICIES DURING 1996 WITH RESPECT TO ALL OF ITS EXECUTIVE OFFICERS, INCLUDING THE UCB NAMED EXECUTIVES.

  For information with respect to the effect of the Merger on the various compensation plans of UCB, see "THE MERGER--Interests of Certain Persons in the Merger" and "--Effect on Employees, Employee Benefit Plans and Stock Options."

 Compensation Philosophy Regarding Executive Officers

  The executive compensation program at UCB is structured to enable UCB to attract needed executive talent, to encourage executives to perform in a manner consistent with the attainment of both annual and long term strategic goals, and to provide a reasonable level of security for executives that is requisite to ensure their retention. Base salaries paid by UCB to its executives are competitively set, based on practices in peer banking companies, and reflect internal subjective values based on specific job responsibilities and assessments of each incumbent's performance. Annual and long term incentives offered by UCB are based upon UCB's achieving certain performance goals established by the UCB Personnel Committee at the beginning of each incentive measurement period. The Option and Incentive Plan provides key executives identified by the UCB Personnel Committee with an opportunity for equity participation in the company and forges a direct link with shareholder value. In general, the UCB executive compensation program balances a mix of fixed and variable components that work in concert to stimulate executive management performance and corporate fiscal achievement designed to benefit UCB's shareholders.

 Relationship of Compensation to Performance

  Base Salary and Annual Bonus. Base salaries for UCB's executive officers are targeted at the competitive median salaries which are paid by banking institutions throughout the nation having total assets of $2 billion to $6 billion (the "National Comparison Group"). In 1996, there were 64 companies in the National Comparison Group. Base salaries paid by UCB are generally adjusted on an annual basis so as to remain within the competitive ranges established by companies in the National Comparison Group for their executives and to reward each executive for his or her individual performance as subjectively assessed by UCB's Chief Executive Officer and the UCB Personnel Committee and approved by the UCB Board. Base salary levels during 1996 for UCB's executive group consisting of ten persons, (the "UCB Executive Group") were increased by an overall 4.1% over 1995. The 1996 base salary levels for the UCB Executive Group on average approximated the midpoint of the base compensation range for the National Comparison Group. UCB is unaware of any correlation between the companies which comprise the National Comparison Group and those which comprise the Indexed group of Nasdaq National Market banks shown below in the performance graph since the banks in the National Comparison Group were selected based on their size and scope of operation without consideration of the exchange on which their respective stocks may be listed.

  UCB's Management Incentive Plan was adopted effective January 1, 1994, and is designed to provide participants with compensation in addition to base salary that is subject to the attainment of certain annual performance goals. UCB's Management Incentive Plan provides that the UCB Board may reduce or cancel bonus payments if UCB's return on average equity is less than 12.5%, or if actual operating income per share, as defined in UCB's Management Incentive Plan and as adjusted by the UCB Personnel Committee to exclude items judged to be outside the control and influence of management, is less than 90% of the amount budgeted. During 1996 there were 225 participants in UCB's Management Incentive Plan, including the UCB Executive Group. Under the 1996 UCB's Management Incentive Plan rules, each executive participant was assigned a target level incentive award, expressed as a percentage of his or her base salary, 80% of which was payable if the target level of performance relative to the selected goals was met, and 20% of which was payable at the discretion of the UCB Personnel Committee, subject to the approval of the UCB Board. The payment of annual bonuses for 1996 pursuant to UCB's Management Incentive Plan was made in accordance with a plan formula which compared consolidated operating income per share for the year ended December 31, 1996, determined in the manner referred to above, with the amount budgeted. UCB attained its consolidated budgeted operating income per share as calculated pursuant to the method described above for the year ended December 31, 1996, and based on that level of performance, $2,197,946 was approved by the UCB Personnel Committee and the UCB Board for payment in 1997 to participants, which represented 100% of the sum of target bonuses for the individual participants.

  Long Term Incentive Plan. The principal purpose of the LTIP is to encourage eligible executive management employees to make long term decisions that increase UCB's shareholder value and enhance UCB's ability to retain such key employees. Each LTIP target award consists of a number of units, expressed in dollars, which is calculated as a percentage established by the UCB Personnel Committee. The value assigned the aforementioned award is the amount to be paid if the targeted levels of performance for each of the goals are attained during the measurement period. For each award, the UCB Personnel Committee establishes certain corporate performance objectives, the weight to be accorded each objective, and the amount of compensation that will be paid at various levels of attainment of the performance objectives. For each performance objective, if the target level of performance is attained, the payout is 100% of the value of the award; if the minimum (i.e., threshold) level of performance is attained, the payout is 25% of the value of the award; and if a maximum level of performance is reached or exceeded, the payout is 150% of the value of the award. If the threshold level of performance is not attained with respect to any performance objective, no payout relating to that performance objective is made. Awards were granted in 1996 to 10 executives, including the UCB Named Executives, and a five year measurement period was established at the end of which payouts may be awarded based on UCB's performance compared against pre-established objectives weighted as follows: average return on assets--20%; average return on equity--20%; growth in average assets--20%; and total shareholder return--40%. Actual payout to a participant at the end of the measurement period may range from 5% of the participant's target award (if the threshold level of performance for only one of the four objectives is reached) to 150% of the participant's target award (if the maximum level of performance is reached or exceeded for each of the four objectives). Based on the extent to which performance objectives are met or exceeded, the UCB Personnel Committee may authorize payoffs at the end of the measurement period to participating executives who remain employed by UCB or by one of its subsidiaries. The payout of a LTIP award is first determined by the UCB Personnel Committee as a dollar figure, but payment of the award is made to the participant in shares of UCB Common Stock based on its then fair market value per share (i.e., the closing price per share as quoted by Nasdaq on the date of payout). Subject to the prior approval of the UCB Personnel Committee, a participant may request to receive a portion of his award in cash for the purpose of satisfying tax obligations related to the award. The UCB Personnel Committee also has discretion to withhold a portion of an award to pay tax withholding obligations related to payout of the award.

  Stock Plan. The objectives of the Option and Incentive Plan are to promote greater stock ownership in UCB by those employees who are principally responsible for its future growth and continued success; to more closely link the personal interests of plan participants to those of UCB's shareholders and to provide flexibility to UCB in its ability to motivate, attract and retain the services of individuals upon whose judgment, initiative and special effort the continued success of UCB depends. The plan authorizes the UCB Personnel Committee, as plan administrator, to grant non-qualified stock options and incentive stock options, and to award stock appreciation rights, stock awards (restricted or unrestricted), and performance shares. There were no grants or awards made under the terms of the Option and Incentive Plan during 1996. Initial grants of non-qualified stock options had been made when the plan was established July 21, 1995. Although it was the intent of the UCB Personnel Committee to consider additional awards as appropriate each year, the Committee has preferred as a regular practice to make any such grants or awards effective as of the beginning of a fiscal year. Therefore, during 1996 the UCB Personnel Committee elected to defer consideration of additional awards until the beginning of 1997.

  Other Compensation. UCB's executive officers are covered by a defined benefit pension plan and by the BEP. For a description of the UCB pension plan and the BEP see "THE MERGER--Interests of Certain Persons in the Merger." UCB executives are also eligible to participate along with all other UCB employees in the UCB Savings Plan, to which pre-tax contributions may be made. Individual deferral contributions to the UCB Savings Plan in 1996 were limited to the lesser of 7% of the employee's base salary or $9,000. UCB makes a matching contribution to the UCB Savings Plan equal to that voluntarily contributed by each participant up to a maximum of 6% of the participant's base salary, The UCB contribution is invested in UCB Common Stock. See "SUMMARY--The UCB Meeting," "THE UCB MEETING--Record Dates, Voting Rights and Vote Requirements" and "--Security Ownership."

  General. Awards made to executives under the LTIP and awards or grants made to executives under the 1995 Stock Option and Incentive Plan are approved and administered by the UCB Personnel Committee. All other components of executive compensation are approved annually by the UCB Board upon recommendation by the UCB Personnel Committee. In 1996, the total cash compensation paid by UCB to its executives approximated on average the levels paid for comparable executive positions in the National Comparison Group.

  Mr. Sasser's Compensation. Each component of Mr. Sasser's total compensation paid or awarded in 1996 was made in accordance with the general compensation policies discussed above. In this regard, Mr. Sasser's base salary of $411,000 was set for 1996 by the UCB Board upon the recommendation of the UCB Personnel Committee at a level that approximated the median salary for chief executive officers among the National Comparison Group referenced above. A base pay adjustment of 4.05% over his 1995 base salary was made to align Mr. Sasser's base salary with the median level of the National Comparison Group and reflected the UCB Personnel Committee's subjective assessment of Mr. Sasser's individual performance during 1995. Mr. Sasser was paid a cash bonus of $164,400 for 1996 pursuant to the terms of UCB's Management Incentive Plan calculated in accordance with the performance formula discussed above.

  The UCB Personnel Committee granted in 1996 to Mr. Sasser an award under the terms of the LTIP which has a target value of $328,800 at the end of a five-year measurement period, as disclosed in the Long Term Incentive Plan Table. This target value was determined by dividing the percentage of base salary represented by Mr. Sasser's initial award made under the LTIP in 1994 by the number of years in the vesting period, multiplying the result by the number of years since his last award, and multiplying the resulting percentage times his 1996 salary. Mr. Sasser's initial award was at 200% of his salary at the time of the award, and therefore the 1996 award, made two years thereafter, was indexed to 80% of Mr. Sasser's 1996 salary. In the event the Merger is not consummated, the 1996 award will vest at the end of 2000. The actual value of the award at vesting will be determined by UCB's performance compared with the objectives as established and weighted at the beginning of the measurement period as follows: average return on assets--20%; average return on equity-- 20%; growth in average assets--20%; and total shareholder return--40%. The actual value of the award may range from $16,440 if the threshold level performance for only one of the objectives is reached, to $493,200 if UCB's performance is at or above maximum levels for each of the four objectives. Payment will generally be in the form of UCB Common Stock and the number of shares will be determined by dividing the actual value of the award by the fair market value per share of UCB Common Stock on the date of valuation, although the UCB Board may authorize that a portion of the award be made in cash or withheld as appropriate to satisfy the tax withholding requirements applicable to ordinary income.

  Additional compensation provided to Mr. Sasser, which is detailed in note
(3) to the Summary Compensation Table, was in the form of a $9,000 matching contribution to the deferral made to the UCB Savings Plan and the premium of $7,050 paid by UCB on a term life insurance policy. These forms of compensation are available on similar terms to all UCB employees.

  Taxation Issue. The IRS has issued regulations implementing Code Section 162(m), which generally prohibits the tax deduction by a public corporation of certain compensation paid each year to UCB's chief executive officer and the four highest compensated officers of UCB other than the chief executive officer, unless such compensation is performance related. In the event the Merger is not consummated, the UCB Personnel

Committee and the UCB Board intend to closely monitor UCB's compensation policies so as to insure that, to the extent practical, UCB's compensation related expenses remain deductible in compliance with tax law.

       SUBMITTED BY THE PERSONNEL COMMITTEE OF UCB'S BOARD OF DIRECTORS

      JACK E. SHAW, CHAIRMAN         JOHN V. ANDREWS                W. EUGENE CARTER
      JAMES L. CRESIMORE             CHARLES M. WINSTON

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following directors served on the UCB Personnel Committee during all or a portion of 1996; John V. Andrews; W.E. Carter; Alfred E. Cleveland; James L. Cresimore; C. Frank Griffin; Jack E. Shaw; and Charles M. Winston. In August 1996, the Commission promulgated, pursuant to the provisions of the Exchange Act, new Rule 16b-3 which contains, in part, requirements for the disinterested administration of a publicly held company's employee benefit plans by its board of directors or a committee thereof in order to exempt certain stock transactions under such plans by the company's insiders from short-swing profit penalties imposed by Section 16(b) of the Exchange Act. Under the new rule, which became effective November 1, 1996, a non-employee director who also serves as legal counsel to the company, cannot generally serve on the company's compensation committee. As a result, Messrs. Griffin and Cleveland, both of whose firms are routinely retained by UCB and its subsidiaries, tendered their resignations to the UCB Personnel Committee, which were accepted with regret in October 1996. At December 31, 1996, the members of the UCB Personnel Committee were Messrs. Shaw (who succeeded Mr. Griffin as its Chairman), Andrews, Carter, Cresimore and Winston.

  Messrs. Andrews, W. E. Carter, Cleveland, Cresimore, Griffin, Shaw and Winston and certain of their associates were customers and/or borrowers of UCB-NC and/or UCB-SC during 1996. All loans made by the bank subsidiaries to UCB's directors (including members of the UCB Personnel Committee) and their respective associates (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of bank management, did not involve more than normal risk of collectibility or present other unfavorable features.

  During 1996, UCB retained in the ordinary course of business Mr. Griffin's law firm of Griffin, Caldwell, Helder, Lee & Helms, P.A. Also during 1996, both UCB and UCB-NC retained in the ordinary course of business the law firm of McCoy, Weaver, Wiggins, Cleveland & Raper. Mr. Cleveland, a director nominee of UCB, is a member of the latter firm.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

  Certain directors, nominees for director and executive officers of UCB and its subsidiary banks and certain of their respective associates (including immediate family members) were customers and/or borrowers of either or both of UCB-NC or UCB-SC during 1996. All loans made by the banks to a director, nominee, executive officer or associate of any such person (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management of the banks, did not involve more than normal risk of collectibility or present other unfavorable features.

  During 1996, a UCB subsidiary, UCB-NC, purchased, in the ordinary course of business, $3.9 million in retail consumer contracts originated by Wells Oldsmobile, Inc., a corporate affiliate of Mr. Wells, a director nominee. In addition, UCB-NC purchased, in the ordinary course of business, from Wells Oldsmobile, Inc., $20,086 in goods and services during 1996.

  During 1996, UCB and its subsidiaries purchased, in the ordinary course of business, printing services and supplies in the amount of $329,688 from Atlantic Corporation of Wilmington, Inc. (dba Atlantic Publishing), a corporate affiliate of Mr. R. M. Carter, a director nominee.

  For information concerning other specific business relationships or related transactions, see "--Compensation Committee Interlocks and Insider Participation."

PERFORMANCE GRAPH

  The following graph compares, during the measurement period shown, the yearly percentage change in UCB's cumulative total shareholder return on UCB Common Stock with the cumulative total returns of the Nasdaq market U.S. companies and Nasdaq bank stocks, assuming dividend reinvestment:


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                     AMONG UCB, NASDQ U.S. COMPANIES
                             AND NASDQ BANK STOCKS

                           [LINE GRAPH APPEARS HERE]


                                    Legend

Index Description        12/31/91    12/31/92    12/31/93    12/31/94   12/31/95    12/31/96
-----------------        --------    --------    --------    --------   --------    --------

UCB                        100         129.2       145.5       175.4      244.3       440.6
NASDAQ STOCK               100         166.4       133.6       130.6      184.7       227.2
MARKET INDEX
NASDAQ BANK                100         145.6       166.0       165.4      246.3       325.6
STOCK INDEX

* $100 INVESTED ON 12/31/91 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.
                        FISCAL YEAR ENDING DECEMBER 31.


APPOINTMENT OF AUDITORS

  On the recommendation of the UCB Audit Committee, the UCB Board has reappointed the firm of KPMG Peat Marwick, LLP as independent auditors to examine the books of UCB and subsidiaries for the fiscal year 1997 or until the Effective Time, if earlier, and to report on the consolidated balance sheets, statements of income and other related statements of UCB and subsidiaries. KPMG Peat Marwick LLP has served as independent auditors for UCB continuously since 1971. Representatives of KPMG Peat Marwick LLP (a) are expected to be present at the UCB Meeting, (b) will have an opportunity to make a statement, if they desire to do so, and (c) will be available to respond to questions posed by the shareholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires certain officers of UCB and its directors, and persons who beneficially own more than 10% of any registered class of UCB's equity securities to file reports of ownership and changes in ownership with the Commission and UCB.

  Based solely on a review of the beneficial ownership reports and written representations provided to UCB by the above referenced persons, UCB believes that all filing requirements applicable to its reporting officers, directors and greater than 10% beneficial owners were properly and timely complied with during 1996, except for Mr. Shaw who filed a late Form 5 with regard to his indirect beneficial ownership of certain UCB Common Stock held by a family corporation.

PROPOSALS FOR 1998 ANNUAL MEETING

  In the event the Merger is not consummated, under regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 1998 annual meeting of shareholders must present such proposal to UCB at its principal office in Whiteville, North Carolina by November 22, 1997, for the proposal to be considered for inclusion in UCB's proxy statement.

OTHER BUSINESS

  The UCB Board knows of no other matter to come before the UCB Meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                                 LEGAL MATTERS

  The validity of SNC Common Stock to be issued in connection with the Merger and certain of the tax consequences of the Merger will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina, as counsel to SNC. As of the date of this Joint Proxy Statement/Prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 22,000 shares of SNC Common Stock.

                                    EXPERTS

  The consolidated financial statements and schedules of SNC included in SNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of UCB as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to the fact that on January 1, 1994, UCB adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits."

                                                                      APPENDIX I


                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

                     UNITED CAROLINA BANCSHARES CORPORATION

                                      AND

                         SOUTHERN NATIONAL CORPORATION

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
ARTICLE I
  DEFINITIONS......................................................................    I-1
ARTICLE II
  THE MERGER.......................................................................    I-4
  2.1         Merger.................................................................  I-4
  2.2         Filing; Plan of Merger.................................................  I-5
  2.3         Effective Time.........................................................  I-5
  2.4         Closing................................................................  I-5
  2.5         Effect of Merger.......................................................  I-5
  2.6         Further Assurances.....................................................  I-5
  2.7         Merger Consideration...................................................  I-6
  2.8         Conversion of Shares; Payment of Merger Consideration..................  I-6
  2.9         Dissenting Shares......................................................  I-7
  2.10        Conversion of Stock Options............................................  I-7
  2.11        Merger of Subsidiary...................................................  I-8
  2.12        Anti-Dilution..........................................................  I-8
ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF UCB............................................    I-8
  3.1         Capital Structure......................................................  I-8
  3.2         Organization, Standing and Authority...................................  I-9
  3.3         Ownership of Subsidiaries..............................................  I-9
  3.4         Organization, Standing and Authority of the Subsidiaries...............  I-9
  3.5         Authorized and Effective Agreement.....................................  I-9
  3.6         Securities Filings..................................................... I-10
  3.7         Financial Statements; Minute Books..................................... I-10
  3.8         Material Adverse Change................................................ I-10
  3.9         Absence of Undisclosed Liabilities..................................... I-10
  3.10        Properties............................................................. I-10
  3.11        Environmental Matters.................................................. I-11
  3.12        Allowance for Loan Losses.............................................. I-11
  3.13        Tax Matters............................................................ I-11
  3.14        Employees; Compensation; Benefit Plans................................. I-12
  3.15        Certain Contracts...................................................... I-14
  3.16        Legal Proceedings; Regulatory Approvals................................ I-14
  3.17        Compliance with Laws................................................... I-15
  3.18        Brokers and Finders.................................................... I-15
  3.19        Loans.................................................................. I-15
  3.20        Repurchase Agreements.................................................. I-15
  3.21        Deposit Accounts....................................................... I-15
  3.22        Related Party Transactions............................................. I-16
  3.23        Certain Information.................................................... I-16
  3.24        Accounting, Tax and Regulatory Matters................................. I-16
  3.25        State Takeover Laws.................................................... I-16
  3.26        Derivatives Contracts.................................................. I-16
  3.27        Fairness Opinion....................................................... I-16

                                                                                PAGE
                                                                                ----
ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF SNC.........................................I-16
  4.1   Capital Structure of SNC............................................... I-16
  4.2   Organization, Standing and Authority of SNC............................ I-17
  4.3   Authorized and Effective Agreement..................................... I-17
  4.4   Organization, Standing and Authority of SNC Subsidiaries............... I-17
  4.5   Securities Documents................................................... I-17
  4.6   Financial Statements................................................... I-18
  4.7   Material Adverse Change................................................ I-18
  4.8   Legal Proceedings; Regulatory Approvals................................ I-18
  4.9   Absence of Undisclosed Liabilities..................................... I-18
  4.10  Allowance for Loan Losses.............................................. I-18
  4.11  Tax Matters............................................................ I-18
  4.12  Compliance with Laws................................................... I-19
  4.13  Certain Information.................................................... I-19
  4.14  Accounting, Tax and Regulatory Matters................................. I-19
  4.15  Share Ownership........................................................ I-19
ARTICLE V
  COVENANTS.....................................................................I-20
  5.1   Shareholders' Meetings................................................. I-20
  5.2   Registration Statement; Joint Proxy Statement/Prospectus............... I-20
  5.3   Plan of Merger; Reservation of Shares.................................. I-20
  5.4   Additional Acts........................................................ I-21
  5.5   Best Efforts........................................................... I-21
  5.6   Certain Accounting Matters............................................. I-21
  5.7   Access to Information.................................................. I-21
  5.8   Press Releases......................................................... I-21
  5.9   Forbearances of UCB.................................................... I-21
  5.10  Employment Agreements.................................................. I-23
  5.11  Affiliates............................................................. I-23
  5.12  Employee Benefit Plans................................................. I-23
  5.13  Directors and Officers Protection...................................... I-24
  5.14  Forbearances of SNC.................................................... I-25
  5.15  Assumption of Agreement by Acquiror.................................... I-25
  5.16  Reports................................................................ I-25
  5.17  Exchange Listing....................................................... I-26
ARTICLE VI
  CONDITIONS PRECEDENT..........................................................I-26
  6.1   Conditions Precedent--SNC and UCB...................................... I-26
  6.2   Conditions Precedent--UCB.............................................. I-27
  6.3   Conditions Precedent--SNC.............................................. I-27
ARTICLE VII
  TERMINATION, WAIVER AND AMENDMENT.............................................I-28
  7.1   Termination............................................................ I-28
  7.2   Effect of Termination.................................................. I-30
  7.3   Survival of Representations, Warranties and Covenants.................. I-30
  7.4   Waiver................................................................. I-31
  7.5   Amendment or Supplement................................................ I-31

                                                                               PAGE
                                                                               ----
ARTICLE VIII
  MISCELLANEOUS................................................................I-31
  8.1  Expenses............................................................... I-31
  8.2  Entire Agreement....................................................... I-31
  8.3  No Assignment.......................................................... I-31
  8.4  Notices................................................................ I-31
  8.5  Captions............................................................... I-32
  8.6  Counterparts........................................................... I-32
  8.7  Governing Law.......................................................... I-33
  8.8  Predecessor Agreement.................................................. I-33

                             AMENDED AND RESTATED
                     AGREEMENT AND PLAN OF REORGANIZATION

  AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement"), dated as of November 1, 1996, between UNITED CAROLINA BANCSHARES CORPORATION ("UCB"), a North Carolina corporation having its principal office at Whiteville, North Carolina, and SOUTHERN NATIONAL CORPORATION ("SNC"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                                   RECITALS:

  The parties desire that UCB shall be merged with and into SNC (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form set forth in Articles of Merger attached as Annex A hereto ("Articles of Merger"), and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

  1.1 Definitions

  When used herein, the capitalized terms set forth below shall have the following meanings:

  "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

  "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

  "Closing Date" shall mean the date specified pursuant to Section 2.4 as the date on which the parties hereto shall close the transactions contemplated herein.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Commission" shall mean the Securities and Exchange Commission.

  "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

  "Disclosed" shall mean disclosed in a Securities Document filed with the Commission or in the UCB Disclosure Letter.

  "Effective Time" shall mean the time specified in Section 2.3 as the Effective Time of the Merger.

  "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

  "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

  "Financial Statements" shall mean (a) with respect to SNC, (i) the consolidated balance sheets (including related notes and schedules, if any) of SNC as of December 31, 1995, 1994, and 1993, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1995, 1994, and 1993, as filed by SNC in Securities Documents and (ii) the consolidated balance sheets of SNC (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by SNC with respect to periods ended subsequent to December 31, 1995, and (b) with respect to UCB, (i) the consolidated balance sheets (including related notes and schedules, if any) of UCB as of December 31, 1995, 1994, and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1995, 1994, and 1993 as filed by UCB in Securities Documents and (ii) the consolidated balance sheets of UCB (including related notes and schedules, if any) and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by UCB with respect to periods ended subsequent to December 31, 1995.

  "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement and prospectus, together with any supplements thereto, sent to shareholders of UCB and the shareholders of SNC to solicit their votes in connection with this Agreement and the Plan of Merger.

  "Material Adverse Effect" on SNC or UCB shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial condition, results of operations, business or business prospects of SNC and the SNC Subsidiaries, taken as a whole, or UCB and the Subsidiaries, taken as a whole, or (ii) the ability of SNC or UCB to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of a party (or any of its affiliates) taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

  "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

  "NCBCA" shall mean the North Carolina Business Corporation Act as amended.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "Registration Statement" shall mean the registration statement of SNC with respect to the SNC Common Stock to be issued in the Merger as declared effective by the Commission under the Securities Act.

  "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests, and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

  "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and the rules and regulations of the Commission promulgated thereunder.

  "SNC Common Stock" shall mean the shares of common stock, par value $5.00 per share, of SNC.

  "SNC Option Agreement" shall mean the Option Agreement dated as of even date herewith under which SNC has an option to purchase shares of UCB, which shall be executed immediately following execution of this Reorganization Agreement.

  "SNC Subsidiaries" shall mean the Subsidiaries of SNC, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of SNC in the future and held as a Subsidiary by SNC at the Effective Time.

  "Stock Option Plan" shall mean, collectively or singularly, UCB's 1986 Key Employee Stock Option Plan; 1995 Stock Option and Incentive Award; Stock Option Policy for Nonemployee Directors of Triad Bank; Triad Bank Employees' Stock Option Plan (Non-qualified); Seaboard Savings Bank, Inc., SSB 1993 Nonstatutory Stock Option Plan for Directors; Seaboard Savings Bank, Inc., SSB 1993 Incentive Stock Option Plan; and Bank of Iredell 1987 Employee Nonqualified Stock Option Program.

  "Stock Option" shall mean, collectively, any option, granted under the Stock Option Plan and unexercised on the date hereof, to acquire shares of UCB Common Stock, aggregating 357,577 shares.

  "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity).

  "TILA" shall mean the Truth in Lending Act, as amended.

  "UCB Common Stock" shall mean the shares of common stock, par value $4.00 per share, of UCB.

  "UCB Disclosure Letter" shall mean the written information entitled "UCB Disclosure Letter" dated the date of this Agreement and delivered not later than ten days after the execution of this Agreement by UCB to SNC, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

  "UCB Option Agreement" shall mean the Option Agreement dated as of even date herewith under which UCB has an option to purchase shares of SNC, which shall be executed immediately following execution of this Reorganization Agreement.

  "UCB Subsidiaries" shall mean the Subsidiaries of UCB, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of UCB in the future and held as a Subsidiary by UCB at the Effective Time.

1.2 Terms Defined Elsewhere

  The capitalized terms set forth below are defined in the following sections:

            Agreement                    Introduction
            Articles of Merger           Recitals
            Average Closing Price        Section 7.1(i)
            Closing                      Section 2.4
            Closing Date                 Section 2.4
            Closing Value                Section 2.7
            Constituent Corporations     Section 2.1
            Determination Date           Section 7.1(i)
            Dissenting Shareholder       Section 2.9
            Dissenting Shares            Section 2.9
            Employee                     Section 5.12
            Exchange Ratio               Section 2.7
            Index Group                  Section 7.1(i)
            Maximum Amount               Section 5.13(b)
            Merger                       Recitals
            Merger Consideration         Section 2.7
            PBGC                         Section 3.14(b)(iv)
            Plan                         Section 3.14(b)(i)
            Plan of Merger               Recitals
            Reorganization Agreement     Introduction
            SNC                          Introduction
            SNC Option Plan              Section 2.10(c)
            SNC Ratio                    Section 7.1(A)(2)
            Surviving Corporation        Section 2.1(a)
            UCB                          Introduction
            UCB-SC                       Section 3.4

                                  ARTICLE II

                                  The Merger

2.1 Merger

  SNC and UCB are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the NCBCA. At the Effective Time:

  (a) UCB shall be merged with and into SNC in accordance with the applicable provisions of the NCBCA, with SNC being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

  (b) The separate existence of UCB shall cease and the Merger shall in all respects have the effect provided for in Section 2.5.

  (c) The Articles of Incorporation of SNC at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

  (d) The Bylaws of SNC at the Effective Time shall become the Bylaws of the Surviving Corporation.

2.2 Filing; Plan of Merger

  The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by a vote of a majority of the outstanding shares of each of UCB (subject in the case of UCB to the provisions of Article X of its Articles of Incorporation) and SNC entitled to be voted. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Office of the Secretary of State of North Carolina. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of the Constituent Corporations shall constitute adoption and approval of the Plan of Merger.

2.3 Effective Time

  The Merger shall be effective at the day and hour specified in the Articles of Merger filed with the Secretary of State of North Carolina (herein sometimes referred to as the "Effective Time").

2.4 Closing

  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the executive offices of SNC, BB&T Financial Center, 200 West Second Street, Winston-Salem, North Carolina, at 11:00 a.m. on the Business Day designated by SNC which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI, or such later date as the parties may otherwise agree (the "Closing Date").

2.5 Effect of Merger

  From and after the Effective Time, the separate existence of UCB shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

2.6 Further Assurances

  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

2.7 Merger Consideration

  As used herein, the term "Merger Consideration" shall mean the whole shares of SNC Common Stock to be exchanged for each share of UCB Common Stock issued and outstanding as of the Effective Time, and cash (without interest) to be payable in exchange for any fractional share of SNC Common Stock which would otherwise be exchanged for a share of UCB Common Stock. The number of shares of SNC Common Stock to be issued in exchange for each issued and outstanding share of UCB Common Stock shall be in the ratio of 1.135 shares of SNC Common Stock for each share of UCB Common Stock issued and outstanding (subject to possible adjustment pursuant to Section 7.1(h), the "Exchange Ratio"). The value of any fractional share shall be determined by multiplying the fractional part of such share of SNC Common Stock by the market value of one share of SNC Common Stock at the Effective Time, which shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by SNC) on the first trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

2.8 Conversion of Shares; Payment of Merger Consideration

  (a) At the Effective Time, by virtue of the Merger and without any action on the part of UCB or the holders of record of UCB Common Stock, each share of UCB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of UCB Common Stock (as provided in paragraph (d) below), the Merger Consideration.

  (b) Each share of the common stock of SNC issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

  (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of UCB Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration as described in this Section 2.8. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of UCB Common Stock. With respect to any certificate for UCB Common Stock that has been lost or destroyed, the Surviving Corporation shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity and evidence reasonably satisfactory to it of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of UCB Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

  (d) Promptly after the Effective Time, SNC shall cause to be delivered or mailed to each UCB shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of UCB Common Stock in exchange for the Merger Consideration. Upon surrender of such certificates, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, SNC shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

  (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by UCB in respect of shares of UCB Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by law, former shareholders of record of UCB shall be entitled to vote after the Effective Time at any meeting of SNC shareholders the number of whole shares of SNC Common Stock into which their respective shares of UCB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing UCB Common Stock for certificates representing SNC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by SNC on the SNC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of SNC Common Stock issuable pursuant to this Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of SNC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate until such holder surrenders such certificate for exchange as provided in this Section
2.8. Upon surrender of such certificate, both the SNC Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

2.9 Dissenting Shares

  Any UCB shareholder who shall have dissented from the Merger in accordance with the NCBCA and who has properly exercised such shareholder's rights to demand payment of the value of the Shareholder's shares (the "Dissenting Shares") as provided in the NCBCA (the "Dissenting Shareholder") shall thereafter have only such rights, if any, as are provided a Dissenting Shareholder in accordance with the NCBCA and shall have no rights under Sections 2.7 and 2.8; provided, however, that if a Dissenting Shareholder shall withdraw (in accordance with the NCBCA) the demand for such appraisal or shall become ineligible for such appraisal, then such Dissenting Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive from the Surviving Corporation the Merger Consideration provided for in Section 2.7 upon surrender of the certificate representing the Dissenting Shares.

2.10 Conversion of Stock Options

  (a) At the Effective Time, each Stock Option then outstanding, whether or not then exercisable, shall be converted into and become rights with respect to SNC Common Stock, and SNC shall assume each Stock Option, in accordance with the terms of the Stock Option Plan and stock option agreement, or other agreement, by which it is evidenced, except that from and after the Effective Time (i) SNC and its Compensation Committee shall be substituted for UCB and the Committee of UCB's Board of Directors administering the Stock Option Plan,
(ii) each Stock Option assumed by SNC may be exercised solely for shares of SNC Common Stock, (iii) the number of shares of SNC Common Stock subject to such Stock Option shall be the number of whole shares of SNC (omitting any fractional share) determined by multiplying the number of shares of UCB Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 2.10(a), each Stock Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. SNC and UCB agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.10.

  (b) As soon as practicable after the Effective Time, SNC shall deliver to the participants in the Stock Option Plan an appropriate notice setting forth such participant's rights pursuant thereto, and the grants pursuant to such Stock Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.10(a) after giving effect to the Merger). SNC shall comply with the terms of the Stock Option Plan to ensure, to the extent required by and subject to the provisions of such Stock Option Plan, that Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, SNC shall take all corporate action necessary to reserve for issuance sufficient shares of SNC Common Stock for delivery upon exercise of Stock Options assumed by it in accordance with this Section 2.10. As soon as practicable after the Effective Time, SNC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of SNC Common Stock subject to Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, SNC shall administer the Stock Option Plan assumed pursuant to this

Section 2.10 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. UCB hereby represents that the Stock Option Plan in its current form complies with Rule 16b-3 to the extent, if any, required as of November 1, 1996.

  (c) Notwithstanding the foregoing provisions of this Section 2.10, SNC may at its election substitute as of the Effective Time options under the Southern National Corporation 1995 Omnibus Stock Incentive Plan (the "SNC Option Plan") for all or a part of the Stock Options, subject to the following conditions:
(i) the requirements of Section 2.10(a)(iii) and (iv) shall be met; (ii) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options which are incentive stock options; (iii) the substituted options shall continue in effect on the same terms and conditions as the Stock Option Plan or other document granting the Stock Option; and (iv) each grant of a substitute option shall have been specifically approved in advance by the full Board of Directors of SNC or by a committee consisting solely of "non-employee" directors as defined in Rule 16b-3. As soon as practicable following the Effective Time, SNC shall deliver to the participants receiving substitute options under the SNC Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. SNC has reserved under the SNC Option Plan adequate shares of SNC Common Stock for delivery upon exercise of any such substituted options. SNC hereby represents that the SNC Option Plan in its current form complies with Rule 16b-3 to the extent, if any, required as of November 1, 1996.

2.11 Merger of Subsidiary

  In the event that SNC shall request, UCB shall cooperate in taking such actions, and shall cooperate in causing the UCB Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the UCB Subsidiaries with and into, in each case, one of the SNC Subsidiaries.

2.12 Anti-Dilution

  In the event SNC changes the number of shares of SNC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                                  ARTICLE III

                     Representations and Warranties of UCB

  Except as otherwise Disclosed, UCB represents and warrants to SNC as follows:

3.1 Capital Structure

  The authorized capital stock of UCB consists of 40,000,000 shares of UCB Common Stock, and 2,000,000 shares of preferred stock, par value $10.00 per share. As of the date hereof, 24,265,175 shares of UCB Common Stock are issued and outstanding, and no other shares of capital stock of UCB, common or preferred, are issued and outstanding. All outstanding shares of UCB Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No other classes of capital stock of UCB are authorized. No shares of capital stock have been reserved for any purpose, except for (i) 357,577 shares of UCB Common Stock in connection with the Stock Option Plan,
(ii) 4,828,960 shares of UCB Common Stock in connection with the SNC Option Agreement, (iii) 2,500,000 shares of UCB Common Stock in connection with its 401(k) plan; and (iv) 900,000 shares of UCB Common Stock in connection with its Long-Term Incentive Plan. Except as set forth herein, there are no Rights authorized, issued or outstanding with respect to the capital stock of UCB. Holders of UCB Common Stock do not have preemptive rights.

3.2 Organization, Standing and Authority

  UCB is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. UCB is not required to be qualified to do business in any other state of the United States or foreign jurisdiction. UCB is registered as a bank holding company under the Bank Holding Company Act.

3.3 Ownership of Subsidiaries

  Except as Disclosed in the UCB Disclosure Letter, UCB does not own, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, partnership, joint venture, or other organization which would constitute a Subsidiary, except for the UCB Subsidiaries. The outstanding shares of capital stock of the UCB Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by UCB free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock of the UCB Subsidiaries, and there are no agreements, understandings or commitments relating to the right of UCB to vote or to dispose of said shares. None of the shares of capital stock of the UCB Subsidiaries has been issued in violation of the preemptive rights of any person.

3.4 Organization, Standing and Authority of the Subsidiaries

  Each UCB Subsidiary which is an insured depository institution is a state-chartered, non-member commercial bank. Each of the UCB Subsidiaries is validly existing and in good standing under the laws of its state of organization. Each of the UCB Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business in its state of organization. No UCB Subsidiary is required to be qualified to do business in any other state of the United States or foreign jurisdiction other than such UCB Subsidiary's state of organization, or is engaged in any activities that have not been Disclosed.

3.5 Authorized and Effective Agreement

  (a) UCB has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the UCB shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Reorganization Agreement, the Articles of Merger, the UCB Option Agreement and the SNC Option Agreement. The execution and delivery of this Reorganization Agreement, the Articles of Merger and said Option Agreements, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof, except in the case of this Agreement and the Plan of Merger, the approval of UCB shareholders pursuant to and to the extent required by applicable law. This Agreement and the Plan of Merger constitute legal, valid and binding obligations of UCB, and each is enforceable against UCB in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of rights of creditors of FDIC insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

  (b) Neither the execution and delivery of this Agreement, the Articles of Merger, the UCB Option Agreement or the SNC Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by UCB with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of UCB or any UCB Subsidiary, (ii) subject to receipt of any required consents or approvals, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of UCB or any UCB Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to UCB or any UCB Subsidiary.

3.6 Securities Filings

  UCB has timely filed all Securities Documents required by the Securities Laws since December 31, 1993. UCB shall Disclose to SNC a true and complete copy of each Securities Document filed by UCB with the Commission after December 31, 1993 and prior to the date hereof, which are all of the Securities Documents that UCB was required to file during such period. As of their respective dates of filing, such Securities Documents complied in all material respects with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7 Financial Statements; Minute Books

  The Financial Statements of UCB fairly present or will fairly present, as the case may be, the consolidated financial position of UCB and the UCB Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The minute books of UCB and each of the UCB Subsidiaries contain or will contain at Closing legally sufficient records of all meetings and other corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.8 Material Adverse Change

  Since December 31, 1995, UCB and the UCB Subsidiaries have not incurred any material liability except as disclosed in the most recent UCB Financial Statements, or entered into any transactions with affiliates, other than in the ordinary course of business consistent with past practices, nor has there been any change, or any event involving a prospective change, in the business, financial condition or results of operations of UCB and the UCB Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on UCB.

3.9 Absence of Undisclosed Liabilities

  Neither UCB nor any UCB Subsidiary has any liability (contingent or otherwise) that is material to UCB on a consolidated basis or that, when combined with all other similar liabilities, would be material to UCB on a consolidated basis, except as disclosed in the most recent Financial Statements of UCB and except for liabilities made in the ordinary course of its business since the date of UCB's most recent Financial Statements.

3.10 Properties

  (a) UCB and the UCB Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected on the consolidated balance sheet included in the Financial Statements of UCB as of December 31, 1995 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.

  (b) All leases and licenses pursuant to which UCB or any UCB Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property, are valid and enforceable in accordance with their respective terms.

3.11 Environmental Matters

  Except as Disclosed:

  (a) UCB and the UCB Subsidiaries are in compliance with all Environmental Laws. Neither UCB nor any UCB Subsidiary has received any communication alleging that UCB or the UCB Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

  (b) UCB has not received notice of any pending, and there are no pending or, to the best of UCB's knowledge, threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) UCB or any UCB Subsidiary, (ii) any person or entity whose liability for any Environmental Claim UCB or any UCB Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by UCB or any UCB Subsidiary, or any real or personal property which UCB or any UCB Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which UCB or any UCB Subsidiary holds a security interest securing a loan recorded on the books of UCB or any UCB Subsidiary. Neither UCB nor any UCB Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

  (c) UCB and the UCB Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to all real and personal property owned or leased by UCB or any UCB Subsidiary and all real and personal property which UCB or any UCB Subsidiary has or is judged to have managed or supervised or participated in the management of.

  (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against UCB or any UCB Subsidiary or against any person or entity whose liability for any Environmental Claim UCB or any UCB Subsidiary has or may have retained or assumed, either contractually or by operation of law.

3.12 Allowance for Loan Losses

  The allowance for loan losses reflected on the consolidated balance sheets included in the Financial Statements of UCB is or will be in the opinion of UCB's management adequate in all material respects as of their respective dates, under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines as they apply to banks and bank holding companies, to provide for reasonably anticipated losses on outstanding loans net of recoveries.

3.13 Tax Matters

  (a) UCB and the UCB Subsidiaries, and each of their predecessors, have timely filed (or requests for extensions have been timely filed and any such extensions have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither UCB nor any UCB Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

  (b) Except as Disclosed, all federal, state and local (and, if applicable, foreign) tax returns filed by UCB and the UCB Subsidiaries are complete and accurate in all material respects. Neither UCB nor any UCB

Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against UCB or any UCB Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to UCB or any UCB Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

3.14 Employees; Compensation; Benefit Plans.

  (a) Compensation. UCB shall have Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of UCB and of each UCB Subsidiary and each other person (other than an employee as such) to whom UCB or any UCB Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

  (b) Employee Benefit Plans.

    (i) UCB shall have Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by UCB or any UCB Subsidiary, to which UCB or any UCB Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which UCB or any UCB Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) and which is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including without limitation benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

    (ii) Except as Disclosed, neither UCB nor any UCB Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

    (iii) Except as Disclosed, none of the Plans obligates UCB or any UCB Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

    (iv) Each Plan has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section

  302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of UCB or any UCB Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither UCB nor any UCB Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject UCB or any UCB Subsidiary to any tax under Sections 4971, 4972, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

    (v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

    (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which UCB or any UCB Subsidiary is a member or was a member during such five-year period.

    (vii) As of the Closing Date, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any material unfunded liabilities.

    (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither UCB, nor to the best knowledge of UCB any UCB Subsidiary, nor any trustee, administrator or other fiduciary of any Plan, nor to the best knowledge of UCB any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could subject UCB or any UCB Subsidiary to any material liability for breach of fiduciary duty under ERISA or any other applicable law.

    (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

    (x) UCB and each UCB Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

    (xi) Neither UCB nor any UCB Subsidiary has a liability as of December 31, 1995, under any Plan that, to the extent disclosure is required under generally accepted accounting principles, is not reflected on the consolidated balance sheet included in the Financial Statements of UCB as of December 31, 1995 or otherwise Disclosed.

    (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) UCB's or any UCB Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting).

    (xiii) With respect to each Plan, UCB has Disclosed or made available true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

3.15 Certain Contracts

  (a) Except as Disclosed, neither UCB nor any UCB Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including without limitation agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument relating to the borrowing of money by UCB or any UCB Subsidiary or the guarantee by UCB or any UCB Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by UCB or any UCB Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank advances), (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by UCB or any UCB Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving UCB of the nature contemplated by this Agreement or the SNC Option Agreement, (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral, or (v) any agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the SNC Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the SNC Option Agreement. Each agreement, arrangement and commitment Disclosed pursuant to this Section 3.15(a) is in full force and effect.

  (b) Neither UCB nor any UCB Subsidiary is in default, which default would have a Material Adverse Effect or would adversely affect the transactions contemplated herein, under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

3.16 Legal Proceedings; Regulatory Approvals

  There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or threatened against UCB or any UCB Subsidiary or against any asset, interest, or right of UCB or any UCB Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, would reasonably be expected to have a Material Adverse Effect. There are no actions, suits or proceedings instituted, pending or threatened against any present or former director or officer of UCB or any UCB Subsidiary that would reasonably be expected to give rise to a claim against UCB or any UCB Subsidiary for indemnification. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the SNC Option Agreement. To the best knowledge of UCB, no fact or condition relating to UCB or any UCB Subsidiary exists (including without limitation noncompliance with the CRA) that would prevent UCB or SNC from obtaining all of the federal and state regulatory approvals contemplated herein.

3.17 Compliance with Laws

  Each of UCB and each UCB Subsidiary is in compliance in all material respects with all statutes and regulations (including, but not limited to, the CRA, TILA and regulations promulgated thereunder, and other consumer banking laws) applicable and material to the conduct of its business, and neither UCB nor any UCB Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation which violation would reasonably be expected to have a Material Adverse Effect on UCB, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither UCB nor any UCB Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing.

3.18 Brokers and Finders

  Neither UCB nor any UCB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the SNC Option Agreement, except for fees to accountants and lawyers and an obligation to Wheat First Butcher Singer as Disclosed for investment banking services.

3.19 Loans

  To the best of UCB's knowledge, substantially all of the loans on the books and records of the UCB Subsidiaries are valid and properly documented. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, violates in any material respect any federal, state or local law, rule, regulation or ordinance applicable thereto, including without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

3.20 Repurchase Agreements

  With respect to all agreements currently outstanding pursuant to which UCB or any UCB Subsidiary has purchased securities subject to an agreement to resell, UCB or the UCB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which UCB or any UCB Subsidiary has sold securities subject to an agreement to repurchase, neither UCB nor the UCB Subsidiary has pledged collateral materially in excess of the amount of the debt secured thereby. Neither UCB nor any UCB Subsidiary has pledged collateral materially in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

3.21 Deposit Accounts

  The deposit accounts of the UCB Subsidiaries that are insured depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the UCB Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under the FDIA.

3.22 Related Party Transactions

  UCB has Disclosed all transactions, investments and loans, including loan guarantees, to which UCB or any UCB Subsidiary is a party with any director, executive officer or 5% shareholder of UCB or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to UCB than could be obtained from unrelated parties.

3.23 Certain Information

  When the Joint Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of UCB to vote upon the Plan of Merger, the Joint Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by UCB, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.24 Accounting, Tax and Regulatory Matters

  Neither UCB nor any UCB Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the business combination contemplated hereby not to be accounted for as a pooling-of-interests (except to the extent actions taken pursuant to the terms of this Agreement could have such affect) or not to constitute a reorganization under
Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

3.25 State Takeover Laws

  UCB and each UCB Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws included in Sections 55-9-101 et seq. and 55-9A-01 et seq. of the NCBCA.

3.26 Derivatives Contracts

  Neither UCB nor any UCB Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except as Disclosed.

3.27 Fairness Opinion

  UCB has received from Wheat First Butcher Singer an opinion that, as of November 1, 1996, the Exchange Ratio is fair to the shareholders of UCB from a financial point of view.

                                  ARTICLE IV

                     Representations and Warranties of SNC

  SNC represents and warrants to UCB as follows:

4.1 Capital Structure of SNC

  The authorized capital stock of SNC consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which no shares are issued and outstanding, and (ii) 300,000,000 shares of SNC Common Stock, of which 109,112,010 shares were issued and outstanding on September 30, 1996. All outstanding shares of SNC Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of SNC Common Stock reserved as provided in Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of SNC Common Stock do not have preemptive rights.

4.2 Organization, Standing and Authority of SNC

  SNC is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a Material Adverse Effect. SNC is registered as a bank holding company under the Bank Holding Company Act.

4.3 Authorized and Effective Agreement

  (a) SNC has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals and receipt of required approval of shareholders of SNC of this Agreement and the Plan of Merger) perform all of its obligations under this Agreement, the SNC Option Agreement and the UCB Option Agreement. The execution and delivery of this Reorganization Agreement, the Articles of Merger and said Option Agreements, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SNC, except in the case of this Agreement and the Plan of Merger, the approval of SNC shareholders pursuant to and to the extent required by applicable law or regulation. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of SNC, and each is enforceable against SNC in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and
(ii) general principles of equity, and except that the availability of remedies or injunctive relief is within the discretion of the appropriate court.

  (b) Neither the execution and delivery of this Agreement, the SNC Option Agreement or the UCB Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by SNC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of SNC or any SNC Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of SNC or any SNC Subsidiary pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, which would have a material adverse effect on the business, operations or financial condition of SNC and the SNC Subsidiaries taken as a whole, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SNC or any SNC Subsidiary.

4.4 Organization, Standing and Authority of SNC Subsidiaries

  Each of the SNC Subsidiaries is duly organized, validly existing and in good standing under applicable laws. SNC owns, directly or indirectly, all of the stock of each of the SNC Subsidiaries. Each of the SNC Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a Material Adverse Effect on SNC.

4.5 Securities Documents

  SNC (and BB&T Financial Corporation prior to its merger with SNC) has timely filed all Securities Documents required by the Securities Laws since December 31, 1993. As of their respective dates of filing, such

Securities Documents complied in all material respects with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Financial Statements

  The Financial Statements of SNC fairly present or will fairly present, as the case may be, the consolidated financial position of SNC and the SNC Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and changes in cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis.

4.7 Material Adverse Change

  Since December 31, 1995, SNC and the SNC Subsidiaries have not incurred any material liability except as disclosed on the most recent SNC Financial Statements, or entered into any transactions with affiliates, other than in the ordinary course of business consistent with past practices, nor has there been any change, or any event involving a prospective change, in the business, financial condition or results of operations of SNC and the SNC Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on SNC.

4.8 Legal Proceedings; Regulatory Approvals

  There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or threatened against SNC or any SNC Subsidiary or against any asset, interest, or right of SNC or any SNC Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, would reasonably be expected to have a Material Adverse Effect. There are no actions, suits or proceedings instituted, pending or threatened against any present or former director or officer of SNC or any SNC Subsidiary that would reasonably be expected to give rise to a claim against SNC or any SNC Subsidiary for indemnification. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein, in the Plan of Merger or the UCB Option Agreement. To the best knowledge of SNC, no fact or condition relating to SNC or any SNC Subsidiary exists (including without limitation noncompliance with the CRA) that would prevent UCB or SNC from obtaining all of the federal and state regulatory approvals contemplated herein.

4.9 Absence of Undisclosed Liabilities

  Neither SNC nor any of the SNC Subsidiaries has any liability (contingent or otherwise) that is material to SNC on a consolidated basis or that, when combined with all similar liabilities, would be material to SNC on a consolidated basis, except as disclosed in the Financial Statements of SNC and except for liabilities made in the ordinary course of its business since the date of SNC's most recent Financial Statements.

4.10 Allowance for Loan Losses

  The allowance for loan losses reflected on the consolidated balance sheets included in the Financial Statements of SNC is or will be in the opinion of SNC's management adequate in all material respects as of their respective dates, under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines as they apply to banks and bank holding companies, to provide for reasonably anticipated losses on outstanding loans net of recoveries.

4.11 Tax Matters

  (a) SNC and the SNC Subsidiaries, and each of their predecessors, has timely filed all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or have set up an adequate reserve or accrual for the payment of, all taxes required to be paid as shown on such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. SNC will not, to SNC's knowledge, have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

  (b) All federal, state and local (and, if applicable, foreign) tax returns filed by SNC and the SNC Subsidiaries are complete and accurate in all material respects. Neither SNC nor any SNC Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, and has not failed to file any tax return which is currently past due. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against SNC or any SNC Subsidiary which have not been settled and paid. There currently are no agreements in effect with respect to SNC or any SNC Subsidiary to extend the period of limitations for the assessment or collection of any tax.

4.12 Compliance with Laws

  Each of SNC and the SNC Subsidiaries is in compliance with all statutes and regulations (including, but not limited to, the CRA, TILA and regulations promulgated thereunder and other consumer banking laws) applicable and material to the conduct of its business, and neither SNC nor any of the SNC Subsidiaries has received any notification that has not lapsed, been withdrawn or abandoned from any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, and which violation would reasonably likely have a Material Adverse Effect on SNC, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither SNC nor any of the SNC Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive or memorandum of understanding, and none of them has received any communication requesting that they enter into any of the foregoing.

4.13 Certain Information

  When the Joint Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of SNC to vote on the Merger, the Joint Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to SNC, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and
(ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.14 Accounting, Tax and Regulatory Matters

  Neither SNC nor the SNC Subsidiaries have taken or agreed to take any action which would or could reasonably be expected to (i) cause the business combination contemplated hereby not to be accounted for as a pooling of interests or not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

4.15 Share Ownership

  As of the date of this Agreement, SNC does not own (except in a fiduciary capacity) any shares of UCB Common Stock.

                                   ARTICLE V

                                   Covenants

5.1 Shareholders' Meetings

  UCB shall submit this Reorganization Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement the Board of Directors of UCB agrees that it shall, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of UCB, recommend that UCB's shareholders vote for such approval; provided, that the Board of Directors of UCB may withdraw or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation would violate its fiduciary duty to its shareholders following (i) the consideration of written advice of legal counsel that making such recommendation or the failure to withdraw or modify such recommendation would constitute a breach of the fiduciary duties of such Board to shareholders of UCB, and (ii) the withdrawal by Wheat First Butcher Singer in writing of its opinion referred to in Section 3.27 or delivering to the UCB Board of Directors of written advice from Wheat First Butcher Singer that the Exchange Ratio is not fair or is inadequate to the shareholders of UCB from a financial point of view. SNC shall submit this Reorganization Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement the Board of Directors of SNC agrees that it shall, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of SNC, recommend that SNC's shareholders vote for such approval.

5.2 Registration Statement; Joint Proxy Statement/Prospectus

  As promptly as practicable after the date hereof, SNC shall prepare and file the Registration Statement with the Commission. UCB will furnish to SNC the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with SNC on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. SNC shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. SNC shall take all actions required to register or obtain exemptions from such registration for the SNC Common Stock to be issued in connection with the transactions contemplated by this Agreement and the Plan of Merger under applicable state "Blue Sky" securities laws, as appropriate. The Registration Statement shall include the form of Joint Proxy Statement/Prospectus. SNC and UCB shall use their best efforts to cause the Joint Proxy Statement/Prospectus to be approved by the SEC for mailing to the UCB and SNC shareholders, and such Joint Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the SEC thereunder. SNC and UCB shall cause the Joint Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws and the NCBCA.

5.3 Plan of Merger; Reservation of Shares

  At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In this connection, SNC undertakes and agrees to pay or cause to be paid when due the number of shares of SNC Common Stock to be distributed pursuant to Section 2.7 and any cash required to be paid for fractional shares. SNC has reserved for issuance such number of shares of SNC Common Stock as shall be necessary to pay the consideration to be distributed to the UCB shareholders as contemplated in Section 2.8, required in connection with the UCB Option Agreement, and as otherwise required herein. If at any time the aggregate number of shares of SNC Common Stock available for issuance hereunder shall not be sufficient to effect the Merger, SNC shall take all appropriate action as may be required to increase the amount of the authorized SNC Common Stock.

5.4 Additional Acts

  (a) UCB agrees to cooperate in taking such actions as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is SNC or a SNC Subsidiary) the transactions contemplated hereby, provided that such modifications do not adversely affect the economic benefits of such transactions or otherwise abrogate the covenants and other agreements contained in this Agreement.

  (b) As promptly as practicable after the date hereof, SNC and UCB shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. UCB and SNC each represents and warrants to the other that all information concerning it and its directors, officers and shareholders and concerning any SNC Subsidiary included (or submitted for inclusion) in any such application shall be true, correct and complete in all material respects as of the date presented.

5.5 Best Efforts

  SNC and UCB shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and 5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI and to consummate the transactions herein contemplated at the earliest practicable date. Neither SNC nor UCB shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

5.6 Certain Accounting Matters

  UCB shall cooperate with SNC concerning accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account SNC's policies, practices and procedures), including without limitation issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices.

5.7 Access to Information

  UCB and the UCB Subsidiaries will keep SNC advised, and SNC and the SNC Subsidiaries will keep UCB advised, of all material developments relevant to their business and to consummation of the Merger. Upon reasonable notice, UCB and the UCB Subsidiaries shall afford to representatives of SNC, and SNC and the SNC Subsidiaries shall afford to representatives of UCB, access, during normal business hours during the period prior to the Effective Time, to all of their respective properties, books, contracts, commitments and records and, during such period, shall make available all information concerning their business as may be reasonably requested. No investigation pursuant to this
Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. As of the date hereof, UCB and SNC have entered into confidentiality agreements relating to the information to be provided pursuant to this Agreement.

5.8 Press Releases

  SNC and UCB shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

5.9 Forbearances of UCB

  Except with the prior written consent of SNC, between the date hereof and the Effective Time, UCB shall not, and shall cause each of the UCB Subsidiaries not to:

    (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new activity;

    (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $.18 per share of UCB Common Stock payable on record dates and in amounts consistent with past practices; provided that any dividend declared or payable on the shares of UCB Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by SNC and UCB, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of SNC Common Stock is before the Effective Time;

    (c) issue any shares of its capital stock, except pursuant to the Stock Option Plan and the SNC Option Agreement;

    (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

    (e) amend its articles of incorporation or bylaws; impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any UCB Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim other than in the ordinary course of business;

    (f) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

    (g) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

    (h) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in the ordinary course of business consistent with past practices;

    (i) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, that this subparagraph shall not prevent renewals of any of the foregoing consistent with past practice, except for contemplated changes in UCB's Flexible Benefit Plan;

    (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, UCB or any UCB Subsidiary or any business combination with UCB or any UCB Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of UCB or any UCB Subsidiary to do any of the above; or fail to notify SNC immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this paragraph (j) shall not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such offer, UCB is advised in writing by legal counsel that the failure so to furnish information or negotiate would constitute a breach of the fiduciary duties of UCB's Board of Directors to its shareholders;

    (k) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by UCB or a UCB Subsidiary or guarantee by UCB or a UCB Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders in the normal course, and the election of officers by directors in the normal course terminable at will except to the extent otherwise provided in an agreement, arrangement or commitment Disclosed); or (iv) any contract, agreement or understanding with a labor union;

    (l) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Agreement and the Plan of Merger by its shareholders UCB shall cooperate in good faith with SNC to adopt policies, practices and procedures consistent with those utilized by SNC, effective on or before the Closing Date;

    (m) change its methods of accounting in effect at December 31, 1995, except as required by changes in generally accepted accounting principles concurred in by SNC's independent certified public accountants, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by changes in law or regulation;

    (n) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $250,000, for any one expenditure, or $2,000,000, in the aggregate;

    (o) incur any indebtedness other than deposits from customers or otherwise in the ordinary course of business;

    (p) take any action which would or could reasonably be expected to (i) cause the business combination contemplated hereby not to be accounted for as a pooling of interests or not to constitute a reorganization under
  Section 368 of the Code, in either case as determined by SNC, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

    (q) dispose of any material assets other than in the ordinary course of business; or

    (r) agree to do any of the foregoing.

5.10 Employment Agreements

  SNC shall enter into employment agreements with those UCB employees and on the terms as agreed by SNC and UCB prior to the date hereof, which shall supersede presently existing employment agreements.

5.11 Affiliates

  UCB shall use reasonable efforts to cause all persons who are affiliates of UCB to deliver to SNC promptly following this Agreement a written agreement providing that such person will not dispose of SNC Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder and except as consistent with qualifying the transactions contemplated hereby for pooling of interests accounting treatment, and in any event shall cause such affiliates to deliver to SNC such written agreement prior to the Effective Time.

5.12 Employee Benefit Plans

  (a) Each employee of UCB and UCB Subsidiaries at the Effective Time (herein "Employee") shall become an employee of SNC or a SNC Subsidiary immediately following the Effective Time, upon substantially the same terms and conditions as in effect immediately preceding the Effective Time. Each Employee, as an employee of SNC or one of the SNC Subsidiaries shall be eligible to receive bonus or incentive, retirement, severance, group hospitalization, medical, life, disability and other benefits comparable to those provided to similarly situated employees of SNC or the SNC Subsidiary. For purposes of administering all plans and benefits of SNC or a SNC Subsidiary, service with UCB and the UCB Subsidiaries by each Employee shall be deemed to be service with SNC or the SNC Subsidiaries for participation and vesting purposes only (subject to paragraph (c) of this Section 5.12).

  (b) SNC shall cause the 401(k) plan of UCB to be merged with the 401(k) plan maintained by SNC and the SNC Subsidiaries, and the account balances of the Employees who are participants in the UCB plan shall be transferred to the accounts of such Employees under the SNC 401(k) plan. Following such merger and transfer, such accounts shall be governed and controlled by the terms of the SNC 401(k) plan as in effect from time to time (and subject to SNC's right to terminate such plan).

  (c) The parties anticipate that SNC shall cause the tax qualified defined benefit pension plan of UCB to be merged with the tax qualified defined benefit plan of SNC. If such merger occurs, the SNC pension plan will provide future benefit accruals under the SNC pension plan for the Employees which will not be less than the benefits which would be accrued under the "fresh start formula without wear away" as described in Treasury Regulation (S) 1.401(a)(4)-13(c)(4)(i) (that is, the accrued benefit of each Employee who becomes a participant in the SNC pension plan incident to such plan merger will equal the sum of the benefit accrued to the Effective Time under the UCB pension plan plus the future benefit accrued under the SNC pension plan). For purposes of applying the SNC pension plan following such merger, service with UCB of an Employee shall be deemed to be service with SNC for the purposes of determining eligibility and vesting, but not for the purpose of determining benefit accruals following the Effective Time.

  (d) UCB's Long Term Incentive Plan, Director Deferred Compensation Plan and Triad Bank Long Term Incentive Plan shall be frozen as of the Effective Time, and SNC shall assume as of the Effective Time all obligations under such plans as then accrued. SNC shall following the Effective Time administer such plans in accordance with their respective terms, except that no further rights or benefits shall accrue to participants and no further employees or directors shall be permitted to participate in either or both of such plans. SNC shall assume and continue in effect the UCB Supplemental Retirement Plan for the benefit of current participants therein.

5.13 Directors and Officers Protection

  (a) SNC shall indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of UCB and the UCB Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees, or agents of UCB or, at UCB's request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under North Carolina Law and by UCB's Articles of Incorporation and Bylaws as in effect on the date hereof, whether or not SNC is insured against any such matter. Without limiting the foregoing, in any case in which approval by SNC is required to effectuate any indemnification, SNC shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between SNC and the Indemnified Party.

  (b) SNC shall use its reasonable efforts to (i) cause the directors and officers of UCB immediately prior to the Effective Time to be covered under its then existing directors' and officers' liability insurance policy providing full coverage for acts occurring prior to the Effective Time; or
(ii) to maintain in effect for a period of three years after the Effective Time UCB's existing directors' and officers' liability insurance policy (provided that SNC may substitute therefor (A) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (B) with the consent of UCB given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither SNC nor the Surviving Corporation shall be obligated to make annual premium payments for such three year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to UCB's directors and officers, 150% of the annual premium payments on UCB's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SNC shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

  (c) If SNC or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successor and assigns of SNC or the Surviving Corporation shall assume the obligations set forth in this Section 5.13.

  (d) The provisions of this Section 5.13 are intended to be for the benefit of and shall be enforceable by, each indemnified director and officer and their respective heirs and representatives.

5.14 Forbearances of SNC

  Except with the prior written consent of UCB, which consent shall not be arbitrarily or unreasonably withheld, between the date hereof and the Effective Time, neither SNC nor any SNC Subsidiary shall:

    (a) exercise the UCB Option Agreement other than in accordance with its terms, or dispose of the shares of UCB Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted or contemplated by the terms thereof; or

    (b) enter into a merger or other business combination transaction with any other corporation or person in which SNC would not be the surviving or continuing entity after the consummation thereof;

    (c) sell or lease all or substantially all of the assets and business of any SNC Subsidiary;

    (d) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

    (e) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business; or

    (f) take any action which would or might be expected to (i) cause the business combination contemplated hereby not to be accounted for as a pooling-of-interest or not to constitute a reorganization under Section 368 of the Code, (ii) result in any inaccuracy of a representation or warranty herein which would allow for termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this agreement to fail to be satisfied.

5.15 Assumption of Agreement by Acquiror

  It shall be a condition precedent to SNC entering into any agreement whereby SNC shall (i) consolidate with or merge into any other entity and shall not be the continuing or surviving person of such consolidation or merger, or (ii) transfer all or substantially all of its assets to any entity, that proper provision shall be made so that the successor and assigns of SNC shall specifically agree to assume SNC's obligations under this Agreement.

5.16 Reports

  Each of UCB and SNC shall file (and shall cause the UCB Subsidiaries and the SNC Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to SNC or UCB, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with generally accepted accounting procedures (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

5.17 Exchange Listing

  SNC shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of SNC Common Stock to be issued to the holders of UCB Common Stock pursuant to the Merger, and SNC shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

                                  ARTICLE VI

                             Conditions Precedent

6.1 Conditions Precedent --SNC and UCB

  The respective obligations of SNC and UCB to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

    (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger, the UCB Option Agreement and the SNC Option Agreement, and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including without limitation the approval of the shareholders of SNC and UCB of the Agreement and the Plan of Merger, in each case as set forth in Section 2.2;

    (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, and SNC shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary, and no proceedings shall be pending or to the knowledge of SNC threatened by the Commission or any state "Blue Sky" securities administration to suspend the effectiveness of such Registration Statement; and the SNC Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

    (c) The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Reorganization Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect;

    (d) None of SNC, any of the SNC Subsidiaries, UCB or any of the UCB Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Reorganization Agreement;

    (e) UCB and SNC shall have received an opinion of SNC's legal counsel, in form and substance satisfactory to UCB and SNC, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of UCB will not recognize any gain or loss to the extent that such shareholders exchange shares of UCB Common Stock for shares of SNC Common Stock;

    (f) SNC shall have received letters, dated as of the date of filing of the Registration Statement with the Commission and as of the Effective Time, addressed to SNC, in form and substance reasonably satisfactory to SNC, from Arthur Andersen, LLP to the effect that the transactions contemplated herein will qualify for pooling-of-interest accounting treatment; and

    (g) The shares of SNC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.2 Conditions Precedent--UCB

  The obligations of UCB to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by UCB pursuant to
Section 7.4:

    (a) All representations and warranties of SNC shall be assessed as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by UCB. The representations and warranties of SNC set forth in Section 4.1 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of SNC set forth in Section 4.14 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of SNC set forth in this Agreement (including the representations and warranties set forth in Sections 4.1 and 4.14) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on SNC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications;

    (b) SNC shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

    (c) SNC shall have delivered to UCB a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.2(a) and 6.2(b), to the extent applicable to SNC, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on SNC or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

    (d) UCB shall have received opinions of counsel to SNC in the form reasonably acceptable to UCB's legal counsel; and

    (e) All approvals of the transactions contemplated herein from the Federal Reserve Board and any other state or federal government agency, department or body, the approval of which is required for the consummation of the Merger, shall have been received and all waiting periods with respect to such approvals shall have expired.

6.3 Conditions Precedent--SNC

  The obligations of SNC to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by SNC pursuant to
Section 7.4:

    (a) All representations and warranties of UCB shall be assessed as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by SNC. The representations and warranties of UCB set forth in Section 3.1 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of UCB set forth in Section 3.24 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of UCB set forth in this Agreement (including the representations and warranties set forth in Sections 3.1 and 3.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on UCB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications;

    (b) No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of SNC, would so materially adversely affect the business or economic benefits to SNC of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome; provided, that (i) SNC has used its reasonable efforts to cause such conditions or restrictions to be removed or modified as appropriate; (ii) notwithstanding the foregoing, in the event that such consent is conditioned or restricted as a result of a regulatory or legal issue resulting from other acquisitions by SNC, whether announced before or after the date of this Agreement, or otherwise unrelated to UCB, SNC shall not be entitled to refuse to consummate the Merger on the basis set forth in this sentence; and (iii) any required disposition of deposits shall be deemed acceptable if the dollar amount of deposits required to be divested does not exceed the upper range of estimates first disclosed to the public by SNC following the execution of this Agreement;

    (c) UCB shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

    (d) UCB shall have delivered to SNC a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to UCB, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on UCB or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

    (e) SNC shall have received opinions of counsel to UCB in the form reasonably acceptable to SNC's legal counsel;

    (f) SNC shall have received the written agreements from affiliates as specified in Section 5.11; and

    (g) The holders of no more than 9.0% of the UCB Common Stock shall have given written notice of their intent to demand payment for their shares and shall not have voted for the Merger, pursuant to Article 13 of the NCBCA.

                                  ARTICLE VII

                       Termination, Waiver and Amendment

7.1 Termination

  This Agreement may be terminated:

    (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

    (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) in the case of UCB and Section 6.3(a) in the case of SNC; and, in the case of (i) or (ii), if such breach has not been cured by the earlier of 30 days following written notice of such breach to the party committing such breach or the Effective Time.

    (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

    (d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 are denied, and the time period for appeals and requests for reconsideration has run.

    (e) At any time, by either party hereto in writing, if the shareholders of SNC or of UCB do not approve the Agreement and the Plan of Merger.

    (f) At any time following September 30, 1997, by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

    (g) At any time prior to 11:59 p.m. on January 10, 1997 by SNC in writing, if SNC determines in its sole good faith judgment, through review of information Disclosed by UCB, the performance of its due diligence or otherwise, that the financial condition, results of operations, business or business prospects of UCB and of the UCB Subsidiaries, taken as a whole, are materially adversely different from SNC's reasonable expectations with respect thereto based on information that has been Disclosed in a Securities Document filed with the Commission since January 1, 1996 and its knowledge of the operations of banks; provided that SNC shall inform UCB upon such termination as to the reasons for SNC's determination; and, provided further, that this Section 7.1(g) shall not limit in any way the due diligence investigation of UCB and the UCB Subsidiaries which SNC may perform or otherwise affect any other rights which SNC has after the date hereof under the terms of this Agreement.

    (h) By UCB, if its board of directors determines by a vote of a majority of the members of its entire board, at any time during the ten-day period commencing two days after the Determination Date, if either:

      (A) both of the following conditions are satisfied:

        (1) the Average Closing Price shall be less than $28.50; and

        (2) (i) the quotient obtained by dividing the Average Closing Price by $33.50 (such number being referred to herein as the "SNC Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause
      (A)(2)(ii); or

      (B) the Average Closing Price shall be less than $27.00;

subject, however, to the following four sentences. If UCB refuses to consummate the Merger pursuant to this Section 7.1(h), it shall give prompt written notice thereof to SNC, which notice shall specify which of clauses (A) or (B) is applicable (or if both would be applicable, which clause is being invoked); provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, SNC shall have the option, in the case of a failure to satisfy the condition in clause (A), to elect to increase the Exchange Ratio to equal the quotient obtained by dividing $32.35 by the Average Closing Price. During such five-day period, SNC shall have the option, in the case of a failure to satisfy the condition in clause (B), to elect to increase the Exchange Ratio to equal the quotient obtained by dividing $30.65 by the Average Closing Price. The election contemplated by either of the two preceding sentences shall be made by giving notice to UCB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(h).

  For purposes of this Section 7.1(h), the following terms shall have the meanings indicated:

  "Average Closing Price" shall mean the average of the daily closing sales prices per share of SNC Common Stock as reported on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by SNC) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

  "Determination Date" shall mean the date on which SNC shall receive consent to the Merger from the Federal Reserve Board.

  "Index Group" shall mean the 19 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) redistributed proportionately for purposes of determining the Index Price. The 19 bank holding companies and the weights attributed to them are as follows:

       BANK HOLDING COMPANIES           % WEIGHTING
       ----------------------           -----------
       AmSouth Bancorporation               2.41
       Barnett Banks, Inc.                  8.12
       CoreStates Financial Corp            9.38
       Comerica Incorporated                4.56
       First Bank System, Inc.              5.75
       Fifth Third Bancorp                  4.50
       First of America Bank Corp.          2.57
       Firstar Corporation                  3.19
       Huntington Bancshares Inc.           6.13
       Mellon Bank Corporation              5.49
       Mercantile Bancorporation, Inc.      2.55
       National City Corporation            9.45
       Northern Trust Corporation           2.37
       Regions Financial Corporation        2.66
       SouthTrust Corporation               4.08
       SunTrust Banks, Inc.                 9.48
       Summit Bancorp.                      3.89
       U.S. Bancorp                         6.41
       Wachovia Corporation                 7.01
                                          ------
         Total                            100.00%
                                          ======

  "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing sales prices of the companies composing the Index Group (reported as provided with respect to the Average Closing Price).

  "Starting Date" shall mean November 1, 1996.

  If any company belonging to the Index Group or SNC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or SNC shall be appropriately adjusted for the purposes of applying this Section 7.1(h).

7.2 Effect of Termination

  In the event this Agreement and the Plan of Merger is terminated pursuant to
Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for an uncured breach of the covenant, agreement, understanding, representation or warranty giving rise to such termination. The SNC Option Agreement and the UCB Option Agreement shall be governed by their own terms.

7.3 Survival of Representations, Warranties and Covenants

  All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive SNC or UCB (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either SNC or UCB, the aforesaid representations, warranties and covenants being material inducements to consummation by SNC and UCB of the transactions contemplated herein.

7.4 Waiver

  Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the UCB shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or
(iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to Section 7.5, executed after approval by the UCB shareholders of this Agreement and the Plan of Merger shall reduce either the number of shares of SNC Common Stock into which each share of UCB Common Stock shall be converted in the Merger or the payment terms for fractional interests.

7.5 Amendment or Supplement

  This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of SNC and UCB, subject to the proviso to
Section 7.4.

                                 ARTICLE VIII

                                 Miscellaneous

8.1 Expenses

  Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees and the printing costs incurred in connection with the Registration Statement and the Joint Proxy Statement/Prospectus shall be borne 70% by SNC and 30% by UCB.

8.2 Entire Agreement

  This Agreement, the SNC Option Agreement and the UCB Option Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all arrangements or understandings with respect thereto, written or oral, entered into on or before November 1, 1996, other than documents referred to herein or therein, and a certain letter agreement dated the date hereof between the parties. The terms and conditions of this Agreement and said Option Agreements shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or said Option Agreements, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

8.3 No Assignment

  Neither of the parties hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person, except upon the prior written consent of the other party.

8.4 Notices

  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

  If to UCB:

    Ronald C. Monger
    Executive Vice President
    Chief Financial Officer
    United Carolina Bancshares
    127 West Webster Street
    Post Office Box 632
    Whiteville, North Carolina 28472
    Fax No.: 910-642-1330

  With a required copy to:

    Howard V. Hudson, Jr.
    General Counsel and Secretary
    United Carolina Bancshares
    127 West Webster Street
    Post Office Box 632
    Whiteville, North Carolina 28472
    Fax No.: 910-642-1276

  and

    Frank M. Conner, III
    Alston & Bird
    601 Pennsylvania Avenue, N.W.
    North Building, Suite 250
    Washington, D.C. 20004
    Fax No.: 202-508-3333

  If to SNC:

    Southern National Corporation
    200 West Second Street
    Winston-Salem, North Carolina 27101
    Attention: Scott E. Reed
    Fax No.: 910-733-0340

  With a required copy to:

    Womble Carlyle Sandridge & Rice
    200 West Second Street
    Winston-Salem, North Carolina 27101
    Attention: Mr. William A. Davis, II
    Fax No.: 910-733-8364

  Any party may by notice change the address to which notice or other communications to it are to be delivered.

8.5 Captions

  The captions contained in this Agreement are for reference only and are not part of this Agreement.

8.6 Counterparts

  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7 Governing Law

  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

8.8 Predecessor Agreement

  On November 1, 1996, the parties hereto executed Agreement and Plan of Reorganization (the "Predecessor Agreement"). Following execution of the Predecessor Agreement, the parties have agreed to certain changes, all of which are reflected in this Amended and Restated Agreement. This Amended and Restated Agreement amends and supersedes the Predecessor Agreement in its entirety from the date of its execution, and the Predecessor Agreement shall have no further force and effect.

  IN WITNESS WHEREOF, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND HEREBY, HAVE CAUSED THIS AMENDED AND RESTATED AGREEMENT TO BE EXECUTED IN COUNTERPARTS BY THEIR DULY AUTHORIZED OFFICERS, ALL AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

                                          Southern National Corporation

                                                    John A. Allison IV
                                          By___________________________________

                                          Title:__ Chairman and Chief Executive
                                          Officer


                                          United Carolina Bancshares
                                           Corporation

                                                      E. Rhone Sasser
                                          By___________________________________

                                          Title:__ Chairman and Chief Executive
                                          Officer

                                                                        ANNEX A

                              ARTICLES OF MERGER
                                      OF
                    UNITED CAROLINA BANCSHARES CORPORATION
                                     INTO
                         SOUTHERN NATIONAL CORPORATION

                               ----------------

  Pursuant to the provisions of Section 55-11-05 of the General Statutes of North Carolina, Southern National Corporation ("SNC") hereby submits these Articles of Merger for the purpose of merging United Carolina Bankshares Corporation ("UCB") into SNC (the "Merger"):

                                   ARTICLE I

  The following Plan of Merger was duly approved in the manner prescribed by
law by each of the corporations participating in the Merger on the     day of
   , 1997, pursuant to the terms of the Amended and Restated Agreement and Plan of Reorganization, dated as of November 1, 1996, between SNC and UCB (the "Reorganization Agreement"):

    1. Constituent Corporations. The name of the corporation proposing to merge is United Carolina Bancshares Corporation, a North Carolina corporation (the "Merging Corporation"); and the name of the corporation into which the Merging Corporation proposes to merge and which shall survive is Southern National Corporation, a North Carolina corporation (the "Surviving Corporation"). The Merging Corporation and the Surviving Corporation are hereinafter referred to collectively as the "Constituent Corporations."

    2. Effect of the Merger. UCB shall be merged with and into SNC in accordance with the applicable provisions of the North Carolina Business Corporation Act ("NCBCA"). From and after the effective time of the Merger as specified in Section 7 (the "Effective Time"), the separate existence of UCB shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger. The Articles of Incorporation and Bylaws of SNC at the Effective Time shall become the Articles of Incorporation and Bylaws of the Surviving Corporation.

    3. Merger Consideration. As used herein, the term "Merger Consideration" shall mean the whole shares of Common Stock, par value $5.00 per share, of SNC together with the associated rights to acquire Series B Junior Participating Preferred Stock or other securities or property (collectively, the "SNC Common Stock") to be exchanged for each share of Common Stock, $4.00 par value per share, of UCB (the "UCB Common Stock") issued and outstanding as of the Effective Time, and cash (without interest) to be payable in exchange for any fractional share of SNC Common Stock which would otherwise be exchanged for a share of UCB Common Stock. The number of shares of SNC Common Stock to be issued in exchange for each issued and outstanding share of UCB Common Stock shall
  be in the ratio of     shares of SNC Common Stock for each share of UCB
  Common Stock issued and outstanding (the "Exchange Ratio"). The value of any fractional share shall be determined by multiplying the fractional part of a share of SNC Common Stock by the market value of one share of SNC Common Stock at the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

    4. Dissenting Shares. Any UCB shareholder who shall have dissented from the Merger in accordance with the NCBCA and who has properly exercised such shareholder's rights to demand payment of the value of the shareholder's shares (the "Dissenting Shares") as provided in the NCBCA (the "Dissenting Shareholder") shall thereafter have only such rights, if any, as are provided a Dissenting Shareholder in accordance with the NCBCA and shall have no rights to receive the Merger Consideration; provided, however, that if a Dissenting Shareholder shall withdraw (in accordance with the NCBCA) the demand for such appraisal or shall become ineligible for such appraisal, then such Dissenting Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive from the Surviving Corporation the Merger Consideration upon surrender of the certificate representing the Dissenting Shares. Any SNC shareholder who shall have dissented from the Merger in accordance with the NCBCA and who has properly exercised such shareholder's rights to demand payment of the value of the shareholder's shares as provided in the NCBCA, shall thereafter have the rights as are provided to a dissenter in accordance with the NCBCA to receive payment of the fair value of the shareholder's SNC shares as provided in the NCBCA.

    5. Conversion of Shares; Payment of Merger Consideration. The manner and basis of converting shares is as follows:

      (a) At the Effective Time, by virtue of the Merger and without any action on the part of UCB or the holders of record of UCB Common Stock, each share of UCB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of UCB Common Stock (as provided in paragraph (d) below), the Merger Consideration.

      (b) Each share of SNC Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

      (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of UCB Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of UCB Common Stock. With respect to any certificate for UCB Common Stock that has been lost or destroyed, the Surviving Corporation shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity and evidence reasonably satisfactory to it of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of UCB Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

      (d) Promptly after the Effective Time, SNC shall cause to be delivered or mailed to each UCB shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of UCB Common Stock in exchange for the Merger Consideration. Upon surrender of such certificates, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, UCB shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

      (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by UCB in respect of shares of UCB Common Stock in accordance with the terms of the Reorganization Agreement and which remain unpaid at the Effective Time. To the extent permitted by law, former shareholders of record of UCB shall be entitled to vote after the Effective Time at any meeting of SNC shareholders the number of whole shares of SNC Common Stock into which their respective shares of UCB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing UCB Common Stock for certificates representing SNC Common Stock in accordance with the provisions of the Reorganization Agreement. Whenever a dividend or other distribution is declared by SNC on the SNC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of SNC Common Stock issuable pursuant to this Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of SNC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate until such holder surrenders such certificate for exchange as provided above. Upon surrender of such certificate, both the SNC Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

      (f) At the Effective Time, outstanding Options to purchase UCB Common Stock, to the extent provided in the Reorganization Agreement (an "Option" or the "Options"), whether or not then exercisable, shall be converted into and become rights with respect to SNC Common Stock, and SNC shall assume each Option, in accordance with the terms of the applicable stock option plan and stock option agreement, or other agreement, by which it is evidenced, subject to the conditions and requirements of the Reorganization Agreement, and subject to the following: (i) each Option assumed by SNC may be exercised solely for shares of SNC Common Stock, (ii) the number of shares of SNC Common Stock subject to such Option shall be the number of whole shares of SNC (omitting any fractional share) determined by multiplying the number of shares of UCB Common Stock subject to such Option immediately prior to the Effective Time by the Exchange Ratio, and (iii) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price under each such Option by the Exchange Ratio and rounding up to the nearest cent. In addition, notwithstanding the provisions of clauses (ii) and (iii) above, each Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the Option, within the meaning of Section 424(h) of the Code.

                                  ARTICLE II

  The respective shareholders of the Surviving Corporation and the Merging Corporation have approved this Plan of Merger as required by the NCBCA.

                                  ARTICLE III

  The Merger shall become effective at     on       , 1997.

  This the    day of       , 1997.

                                          SOUTHERN NATIONAL CORPORATION


                                          By: _________________________________
                                            Name:
                                            Title:

                                                                    APPENDIX II

            [LETTERHEAD OF WHEAT FIRST BUTCHER SINGER APPEARS HERE]

March __, 1997

Board of Directors
United Carolina Bancshares Corporation
127 West Webster Street
P.O. Box 632
Whiteville, North Carolina 28472

Members of the Board:

  United Carolina Bancshares Corporation ("United Carolina") and Southern National Corporation ("Southern National") have entered into an Agreement and a Plan of Reorganization, dated as of November 1, 1996 (the "Agreement"), pursuant to which United Carolina will combine with Southern National by means of the merger (the "Merger") of United Carolina with and into Southern National. Upon consummation of the Merger, each of the outstanding shares of the $4.00 par value common stock of United Carolina ("United Carolina Stock") (other than shares held by dissenting shareholders) will be converted into
1.135 shares of the $5.00 par value common stock of Southern National ("Southern National Stock"), as adjusted in accordance with the terms of the Agreement (the "Exchange Ratio").


  Wheat, First Securities, Inc. ("Wheat First") as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of United Carolina or Southern National for our own account or for the accounts of our customers. Wheat First will also receive a fee from United Carolina for rendering this opinion.

  You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of United Carolina Stock (other than Southern National and its affiliates).

  In arriving at the opinion set forth below, we have conducted discussions with members of senior management of United Carolina and Southern National concerning their businesses and prospects and have reviewed certain publicly available business and financial information and certain other information prepared or provided to us in connection with the Merger, including, among other things, the following:

  (1) United Carolina's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1995;

  (2) United Carolina's Quarterly Reports on Form 10-Q and related financial information for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and certain financial data provided by management of United Carolina for the period ended December 31, 1996;

  (3) Southern National's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1995;

  (4) Southern National's Quarterly Reports on Form 10-Q and related financial information for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and certain financial data provided by management of Southern National for the period ended December 31, 1996;

  (5) Certain publicly available information with respect to historical market prices and trading activities for United Carolina Stock and Southern National Stock and for certain publicly traded financial institutions which Wheat First deemed relevant;

  (6) Certain publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant;

  (7)  The Agreement;

  (8) Certain estimates of the cost savings, revenue enhancements and divestitures projected by United Carolina and Southern National for the combined company;

  (9) Other financial information concerning the businesses and operations of United Carolina and Southern National, including certain audited financial information and certain internal financial analyses and forecasts for United Carolina and Southern National prepared by the senior management of these companies; and

  (10) Such financial studies, analyses, inquiries and other matters as we deemed necessary.

  In preparing our opinion, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of United Carolina and Southern National included in the Agreement, and we have not assumed any responsibility for independent verification of such information. We have relied upon the managements of United Carolina and Southern National as to the reasonableness and achievability of their financial and operational forecasts and projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, and the assumptions and bases therefor, provided to us, and, with your consent, we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for United Carolina and Southern National are adequate to cover such losses. Wheat First did not review any individual credit files of United Carolina or Southern National, nor did it make an independent evaluation or appraisal of the assets or liabilities of United Carolina or Southern National. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to Southern National.

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after that date could materially affect the assumptions and conclusions contained in our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof. Wheat First's opinion is directed to the Board of Directors of United Carolina and relates only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of United Carolina Stock (other than Southern National and its affiliates) and does not address any other aspect of the Merger or constitute a recommendation to any shareholder of United Carolina as to how such shareholder should vote with respect to the Merger. Wheat First's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for United Carolina, nor does it address the effect of any other business combination in which United Carolina might engage.

  It is understood that this opinion may be included in its entirety in the Joint Proxy Statement/Prospectus. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

  On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the holders of United Carolina Stock (other than Southern National and its affiliates).

                                          Very truly yours,


                                          WHEAT, FIRST SECURITIES, INC.

                                                                   APPENDIX III

                                                                  March  , 1997

                       [ALEX BROWN LETTERHEAD TO COME]

The Board of Directors of Southern National Corporation 200 West Second Street Winston-Salem, North Carolina 27101

Dear Sirs:

  Southern National Corporation ("SNC") has entered into an Agreement and Plan of Reorganization dated November 1, 1996 (the "Agreement") with United Carolina Bancshares Corporation ("UCB") whereby SNC will acquire 100% of the UCB common shares, par value $4.00 per share ("UCB Common Stock") in exchange for 1.135 shares of SNC common stock (the "Exchange Ratio"), par value $5.00 per share (SNC Common Stock") for each share of UCB Common Stock (other than shares held by dissenting shareholders) (the "Merger"). We have assumed, with your consent, that the Merger will qualify for pooling of interests accounting treatment. You have requested our opinion as to whether the Exchange Ratio paid by SNC pursuant to the Merger as contemplated in the Agreement is fair, from a financial point of view, to SNC.

  Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to SNC in connection with the Merger and will receive a fee for our services. We have also recently acted as a co-manager of a public offering of SNC debentures. Alex. Brown regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in the industry, including SNC.

  In connection with our opinion, we have reviewed certain publicly available financial information concerning SNC and UCB and certain internal financial analyses and other information furnished to us by SNC relating to SNC and UCB. We have also held discussions with members of the senior management of SNC regarding the business and prospects of SNC and UCB, and have reviewed certain internal financial analyses and forecasts for SNC and UCB prepared by their respective managements. We have also reviewed with members of the senior management of SNC the expected cost savings and revenue enhancements related to the Merger. We also understand that SNC's obligation to consummate the Merger was subject to the satisfactory completion of a post-Agreement execution due diligence period. In addition, we have (i) reviewed the reported price and trading activity for UCB Common Stock and SNC Common Stock, (ii) compared certain financial and stock market information for UCB and SNC, respectively, with similar information for certain commercial banks, the securities of which are publicly traded, (iii) reviewed the Agreement and compared the financial terms of the Agreement with those of certain recent business combinations in the commercial banking industry and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of SNC and UCB, we have assumed that such information reflects the best currently available estimates and

                                     III-1
judgments of the managements of SNC and UCB, respectively, as to the likely future financial performance of SNC and UCB. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of SNC or UCB, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  Our advisory services and the opinion expressed herein are for the information of the Board of Directors of SNC and do not constitute a recommendation as to whether the Directors and the holders of SNC Common Stock should vote in favor of the Merger. Our opinion may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any filing made with the Securities and Exchange Commission and to any proxy statement to be mailed to the holders of SNC Common Stock in connection with the Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio to be paid by SNC pursuant to the Merger as contemplated in the Agreement is fair, from a financial point of view, to SNC.

                                        Very truly yours,


                                        ALEX. BROWN & SONS INCORPORATED
                                        By: Donald W. Delson
                                           Managing Director

                                     III-2

                                                                    APPENDIX IV

     PROVISIONS OF THE NORTH CAROLINA BUSINESS CORPORATION ACT RELATING TO
                         DISSENTERS' APPRAISAL RIGHTS

                                  ARTICLE 13.

                              DISSENTERS' RIGHTS.

PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

(S)55-13-01. DEFINITIONS.

  In this Article:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

    (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

(S)55-13-02. RIGHT TO DISSENT.

  (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

    (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

    (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

    (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(S)55-13-03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

  (a) A record shareholder may assert dissenter's rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (2) He does so with respect to all shares of which he is the beneficial shareholder.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

(S)55-13-20. NOTICE OF DISSENTERS' RIGHTS.

  (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

  (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

  (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

(S)55-13-21. NOTICE OF INTENT TO DEMAND PAYMENT.

  (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

    (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (2) Must not vote his shares in favor of the proposed action.

  (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

(S)55-13-22. DISSENTERS' NOTICE.

  (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

  (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

    (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) Supply a form for demanding payment;

    (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

    (5) Be accompanied by a copy of this Article.

(S)55-13-23. DUTY TO DEMAND PAYMENT.

  (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

  (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

(S)55-13-24. SHARE RESTRICTIONS.

  (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(S)55-13-25. OFFER OF PAYMENT.

  (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand.

  (b) The offer of payment must be accompanied by:

    (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

    (2) A statement of the corporation's estimate of the fair value of the shares;

    (3) An explanation of how the interest was calculated;

    (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

    (5) A copy of this Article.

(S)55-13-26. FAILURE TO TAKE ACTION.

  (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

(S)55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S OFFER OR FAILURE TO PERFORM.

  (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or reject the corporation's offer under G.S. 55-13-25 and demand payment of the fair value of his shares and interest due, if:

    (1) The dissenter believes that the amount offered under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

    (2) The corporation fails to make payment to a dissenter who accepts the corporation's offer under G.S. 55-13-25 within 30 days after the dissenter's acceptance; or

    (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

  (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision
(a)(1) within 30 days after the corporation offered payment for his shares or
(ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

PART 3. JUDICIAL APPRAISAL OF SHARES.

(S)55-13-30. COURT ACTION.

  (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

  (a1) If the dissenter does not commence the proceeding within the 60-day period, the dissenter shall have an additional 30 days to either (i) accept in writing the amount offered by the corporation under G.S. 55-13-25, upon which the corporation shall pay such amount to the dissenter in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

  (b) Reserved for future codification purposes.

  (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to a trial by jury.

  (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

(S)55-13-31. COURT COSTS AND COUNSEL FEES.

  (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

  (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

    (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

  (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporation. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

  SNC's bylaws provide for the indemnification of any director or officer of SNC against liabilities and litigation expenses arising out of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of SNC and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

  SNC's articles of incorporation provide for the elimination of the personal liability of each director of SNC to the fullest extent permitted by law.

  SNC maintains directors and officers liability insurance which, in general, insures: (i) SNC's directors and officers against loss by reason of any of their wrongful acts and (ii) SNC against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

  Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency which results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. (S) 1818(b)).

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following documents are filed as exhibits to this registration statement on Form S-4:

 EXHIBIT NO.                             DESCRIPTION
 ----------- ------------------------------------------------------------------
     2       Amended and Restated Agreement and Plan of Reorganization, dated as of November 1, 1996, between Southern National Corporation and
              United Carolina Bancshares Corporation (Included as Appendix I to
              the Joint Proxy Statement/Prospectus included in this
              registration statement)
     3(a)    Articles of Incorporation of Southern National Corporation, as
              amended (Incorporated herein by reference to Exhibit No. 3(a) to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996)
     3(b)    Bylaws of Southern National Corporation, as amended (Incorporated herein by reference to Exhibit No. 3.2 to the registrant's registration statement on Form S-4 filed June 29, 1989
              (Registration No. 33-29586))
     4       Rights Agreement, dated as of December 17, 1996, between Southern
              National Corporation and Branch Banking and Trust Company, as
              Rights Agent (Incorporated herein by reference to Exhibit No. 1 of the registrant's registration statement on Form 8-A dated
              January 10, 1997)
     5       Opinion of Womble Carlyle Sandridge & Rice, PLLC
     8       Opinion of Womble Carlyle Sandridge & Rice, PLLC
    23(a)    Consent of Womble Carlyle Sandridge & Rice, PLLC (Included in
              Exhibits 5 and 8)
    23(b)    Consent of Arthur Andersen LLP
    23(c)    Consent of KPMG Peat Marwick LLP
    23(d)    Consent of Wheat, First Securities, Inc.
    23(e)    Consent of Alex. Brown & Sons Incorporated
    24       Power of Attorney
    99(a)    Form of Southern National Corporation Proxy Card
    99(b)    Form of United Carolina Bancshares Corporation Proxy Card
    99(c)    Option Agreement, dated November 1, 1996, between Southern
              National Corporation and United Carolina Bancshares Corporation
              (Incorporated herein by reference to Exhibit No. 2 of the
              registrant's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1996)
    99(d)    Option Agreement, dated November 1, 1996, between Southern
              National Corporation and United Carolina Bancshares Corporation
              (Incorporated herein by reference to Exhibit No. 2 of the
              registrant's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1996)

  (b) Financial statement schedules: Not applicable.

ITEM 22. UNDERTAKINGS

  A. The undersigned registrant hereby undertakes:
    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  D. The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WINSTON-SALEM, STATE OF NORTH CAROLINA, ON MARCH 18, 1997.

                                         Southern National Corporation


                                         By:      /s/ Jerone C. Herring
                                            ----------------------------------
                                            JERONE C. HERRING EXECUTIVE VICE
                                                PRESIDENT AND SECRETARY

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on March 18, 1997.

             SIGNATURE                       TITLE

       /s/ John A. Allison IV         Chairman of the
------------------------------------   Board and Chief
         JOHN A. ALLISON IV            Executive Officer
                                       (principal
                                       executive officer)

         /s/ Scott E. Reed            Senior Executive
------------------------------------   Vice President and
           SCOTT E. REED               Chief Financial
                                       Officer (principal
                                       financial officer)

       /s/ Sherry A. Kellett          Executive Vice
------------------------------------   President and
         SHERRY A. KELLETT             Controller
                                       (principal
                                       accounting
                                       officer)

         Paul B. Barringer*                  Director
------------------------------------
         PAUL B. BARRINGER

      W. R. Cuthbertson, Jr.*                Director
------------------------------------
       W. R. CUTHBERTSON, JR.

          Ronald E. Deal*                    Director
------------------------------------
           RONALD E. DEAL

                 SIGNATURE                      TITLE

         A. J. Dooley, Sr.*                   Director
-------------------------------------
          A. J. DOOLEY, SR.

         Joe L. Dudley, Sr.*                  Director
-------------------------------------
         JOE L. DUDLEY, SR.

            Tom D. Efird*                     Director
-------------------------------------
            TOM D. EFIRD

        O. William Fenn, Jr.*                 Director
-------------------------------------
        O. WILLIAM FENN, JR.

         Paul S. Goldsmith*                   Director
-------------------------------------
          PAUL S. GOLDSMITH

                                              Director
-------------------------------------
         L. VINCENT HACKLEY

          Ernest F. Hardee*                   Director
-------------------------------------
          ERNEST F. HARDEE

       Richard Janeway, M.D.*                 Director
-------------------------------------
        RICHARD JANEWAY, M.D.

                                              Director
-------------------------------------
       J. ERNEST LATHEM, M.D.

          James H. Maynard*                   Director
-------------------------------------
          JAMES H. MAYNARD

       Joseph A. McAleer, Jr.*                Director
-------------------------------------
       JOSEPH A. MCALEER, JR.

              SIGNATURE                         TITLE

         Albert O. McCauley*                  Director
-------------------------------------
         ALBERT O. MCCAULEY

        Dickson McLean, Jr.*                  Director
-------------------------------------
         DICKSON MCLEAN, JR.

         Charles E. Nichols*                  Director
-------------------------------------
         CHARLES E. NICHOLS

         L. Glenn Orr, Jr.*                   Director
-------------------------------------
          L. GLENN ORR, JR.

         A. Winniett Peters*                  Director
-------------------------------------
         A. WINNIETT PETERS

                                              Director
-------------------------------------
         RICHARD PLAYER, JR.

      C. Edward Pleasants, Jr.*               Director
-------------------------------------
      C. EDWARD PLEASANTS, JR.

           Nido R. Qubein*                    Director
-------------------------------------
           NIDO R. QUBEIN

                                              Director
-------------------------------------
        A. TAB WILLIAMS, JR.

          Jerone C. Herring
*By:
  ---------------------------------
          Jerone C. Herring
          Attorney-in-Fact